   As filed with the Securities and Exchange Commission on May 10, 2001.
                                                      Registration No. 333-55412
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                           PEABODY ENERGY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                              1222                            13-4004153
   (State or Other Jurisdiction        (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)      Classification Code Number)          Identification Number)

                               701 Market Street
                         St. Louis, Missouri 63101-1826
                                 (314) 342-3400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------
                            Jeffery L. Klinger, Esq.
                           Peabody Energy Corporation
                               701 Market Street
                         St. Louis, Missouri 63101-1826
                                 (314) 342-3400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                --------------
                                With copies to:
 D. Rhett Brandon, Esq.        Thomas A. Litz, Esq.    Jeremy W. Dickens, Esq.
  Rise B. Norman, Esq.          Thompson Coburn LLP    Weil, Gotshal & Manges
    Simpson Thacher &            One Firstar Plaza               LLP
        Bartlett                St. Louis, Missouri       767 Fifth Avenue
  425 Lexington Avenue                 63101          New York, New York 10153
New York, New York 10017

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   This registration statement contains two forms of prospectus: a U.S. prospectus that will be used in connection with the offering in the United States and Canada and an international prospectus that will be used in connection with the offering outside the United States and Canada. The U.S. prospectus and the international prospectus will be identical in all respects except that they will contain different front and back cover pages. The U.S. prospectus is included herein and is followed by those pages to be used in the international prospectus that differ from those in the U.S. prospectus. Each of the alternate pages for the international prospectus included in this registration statement has been labeled "Alternate Page for International Prospectus."

   If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act, 10 copies of each of the prospectuses in the forms in which they are used after the registration statement becomes effective, will be filed with the Commission.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion, dated May 10, 2001

PROSPECTUS

                               15,000,000 Shares


                           Peabody Energy Corporation

                                  Common Stock

--------------------------------------------------------------------------------

  This is our initial public offering of common stock. We are offering 15,000,000 shares of common stock. We are initially offering 12,000,000 shares in the United States and Canada, and we are initially offering 3,000,000 shares outside the United States and Canada. No public market currently exists for our shares.

  Our shares have been authorized for listing on the New York Stock Exchange under the symbol "BTU." We currently estimate that the initial public offering price will be between $22.00 and $24.00 per share.

    Investing in the shares involves risks. "Risk Factors" begin on page 10.

                                                              Per Share  Total
                                                              --------- --------
Public Offering Price........................................ $         $
Underwriting Discount........................................ $         $
Proceeds to Peabody ......................................... $         $

  We have granted the underwriters a 30-day option to purchase up to 2,250,000 additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about      , 2001.

--------------------------------------------------------------------------------

Lehman Brothers
      Bear, Stearns & Co. Inc.
             Merrill Lynch & Co.
                    Morgan Stanley Dean Witter
                         UBS Warburg
                             A.G. Edwards & Sons, Inc.

       , 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Cautionary Notice Regarding
 Forward-Looking Statements..............................................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Unaudited Pro Forma Condensed Financial Information......................  22
Selected Financial Data..................................................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Coal Industry Overview...................................................  38
Business.................................................................  48

                                                                            Page
                                                                            ----
Regulatory Matters.........................................................  68
Management.................................................................  74
Related Party Transactions.................................................  85
Principal Stockholders.....................................................  88
Description of Indebtedness................................................  89
Description of Capital Stock...............................................  92
Shares Eligible for Future Sale............................................  96
Certain U.S. Tax Consequences to Non-U.S. Holders..........................  98
Underwriting............................................................... 100
Legal Matters.............................................................. 105
Experts.................................................................... 105
Where You Can Find Additional Information.................................. 105
Glossary of Selected Terms................................................. 106
Index to Financial Statements.............................................. F-1

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

   Through and including       , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. References to years relate to calendar years, unless otherwise noted. All information in this prospectus summary reflects the recent divestiture of our Australian operations, unless otherwise noted. The estimates of our proven and probable reserves included in this prospectus have been reviewed by Marshall Miller & Associates. Because our industry is a technical one, we have included a "Glossary of Selected Terms" that explains many of the terms we use in this prospectus. You should carefully consider the information presented under the heading "Risk Factors."

                                  The Company

   We are the largest private-sector coal company in the world. Our sales of
181.6 million tons of coal in the year ended March 31, 2001 accounted for more than 16% of all U.S. coal sales and were more than 50% greater than the sales of our closest competitor. During this period, we sold coal to more than 290 electric generating and industrial plants, fueling the generation of more than 9% of all electricity in the United States and 2.5% of all electricity in the world. At March 1, 2001, we had 9.3 billion tons of proven and probable coal reserves, approximately double the reserves of any other U.S. coal company. For the year ended March 31, 2001, we generated pro forma total revenues of $2.4 billion and pro forma Adjusted EBITDA of $332.2 million.

   We own majority interests in 34 coal operations located throughout all major U.S. coal producing regions, with 66% of our fiscal year 2001 coal sales shipped from the western United States and the remaining 34% from the eastern United States. Most of our production in the western United States is low sulfur coal from the Powder River Basin. Our overall western U.S. coal production increased from 37.0 million tons in fiscal year 1990 to 119.7 million tons in fiscal year 2001, representing a compounded annual growth rate of 11%. In the west, we own and operate mines in Arizona, Colorado, Montana, New Mexico and Wyoming. In the east, we own and operate mines in Illinois, Indiana, Kentucky and West Virginia. We produced 77% of our fiscal year 2001 sales volume from non-union mines.

   For the year ended March 31, 2001, 93% of our sales were to U.S. electricity generators, 3% were to the U.S. industrial sector and 4% were to customers outside the United States. Approximately 85% of our fiscal year 2001 coal sales were under long-term contracts. As of March 31, 2001, nearly one billion tons of our future coal production were committed under long-term contracts, with remaining terms ranging from one to 16 years and an average volume-weighted remaining term of four years. As a result of recent significant improvements in coal prices, we have added long-term contracts to our portfolio at favorable prices. During the first four months of 2001, we entered into commitments to sell four million tons of coal in 2001, 31 million tons of coal in 2002, 21 million tons of coal in 2003 and 19 million tons of coal in 2004, much of which were at prices substantially above prior-year levels. Additionally, our significant uncommitted future production positions us well to continue to enter into favorably priced contracts. As of April 30, 2001, we had approximately 37 million tons, 80 million tons and 111 million tons of expected production available for sale at market-based prices in 2002, 2003 and 2004, respectively.

   We are also expanding in related energy businesses that include coal trading, coalbed methane production, transportation-related services, third-party coal contract restructuring and participation in the development of coal-based generating plants.

Transformation of Peabody

   We have grown significantly over the past decade and have transformed ourselves from a largely high sulfur, high-cost coal company to a predominantly low sulfur, low-cost coal producer, marketer and trader. To meet customer demand for cleaner coal, we have increased our sales of low sulfur coal from 56% of our total volume in fiscal year 1990 to over 80% in fiscal year 2001. We are also well positioned to continue selling higher sulfur coal to customers that have invested in emissions control technology, buy emissions allowances or blend higher sulfur coal with low sulfur coal. Our average cost per ton sold decreased 43% from fiscal year 1990 to fiscal year 2001. The following chart demonstrates our transformation:

                                                      Fiscal Year
                                                     --------------    Percent
                                                      1990    2001   Improvement
                                                     ------  ------  -----------
Sales volume (million tons).........................   93.3   181.6       95%
U.S. market share(/1/)..............................    9.1%   16.7%      84
Low sulfur sales volume (million tons)..............   52.6   146.3      178
Total coal reserves (billion tons)(/2/).............    7.0     9.3       33
Low sulfur reserves (billion tons)(/2/).............    2.5     4.4       76
Safety (incidents per 200,000 hours)................   16.1     3.9       76
Productivity (tons per miner shift).................   32.9   122.8      273
Average cost per ton sold(/3/)...................... $19.33  $11.05       43
Employees (approximate)............................. 10,700   6,100       43

--------
(1) Market share is calculated by dividing our U.S. sales volume by estimated total demand for coal in the United States, as reported by the Energy Information Administration.
(2) As of January 1, 1990 and as of March 1, 2001.
(3) Represents operating costs and expenses.

Market Opportunities

   The U.S. coal industry continues to fuel more electricity generation than all other energy sources combined. In 2000, coal-based plants generated an estimated 51% of the nation's electricity, followed by nuclear (20%), gas-fired (16%) and hydroelectric (8%) units. We believe that electricity deregulation and the resulting competition for cost-efficient energy will strengthen demand for coal. We also believe that U.S. and world coal consumption will continue to increase as coal-based generating plants utilize their existing excess capacity and as new coal-based plants are constructed. Coal is an attractive fuel for electricity generation because it is:

  . Abundant: Coal makes up more than 85% of fossil fuel reserves in the United States. The nation has an estimated 250-year supply of coal, based on current usage rates.

  . Low-Cost: At an average delivered price of $1.20 per million British thermal units, or Btu, coal's cost advantage over natural gas continued to widen in 2000, during which the average delivered price of natural gas was $4.22 per million Btu, and at times exceeded $10.00 per million Btu. In 1999, 19 of the 25 lowest-cost major generating plants in the United States were coal-based.

  . Increasingly Clean: Aggregate pollution from U.S. coal-based plants has declined significantly since 1970, even as coal consumption by electricity generators has tripled.

Business Strengths

   We believe our strengths will enable us to enhance our industry-leading position and increase shareholder value.

  . We are the world's largest private-sector producer and marketer of coal, and the largest reserve holder of any U.S. coal company.

  . We are the largest producer and marketer of low sulfur coal in the world, with the number one position in the Southern Powder River Basin, part of the fastest growing U.S. coal producing region.

  . We have a large portfolio of long-term coal supply agreements and have substantial future production available for sale at market prices.

  . We are one of the most productive and lowest-cost providers of coal in the United States.

  . We serve a broad range of customers with mining operations located throughout all major U.S. coal producing regions.

  . We are a leader in reclamation management and have received numerous state and national awards for our commitment to environmental excellence.

  . Our management team has a proven record of success and is incentivized to maximize shareholder value.

   While we strive to maintain these strengths, our industry and our company are subject to risks that could adversely affect our business. For example, we cannot assure you that in the future we will be able to sell coal as profitably as at present. Additionally, our company and our customers are subject to extensive governmental regulations that create significant costs and restrictions and that could become more onerous in the future. For a more complete discussion of the risks related to our company, you should read the information presented under the heading "Risk Factors."

Business Strategy

   To maximize shareholder value and enhance our position as a premier low-cost energy provider, we seek to implement three core strategies:

  . Expand to serve growth markets by pursuing strategic acquisitions, developing our existing reserves and expanding in coal-related businesses;

  . Manage safe, low-cost, environmentally conscious operations by focusing on regions where we can be a low-cost producer, aggressively reducing our costs and remaining committed to safety and environmental excellence; and

  . Create innovative solutions to meet our customers' changing needs by using our geographical diversity and superior market knowledge.

   Confirming the depth of our strengths and the successful implementation of our strategies, we were recently recognized as the world's best coal company at the 2000 Financial Times Global Energy Awards by an international panel of judges using the criteria of safety, environmental commitment, productivity, market/technology innovation and shareholder value.

Recent Developments

 Australian Operations

   On January 29, 2001, we sold our Australian operations to a subsidiary of Rio Tinto Limited for $446.8 million in cash, plus the assumption of all liabilities, including $119.4 million of debt. We used proceeds from the sale to repay $440.0 million of term loans under our senior credit facility. We believe that the transaction maximized the value of our Australian operations.

 Thoroughbred Energy Campus

   On February 28, 2001, we filed an application with the State of Kentucky for an air permit relating to a proposed coal-based electricity generation project in western Kentucky. This project, the Thoroughbred Energy Campus, will be located near Central City in Muhlenberg County. The proposed project would consist of a five to six million ton per year underground coal mine that will fuel a 1,500 megawatt generating plant constructed on approximately 4,500 acres of property controlled by us. The generating station is being designed to comply with all applicable state and federal regulatory emissions limits. The Thoroughbred project is currently in a design development stage. We are engaged in discussions with several prospective partners regarding the scope and structure of the project, but we have not entered into any definitive agreements. We currently intend to manage the initial permitting required for the project and related mine operations and are seeking a partner to manage plant construction, operations and power marketing.

                                ----------------

   Our principal executive offices are located at 701 Market Street, St. Louis, Missouri 63101-1826, telephone (314) 342-3400.

                                  The Offering

Common stock offered:
                                      15,000,000 shares

Common stock outstanding after this   49,610,509 shares
offering:

Use of proceeds:                      We intend to use the net proceeds from
                                      this offering to repay long-term debt.

Dividend policy:
                                      We expect to pay quarterly dividends of
                                      $0.10 per share on our common stock,
                                      subject to the approval of our board of
                                      directors and other matters discussed in "Dividend Policy."

New York Stock Exchange symbol:       BTU

   Unless we indicate otherwise, all information in this prospectus reflects:

  . the number of shares of our Class A common stock, Class B common stock and preferred stock outstanding on March 31, 2001;

  . the 1.4-for-one split of our Class A common stock, Class B common stock and preferred stock prior to the completion of this offering;

  . the conversion of our Class A common stock and Class B common stock and the exchange and conversion of our preferred stock into a single class of common stock, all on a one-for-one basis upon the completion of this offering; and

  . no exercise by the underwriters of the over-allotment option to purchase up to 2,250,000 additional shares of common stock from us.

   As of March 31, 2001, we had outstanding options to acquire 5,225,510 shares of common stock at an exercise price of $14.29 per share.

                             Summary Financial Data

   The following table presents summary financial and other data about us and our predecessor. We purchased our operating subsidiaries on May 19, 1998, and, prior to that date, we had no operations. The period ended March 31, 1999 is thus a full fiscal year, but includes results of operations only from May 20, 1998. For the period prior to May 20, 1998, the results of operations are for the operating subsidiaries acquired, which we refer to as our "predecessor company" and which we include for comparative purposes. Also, for comparative purposes, we derived the "Total Fiscal Year 1999" column by adding the period ended March 31, 1999 with our predecessor company results for the period ended May 19, 1998. The effects of purchase accounting have not been reflected in the results of our predecessor company.

   In early 1999, we increased our equity interest in Black Beauty Coal Company from 43.3% to 81.7%. Our results of operations include the consolidated results of Black Beauty, effective January 1, 1999. Prior to that date, we accounted for our investment in Black Beauty under the equity method, under which we reflected our share of Black Beauty's results of operations as a component of "Other revenues" in the statements of operations, and our interest in Black Beauty's net assets within "Investments and other assets" in the balance sheets.

   In anticipation of the sale of Citizens Power, our power marketing subsidiary, which occurred in August 2000, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   Results of operations for the year ended March 31, 2000 included a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations. Results of operations for the year ended March 31, 2001 included a pretax gain of $171.7 million, or $124.2 million net of income taxes, from the sale of our Australian operations.

   Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. Adjusted EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. Adjusted EBITDA is presented as additional information because we believe it is a useful indicator of our ability to meet our debt service and capital expenditure requirements. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

   We have derived the summary historical financial data for our predecessor for the period from April 1, 1998 to May 19, 1998 and as of May 19, 1998, and the summary historical financial data for our company for the period from May 20, 1998 to March 31, 1999 and as of March 31, 1999 and the years ended and as of March 31, 2000 and 2001 from our predecessor company's and our audited financial statements. The historical results are not necessarily indicative of our future operating results. You should read the following table in conjunction with the financial statements, which have been audited by Ernst & Young LLP, independent auditors, and the notes to those statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                       Predecessor
                                         Company        May 20,
                                     ----------------   1998 to       Total     Year Ended   Year Ended
                                     April 1, 1998 to  March 31,   Fiscal Year   March 31,    March 31,
                                       May 19, 1998      1999         1999         2000         2001
                                     ---------------- -----------  -----------  -----------  -----------
                                                (Dollars in thousands, except per share data)
Results of Operations Data:
Revenues:
 Sales.............................      $278,930     $ 1,970,957  $ 2,249,887  $ 2,610,991  $ 2,579,104
 Other revenues....................        11,728          85,875       97,603       99,509       90,588
                                         --------     -----------  -----------  -----------  -----------
   Total revenues..................       290,658       2,056,832    2,347,490    2,710,500    2,669,692
 Costs and expenses................       281,333       1,899,788    2,181,121    2,517,263    2,327,853
                                         --------     -----------  -----------  -----------  -----------
Operating profit...................      $  9,325     $   157,044  $   166,369  $   193,237  $   341,839
                                         ========     ===========  ===========  ===========  ===========
Income (loss) from continuing
 operations........................      $  2,240     $    (5,433) $    (3,193) $   118,570  $   102,680
Income (loss) from discontinued
 operations........................        (1,764)          6,442        4,678      (90,360)      12,925
Extraordinary loss from early
 extinguishment of debt............           --              --           --           --        (8,545)
                                         --------     -----------  -----------  -----------  -----------
Net income.........................      $    476     $     1,009  $     1,485  $    28,210  $   107,060
                                         ========     ===========  ===========  ===========  ===========
Basic and diluted earnings (loss)
 per Class A/B share from
 continuing operations.............                   $     (0.16)              $      3.43  $      2.97
Weighted average shares used in
 calculating basic earnings (loss)
 per Class A/B share...............                    26,823,383                27,586,370   27,524,626

Other Data:
Tons sold (in millions):
 United States.....................          20.9           147.7        168.6        179.2        181.6
 Australia.........................           0.8             6.6          7.4         11.1         10.8
Adjusted EBITDA:
 United States.....................      $ 28,850     $   279,588  $   308,438  $   361,209  $   503,912
 Australia.........................         5,991          56,638       62,629       81,810       78,895
Operating profit:
 United States.....................         6,375         124,368      130,743      144,882      288,462
 Australia.........................         2,950          32,676       35,626       48,355       53,377
Depreciation, depletion and
 amortization:
 United States.....................        22,475         155,220      177,695      216,327      215,450
 Australia.........................         3,041          23,962       27,003       33,455       25,518
Net cash provided by (used in):
 Operating activities..............       (28,157)        282,022      253,865      262,911      151,980
 Investing activities..............       (21,550)     (2,249,336)  (2,270,886)    (185,384)     388,462
 Financing activities..............        23,537       2,161,281    2,184,818     (205,181)    (543,337)
Capital expenditures:
 United States.....................        13,582         110,622      124,204      150,130      151,358
 Australia.........................         7,292          63,898       71,190       28,624       35,702

Balance Sheet Data (at period end):
Total assets.......................                                             $ 5,826,849  $ 5,209,487
Total debt.........................                                               2,076,166    1,405,621
Total stockholders' equity.........                                                 508,426      631,238

                        Summary Pro Forma Financial Data

   On January 29, 2001, we sold our Australian operations to a subsidiary of Rio Tinto Limited for $446.8 million in cash plus the assumption of all liabilities, including $119.4 million of debt. We incurred $15.0 million of transaction costs in connection with this sale. The pretax gain on the sale of our Australian operations was $171.7 million.

   In anticipation of the sale of Citizens Power, which occurred in fiscal year 2001, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   The following unaudited pro forma financial data are based on the historical presentation of our consolidated financial statements.

   The unaudited pro forma results of operations data for the year ended March 31, 2001 give effect to:

  . the sale of our Australian operations and the repayment of long-term debt of $440.0 million as if it had occurred on April 1, 2000. However, the gain on the sale of our Australian operations has been eliminated from the results of operations data;

  . the repayment of long-term debt of $105.0 million from the proceeds from the sale of Citizens Power as if it had occurred on April 1, 2000; and

  . the repayment of long-term debt of $298.0 million from the proceeds of this offering as if it had occurred on April 1, 2000.

Pro forma basic and diluted earnings per share reflect the exchange and conversion of our preferred shares into common shares and the increase in common shares from this offering as if they had occurred on April 1, 2000.

   The unaudited pro forma balance sheet data give effect to:

  . the conversion of our Class A common stock and Class B common stock and the exchange and conversion of our preferred stock into a single class of common stock, all on a one-for-one basis upon the completion of the offering as if they had occurred on March 31, 2001;

  . the sale of 15.0 million shares of our common stock in this offering at the assumed public offering price of $23.00 per share as if it had occurred on March 31, 2001; and

  . the repayment of long-term debt of $298.0 million from the proceeds of this offering as if it had occurred on March 31, 2001.

   The summary unaudited pro forma financial data are intended for informational purposes only and do not purport to be indicative of the results that actually would have been obtained during the period presented and are not necessarily indicative of operating results to be expected in future periods. You should read the unaudited pro forma financial data in conjunction with the financial statements and the related notes to those statements appearing elsewhere in this prospectus and the information under "Unaudited Pro Forma Condensed Financial Information," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. Adjusted EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. Adjusted EBITDA is presented as additional information because we believe it is a useful indicator of our ability to meet our debt service and capital expenditure requirements. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

                                                        Year Ended March 31,
                                                                2001
                                                       ------------------------
                                                       Historical    Pro Forma
                                                       -----------  -----------
                                                       (Dollars in thousands,
                                                       except per share data)
Results of Operations Data:
Revenues:
 Sales...............................................  $ 2,579,104  $ 2,388,902
 Other revenues......................................       90,588       42,292
                                                       -----------  -----------
  Total revenues.....................................    2,669,692    2,431,194
Costs and expenses:
 Operating costs and expenses........................    2,165,090    2,005,990
 Depreciation, depletion and amortization............      240,968      215,450
 Selling and administrative expenses.................       99,267       97,809
 Gain on sale of Australian operations...............     (171,735)         --
 Net gain on property and equipment disposals........       (5,737)      (4,782)
                                                       -----------  -----------
Operating profit.....................................      341,839      116,727
 Interest expense....................................      197,686      121,672
 Interest income.....................................       (8,741)      (7,962)
                                                       -----------  -----------
Income before income taxes and minority interests....      152,894        3,017
 Income tax provision (benefit)......................       42,690       (5,520)
 Minority interests..................................        7,524        7,524
                                                       -----------  -----------
Income from continuing operations....................  $   102,680  $     1,013
                                                       ===========  ===========
Basic and diluted earnings per Class A/B share from
 continuing operations...............................  $      2.97  $      0.02

Weighted average shares used in calculating basic
 earnings per Class A/B share........................   27,524,626   49,524,626

Other Data:
Tons sold (in millions)..............................        192.4        181.6
Adjusted EBITDA......................................  $   582,807  $   332,177
Capital expenditures.................................      187,060      151,358


Balance Sheet Data (at period end):
Total assets.........................................  $ 5,209,487  $ 5,203,987
Total debt...........................................    1,405,621    1,107,621
Total stockholders' equity...........................      631,238      930,863

                                  RISK FACTORS

   An investment in our common stock involves risks. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to purchase any common stock.

Risks Relating To Our Company

If a substantial portion of our long-term coal supply agreements terminate, our revenues and operating profits could suffer if we were unable to find alternate buyers willing to purchase our coal on comparable terms to those in our contracts.

   A substantial portion of our sales are made under coal supply agreements, which are important to the stability and profitability of our operations. The execution of a satisfactory coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract. For fiscal year 2001, 85% of our sales volume was sold under long-term coal supply agreements. At March 31, 2001, our coal supply agreements had remaining terms ranging from one to 16 years and an average volume-weighted remaining term of four years.

   Many of our coal supply agreements contain provisions that permit the parties to adjust the contract price upward or downward at specified times. We may adjust these contract prices based on inflation and/or changes in the factors affecting the cost of producing coal, such as taxes, fees, royalties and changes in the laws regulating the mining, production, sale or use of coal. Failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. Over the last few years, several of our coal supply agreements have been renegotiated, resulting in the contract prices being closer to the then-current market prices, thus leading to a reduction in the revenues from those contracts. We have also experienced a similar reduction in coal prices in new long-term coal supply agreements replacing some of our expiring contracts. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. Moreover, some of these agreements permit the customer to terminate the contract if transportation costs, which our customers typically bear, increase substantially. In addition, a majority of these contracts allow our customers to terminate their contracts in the event of changes in regulations affecting our industry that increase the price of coal beyond specified limits.

   The operating profits we realize from coal sold under supply agreements depend on a variety of factors. In addition, price adjustment and other provisions may increase our exposure to short-term coal price volatility provided by those contracts. If a substantial portion of our coal supply agreements were modified or terminated, we could be materially adversely affected to the extent that we are unable to find alternate buyers for our coal at the same level of profitability. Some of our coal supply agreements are for prices above current market prices. Although market prices for coal have recently increased in most regions, we cannot predict whether the current strength in the coal market will continue. As a result, we cannot assure you that we will be able to replace existing long-term coal supply agreements at the same prices or with similar profit margins when they expire. In addition, two of our coal supply agreements are the subject of ongoing litigation and arbitration.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

   For fiscal year 2001, we derived 36% of our total coal revenues from sales to our five largest customers. At March 31, 2001, we had 18 coal supply agreements with these customers that expire at various times from 2001 to 2015. We are currently discussing the extension of existing agreements or entering into new long-term agreements with some of these customers, but we cannot assure you that these negotiations will be successful or that those customers will continue to purchase coal from us without long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

Our financial performance could be adversely affected by our substantial debt.

   Our financial performance could be affected by our substantial indebtedness. As of March 31, 2001, on a pro forma basis after giving effect to this offering and the use of proceeds, we would have had total indebtedness of $1,107.6 million. On the same pro forma basis, we would have had stockholders' equity of $930.9 million. In addition, upon the consummation of this offering, we will have total borrowing capacity under our and Black Beauty's revolving credit facilities of $470.0 million. We may also incur additional indebtedness in the future.

   Our ability to pay principal and interest on our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, prevailing economic conditions in the markets they serve, some of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facilities or otherwise in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

   The degree to which we are leveraged could have important consequences to you, including, but not limited to: (1) making it more difficult for us to pay dividends and satisfy our debt obligations; (2) increasing our vulnerability to general adverse economic and industry conditions; (3) requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of the cash flow to fund working capital, capital expenditures, research and development or other general corporate uses; (4) limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development or other general corporate requirements;
(5) limiting our flexibility in planning for, or reacting to, changes in our business; and (6) placing us at a competitive disadvantage compared to less leveraged competitors. In addition, our indebtedness subjects us to financial and other restrictive covenants. Failure by us to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us. Furthermore, substantially all of our assets secure our indebtedness under our senior credit facility.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal would suffer.

   Transportation costs represent a significant portion of the total cost of coal, and as a result, the cost of transportation is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make some of our operations less competitive than other sources of coal. Certain coal supply agreements permit the customer to terminate the contract if the cost of transportation increases by an amount ranging from 10% to 20% in any given 12-month period.

   Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. While U.S. coal customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations. For example, the high volume of coal shipped from all Southern Powder River Basin mines could create temporary congestion on the rail systems servicing that region.

Risks inherent to mining could increase the cost of operating our business.

   Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geologic conditions.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

 General

   Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, significant legislation mandating specified benefits for retired coal miners affects our industry. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

 Mine Safety and Health

   Stringent safety and health standards have been in effect since Congress enacted the Coal Mine Safety and Health Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. Most of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of U.S. industry.

 Black Lung

   The Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, require each coal mine operator to secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price.

 Coal Industry Retiree Health Benefit Act of 1992

   Congress enacted the Coal Industry Retiree Health Benefit Act of 1992, also known as the Coal Act, to provide for the funding of health benefits for certain United Mine Workers of America retirees. The Coal Act established the Combined Fund into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund for miners who retired between July 1992 and September 1994 and whose former employers are no longer in business. Companies that are liable under the Coal Act must pay premiums to the Combined Fund. Payments made by our subsidiaries under the Coal Act totaled $4.1 million during fiscal year 2001.

 Environmental Laws

   We are subject to various federal and state environmental laws. These laws require approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit our mines and other facilities to ensure compliance.

   Surface Mining Control and Reclamation Act. The Surface Mining Control and Reclamation Act establishes mining and reclamation standards for all aspects of surface mining, as well as many aspects of deep mining. The Surface Mining Control and Reclamation Act and similar state statutes require operators, among other things, to restore mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the Surface Mining Control and Reclamation Act, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal. The Surface Mining Control and Reclamation Act also requires operators to meet comprehensive environmental protection and reclamation standards during the course of, and upon completion of, mining activities. A mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operations from the Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority.

   All states in which we have active mining operations have achieved primary control of enforcement through approved state programs. Mining companies must obtain numerous permits that strictly regulate environmental, health and safety matters in connection with coal mining. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large have the right to comment on and otherwise engage in the permitting process, including through intervention in the courts. We cannot assure you that our permits will be renewed or granted in the future or that permit issues will not adversely affect our operations.

   As of March 31, 2001, our accruals relating to long-term reclamation costs, mine-closing costs and other related liabilities totaled approximately $451.3 million. We incurred $4.1 million of operating expenses for the liability for fiscal year 2001 and incurred related cash expense of $39.0 million.

   The Clean Air Act. The Clean Air Act, the Clean Air Act Amendments and the corresponding state laws that regulate the emissions of materials into the air affect coal mining operations both directly and indirectly. The Clean Air Act's permitting requirements and emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter, can directly affect coal mining and processing operations. The Clean Air Act also indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide and other compounds, including nitrogen oxides, emitted by coal-based electric generating plants.

   In July 1997, the Environmental Protection Agency, or EPA, adopted new, more stringent National Ambient Air Quality Standards for very fine particulate matter and ozone. State and federal regulations relating to implementation of the new air quality standards may restrict our ability to develop new mines or could require us to modify our existing operations. The extent of the potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, and could have a material adverse effect on our financial condition and results of operations.

   The Clean Air Act Amendments also require electricity generators that are major sources of nitrogen oxide emissions in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA recently announced final rules that would require 19 eastern states and Washington, D.C. to make substantial reductions in nitrogen oxide emissions. Installation of additional control measures required under those rules will make it more costly to operate coal-based electric generating plants.

   In December 2000, the EPA decided that mercury air emissions from power plants should be regulated. The EPA will propose regulations by December 2003 and will issue final regulations by December 2004. Future regulatory activity may seek to reduce mercury emissions and these requirements, if enacted, could result in reduced use of coal if electricity generators switch to other sources of fuel.

   Clean Water Act. The Clean Water Act of 1972 affects coal mining operations by imposing restrictions on effluent discharge into water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

   Resource Conservation and Recovery Act. The Resource Conservation and Recovery Act, or RCRA, which Congress enacted in 1976, affects coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Coal mining operations covered by the Surface Mining Control and Reclamation Act permits are exempted from regulation under RCRA by statute. We cannot, however, predict whether this exclusion will continue.

   RCRA excludes certain large-volume wastes generated primarily from the combustion of coal from being regulated as a hazardous waste pending a report to Congress and a decision by the EPA either to regulate the coal combustion wastes as a hazardous waste under RCRA or deem the regulation as unwarranted. The EPA made its report to Congress in March 1999 and determined in May 2000 not to regulate coal wastes as a hazardous substance under RCRA. New legislation that would regulate coal combustion waste as a hazardous waste could cause a switch to other lower-ash fuels and reduce the amount of coal used by electricity generators.

   Federal and State Superfund Statutes. The Comprehensive Environmental Response Compensation and Liability Act, or Superfund, and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.

   Environmental claims have been asserted against us at 18 sites in the United States. Some of these claims are based on Superfund and on similar state statutes. These claims are related to non-coal activities of our former subsidiaries. We had an accrued liability of $48.0 million as of March 31, 2001 for these environmental claims. Our results of operations may be adversely affected by the remediation costs at these or other sites, and our accrued liability may not be adequate for these remediation costs.

   Global Climate Change. The United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price and demand for coal. According to the Energy Information Administration's Emissions of Greenhouse Gases in the United States 1999, coal accounts for 30% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions.

Our expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

   We provide postretirement health and life insurance benefits to eligible union and non-union employees. We calculated the total accumulated postretirement benefit obligation under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which we estimate had a present value of $1,036.1 million as of March 31, 2001, of which $62.0 million was a current liability. We have estimated these unfunded obligations based on assumptions described in Note 14 to our audited financial statements contained in this prospectus. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot assure you that regulatory changes will not increase our obligations to provide these or additional benefits.

   We are party to an agreement with the Pension Benefit Guaranty Corporation, or the PBGC, and TXU Europe Limited, an affiliate of our former parent corporation, under which we are required to make specified contributions to three of our defined benefit pension plans and to maintain a $37.0 million letter of credit in favor of the PBGC. If we or the PBGC gives notice of an intent to terminate one or more of the covered pension plans in which liabilities are not fully funded, or if we fail to maintain the letter of credit, the PBGC may draw down on the letter of credit and use the proceeds to satisfy liabilities under the Employee Retirement Income Security Act of 1974, as amended. The PBGC, however, is required to first apply amounts received from a $110.0 million guaranty in place from TXU Europe Limited in favor of the PBGC before it draws on our letter of credit.

Our future success depends upon our ability to continue acquiring and developing coal reserves that are economically recoverable.

   Our recoverable reserves decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of our reserves. Furthermore, we may not be able to mine all of our reserves as profitably as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities or acquiring properties containing economically recoverable reserves. Our current strategy includes increasing our reserve base through acquisitions of government and other leases and producing properties and continuing to use our existing properties. The federal government also leases natural gas and coalbed methane reserves in the west, including in the Powder River Basin. Some of these natural gas and coalbed methane reserves are located on, or adjacent to, some of our Powder River Basin reserves, potentially creating conflicting interests between us and lessees of those interests. Other lessees' rights relating to these mineral interests could prevent, delay or increase the cost of developing our coal reserves. These lessees may also seek damages from us based on claims that our coal mining operations impair their interests. Additionally, the federal government limits the amount of federal land that may be leased by any company to 150,000 acres nationwide. We currently lease or have applied to lease a total of 64,805 acres from the federal government. The limit could restrict our ability to lease additional federal lands.

   We cannot assure you that our planned development and exploration projects and acquisition activities will result in significant additional reserves or that we will have continuing success developing additional mines. Most of our mining operations are conducted on properties owned or leased by us. Because title to most of our leased properties and mineral rights are not thoroughly verified until a permit to mine the property is obtained, our right to mine some of our reserves may be materially adversely affected if defects in title or boundaries exist. In addition, in order to develop our reserves, we must receive various governmental permits, as discussed in "Regulatory Matters" below. We cannot predict whether we will continue to receive the permits necessary for us to operate profitably in the future. We may not be able to negotiate new leases from the government or from private parties or obtain mining contracts for properties containing additional reserves or maintain our leasehold interest in properties on which mining operations are not commenced during the term of the lease. From time to time, we have experienced litigation with lessors of our coal properties and with royalty holders.

If the coal industry experiences overcapacity in the future, our profitability could be impaired.

   During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Recent increases in coal prices could similarly encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future.

Our operating expenses could increase significantly if the price of fuel increases.

   Operating expenses at our mining locations are sensitive to changes in fuel prices, particularly diesel fuel prices. We used 80.2 million gallons of diesel fuel in fiscal year 2001, and our overall fuel expense was 41% higher
($24.2 million) than in fiscal year 2000. If fuel prices continue to increase, our operating expenses could increase significantly.

Our financial condition could be negatively affected if we fail to maintain satisfactory labor relations.

   As of March 31, 2001, the United Mine Workers of America represented approximately 37% of our employees, who produced 23% of our coal sales volume in the United States during fiscal year 2001. Because of the higher labor costs and the increased risk of strikes and other work-related stoppages that may be associated with union operations in the coal industry, our non-unionized competitors may have a competitive advantage in areas where they compete with our unionized operations. If some or all of our current non-union operations were to become unionized, we could incur an increased risk of work stoppages, reduced productivity and higher labor costs. The ten-month United Mine Workers of America strike in 1993 had a material adverse effect on us. Two of our subsidiaries, Peabody Coal Company and Eastern Associated Coal Corp., operate under a union contract that is in effect through December 31, 2002. The United Mine Workers of America has indicated an interest in seeking early negotiations for a new contract, although none of the parties are required to do so. Peabody Western Coal Company operates under a union contract that is in effect through September 1, 2005.

Our operations could be adversely affected if we fail to maintain required surety bonds.

   Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers' compensation and to satisfy other miscellaneous obligations. As of March 31, 2001, we had outstanding surety bonds with third parties for post-mining reclamation totaling $651.8 million. Furthermore, we have an additional $77.4 million of surety bonds in place for our federal and state workers' compensation obligations and other miscellaneous obligations. These bonds are typically renewable on a yearly basis. We cannot assure you that surety bond issuers and holders will continue to renew the bonds or refrain from demanding additional collateral upon those renewals. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal law would have a material adverse effect on us. That failure could result from a variety of factors including the following:

  . lack of availability, higher expense or unfavorable market terms of new surety bonds;

  . restrictions on the availability of collateral for current and future third-party surety bond issuers under the terms of our indentures or senior credit facility; and

  . the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

   Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base is changing with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties. These new power plant owners may be special purpose entities with credit ratings that are below investment grade.

   One of our customers, Southern California Edison Company, had its credit rating downgraded to non-investment grade as a result of the recent electricity crisis in California. Southern California Edison, which owns 56% of the Mohave Generating Station, and the other owners of the Mohave Generating Station have a coal supply agreement that expires in 2005. In fiscal year 2001, we sold 4.8 million tons of coal to the Mohave Generating Station. The owners of the Mohave Generating Station created a trust account in early 2001 to fund the payment of coal under the coal supply agreement and have advised us of their obligation, subject to certain conditions, to cure any defaults of another owner. Our ability to continue to receive payment from the Mohave Generating Station depends, in part, on the creditworthiness of Southern California Edison. Failure to receive payment for Southern California Edison's share of the Mohave Generating Station deliveries could adversely affect our financial condition and results of operations. If the creditworthiness of California utilities causes a general deterioration of the creditworthiness of other utilities, our accounts receivable securitization program could be adversely affected. On April 6, 2001, Pacific Gas and Electric Company filed for Chapter 11 reorganization. We do not have any coal supply agreements with that utility.

Lehman Brothers Merchant Banking controls us and may have conflicts of interest with other stockholders in the future.

   After the offering, Lehman Brothers Merchant Banking and its affiliates will beneficially own 59% of our common stock, or 57% if the underwriters exercise their over-allotment option in full. As a result, Lehman Brothers Merchant Banking will continue to be able to control the election of our directors and determine our corporate and management policies, including potential mergers or acquisitions, asset sales and other significant corporate transactions. We cannot assure you that the interests of Lehman Brothers Merchant Banking will coincide with the interests of other holders of our common stock. We have retained affiliates of Lehman Brothers Merchant Banking to perform advisory services for us in the past, and may continue to do so in the future.

Our ability to operate our company effectively could be impaired if we lose key personnel.

   We manage our business with a number of key personnel, in particular the executive officers discussed in "Management" elsewhere in this prospectus, the loss of a number of whom could have a material adverse effect on us. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We cannot assure you that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. We do not have "key person" life insurance to cover our executive officers. Failure to retain or attract key personnel could have a material adverse effect on us.

Risks Related To This Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

   There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

If we or our existing stockholders sell additional shares of our common stock after the offering, the market price of our common stock could decline.

   The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

   Sales of our common stock are restricted by lock-up agreements that our directors, officers and all of our existing stockholders have entered into with the underwriters and with us. The lock-up agreements restrict our directors, officers and existing stockholders, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior written consent of

Lehman Brothers Inc. Lehman Brothers Inc. may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

   After this offering, we will have approximately 49.6 million shares of common stock outstanding. Of those shares, the 15.0 million shares we are offering will be freely tradeable. The approximately 34.6 million shares that were outstanding immediately prior to this offering will be eligible for resale from time to time after the expiration of the 180-day lock-up period, subject to contractual and Securities Act restrictions. Four million four hundred thousand of those shares may be resold under Rule 144(k) without regard to volume limitations and approximately 30.2 million shares may be sold subject to the volume, manner of sale and other conditions of Rule 144. Lehman Brothers Merchant Banking and its affiliates, which collectively own 29.4 million shares, will have the ability to cause us to register the resale of its shares.

   In addition, approximately 5.2 million shares are issuable upon the exercise of presently outstanding stock options under our 1998 Stock Purchase and Option Plan and approximately 2.5 million shares have been reserved for future issuance under our Long-Term Equity Incentive Plan. Shares acquired upon the exercise of vested options under our 1998 Stock Purchase and Option Plan for Key Employees will first become eligible for resale on the second anniversary of this offering. We also expect that any awards that will be granted under our Long-Term Equity Incentive Plan will not begin to vest until at least one year after the date of this offering. Within one year of this offering, we intend to file a registration statement to register the sale of shares issuable upon the exercise of all these stock options.

The book value of shares of common stock purchased in the offering will be immediately diluted.

   Investors who purchase common stock in the offering will suffer immediate dilution of $5.86 per share in the pro forma as adjusted net tangible book value per share. We also have a large number of outstanding stock options to purchase common stock with exercise prices that are below the estimated initial public offering price of the common stock. To the extent that these options are exercised, there will be further dilution.

Our certificate of incorporation and by-laws include provisions that may discourage a takeover attempt.

   Provisions contained in our certificate of incorporation and by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our by-laws and certificate of incorporation impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute "forward-looking statements." These statements can be found in "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Coal Industry Overview," "Business" and "Regulatory Matters," and can often be identified by forward-looking words such as "expect," "anticipate," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in "Risk Factors," that could cause actual results to differ materially from those suggested by the forward-looking statements.

                                USE OF PROCEEDS

   We will receive net proceeds from this offering of approximately $321.0 million, assuming an initial public offering price of $23.00 per share and no exercise of the underwriters' over-allotment option. We intend to use approximately $125.0 million of the net proceeds to permanently repay the tranche B term loan under our senior credit facility and $100.0 million to repay borrowings under our revolving credit facility. We intend to borrow this $100.0 million on May 2, 2001 in order to repay a portion of our 5% subordinated note, which matures in 2007. We plan to offer to repurchase a portion of our 8 7/8% senior notes due 2008 and our 9 5/8% senior subordinated notes due 2008 using the remaining $96.0 million of proceeds.

   As of March 31, 2001, the tranche B term loan accrued interest at an annual rate of 7.19%, and is due to mature on June 30, 2006. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Merchant Banking and Lehman Brothers Inc., one of the underwriters of this offering, is a lender under our senior credit facility and will receive a portion of the proceeds from the repayment of the term loan.

                                DIVIDEND POLICY

   We currently intend to declare and pay quarterly dividends of $0.10 per share. The declaration and payment of dividends and the amount of dividends will depend on our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by our debt instruments and other factors deemed relevant by our board of directors. Our senior credit facility, as amended, allows us to pay dividends of $25.0 million in fiscal year 2002 and annual dividends in subsequent fiscal years equal to the greater of $25.0 million or 10% of consolidated EBITDA as defined in the facility. The indentures governing our senior notes and senior subordinated notes permit us to pay annual dividends equal to 6% of our net proceeds from this offering, plus additional amounts based on financial tests, although the actual amount of any dividends will be determined by our board of directors.

                                 CAPITALIZATION

   The following table presents our capitalization as of March 31, 2001 (1) on an actual basis and (2) on a pro forma as adjusted basis to reflect:

  . the conversion of our Class A common stock and Class B common stock and the exchange and conversion of our preferred stock into a single class of common stock, all on a one-for-one basis upon the completion of this offering;

  . the sale of 15.0 million shares of our common stock in this offering at an assumed public offering price of $23.00 per share, net of estimated offering expenses of $24.0 million; and

  . the repayment of long-term debt of $298.0 million from the proceeds of this offering.

   You should read this table in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus and "Selected Financial Data," "Unaudited Pro Forma Condensed Financial Information" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                                               As of March 31, 2001
                                         -------------------------------------
                                                                    Pro Forma
                                          Actual   Adjustments     As Adjusted
                                         --------  -----------     -----------
                                                       (Unaudited; in
                                                          millions)
Cash and cash equivalents............... $   62.7    $   --         $   62.7
                                         ========    =======        ========
Senior credit facility:
  Revolving credit facility(/1/)........ $    --     $   --         $    --
  Term loan facility....................    125.0     (125.0)            --
8 7/8% senior notes due 2008............    399.1      (44.0)          355.1
9 5/8% senior subordinated notes due
 2008...................................    498.9      (44.0)          454.9
Indebtedness of Black Beauty
 subsidiary(/2/)........................    211.0        --            211.0
5% subordinated note(/3/)...............    169.9      (85.0)           84.9
Other long-term debt....................      1.7        --              1.7
                                         --------    -------        --------
    Total debt..........................  1,405.6     (298.0)        1,107.6
Stockholders' equity:
  Preferred stock.......................      0.1       (0.1)            --
  Class A common stock(/4/).............      0.2       (0.2)            --
  Class B common stock..................      --         --              --
  Common stock..........................      --         0.3             0.3
                                         --------    -------        --------
    Total preferred and common stock....      0.3        --              0.3
  Additional paid-in capital............    498.2      321.0           819.2
  Employee stock loans..................     (2.6)       --             (2.6)
  Accumulated other comprehensive loss..     (0.9)       --             (0.9)
  Retained earnings.....................    136.3      (21.4)(/5/)     114.9
  Treasury stock........................     (0.1)       --             (0.1)
                                         --------    -------        --------
    Total stockholders' equity..........    631.2      299.6           930.8
                                         --------    -------        --------
      Total capitalization.............. $2,036.8    $   1.6        $2,038.4
                                         ========    =======        ========

--------
(1) The revolving credit facility currently provides for maximum aggregate borrowings of $200.0 million and letters of credit of up to $280.0 million. Upon the consummation of this offering, the maximum aggregate borrowings available under the revolving credit facility will increase from $200.0 million to $350.0 million. As of March 31, 2001, we had no loans outstanding and letters of credit of $73.4 million outstanding under our revolving credit facility. We intend to borrow $100.0 million under our revolving credit facility on May 2, 2001 to fund the repurchase of a portion of our 5% subordinated note. We will repay those borrowings using proceeds from this offering.
(2) A maximum of $120.0 million is available for borrowing under Black Beauty's revolving credit facility. Black Beauty had $70.0 million of loans outstanding under the revolving credit facility as of March 31, 2001.
(3) On May 2, 2001, we expect to repay $85.0 million carrying amount of the 5% subordinated note. We intend to fund this repayment with borrowings of $100.0 million under our revolving credit facility, which will be repaid using proceeds from this offering.
(4) The amount does not include 5,638,920 shares of common stock that have been reserved for issuance under our 1998 stock purchase and option plan, under which options for 5,225,510 shares were outstanding as of March 31, 2001.
(5) The amount reflects the after-tax impact of the write-off of a portion of the debt issuance costs and the extraordinary item related to the early extinguishment of long-term debt.

                                    DILUTION

   Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the net tangible book value per share of common stock after the offering. Our pro forma net tangible book value, after giving effect to the conversion of our Class A common stock and Class B common stock and the exchange and conversion of our preferred stock into a single class of common stock, all on a one-for-one basis, as of March 31, 2001, was $550.8 million, or $15.91 per share of outstanding common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2001. Assuming the sale of the shares we are offering by this prospectus at an initial public offering price of $23.00 per share and after deducting underwriting discounts and the estimated offering expenses payable, our pro forma as adjusted net tangible book value as of March 31, 2001 would have been $850.4 million, or $17.14 per share of common stock. This represents an immediate increase in net tangible book value of $1.23 per share to existing stockholders and an immediate dilution in net tangible book value of $5.86 per share to new investors. The following table illustrates this per share dilution:

                                                                       Per share
                                                                       ---------
Initial public offering price per share.......................          $23.00
  Pro forma net tangible book value per share before this
   offering...................................................  $15.91
  Increase per share attributable to this offering............    1.23
                                                                ------
Adjusted pro forma net tangible book value per share after the
 offering.....................................................           17.14
                                                                        ------
Dilution per share to new investors ..........................          $ 5.86
                                                                        ======

   The following table summarizes, on a pro forma as adjusted basis as of March 31, 2001, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering:

                                Shares Purchased   Total Consideration    Average
                               ------------------  --------------------  Price Per
                                 Number   Percent     Amount    Percent    Share
                               ---------- -------  ------------ -------  ---------
Existing stockholders......... 34,610,509  69.76%  $495,162,602  58.94%   $14.31
New investors ................ 15,000,000  30.24    345,000,000  41.06     23.00
                               ---------- ------   ------------ ------
  Total....................... 49,610,509 100.00%  $840,162,602 100.00%
                               ========== ======   ============ ======

   The tables and calculations above assume no exercise of outstanding options. As of March 31, 2001, there were 5,225,510 shares of our common stock reserved for issuance upon exercise of outstanding options at an exercise price of $14.29 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management--Stock Purchase and Option Plan" and "Description of Capital Stock."

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

   On January 29, 2001, we sold our Australian operations to a subsidiary of Rio Tinto Limited for $446.8 million in cash plus the assumption of all liabilities, including $119.4 million of debt. We incurred $15.0 million of transaction costs in connection with this sale. The pretax gain on the sale of our Australian operations was $171.7 million.

   In anticipation of the sale of Citizens Power, which occurred in fiscal year 2001, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   The following unaudited pro forma condensed financial statements are based on the historical presentation of our consolidated financial statements. The unaudited pro forma condensed statement of operations for the year ended March 31, 2001 gives effect to:

  . the sale of our Australian operations and the repayment of long-term debt of $440.0 million as if it had occurred on April 1, 2000. However, the gain on the sale of our Australian operations has been eliminated from the statement of operations;

  . the repayment of long-term debt of $105.0 million from the proceeds from the sale of Citizens Power as if it had occurred on April 1, 2000; and

  . the repayment of long-term debt of $298.0 million from the proceeds of this offering as if it had occurred on April 1, 2000.

Pro forma basic and diluted earnings per share reflect the exchange and conversion of our preferred shares into common shares and the increase in common shares from this offering as if they had occurred on April 1, 2000.

   The unaudited pro forma condensed balance sheet gives effect to:

  . the conversion of our Class A common stock and Class B common stock and the exchange and conversion of our preferred stock into a single class of common stock, all on a one-for-one basis upon the completion of the offering as if they had occurred on March 31, 2001;

  . the sale of 15.0 million shares of our common stock in this offering at an assumed public offering price of $23.00 per share as if it had occurred on March 31, 2001; and

  . the repayment of long-term debt of $298.0 million from the proceeds of this offering as if it had occurred on March 31, 2001.

   The unaudited pro forma condensed financial statements do not include approximately $0.8 million of compensation cost related to stock options that will vest upon completion of this offering.

   The unaudited pro forma condensed financial statements are intended for informational purposes only and do not purport to be indicative of the results that actually would have been obtained during the period presented and are not necessarily indicative of operating results to be expected in future periods. You should read the unaudited pro forma condensed financial statements and related notes in conjunction with the financial statements and the related notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             Unaudited Pro Forma Condensed Statement of Operations

                           Year Ended March 31, 2001

                                        Australian                       Pro Forma
                         Historical   Operations(/1/) Adjustments       As Adjusted
                         -----------  --------------- -----------       -----------
                            (Dollars in thousands, except per share data)
Revenues:
  Sales................. $ 2,579,104     $(190,202)   $       --        $ 2,388,902
  Other revenues........      90,588       (48,296)           --             42,292
                         -----------     ---------    -----------       -----------
    Total revenues......   2,669,692      (238,498)           --          2,431,194
Costs and expenses:
  Operating costs and
   expenses.............   2,165,090      (159,100)           --          2,005,990
  Depreciation,
   depletion and
   amortization.........     240,968       (25,518)           --            215,450
  Selling and
   administrative
   expenses.............      99,267        (1,458)           --             97,809
  Gain on sale of
   Australian
   operations...........    (171,735)          --         171,735 (/1/)         --
  Net gain on property
   and equipment
   disposals............      (5,737)          955            --             (4,782)
                         -----------     ---------    -----------       -----------
Operating profit........     341,839       (53,377)      (171,735)          116,727
  Interest expense......     197,686        (6,446)       (69,568)(/3/)     121,672
  Interest income.......      (8,741)          779            --             (7,962)
                         -----------     ---------    -----------       -----------
Income before income
 taxes and minority
 interests..............     152,894       (47,710)      (102,167)            3,017
  Income tax provision
   (benefit)............      42,690       (18,111)       (30,099)(/4/)      (5,520)
  Minority interests....       7,524           --             --              7,524
                         -----------     ---------    -----------       -----------
Income from continuing
 operations............. $   102,680     $ (29,599)   $   (72,068)      $     1,013
                         ===========     =========    ===========       ===========
Basic and diluted
 earnings per Class A/B
 share from continuing
 operations............. $      2.97                                    $      0.02
Weighted average shares
 used in calculating
 basic and diluted
 earnings per Class A/B
 share..................  27,524,626                   22,000,000 (/5/)  49,524,626
Other data:
  Adjusted EBITDA(/2/).. $   582,807     $ (78,895)   $  (171,735)      $   332,177
  Capital expenditures..     187,060       (35,702)           --            151,358


 See accompanying notes to unaudited pro forma condensed financial statements.

                  Unaudited Pro Forma Condensed Balance Sheet

                              As of March 31, 2001

                                                                     Pro Forma
                                                                         As
                                         Historical Adjustments       Adjusted
                                         ---------- -----------      ----------
                                              (Dollars in thousands)
ASSETS
Current assets
  Cash and cash equivalents............. $   62,723  $     --        $   62,723
  Accounts receivable, net..............    147,808        --           147,808
  Materials and supplies................     38,733        --            38,733
  Coal inventory........................    171,479        --           171,479
  Assets from coal and emission
   allowance trading activities.........    172,330        --           172,330
  Deferred income taxes.................     12,226        --            12,226
  Other current assets..................     24,656        --            24,656
                                         ----------  ---------       ----------
    Total current assets................    629,955        --           629,955
Property, plant, equipment and mine
 development, net.......................  4,322,639        --         4,322,639
Investments and other assets............    256,893     (5,500)(/6/)    251,393
                                         ----------  ---------       ----------
    Total assets........................ $5,209,487  $  (5,500)      $5,203,987
                                         ==========  =========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings and current
   maturities of long-term debt......... $   36,305  $     --        $   36,305
  Income taxes payable..................        491        --               491
  Liabilities from coal and emission
   allowance trading activities.........    163,713        --           163,713
  Accounts payable and accrued
   expenses.............................    576,476        --           576,476
                                         ----------  ---------       ----------
    Total current liabilities...........    776,985        --           776,985
Long-term debt, less current
 maturities.............................  1,369,316   (298,000)(/7/)  1,071,316
Deferred income taxes...................    570,705     (7,125)(/8/)    563,580
Accrued reclamation and other
 environmental liabilities..............    447,713        --           447,713
Workers' compensation obligations.......    210,780        --           210,780
Accrued postretirement benefit costs....    974,079        --           974,079
Obligation to industry fund.............     52,172        --            52,172
Other noncurrent liabilities............    135,041        --           135,041
                                         ----------  ---------       ----------
    Total liabilities...................  4,536,791   (305,125)       4,231,666
Minority interests......................     41,458        --            41,458
Stockholders' equity....................    631,238    299,625 (/9/)    930,863
                                         ----------  ---------       ----------
    Total liabilities and stockholders'
     equity............................. $5,209,487  $  (5,500)      $5,203,987
                                         ==========  =========       ==========


 See accompanying notes to unaudited pro forma condensed financial statements.

          Notes to Unaudited Pro Forma Condensed Financial Statements

   (1) Represents the elimination of the historical accounts and the gain on the sale of our Australian operations for fiscal year 2001.

   (2) Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. Adjusted EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. Adjusted EBITDA is presented as additional information because we believe it is a useful indicator of our ability to meet our debt service and capital expenditure requirements. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

   (3) Represents the elimination of interest expense for the period, assuming the following transactions occurred effective April 1, 2000:

  . $440.0 million of net proceeds from the sale of the Australian operations are used to repay a portion of the term loans outstanding under the senior credit facility;

  . $105.0 million of the proceeds from the sale of Citizens Power are used to repay a portion of the term loans outstanding under the senior credit facility;

  . The net proceeds of $321.0 million from this offering are used to repay the remaining $125.0 million of the term loans outstanding under the senior credit facility, $85.0 million of our 5% subordinated note, $44.0 million of our senior notes and $44.0 million of our senior subordinated notes; and

  . $5.5 million of debt issuance costs are eliminated related to the early extinguishment of debt, resulting in reduced amortization of debt issuance costs.

   The interest expense adjustment was calculated using the average interest rate on term loans outstanding under our senior credit facility during the periods presented, the imputed rate on the 5% subordinated note, and the stated rates on the senior notes and the senior subordinated notes.

   (4) Represents the net adjustment to income tax expense that is calculated by applying the pro forma effective tax rate of 25% to the pro forma interest expense adjustment and eliminating the $47.5 million tax provision related to the sale of our Australian operations.

   (5) Represents the exchange and conversion of our preferred shares into common shares and the increase in common shares from this offering as if they had occurred on April 1, 2000.

   (6) Represents the write-off of a portion of debt issuance costs associated with our senior credit facility, senior notes and senior subordinated notes, resulting from the accelerated debt repayment. That write-off will be recorded as an extraordinary item in the period in which we repay that debt.

   (7) Represents the repayment of $125.0 million of term loans outstanding under our senior credit facility, $85.0 million of our 5% subordinated note, $44.0 million of our senior notes and $44.0 million of our senior subordinated notes.

   (8) Represents the reduction of deferred income taxes as a result of the write-off of $5.5 million of debt issuance costs and a $23.0 million loss related to the early extinguishment of our 5% subordinated note, our senior notes and senior subordinated notes. This amount is calculated by applying the pro forma effective tax rate of 25% to the $5.5 million adjustment and the $23.0 million extraordinary item.

   (9) Reflects the projected net increase in equity resulting from the $321.0 million of net proceeds from this offering, net of an after-tax extraordinary loss of $21.4 million related to the early extinguishment of the remaining $125.0 million of term loans outstanding under our senior credit facility, $85.0 million of our 5% subordinated note, $44.0 million of our senior notes and $44.0 million of our senior subordinated notes.

                            SELECTED FINANCIAL DATA

   The following table presents selected financial and other data about us and our predecessor. We purchased our operating subsidiaries on May 19, 1998, and prior to that date we had no substantial operations. The period ended March 31, 1999 is thus a full fiscal year, but includes results of operations only from May 20, 1998. For periods prior to May 19, 1998, the results of operations are for the operating subsidiaries acquired, which we refer to as our "predecessor company" and which we include for comparative purposes.

   In early 1999, we increased our equity interest in Black Beauty Coal Company from 43.3% to 81.7%. Our results of operations include the consolidated results of Black Beauty, effective January 1, 1999. Prior to that date, we accounted for our investment in Black Beauty under the equity method, under which we reflected our share of Black Beauty's results of operations as a component of "Other revenues" in the statements of operations, and our interest in Black Beauty's net assets within "Investments and other assets" in the balance sheets.

   In anticipation of the sale of Citizens Power, which occurred in August 2000, we classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have adjusted our results of operations to reflect the classification of Citizens Power as a discontinued operation for all periods presented.

   We have derived the selected historical financial data for our predecessor for the year ended and as of September 30, 1996, the six months ended and as of March 31, 1997, the year ended and as of March 31, 1998 and the period from April 1, 1998 to May 19, 1998 and as of May 19, 1998, and the selected historical financial data for our company for the period from May 20, 1998 to March 31, 1999 and as of March 31, 1999 and the years ended and as of March 31, 2000 and 2001 from our predecessor company's and our audited financial statements. The historical results are not necessarily indicative of our future operating results. You should read the following table in conjunction with the financial statements, which have been audited by Ernst & Young LLP, independent auditors, and the notes to those statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (Dollars in thousands, except per share data)

                                       Predecessor Company
                         -------------------------------------------------
                             Year      Six Months                             May 20,
                             Ended       Ended     Year Ended   April 1,      1998 to       Total     Year Ended  Year Ended
                         September 30, March 31,   March 31,   1998 to May   March 31,   Fiscal Year  March 31,   March 31,
                             1996         1997        1998      19, 1998       1999       1999(/1/)   2000(/2/)   2001(/3/)
                         ------------- ----------  ----------  -----------  -----------  -----------  ----------  ----------
Results of Operations
Data:
Revenues:
 Sales..................  $2,075,142   $1,000,419  $2,048,694  $   278,930  $ 1,970,957  $ 2,249,887  $2,610,991  $2,579,104
 Other revenues.........     118,444       63,674     169,328       11,728       85,875       97,603      99,509      90,588
                          ----------   ----------  ----------  -----------  -----------  -----------  ----------  ----------
   Total revenues.......   2,193,586    1,064,093   2,218,022      290,658    2,056,832    2,347,490   2,710,500   2,669,692
Costs and Expenses:
 Operating costs and
 expenses...............   1,693,543      822,938   1,695,216      244,128    1,643,718    1,887,846   2,178,664   2,165,090
 Depreciation,
 depletion and
 amortization...........     197,853      101,730     200,169       25,516      179,182      204,698     249,782     240,968
 Selling and
 administrative
 expenses...............      75,699       41,421      83,640       12,017       76,888       88,905      95,256      99,267
 Impairment of long-
 lived assets(/4/)......     890,829          --          --           --           --           --          --          --
 Gain on sale of
 Australian
 operations.............         --           --          --           --           --           --          --     (171,735)
 Net gain on property
 and equipment
 disposals..............     (13,042)      (4,091)    (21,815)        (328)         --          (328)     (6,439)     (5,737)
                          ----------   ----------  ----------  -----------  -----------  -----------  ----------  ----------
Operating profit
(loss)..................    (651,296)     102,095     260,812        9,325      157,044      166,369     193,237     341,839
 Interest expense.......      62,526       24,700      33,410        4,222      176,105      180,327     205,056     197,686
 Interest income........     (11,355)      (8,590)    (14,543)      (1,667)     (18,527)     (20,194)     (4,421)     (8,741)
                          ----------   ----------  ----------  -----------  -----------  -----------  ----------  ----------
Income (loss) before
income taxes and
minority interests......    (702,467)      85,985     241,945        6,770         (534)       6,236      (7,398)    152,894
 Income tax provision
 (benefit)..............    (256,185)      27,553      83,050        4,530        3,012        7,542    (141,522)     42,690
 Minority interests.....         --           --          --           --         1,887        1,887      15,554       7,524
                          ----------   ----------  ----------  -----------  -----------  -----------  ----------  ----------
Income (loss) from
continuing operations...    (446,282)      58,432     158,895        2,240       (5,433)      (3,193)    118,570     102,680
 Income (loss) from
 discontinued
 operations.............         --           --        1,441       (1,764)       6,442        4,678     (90,360)     12,925
                          ----------   ----------  ----------  -----------  -----------  -----------  ----------  ----------
Income (loss) before
extraordinary item......    (446,282)      58,432     160,336          476        1,009        1,485      28,210     115,605
 Extraordinary loss
 from early
 extinguishment of
 debt...................         --           --          --           --           --           --          --       (8,545)
                          ----------   ----------  ----------  -----------  -----------  -----------  ----------  ----------
Net income (loss).......  $ (446,282)  $   58,432  $  160,336  $       476  $     1,009  $     1,485  $   28,210  $  107,060
                          ==========   ==========  ==========  ===========  ===========  ===========  ==========  ==========
Basic and diluted
earnings (loss) per
Class A/B share from
continuing operations...                                                    $     (0.16)              $     3.43  $     2.97
Weighted average shares
used in calculating
basic and diluted
earnings (loss) per
Class A/B share.........                                                     26,823,383               27,586,370  27,524,626
Other Data:
Tons sold (in
millions)...............       163.0         81.4       167.5         21.7        154.3        176.0       190.3       192.4
Adjusted EBITDA(/5/)....  $ (453,443)  $  203,825  $  460,981  $    34,841  $   336,226  $   371,067  $  443,019  $  582,807
Net cash provided by
(used in):
 Operating activities...     211,535       62,829     187,852      (28,157)     282,022      253,865     262,911     151,980
 Investing activities...    (105,640)     (56,170)   (136,033)     (21,550)  (2,249,336)  (2,270,886)   (185,384)    388,462
 Financing activities...      15,987       94,178    (235,389)      23,537    2,161,281    2,184,818    (205,181)   (543,337)
Depreciation, depletion
and amortization........     197,853      101,730     200,169       25,516      179,182      204,698     249,782     240,968
Capital expenditures....     152,106       76,460     165,514       20,874      174,520      195,394     178,754     187,060
Balance Sheet Data (at
period end):
Total assets............  $4,916,693   $5,025,812  $6,343,009  $ 6,406,587  $ 7,023,931  $ 7,023,931  $5,826,849  $5,209,487
Total debt..............     456,867      321,723     602,276      633,562    2,542,379    2,542,379   2,076,166   1,405,621
Total stockholders'
equity/invested
capital.................   1,383,655    1,676,786   1,687,842    1,497,374      495,230      495,230     508,426     631,238

--------
(1) For comparative purposes, we derived the "Total Fiscal Year 1999" column by adding the period from May 20, 1998 to March 31, 1999 with our predecessor company results for the period from April 1, 1998 to May 19, 1998. The effects of purchase accounting have not been reflected in the results of our predecessor company.
(2) Results of operations for the year ended March 31, 2000 included a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations.
(3) Results of operations for the year ended March 31, 2001 included a $171.7 million pretax gain on the sale of our Australian operations.
(4) Results of operations for the year ended September 30, 1996 included a one-time, non-cash charge of $890.8 million made pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."
(5) Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests and depreciation, depletion and amortization. Adjusted EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. Adjusted EBITDA is presented as additional information because management believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and related notes included elsewhere in this prospectus. The financial statements contained in this prospectus for periods and dates prior to May 20, 1998 are of our predecessor company.

Factors Affecting Comparability

 Sale of Australian Operations

   In December 2000, we signed a share purchase agreement for the transfer of the stock in two U.K. holding companies which, in turn, owned our Australian subsidiaries, to a subsidiary of Rio Tinto Limited. Our Australian operations consisted of interests in six coal mines, as well as mining services in Brisbane, Australia. The sale price was $446.8 million in cash, plus the assumption of all liabilities including $119.4 million of debt. The sale closed on January 29, 2001.

 Discontinued Operations

   In August 2000, we sold Citizens Power, our subsidiary that marketed and traded electric power and energy-related commodity risk management products, to Edison Mission Energy. We classified Citizens Power as a discontinued operation as of March 31, 2000, and recorded an estimated loss on the sale of $78.3 million, net of income taxes. We have changed the presentation of our historical results of operations and cash flows to reflect Citizens Power as a discontinued operation for all periods presented. The fair value of the net assets of Citizens Power is classified as a single line in the balance sheet entitled "Net assets of discontinued operations" in fiscal year 2000 only.

 Fiscal Year 2000 vs. Fiscal Year 1999

   Effective January 1, 2000, our 81.7%-owned subsidiary, Black Beauty, invested $6.6 million to obtain control of three of its midwestern coal mining affiliates: Sugar Camp Coal, LLC, Arclar Coal Company, LLC and United Minerals Company, LLC. Prior to fiscal year 2000, interests in these affiliates were accounted for under the equity method and effective January 1, 2000, we obtained decision-making control and began accounting for our 75% interest in the affiliates on a consolidated basis. We have elected to consolidate these affiliates as part of Black Beauty's results of operations effective April 1, 1999.

   Fiscal year 2000 results also include the consolidated results of operations for Black Beauty for 12 months compared to only three months in fiscal year 1999. We increased our ownership interest in Black Beauty from 43.3% to 81.7% effective January 1, 1999. We accounted for our interest in Black Beauty under the equity method from April 1 to December 31, 1998. As a result, prior to January 1, 1999, our share of Black Beauty's results of operations was included as a component of "Other revenues" in the statements of operations, and our interest in Black Beauty's net assets was included within "Investments and other assets" in the balance sheets.

   The results of operations and cash flows for the period ended March 31, 1999 reflect the combination of our results from April 1, 1998 to March 31, 1999 (we acquired our predecessor company effective May 20, 1998 and prior to that date had no prior operations) and the results of the predecessor company for April 1, 1998 to May 19, 1998. In addition, the results of operations and cash flows for the period ended March 31, 1999 may not be directly comparable to fiscal year 2000 as a result of the effects of restatement of assets and liabilities to their estimated fair market value in accordance with the application of purchase accounting under Accounting Principles Board Opinion No. 16.

Fiscal Year Ended March 31, 2001 Compared to Fiscal Year Ended March 31, 2000

   Sales. Sales decreased $31.9 million, or 1.2%, to $2,579.1 million for the fiscal year 2001. Sales volume increased 2.1 million tons, or 1.1%, to 192.4 million tons in fiscal year 2001. The majority of the decline was the result of $24.6 million of lower sales in Australia, due to the sale of our Australian operations in January 2001. During the first nine months of fiscal year 2001, average prices were 2.7% lower than the prior year's first nine months, primarily due to a change in sales mix as higher-priced Midwest region volume decreased in fiscal year 2001. However, this decrease was somewhat mitigated by higher coal prices in the fourth quarter in nearly all operating regions, which reduced the full year decline in average prices to only 1.0% compared to the prior year. Sales from our U.S. operations decreased $7.3 million in fiscal year 2001, due to lower volumes in the Midwest region offset partially by slightly higher volume in Appalachia, the Southwest region and at Black Beauty, and improved pricing and volume in the Powder River Basin.

   Sales in the Powder River region increased $44.9 million in fiscal year 2001, due to improved pricing and increased volume as a result of strong demand for Powder River Basin coal. Sales in Appalachia improved by $42.3 million due to higher volume from improved performance at our longwall operations in that region. Black Beauty's sales increased $23.6 million due to the higher volumes on contracts transitioned from our other mines, while sales in the Southwest region improved $4.9 million due to slightly higher sales volume. Sales from broker and trading activities increased $41.4 million, reflecting an increase in volume over fiscal year 2000. These sales increases were more than offset by the sales decrease in the Midwest region of $164.5 million from the closure and suspension of three mines during fiscal year 2000 and the closure of another mine early in the third quarter of fiscal year 2001.

   Other Revenues. Other revenues decreased $8.9 million compared to the prior year, to $90.6 million. Lower contract restructuring revenues and coal royalty income in fiscal year 2001 were only partially offset by an increase in revenues from engineering services for underground mining projects in Australia. Our contract restructuring revenues typically arise from the negotiated termination of our or a third party's existing coal supply agreement in exchange for a cash payment.

   Depreciation, Depletion and Amortization. Fiscal year 2001 depreciation, depletion and amortization expense was $241.0 million, a decrease of $8.8 million compared to fiscal year 2000. The decrease was primarily due to $6.0 million of additional depletion associated with a new coal royalty agreement entered into in fiscal year 2000.

   Selling and Administrative Expenses. Selling and administrative expenses increased $4.0 million in fiscal year 2001 to $99.3 million. This increase was primarily related to $3.7 million of increased stock compensation expense in fiscal year 2001 related to the grant of Class B common stock to management.

   Gain on Sale of Australian Operations. On January 29, 2001, we sold our Australian operations to Coal & Allied, a 71%-owned subsidiary of Rio Tinto Limited. The selling price was $446.8 million, plus the assumption of all liabilities, including $119.4 million of debt. We recorded pretax gain of $171.7 million on the sale.

   Operating Profit. Fiscal year 2001 operating profit was $341.8 million, an increase of $148.6 million compared to fiscal year 2000. Excluding the gain on the sale of our Australian operations, operating profit was $170.1 million, a decrease of $23.1 million from fiscal year 2000. Operating margin excluding the gain on the sale of our Australian operations was 6.6% in fiscal year 2001, a decrease from 7.4% in fiscal year 2000. A 41% increase in fuel prices in fiscal year 2001 decreased operating margin by 1.0% and operating profit by $24.1 million in fiscal year 2001. At our U.S. mining operations, operating profit, excluding fuel cost variances, remained stable in fiscal year 2001.

   Operating profit in the Powder River Basin region increased $20.5 million primarily due to higher pricing in fiscal year 2001, combined with slightly improved sales volume. In the Southwest region, we realized increased operating profit of $12.1 million as a result of improved productivity and higher sales volume in fiscal year 2001. Offsetting these increases was a $40.0 million decrease in the Midwest region associated with the closure and suspension of three mines in fiscal year 2000 and the closure of another mine early in the third quarter of fiscal year 2001. Black Beauty's operating profit decreased $18.5 million due to lower contract restructuring revenues in fiscal year 2001, higher operating costs caused by adverse geologic conditions encountered during the first nine months of the year as we transitioned to new mining areas and unfavorable weather conditions, which delayed production and transportation of coal. Appalachia's operating profit decreased $6.5 million due to poor mining conditions at certain underground operations and lower average pricing in the first nine months of fiscal year 2001 due to contract expirations, partially offset by improved performance at the region's longwall operations.

   Fiscal year 2001 results also included a decrease in operating costs for an $8.0 million reduction in our liabilities for environmental cleanup-related costs based upon favorable experience and lower costs of $9.1 million related to Black Lung excise tax refund credits on export shipments. Beginning in 1997, we filed for a refund of these taxes on the basis that the tax was unconstitutional. In May 2000, the Internal Revenue Service issued guidelines for the refund of these taxes. We have filed a claim and expect to receive a refund in the first half of fiscal year 2002.

   Operating costs also decreased $11.4 million in fiscal year 2001 due to the reduction in our liability associated with the United Mine Workers of America Combined Fund. The Coal Industry Retiree Health Benefit Act of 1992 established the Combined Fund to provide for the funding of specified health benefits for covered United Mine Workers of America retirees. Two of our subsidiaries filed a lawsuit against the Social Security Administration asserting that it improperly assigned certain beneficiaries to them. A federal District Court ruled in our favor. Effective October 1, 2000, the Social Security Administration withdrew the assignment to our subsidiaries of a specified number of beneficiaries, resulting in a $11.4 million reduction in our liability.

   Additionally, our Australian operations' operating profit increased $5.0 million in fiscal year 2001.

   Interest Expense. Interest expense decreased $7.4 million to $197.7 million in fiscal year 2001. The decrease was primarily due to a $7.7 million decrease in interest expense in the fourth quarter resulting from the repayment of $455.0 million of term loans under our senior credit facilities during the quarter, and the removal of $119.4 million of debt from our balance sheet as a result of the sale of our Australian operations.

   Interest Income. Interest income increased $4.3 million to $8.7 million in fiscal year 2001, primarily as a result of the interest income recorded in the current year associated with the Black Lung excise tax refunds.

   Income Taxes. Fiscal year 2001 income tax expense was $42.7 million on pretax income of $152.9 million, compared to an income tax benefit of $141.5 million on a pretax loss of $7.4 million in fiscal year 2000. Additionally, in fiscal year 2000 we recorded a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations.

   Our consolidated tax position is impacted by the percentage depletion tax deduction utilized by us and our U.S. subsidiaries that creates an alternative minimum tax situation, and the positive contribution of our Australian operations, which are taxed at a higher rate than our U.S. operations. Additionally, in fiscal year 2001 we recorded a $47.5 million tax provision related to the gain on sale of our Australian operations. Excluding the tax provision related to the sale of our Australian operations, the income tax benefit recorded on U.S. pretax losses exceeded the Australian income tax expense in fiscal year 2001 by $4.8 million.

   Minority Interests. In fiscal year 2001, minority interest expense decreased $8.0 million to $7.5 million, due to lower fiscal year 2001 results at our 81.7%-owned Black Beauty operations. As discussed above, Black Beauty's results were affected by a contract restructuring gain in fiscal year 2000, combined with higher mining costs due to poor geologic conditions and higher fuel costs in fiscal year 2001.

   Loss from Discontinued Operations. In fiscal year 2000, Citizens Power incurred a loss from operations of $12.1 million. Citizens Power was classified as a discontinued operation in March 2000.

   Gain from Disposal of Discontinued Operations. During fiscal year 2001, we reduced our estimated net loss from the sale of Citizens Power by $12.9 million, net of income taxes. This reduction reflected a decrease in the estimated operating losses of Citizens Power during the disposal period due to higher income from electricity trading activities driven by increased volatility and prices for electricity in the western U.S. power markets during the first quarter ($8.8 million) and higher estimated proceeds from the monetization of power contracts as part of the wind-up of our ownership of Citizens Powers' operations ($4.1 million). We completed the sale of Citizens Power in fiscal year 2001.

   Extraordinary Loss from the Early Extinguishment of Debt. In the fourth quarter of fiscal year 2001, we made optional prepayments of term loans under our senior credit facilities. These prepayments were primarily funded with the proceeds from the sale of our Australian operations. The prepayments resulted in an extraordinary loss of $8.5 million, net of income taxes, due to the write-off of costs related to the issuance of the debt repaid.

Fiscal Year Ended March 31, 2000 Compared to Total Fiscal Year 1999

   Sales. For fiscal year 2000, sales increased $361.1 million, or 16.0%, to $2.6 billion. Sales volume increased 8.1% over the prior year. The fiscal year 2000 results included an increase attributable to Black Beauty of $428.9 million, which was principally comprised of two amounts: the inclusion of Black Beauty's results for an entire year ($264.1 million) and the consolidation of Sugar Camp, Arclar and United Minerals on a retroactive basis ($164.8 million). The average sales price per ton increased 7.4% in 2000 due to this inclusion of sales of Black Beauty and its affiliates and higher prices in the Powder River Basin. Sales in Australia increased $75.5 million over total fiscal year 1999.

   Powder River Basin sales increased $13.1 million, due mainly to a continuing improvement in pricing for the low sulfur coal in this region. Offsetting these increases were declines in the Midwest and Appalachia markets of $68.1 million and $53.8 million, respectively. Both regions were negatively impacted by mild winter weather that increased customer coal stockpiles, causing lower demand and pricing. Sales in the Midwest region declined primarily due to the closure and suspension of three high sulfur mines in fiscal year 2000, while results in Appalachia were hampered by price reductions for coal utilized by the export metallurgical market, and operating difficulties related to longwall panel development delays and adverse geological conditions. Brokerage and trading revenues declined $33.5 million, mainly due to new contracts with lower prices than expiring contracts.

   Other Revenues. Other revenues improved $1.9 million compared to fiscal year 1999. This increase was primarily due to a $13.0 million gain from a contract restructuring in which Black Beauty initiated the buyout of a customer's contract in order to provide additional production capacity to meet a new long-term coal supply agreement, and a $3.9 million gain on the settlement of a contract dispute in the fourth quarter of fiscal year 2000, partially offset by the exclusion of $7.5 million of equity income in affiliates subsequently consolidated by Black Beauty as discussed above.

   Selling and Administrative Expenses. Selling and administrative expenses increased $6.4 million in fiscal year 2000 to $95.3 million. This increase was the result of the inclusion of a full year of Black Beauty's operations, compared to three months in fiscal year 1999 (an increase of $9.9 million) and full year consolidation of Black Beauty affiliates previously mentioned, partially offset by $13.1 million of compensation expense in fiscal year 1999 related to the grant of 992,276 shares of Class B common stock to management.

   Operating Profit. Operating profit was $193.2 million for fiscal year 2000, an increase of $26.8 million, or 16.1%. The impact of Black Beauty on fiscal year 2000 results increased operating profit by $43.8 million, including a $13.0 million gain from the Black Beauty contract restructuring previously mentioned. We also had $12.8 million less stock compensation expense in fiscal year 2000 than in fiscal year 1999.

   Other regions showing year-over-year improvement were the Midwest ($15.0 million), Powder River Basin ($13.2 million) and Australia ($12.8 million). The Midwest region improved over fiscal year 1999 as a result of lower reclamation costs occurring from a change in permitting requirements in fiscal year 2000 ($5.1 million), improved productivity and higher volume at the ongoing Midwestern operations, partially offset by lower volumes due to the closure/suspension of three mines in fiscal year 2000. Profit improved in the Powder River Basin based upon higher pricing and higher demand for coal from our lowest cost, most efficient operations. Our Australian operations also reported higher profit.

   Offsetting these increases were decreases in Appalachia ($32.1 million) and the Southwest ($4.1 million). Profitability in Appalachia was directly impacted by soft market conditions and higher costs as a result of longwall panel development delays. The decline in the Southwest region was the result of higher operating expenses, primarily as a result of higher repair and maintenance expenses than in fiscal year 1999, offset partially by higher volumes and a gain of $3.9 million from the settlement of a customer contractual dispute. In addition, income from brokerage and trading activities decreased $19.8 million, mainly as a result of lower volumes that were directly related to contract expirations. Finally, we experienced higher costs for past mining obligations due to the fiscal year 2000 cost of mine closure and suspension in the Midwest region, and $14.0 million in higher administrative costs as a result of the inclusion of Black Beauty and its affiliates.

   Interest Expense. Interest expense for fiscal year 2000 was $205.1 million, an increase of $24.8 million, or 13.8%. Fiscal year 1999 included acquisition-related indebtedness from the May 19, 1998 acquisition of our predecessor company forward. Also affecting fiscal year 2000 was the inclusion of $12.6 million of additional interest associated with the consolidation of Black Beauty.

   Interest Income. Interest income decreased $15.8 million from fiscal year 1999 to $4.4 million. The decrease was primarily attributable to interest income from higher average cash balances held in fiscal year 1999 in anticipation of the acquisition of an additional ownership interest in Black Beauty that occurred late in fiscal year 1999.

   Income Taxes. For fiscal year 2000, we recorded an income tax benefit of $141.5 million on a pretax loss from continuing operations of $7.4 million, compared to an income tax expense of $7.5 million on pretax income from continuing operations of $6.2 million in fiscal year 1999. The fiscal year 2000 amount reflected a $144.0 million income tax benefit associated with an election to treat Peabody Natural Resources Company, our subsidiary, as a corporation rather than as a partnership for federal income tax purposes. This election, which became available through a change in tax law that occurred in December 1999, resulted in an increase in the tax basis in the entity's assets and eliminated the necessity for a deferred tax liability that had reflected the excess of the book basis in that subsidiary over the tax basis.

   Our effective book income tax rate was primarily impacted by two factors: the percentage depletion tax deduction used by us and our U.S. subsidiaries that creates an alternative minimum tax situation and the level of contribution by the Australian operations to the consolidated results of operations, which is taxed at a higher rate than in the United States.

   Loss From Discontinued Operations. In fiscal year 2000, our discontinued operations reported a net loss of $12.1 million, compared to net income of $4.7 million in fiscal year 1999. The decrease was largely the result of a decline in the number of utility contract restructuring transactions completed in fiscal year 2000 compared to fiscal year 1999. In addition, fiscal year 2000 results included the estimated after-tax loss on disposal of Citizens Power of $78.3 million.

Long-Term Coal Supply Agreements

   As of March 31, 2001, nearly one billion tons of our future coal production were committed under long-term contracts. Our strategy is to selectively renew, or enter into new, long-term supply contracts when we can do so at favorable prices. Long-term contracts may be particularly attractive in regions where market prices are expected to remain stable, with respect to high sulfur coal that would otherwise not be in great demand or for sales under cost-plus arrangements serving captive electric generating plants. Prices for coal have recently risen, particularly in the Powder River Basin and in Appalachia, primarily due to increased prices for competing fuels and increased demand for electricity. To the extent we do not renew or replace expiring long-term coal supply agreements, our future sales will be exposed to market fluctuations, including unexpected downturns in market prices. Most of the contracts contain price adjustments for inflation and changes in the laws regulating the mining, production, sale or use of coal. In the majority of these contracts, the purchaser has the right to terminate the contract if the price increases beyond certain limits, although we can usually decrease the price in order to maintain the contract.

Liquidity and Capital Resources

   Net cash provided by operating activities decreased by $110.9 million, to $152.0 million, for fiscal year 2001. The decrease in net cash provided by operating activities was primarily due to $60.0 million of lower proceeds from the sale of accounts receivable in fiscal year 2001, combined with lower operating cash flow from our Australian operations.

   In March 2000, we established a five-year accounts receivable securitization program under which we sell, without recourse, on an ongoing basis, undivided interests in trade accounts receivable from our domestic subsidiaries other than Black Beauty to a multi-seller, asset-backed commercial paper conduit. The qualified pool of receivables included in the securitization program includes customers with good credit ratings and is reduced for certain items, including past due balances and specified concentration limits. The conduit's purchases are financed with the sale of highly-rated commercial paper, allowing us to lower our overall financing costs. The commercial paper is secured by high-quality current trade receivables. The qualified pool of accounts receivable subject to the program represented approximately 56% of our total accounts receivable at March 31, 2001. Outstanding undivided interests totaled $100.0 million at March 31, 2000 and $140.0 million at March 31, 2001.

   Net cash provided by investing activities was $388.5 million for fiscal year 2001, an increase of $573.9 million compared to fiscal year 2000. In fiscal year 2001, we received $455.0 million in proceeds from the sale of our Australian operations and $102.5 million in net proceeds from the sale of Citizens Power, while fiscal year 2000 included higher expenditures for acquisitions, partially offset by $32.9 million in proceeds from contract restructurings.

   Total capital expenditures for fiscal years 1999, 2000 and 2001 were $195.4 million, $178.8 million and $187.1 million, respectively. Of these capital expenditures, $71.2 million, $28.6 million and $35.7 million relate to our Australian operations. Our capital expenditures are primarily made to acquire additional reserves and mining equipment. We currently estimate that our capital expenditures for fiscal year 2002 will be $198.0 million and will primarily be used to acquire additional coal reserves, develop existing reserves, replace equipment and fund cost reduction initiatives. We had $94.4 million of future committed capital expenditures at March 31, 2001 that are primarily related to acquiring additional Powder River Basin coal reserves and mining equipment in fiscal year 2002. We anticipate funding these capital expenditures through available cash and credit facilities.

   Net cash used in financing activities was $543.3 million for fiscal year 2001, compared to $205.2 million in fiscal year 2000. We used the net proceeds from the sales of Citizens Power and our Australian operations to repay $633.9 million of long-term debt during fiscal year 2001, an increase of $423.9 million in our debt repayments compared to fiscal year 2000.

   Effective May 20, 1998, we paid The Energy Group PLC $2,003.5 million in cash for P&L Coal Group. The acquisition was financed by a $480.0 million equity contribution by Lehman Brothers Merchant Banking and affiliates and borrowings of $1,523.5 million. We also entered into a $480.0 million senior credit facility to provide for our working capital requirements following the acquisition, with no initial borrowings related to financing the acquisition.

   As of March 31, 2001, we had total indebtedness outstanding of $1,405.6 million that consisted of:

                                                                   (In millions)
   Term loans under our senior credit facility....................   $   125.0
   Senior notes ..................................................       399.1
   Senior subordinated notes .....................................       498.9
   Indebtedness of Black Beauty subsidiary........................       211.0
   5.0% subordinated note.........................................       169.9
   Other long-term debt...........................................         1.7
                                                                     ---------
                                                                   $ 1,405.6
                                                                     =========

   The following table sets forth the mandatory repayments of our indebtedness outstanding as of March 31, 2001:

   Fiscal Year              Senior Credit Facility 5.0% Subordinated Note  Other    Total
   -----------              ---------------------- ---------------------- -------- --------
                                                     (In millions)
   2002....................        $   --                  $ 20.0         $   16.3 $   36.3
   2003....................            --                    20.0             37.7     57.7
   2004....................            --                    20.0             50.2     70.2
   2005....................            --                    20.0             85.6    105.6
   2006....................            --                    20.0              7.9     27.9
   2007 and thereafter.....          125.0                  120.0            862.9  1,107.9
                                   -------                 ------         -------- --------
                                   $ 125.0                 $220.0         $1,060.6 $1,405.6
                                   =======                 ======         ======== ========

   Our senior credit facility includes a revolving credit facility that currently provides for aggregate borrowings of up to $200.0 million and letters of credit of up to $280.0 million. The revolving credit facility commitment matures in fiscal year 2005. As of March 31, 2001, we had no borrowings outstanding under the revolving credit facility. Revolving loans under the revolving credit facility bear interest based on the base rate (as defined in the senior credit facility), or LIBOR (as defined in the senior credit facility) at our option. As of March 31, 2001, we had $73.4 million of letters of credit outstanding under the revolving credit facility.

   The revolving credit facility and related term loan facility also currently contain restrictions and limitations including, but not limited to, financial covenants that require us to maintain and achieve certain levels of financial performance and prohibit the payment of cash dividends and similar restricted payments.

   The indentures governing the senior notes and senior subordinated notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. In addition, the indentures limit our ability to:

  .pay dividends or make other distributions;

  .lease, convey or otherwise dispose of all or substantially all of our assets;

  .issue specified types of capital stock;

  .enter into guarantees of indebtedness;

  .incur liens;

  .restrict our subsidiaries' ability to make dividend payments;

  .merge or consolidate with any other person or enter into transactions with affiliates; and

  .repurchase junior securities or make specified types of investments.

   As of March 31, 2001, Black Beauty maintained a $100.0 million revolving credit facility that matures on February 28, 2002. Black Beauty may elect one or a combination of interest rates based on LIBOR or the corporate base rate plus a margin, which fluctuates based on specified leverage ratios. Borrowings outstanding under the Black Beauty revolving credit agreement totaled $70.0 million at March 31, 2001. The revolving credit facility contains customary restrictive covenants, including limitations on additional debt, investments and dividends. In addition, Black Beauty's ability to pay dividends is subject to certain financial tests.

   Black Beauty's senior unsecured notes include $31.4 million of senior notes and three series of notes with an aggregate principal amount of $60.0 million as of March 31, 2001. The senior notes bear interest at 9.2%, payable quarterly, and are prepayable in whole or in part at any time, subject to certain make-whole provisions. The three series of notes include Series A, B and C notes, totaling $45.0 million, $5.0 million and $10.0 million, respectively. The Series A notes bear interest at an annual rate of 7.5% and are due in fiscal year 2008. The Series B notes bear interest at an annual rate of 7.4% and are due in fiscal year 2004. The Series C notes bear interest at an annual rate of 7.4% and are due in fiscal year 2003. The senior unsecured notes contain customary restrictive covenants, including limitations on additional debt, investments and dividends.

   As of March 31, 2001, the revolving and working capital borrowing facilities referred to above totaled $300.0 million, and borrowings thereunder totaled $70.0 million. We were in compliance with the restrictive debt covenants of all of our debt agreements as of March 31, 2001.

   Subsidiaries of Black Beauty maintain borrowing facilities with banks and other lenders with customary restrictive covenants. The aggregate amount of outstanding indebtedness under those facilities totaled $47.8 million as of March 31, 2001.

   On January 29, 2001, we received $455.0 million in cash, prior to post-closing adjustments of $8.2 million, from the sale of our Australian operations. Using these proceeds, we repaid the remaining $110.0 million of the tranche A term loan and $345.0 million of the tranche B term loan outstanding under our senior credit facility. After giving effect to those repayments, we had no tranche A term loans outstanding and $125.0 million of tranche B term loans outstanding.

   In connection with this offering, we anticipate applying $125.0 million of proceeds to the repayment of the remaining tranche B term loan outstanding under the senior credit facility and $100.0 million to repay borrowings under our revolving credit facility, which we expect to incur on May 2, 2001 in connection with the repayment of a portion of the 5% subordinated note. We also intend to use proceeds from this offering to repurchase a portion of our senior notes and our senior subordinated notes.

   We have received the approval from a sufficient number of our lenders to amend our senior credit facility. The amendment, which will be effective upon the consummation of this offering, will permit the payment of cash dividends and other restricted payments subject to specified limitations, increase the amount available for borrowing under the revolving credit facility from $200.0 million to $350.0 million and permit additional joint venture investments. In connection with the amendment, we agreed to reduce the maximum permitted debt to EBITDA ratio and increase the minimum required interest coverage ratio. We paid an amendment fee of $1.4 million to a group of over 100 lenders who consented to the amendment. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers, received $0.06 million of that credit facility amendment fee. All other terms and conditions remain unchanged.

   Black Beauty replaced its $100.0 million revolving credit facility with a new $120.0 million revolving credit facility on April 16, 2001. The new facility contains substantially similar restrictive covenants and matures on April 17, 2004. Borrowings outstanding under the $100.0 million revolving credit facility on April 16, 2001 were refinanced under the new $120.0 million revolving credit facility.

Certain Liabilities

   We have significant long-term liabilities relating to mine reclamation, work-related injuries and illnesses, pensions and retiree health care. Accruals for these liabilities reflect U.S. coal industry and generally accepted accounting principles. Our operations and the operations of our predecessor subject us to liability for the investigation and remediation of releases of hazardous substances into the environment and for damages to natural resources under Superfund and similar state laws. The majority of our existing liabilities relate to our past operations, which had more mines and employees than we currently have. Our aggregate cash payments for these liabilities for fiscal year 2001 were $149.0 million.

   In connection with the sale of Citizens Power, we have indemnified the buyer from certain losses resulting from specified power contracts and guarantees. No claims have been asserted against us under this indemnity.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standards No. 133 (as amended by Statement of Financial Accounting Standards Nos. 137 and 138) requires the recognition of all derivatives as assets or liabilities within the balance sheet and requires both the derivatives and the underlying exposure to be recorded at fair value. Any gain or loss resulting from changes in fair value will be recorded as part of the results of operations, or as a component of comprehensive income or loss, depending upon the intended use of the derivative. The effective date of Statement of Financial Accounting Standards No. 133 is for all fiscal quarters of fiscal years beginning after June 15, 2000 (effective April 1, 2001 for us). We do not anticipate that the adoption of Statement of Financial Accounting Standards No. 133 will have a material effect on our financial condition or results of operations, subject to new or revised implementation guidelines issued by the Derivatives Implementation Group.

Quantitative and Qualitative Disclosures About Market Risk

 Trading Activities

   We market and trade coal and emission allowances. These activities give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. We actively measure, monitor and attempt to control market risks to ensure compliance with management policies. For example, we have policies in place that limit the amount of total exposure we may assume at any point in time.

   We account for coal and emission allowance trading using the fair value method, which requires us to reflect financial instruments with third parties, such as forwards, futures, options and swaps, at market value in our consolidated financial statements.

 Non-trading Activities

   We manage our commodity price risk for non-trading purposes through the use of long-term coal supply agreements, rather than through the use of derivative instruments. We sold approximately 85% of our sales volume under long-term coal supply agreements during fiscal year 2001. Over the next few years, we anticipate that an increasing portion of our coal sales will be made at then-current market prices rather than under long-term coal supply agreements. As a result, our revenues will be increasingly affected by fluctuations in the price of coal.

   Some of the products used in our mining activities, such as diesel fuel, are subject to price volatility. We use forward contracts to manage the volatility related to this exposure.

   We have exposure to changes in interest rates due to our existing level of indebtedness. As of March 31, 2001, we had $1,161.1 million of fixed-rate borrowings and approximately $244.5 million of variable-rate borrowings outstanding. A one percentage point increase in interest rates would result in an annualized increase to interest expense of approximately $2.4 million on our variable-rate borrowings. With respect to our fixed-rate borrowings, a 1% increase in interest rates would result in a $61.3 million decrease in the fair value of these borrowings.

                             COAL INDUSTRY OVERVIEW

   We obtained the information provided in this "Coal Industry Overview" regarding future coal consumption and future coal market prices from the Energy Information Administration, the independent statistical and analytical agency within the U.S. Department of Energy, as well as Energy Ventures Analysis, Inc. and Resource Data International, Inc., private market research firms. The Energy Information Administration bases its forecasts on assumptions about, among other things, trends in various economic sectors (residential, transportation, industrial, etc.), economic growth rates, technological improvements and demand for other energy sources. The Energy Information Administration's Annual Energy Outlook 2001, International Energy Outlook 2000 and World Energy Outlook 2000 more fully describe these assumptions. Neither Resource Data International nor Energy Ventures Analysis, Inc. describes the assumptions upon which they base their projections.

Introduction

   Coal is one of the world's most abundant, efficient and affordable natural resources, used primarily to provide fuel for the generation of electricity. According to the International Energy Agency, in 1997, coal provided 26% of the world's primary energy supply and was responsible for approximately 44% of the world's power generation. Coal's share of electricity generation in the United States was an estimated 51% in 2000.

   The United States is the second largest coal producer in the world, exceeded only by China. Other leading coal producers include Australia, India and South Africa. The United States has the largest coal reserves in the world, with an estimated 250 years of supply based on current usage rates. U.S. coal reserves are more plentiful than U.S. oil or natural gas reserves, with coal representing more than 85% of the nation's fossil fuel reserves.

   United States coal production has nearly doubled during the past 30 years. In 2000, total U.S. coal production was estimated to be 1.1 billion tons. Approximately 62% of U.S. coal is produced by surface mining methods, while the remaining 38% is produced by underground mining methods.

   The U.S. coal industry operates under a highly developed regulatory regime that governs all mining and mine safety activities, including land reclamation, which requires mined lands to be restored to a condition equal to or better than that existing before mining. Coal mining in the United States has become a relatively safe occupation, relying on sophisticated technology and a skilled work force to become one of the safest, most productive coal industries in the world.

   In recent years, the coal industry has experienced significant gains in mining productivity, changes in air quality laws, growth in coal consumption and industry consolidation. According to the Energy Information Administration, the number of operating mines declined 50% over the past ten years, while overall coal production increased approximately 6% over that period. During the same period, average coal mine productivity nearly doubled due to changes in work practices, new technologies and an increase in production in the Powder River Basin coal region, where thick, easily accessible coal seams result in high productivity. The overall productivity gains contributed to stability in coal prices during the 1990s. Recent increases in the price of natural gas and other energy commodities, however, have resulted in the price of coal increasing in most regions where we operate. A notable industry trend has been the shift to low sulfur coal production, particularly in the Powder River Basin, driven by the significant regulatory restrictions on sulfur dioxide emissions from coal-based electric generating plants.

Coal Markets

   Resource Data International estimates that approximately 1.1 billion tons of coal were consumed in the United States in 2000 and expects domestic consumption to grow at a rate of 0.4% per year from 2000 through 2015. Demand from domestic electricity generators, currently accounting for more than 90% of domestic consumption, is projected to increase to more than one billion tons by 2015. Overall, coal use at coke plants and steel mills is projected to decrease.

                        Projected U.S. Coal Consumption

                                                         2000P 2005P 2010P 2015P
                                                         ----- ----- ----- -----
                                                           (Tons in millions)
Sector
------
Electricity generators..................................   928   984   996 1,012
Industrial..............................................    73    73    72    72
Coke plants/steel mills.................................    28    24    20    19
                                                         ----- ----- ----- -----
  Total domestic........................................ 1,029 1,081 1,088 1,103
Export..................................................    59    62    63    61
                                                         ----- ----- ----- -----
  Total................................................. 1,088 1,143 1,151 1,164
                                                         ===== ===== ===== =====

--------
Source: Resource Data International, Outlook for Coal 2000.

   The U.S. coal industry's principal customers are electricity generators. According to Resource Data International, these electricity generators are expected to require more coal in order to meet the growing demand for electricity. Coal-based generation is used in most cases to meet baseload requirements, so coal use generally grows at the pace of electricity growth. In the aggregate, coal-based plants currently utilize approximately 70% of their capacity, although the optimal sustainable capacity utilization is 85% for a typical plant, and most can run at higher rates for short periods. An increase from 70% capacity utilization to 85% capacity utilization would translate into approximately 200 million tons of additional annual coal consumption. By 2010, coal-based plants would have to run at approximately 82% of capacity to meet expected demand for electricity, assuming that all the same plants were running at today's efficiency levels and that market share remains constant. Gas-fired electricity generation, which is used primarily for intermediate and peak-load demand, is anticipated to gain market share at the expense of nuclear generation or where peak-load capacity is needed.

   As the table below indicates, coal generated an estimated 51% of the electricity in the United States in 2000.

                    Electricity Fuel Sources Comparison(/1/)

                                                                 1990  1995  2000P
                                                                 ----  ----  -----
Coal............................................................  53%   51%    51%
Nuclear.........................................................  19    20     20
Hydro...........................................................  10     9      8
Natural Gas.....................................................  13    15     16
Other...........................................................   5     5      5
                                                                 ---   ---    ---
  Total......................................................... 100%  100%   100%
                                                                 ===   ===    ===

--------
Source: Energy Information Administration Monthly Energy Review, December 2000.
(1) Based on net generation

 Regional Coal Markets

   Over the past several years, largely as a result of sulfur dioxide emissions limitations mandated by the Clean Air Act, demand has shifted toward lower sulfur coal. In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less of sulfur dioxide per million Btu. As a result of a significant switch to very low sulfur Powder River Basin coal, manyPhase I-affected plants overcomplied with the sulfur dioxide requirements, creating a surplus of emission allowances that could be traded within a market for sulfur dioxide emissions credits. In 2000, Phase II of the Clean Air Act tightened restrictions on sulfur dioxide emissions from 2.5 pounds or less to 1.2 pounds or less of sulfur dioxide per million Btu. Surplus emission credits from Phase I allow some generators to delay retrofitting old plants with scrubbers. Eventually, owners of these plants will have to retrofit or switch to Phase II compliance coal, including Southern Powder River Basin or other low sulfur coal. The following table indicates the historical and projected shift to Powder River Basin coal.

                     U.S. Coal Demand by Production Region

                                          Historical        Projected
                                          ---------- -----------------------
                                             1996    2000  2005  2010  2015
                                          ---------- ----- ----- ----- -----
                                                    (Tons in millions)
Southern Powder River Basin..............     253      322   367   387   409
Northern Powder River Basin..............      37       41    43    44    44
Other Western United States..............     101      120   109   106   113
Northern Appalachia......................     155      144   146   145   139
Central/Southern Appalachia..............     310      280   300   304   308
Illinois Basin...........................     116       93    86    82    76
Lignite..................................      90       86    89    80    71
Other....................................      11        2     3     3     4
                                            -----    ----- ----- ----- -----
  Total..................................   1,073    1,088 1,143 1,151 1,164
                                            =====    ===== ===== ===== =====

--------
Source: Resource Data International, Outlook for Coal & Competing Fuels, Winter 1996-1997 and Outlook for Coal 2000.

Coal Characteristics

   There are four types of coal: lignite, subbituminous, bituminous and anthracite. Each has characteristics that make it more or less suitable for different end uses. In general, coal of all geological composition is characterized by end use as either "steam coal" or "metallurgical coal," sometimes known as "met coal." Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coking coal, which is used in the production of steel. Heat value and sulfur content, the most important coal characteristics, determine the best end use of particular types of coal.

 Heat Value

   The heat value of coal is commonly measured in Btu per pound of coal. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the eastern and midwestern regions of the United States tends to have a heat content ranging from 10,000 to 15,000 Btu per pound. Most coal found in the western United States ranges from 8,000 to 10,000 Btu per pound. The weight of moisture in coal, as sold, is included in references to Btu per pound of coal in this prospectus, unless otherwise indicated.

   Lignite is a brownish-black coal with a heat content that generally ranges from 4,500 to 8,500 Btu per pound. Major lignite operations are located in Louisiana, Montana, North Dakota and Texas. Lignite is used almost exclusively in power plants located adjacent to or near these mines because any transportation costs, coupled with mining costs, would render its use uneconomical. We do not have any lignite reserves.

   Subbituminous coal is a black coal with a heat content that ranges from 8,000 to 12,000 Btu per pound. Most subbituminous reserves are located in Alaska, Colorado, Montana, New Mexico, Washington and Wyoming. Subbituminous coal is used almost exclusively by electricity generators and some industrial consumers. We have extensive subbituminous reserves in the Powder River Basin of Wyoming.

   Bituminous coal is a "soft" black coal with a heat content that ranges from 9,500 to 15,000 Btu per pound. This coal is located primarily in Appalachia, Arizona, the Midwest, Colorado and Utah, and is the type most commonly used for electricity generation in the United States. Bituminous coal is also used for industrial steam purposes and is used in steel production. All of our reserves in Arizona, Colorado, Illinois, Indiana, Kentucky and West Virginia are categorized as bituminous coal.

   Anthracite is a "hard" coal with a heat content that can be as high as 15,000 Btu per pound. A limited amount of anthracite deposits is located primarily in the Appalachian region of Pennsylvania. Anthracite is used primarily for industrial and home heating purposes. We do not have any anthracite reserves.

 Sulfur Content

   Sulfur content can vary from seam to seam and sometimes within each seam. Coal combustion produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coal has a variety of definitions, but we use it in this prospectus to refer to coal with a sulfur content of 1.0% or less by weight. Compliance coal refers to coal with a sulfur content of less than 1.2 pounds per million Btu. The strict emissions standards of the Clean Air Act have increased demand for low sulfur coal. We expect continued high demand for low sulfur coal as electricity generators meet the current Phase II requirements of the Clean Air Act Amendments (1.2 pounds or less of sulfur dioxide per million Btu). U.S. sulfur dioxide emissions from electricity generation have decreased 25% from 1989 levels, while U.S. coal consumption has increased 17% during the same period.

   Subbituminous coal typically has a lower sulfur content than bituminous coal, but some bituminous coal in Colorado, eastern Kentucky, southern West Virginia and Utah also has a low sulfur content.

   Plants equipped with sulfur-reduction technology, known as "scrubbers," which reduce sulfur dioxide emissions by 50% to 95%, can use higher sulfur coal. Plants without scrubbers can use medium and high sulfur coal by purchasing emission allowances on the open market or blending that coal with low sulfur coal. Each allowance permits the user to emit a ton of sulfur dioxide. Some older coal-based plants have been retrofitted with scrubbers. Any new coal-based generation built in the United States will likely use clean coal technologies to remove the majority of sulfur dioxide, nitrogen oxide and particulate matter emissions.

 Other

   Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electric generating plants must handle and dispose of ash following combustion.

   Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal's weight.

   When some types of coal are super-heated in the absence of oxygen, they form a hard, dry, caking form of coal called coke. Steel production uses coke as a fuel and reducing agent to smelt iron ore in a blast furnace.

Coal Mining Techniques

   Coal mining operations commonly use four distinct techniques to extract coal from the ground. The most appropriate technique is determined by coal seam characteristics such as location and recoverable reserve base. Drill hole data are used initially to define the size, depth and quality of the coal reserve area before committing to a specific extraction technique. All coal mining techniques rely heavily on technology; consequently, technological improvements have resulted in increased productivity. The four most common mining techniques are continuous mining, longwall mining, truck-and-shovel mining and dragline mining.

   It is generally easier to mine coal seams that are thick and located close to the surface than thin underground seams. Typically, coal mining operations will begin at the part of the coal seam that is easiest and most economical to mine. In the coal industry, this characteristic is referred to as "low ratio." As the seam is mined, it becomes more difficult and expensive to mine because the seam either becomes thinner or protrudes more deeply into the earth, requiring removal of more material over the seam, known as the "overburden." For example, many seams of coal in the midwest are five to 10 feet thick and located hundreds of feet below the surface. In contrast, seams in the Powder River Basin of Wyoming may be 80 feet thick and located only 50 feet below the surface.

   Once the raw coal is mined, it is often crushed, sized and washed in preparation plants where the product consistency and heat content are improved. This process involves crushing the coal to the required size, removing impurities and, where necessary, blending it with other coal to match customer specifications.

 Continuous Mining

   Continuous mining is an underground mining method in which main airways and transportation entries are developed and remote-controlled continuous miners extract coal from "rooms," leaving "pillars" to support the roof. Shuttle cars transport coal from the face to a conveyor belt for transport to the surface. This method is often used to mine smaller coal blocks or thin seams and seam recovery is typically approximately 50%. Productivity for continuous mining averages 25 to 50 tons per miner shift.

 Longwall Mining

   Longwall mining is an underground mining method that uses hydraulic jacks or shields, varying from five feet to 12 feet in height, to support the roof of the mine while a mobile-cutting sheerer advances through the coal. Chain belts then move the coal to a standard deep mine conveyer system for delivery to the surface. Continuous mining is used to develop access to long rectangular panels of coal, which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive, but it is effective only for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand a large, contiguous reserve base. Seam recovery using longwall mining is typically 70%, and productivity averages 48 to 80 tons per miner shift.

 Truck-and-Shovel Mining

   Truck-and-shovel mining is an open-cast method that uses large electric-powered shovels to remove overburden, which is used to backfill pits after coal removal. Shovels load coal in haul trucks for transportation to the preparation plant or rail loadout. Seam recovery using the truck-and-shovel method is typically 90%. Productivity depends on equipment, geological composition and the ratio of overburden to coal. Productivity varies between 250 to 400 tons per miner shift in the Powder River Basin to 30 to 80 tons per miner shift in eastern U.S. regions.

 Dragline Mining

   Dragline mining is an open-cast method that uses large capacity electric-powered draglines to remove overburden to expose the coal seams. Shovels load coal in haul trucks for transportation to the preparation plant and then to the rail loadout. Truck capacity can range from 80 to 400 tons per load. Seam recovery using the dragline method is typically 90% or more and productivity levels are similar to those for truck-and-shovel mining.

Technology

   Coal mining technology is continually evolving, improving, among other things, underground mining systems and larger earth-moving equipment for surface mines. For example, longwall mining technology has increased the average recovery of coal from large blocks of underground coal from 50% to 70%. At larger surface mines, haul trucks have capacities of 240 to 400 tons, which is nearly double the maximum capacity of the largest haul trucks used a decade ago. This increase in capacity, along with larger shovels and draglines, has increased overall mine productivity. According to National Mining Association data, overall coal mine productivity, measured in tons produced per miner shift, increased 101% from 1986 to 1997.

Coal Regions

   Coal is mined from coalfields throughout the United States, with the major production centers located in the Powder River Basin, Central Appalachia, Northern Appalachia, the Illinois Basin and in other western coalfields. We operate mines in all of these major coal-producing regions.

 Powder River Basin

   The Powder River Basin contains some of the most attractive coal reserves in the world. The Powder River Basin covers more than 12,000 square miles in northeastern Wyoming and 7,000 square miles in southeastern Montana. Demonstrated coal reserves total approximately 188 billion tons. Within the Powder River Basin, there are various qualities of subbituminous coal, with current production of subbituminous coal ranging from 8,300 Btu per pound to 9,200 Btu per pound and from 0.5% sulfur to 0.3% sulfur. The mines located just north and south of Gillette, Wyoming are categorized as Southern Powder River Basin mines. The coal in the Southern Powder River Basin is ranked as subbituminous with an extremely low sulfur content.

   Production in the Southern Powder River Basin has increased from approximately seven million tons in 1970 to approximately 322 million tons in 2000, and coal production in the Powder River Basin now accounts for approximately 30% of U.S. coal consumption by volume. The Southern Powder River Basin has grown into the largest coal supply region in the United States. From 1990 to 2000, the region's compounded annual production growth rate was 7.0% compared to an overall compounded annual production growth rate of 0.5% for the total U.S. coal industry. The Southern Powder River Basin markets more than 95% of its coal to U.S. electricity generators, principally in this region between the Rocky Mountains and the Appalachian Mountains. We have three active mining operations in the Powder River Basin: one in Montana and two in northeastern Wyoming.

 Central/Southern Appalachia

   Central/Southern Appalachia contains coalfields in eastern Kentucky, southwestern Virginia and central and southern West Virginia. Production in Central/Southern Appalachia has decreased from approximately 305 million tons in 1996 to approximately 213 million tons in 2000. Production declined in all major sections of Central/Southern Appalachia except for southern West Virginia, which has grown due to the expansion of more economically attractive surface mines. The region has experienced significant consolidation in the past several years due to modest demand growth and strong competition from western coal. Central/Southern Appalachian operators market approximately 67% of their coal to electricity generators, principally in the southeastern United States. Central/Southern Appalachia also sells extensively to the export market and industrial customers. The coal of Central/Southern Appalachia has an average heat content of 12,500 Btu per pound and is generally low sulfur. We operate five coal operations in southern West Virginia producing low sulfur steam and metallurgical coal.

 Northern Appalachia

   High and medium sulfur coal is found in the Northern Appalachian coalfields of western Pennsylvania, southeastern Ohio and northern West Virginia. Demand for coal from this region has in recent years been, and is expected to remain, relatively stable. Production in the region was approximately 140 million tons in 2000. Much of the production in this region is concentrated in a few highly productive longwall mining operations in southeastern Pennsylvania and northern West Virginia. Despite its sulfur content of 1.5% to 2.0%, which is considered medium sulfur coal, coal from the Pittsburgh seam produced from these mines is considered attractive to electricity generators because of its high heat content of approximately 13,000 Btu per pound. We operate one mine in this region.

 Illinois Basin

   The Illinois Basin consists of approximately 48,000 square miles throughout Illinois, southern Indiana and western Kentucky. There has been significant consolidation among coal producers in the Illinois Basin over the past several years. The Illinois Basin is a declining production center due to the region's relatively high sulfur coal and competition from lower sulfur western coal. Production in the Illinois Basin peaked at 141 million tons in 1990. Since 1990, production has decreased by over 36% due to displacement by lower sulfur, lower-cost coal. Illinois Basin coal is sold primarily to local customers. Demonstrated reserves total an estimated 135 billion tons of bituminous coal. Approximately 16 coal seams have been identified in this region. Current production quality ranges from 9,000 to 12,700 Btu per pound and 0.8% to 4.5% sulfur, with production averaging approximately 11,400 Btu per pound and 2.5% sulfur. We have extensive reserves and five active mining operations in the Illinois Basin coal region, all located in western Kentucky. In addition, we own an 81.7% interest in Black Beauty, Indiana's largest coal producer. Black Beauty has 16 active mines in this region.

 Western Bituminous Coal Regions

   The western bituminous coal regions include the Hanna Basin in Wyoming, the Uinta Basin of northwestern Colorado and Utah, the Four Corners Region in New Mexico and Arizona and the Raton Basin in southern Colorado. These regions produce high-quality, low sulfur steam coal for selected markets in these regions, for export through West Coast ports and for shipment to some midwestern customers. Production in these regions has increased from 104 million tons in 1996 to 109 million tons in 2000. We have extensive reserves and four operating mines in these regions.

 Lignite Production Regions

   Lignite is mined in North Dakota, Texas and Louisiana. We do not have any lignite reserves.

Coal Prices

   Coal prices vary dramatically by region and are determined by a number of factors. The two principal components of the delivered price of coal are the price of coal at the mine, which is influenced by mine operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. Electricity generators purchase coal on the basis of its delivered cost per million Btu.

 Price at the Mine

   The price of coal at the mine is influenced by geological characteristics such as seam thickness, overburden ratios and depth of underground reserves. Powder River Basin coal is relatively inexpensive to mine, at $3 to $5 per ton, based on our estimates, because the seams are thick and are typically located close to the surface, enabling mining companies to use open-pit mining methods. The large capital costs associated with truck-and-shovel and dragline mining (a dragline can cost up to $50 million and a truck-and-shovel spread can cost up to $20 million) are amortized over millions of tons of coal produced. Powder River Basin mines are highly productive and require less labor than underground mines, thus reducing the labor component of mining costs. By contrast, eastern U.S. coal is more expensive to mine (at $15 to $30 per ton, based on our estimates) than western coal, because of thinner coal seams and thicker overburden. Underground mining, prevalent in the eastern United States, has higher labor costs than surface mining, including costs for labor benefits and health care, and high capital costs, including modern mining equipment and construction of extensive ventilation systems.

   In addition to the cost of mine operations, the price of coal at the mine is also a function of quality characteristics such as heat value and sulfur, ash and moisture content. Metallurgical coal has higher carbon and lower ash content and is usually priced $4 to $10 per ton higher than steam coal produced in the same regions. Higher prices are paid for special coking coal with low volatility characteristics.

 Transportation Costs

   Coal used for domestic consumption is generally sold free on board at the mine and the purchaser normally bears the transportation costs. Export coal, however, is usually sold at the loading port, and coal producers are responsible for shipment to the export coal-loading facility and the buyer pays the ocean freight.

   Most electricity generators arrange long-term shipping contracts with rail or barge companies to assure stable delivered costs. Transportation can be a large component of the buyer's cost. Although the customer pays the freight, transportation cost is still important to coal mining companies because the customer may choose a supplier largely based on the cost of transportation. According to the National Mining Association, in 1997, more than 70% of all U.S. coal was shipped by rail or barge. Trucks and overland conveyors haul coal over shorter distances, while lake carriers and ocean vessels move coal to export markets. Some domestic coal is shipped over the Great Lakes. Railroads move more coal than any other product, and in 1999, coal accounted for 22% of total U.S. rail freight revenue and more than 44% of total freight tonnage. Most coal mines are served by a single rail company, but much of the Powder River Basin is served by two competing rail carriers, the Burlington Northern & Santa Fe and the Union Pacific. Rail competition in this major coal-producing region is important because rail costs constitute up to 75% of the delivered cost of Powder River Basin coal in remote markets.

   As indicated in the chart below, steam coal prices in the major regions in which we compete ranged from $3.60 to $23.25 per ton in 2000, depending upon the quality and source region of the coal. The following table summarizes historical steam coal prices at the mine by supply region.

                          Historical Steam Coal Prices
                (Nominal dollars per ton, free on board at mine)

                                         Pounds
                                         Sulfur
                               Btu       Dioxide           Historical
                               Per     Per Million ---------------------------
       Region/Basin         Pound(/1/)     Btu      1997   1998   1999   2000
       ------------         ---------- ----------- ------ ------ ------ ------
Southern Powder River
 Basin.....................    8,800       0.5     $ 4.26 $ 4.63 $ 4.59 $ 4.55
Southern Powder River
 Basin.....................    8,500       0.8       3.39   3.51   3.64   3.60
Central Appalachia.........   12,500       1.5      23.55  24.07  23.20  23.25
Northern Appalachia........   13,300       3.5      24.32  23.52  21.17  22.50
Western Kentucky...........   11,200       5.0      21.00  21.11  20.79  21.25
Indiana....................   11,000       5.0      16.32  16.24  16.42  17.00

--------
Source: Energy Ventures Analysis, Inc., February 2001.

   According to Energy Ventures Analysis, Inc., prices in April 2001 for representative 8,800 Btu Powder River Basin coal and 12,500 Btu Central Appalachian coal were approximately $12.50 per ton and $44.00 per ton, respectively. Moreover, we expect prices to remain above their historical levels due to several factors, including the high cost of competing fuels such as natural gas, higher electricity demand and the availability of excess coal-based electricity generation capacity.

Coal's Competitive Position

 Cost Comparison of Fuel Types

   Coal generated an estimated 51% of U.S. electricity in 2000. Coal attained this dominant market share because of its relative low cost and its availability throughout the United States. The cost of fuel is the largest variable cost involved in electricity generation. The Energy Information Administration estimated the relative cost of coal versus other electric generating fuels as follows:

         Average U.S. Energy Prices (including cost of transportation)
                             (Cost per million Btu)

Electric Generation by Fuel Type                   1990  1995  2000E 2001P 2002P
--------------------------------                   ----- ----- ----- ----- -----
Coal.............................................. $1.46 $1.32 $1.20 $1.20 $1.19
Oil...............................................  3.32  2.59  4.22  4.03  3.87
Natural Gas.......................................  2.32  1.98  4.22  5.22  5.02

--------
Source: Energy Information Administration, Annual Energy Outlook 2000 and 1999
   Annual Energy Review.

   During 2000, the price of natural gas more than quadrupled, which increase is not fully reflected in the above table.

   In addition to fuel, electricity generators incur other variable and fixed costs in electricity production. On average, the total cost per megawatt-hour of coal-based electricity generation is less expensive than for electricity generated from natural gas or nuclear power. According to Resource Data International, 19 of the 25 major electric generation plants with the lowest operating costs in the United States in 1999 were coal-based. Hydroelectric power is inexpensive but is limited geographically, and there are few suitable sites for new hydroelectric dams. Moreover, because coal-based electric generating plants, on average, are operating below maximum capacity, these plants can increase their electricity generation without substantial incremental capital costs, thus improving coal's overall cost competitiveness. The following table illustrates the relative total cost of coal-based generation relative to other electric generating sources.


                      Average Total Generating Costs(/1/)

                                                             1990   1995   1999
                                                            ------ ------ ------
Coal....................................................... $20.06 $18.73 $17.62
Nuclear....................................................  22.36  20.02  17.95
Hydro......................................................   3.04   3.68   3.94
Natural Gas................................................  28.84  25.84  30.57

--------
Source: Resource Data International Power Dat, FERC Form 1 Data.
(1) Average annual generating costs per megawatt-hour produced for all U.S. electric generating plants; costs include fuel and operation and maintenance, but exclude depreciation.

Deregulation of the Electricity Generation Industry

   In October 1992, Congress enacted the Energy Policy Act of 1992. To stimulate competition in the electricity market, that legislation gave wholesale suppliers access to the transmission lines of U.S. electricity generators. In April 1996, the Federal Energy Regulatory Commission issued the first of a series of orders establishing rules providing for open access to electricity transmission systems. The federal government is currently exploring a number of options concerning utility deregulation. Individual states are also proceeding with their own deregulation initiatives.

   The pace of deregulation differs significantly from state to state. To date, 23 states and Washington, D.C. have enacted programs leading to the deregulation of the electricity market; 19 other states are considering similar programs. Due to the uncertainty around the timing and implementation of deregulation, it is difficult to predict the impact on individual electricity generators. This uncertainty has increased due to the recent energy crisis in California, where market inefficiencies and supply and demand imbalances have created electricity supply shortages. The crisis has slowed deregulation activity in other states and at the federal level.

   If ultimately implemented, full-scale deregulation of the power industry is expected to enable both industrial and residential customers to shop for the lowest-cost supply of power and the best service available. This fundamental change in the power industry is expected to compel electricity generators to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market.

   A possible consequence of deregulation is downward pressure on fuel prices. However, because of coal's cost advantage and because some coal-based generating facilities are underutilized in the current regulated electricity market, we believe that additional coal demand would arise as electricity markets are deregulated if the most efficient coal-based power plants are operated at greater capacity.

                                    BUSINESS

  All information in "Business" reflects the recent divestiture of our Australian operations.

   We are the largest private-sector coal company in the world. Our sales of
181.6 million tons of coal in fiscal year 2001 accounted for more than 16% of all U.S. coal sales and were more than 50% greater than the sales of our closest competitor. We own majority interests in 34 coal operations located throughout all major U.S. coal producing regions, with 66% of our coal sales in fiscal year 2001 shipped from the western United States and the remaining 34% from the eastern United States. Most of our production in the western United States is low sulfur coal from the Powder River Basin. Our overall western U.S. coal production increased from 37.0 million tons in fiscal year 1990 to 119.7 million tons in fiscal year 2001, representing a compounded annual growth rate of 11%.

Transformation of Peabody

   We have grown significantly over the past decade and have transformed ourselves from a largely high sulfur, high-cost coal company to a predominantly low sulfur, low-cost coal producer, marketer and trader. To meet customer demand for cleaner coal, we have increased our sales of low sulfur coal from 56% of our total volume in fiscal year 1990 to over 80% in fiscal year 2001. We are also well positioned to continue selling higher sulfur coal to customers that have invested in emissions control technology, buy emissions allowances or blend higher sulfur coal with low sulfur coal. Our average cost per ton sold decreased 43% from fiscal year 1990 to fiscal year 2001. The following chart demonstrates our transformation:

                                                      Fiscal Year
                                                     --------------    Percent
                                                      1990    2001   Improvement
                                                     ------  ------  -----------
Sales volume (million tons).........................   93.3   181.6       95%
U.S. market share(/1/)..............................    9.1%   16.7%      84
Low sulfur sales volume (million tons)..............   52.6   146.3      178
Total coal reserves (billion tons)(/2/).............    7.0     9.3       33
Low sulfur reserves (billion tons)(/2/).............    2.5     4.4       76
Safety (incidents per 200,000 hours)................   16.1     3.9       76
Productivity (tons per miner shift).................   32.9   122.8      273
Average cost per ton sold(/3/)...................... $19.33  $11.05       43
Employees (approximate)............................. 10,700   6,100       43

--------
(1) Market share is calculated by dividing our U.S. sales volume by estimated total demand for coal in the United States, as reported by the Energy Information Administration.
(2) As of January 1, 1990 and as of March 1, 2001.
(3) Represents operating costs and expenses.

Market Opportunities

   The U.S. coal industry continues to fuel more electricity generation than all other energy sources combined. In 2000, coal-based plants generated an estimated 51% of the nation's electricity, followed by nuclear (20%), gas-fired (16%) and hydroelectric (8%) units. We believe that electricity deregulation and the resulting competition for cost-efficient energy will strengthen demand for coal. We also believe that U.S. and world coal consumption will continue to grow as coal-based generating plants utilize their excess capacity and new coal-based plants are constructed. Coal is an attractive fuel for electricity generation because it is:

  . Abundant: Coal makes up more than 85% of fossil fuel reserves in the United States. The nation has an estimated 250-year supply of coal, based on current usage rates.

  . Low-Cost: At an average delivered price of $1.20 per million Btu, coal's cost advantage over natural gas continued to widen in 2000, during which the average delivered price of natural gas was $4.22 per million Btu, and at times exceeded $10.00 per million Btu. In 1999, 19 of the 25 lowest-cost major generating plants in the United States were coal-based.

  . Increasingly Clean: Aggregate pollution from U.S. coal-based plants has declined significantly since 1970, even as the amount of coal used for electricity generation has tripled.

Business Strengths

   We believe our strengths will enable us to enhance our industry-leading position and increase shareholder value.

   We are the world's largest private-sector producer and marketer of coal, and the largest reserve holder of any U.S. coal company. In 2001, our U.S. market share was over 16% and our sales volume was more than 50% greater than that of our closest competitor. Our reserve base of 9.3 billion tons of proven and probable coal reserves is the largest of any U.S. coal producer, and we believe that we have significant expansion opportunities in areas adjacent to our existing reserves. Based on current production rates, we believe our reserves could last for more than 50 years.

   We are the largest producer and marketer of low sulfur coal in the world, with the number one position in the Southern Powder River Basin, part of the fastest growing U.S. coal producing region. As of March 1, 2001, 4.4 billion tons of our proven and probable coal reserves were low in sulfur, which is substantially greater than the low sulfur reserves of any of our competitors. During fiscal year 2001, we were the largest seller of low sulfur coal in the United States, selling 146.3 million tons of low sulfur coal, which was 81% of our total sales volume for that period. More than half of our total sales volume comes from the Southern Powder River Basin, where we have a 30% market share. The Southern Powder River Basin has very low sulfur coal and has experienced a 24% increase in production volume, from 261 million tons in 1996 to 323 million tons in 2000, compared to stable total U.S. production volumes during that period. The increased demand for low sulfur coal has been driven primarily by the Clean Air Act Amendments of 1990, which place limits on sulfur dioxide and other emissions from coal-based power plants. To date, the majority of affected electricity generators have chosen to convert to low sulfur coal rather than install scrubbers to reduce sulfur dioxide emissions from high sulfur coal.

   We have a large portfolio of long-term coal supply agreements and have substantial future production available for sale at market prices. We have a large portfolio of coal supply agreements that provides us with reliable revenues. As of March 31, 2001, nearly one billion tons of our future coal production were committed under these contracts. During the first four months of 2001, we entered into commitments to sell four million tons of coal in 2001, 31 million tons of coal in 2002, 21 million tons of coal in 2003 and 19 million tons of coal in 2004, much of which were at prices substantially above prior-year levels. We also have a significant amount of production that will be available for sale in the future, which could enable us to benefit from anticipated favorable market prices for coal. As of April 30, 2001, we had approximately 37 million tons, 80 million tons and 111 million tons of expected production available for sale at market-based prices in 2002, 2003 and 2004, respectively.

   We are one of the most productive and lowest-cost providers of coal in the United States. Through a shift to lower-cost operations, economies of scale, investments in advanced production technologies and centralized purchasing, information technology systems, marketing programs and land management functions, we are able to achieve operating and corporate efficiencies. From fiscal year 1990 to fiscal year 2001, we increased our sales volume from 93.3 million tons to 181.6 million tons, while reducing the number of employees in our operations from approximately 10,700 to approximately 6,100. During this period, we also increased our average productivity, in terms of coal production per miner shift, by 273%.

   We serve a broad range of customers with mining operations located throughout all major U.S. coal producing regions. We own majority interests in 34 active coal operations in the United States, selling coal to more than 290 electric generating and industrial plants in the United States. We supply coal to customers in 12 countries. In fiscal year 2001, approximately 66% of our sales volume came from the western United States and 34% came from the eastern United States. Because of the geographical mix of our reserves and production, we can source coal from multiple regions, giving us greater flexibility to meet the needs of our customers and reduce their transportation costs. Our geographical diversity also enables us to capitalize on opportunities to remarket and trade coal.

   We are a leader in reclamation management and have received numerous state and national awards for our commitment to environmental excellence. We have a long-standing commitment to protecting the environment. We consistently restore mined lands to a condition as good as, or better than, their condition prior to mining. As a result of our efforts, we have received more than 30 state and national reclamation awards over the past five years. In 2000, we received an unprecedented six of 12 Department of Interior reclamation excellence awards given to U.S. mining companies.

   Our management team has a proven record of success and is incentivized to maximize shareholder value. Our management team has a proven record of increasing productivity and reducing costs, making strategic acquisitions, meeting financial commitments and developing and maintaining strong customer relationships. Our senior executives, who have an average of 19 years of experience in the coal industry and 14 years of experience with our company, have transformed us into a predominantly low sulfur, low-cost coal company. Our senior management and employees are meaningfully invested in our performance through their 15.7% fully-diluted ownership of our company (before this offering), which gives them an ongoing stake in the creation of shareholder value.

Business Strategy

   To maximize shareholder value and enhance our position as a premier low-cost energy provider, we seek to implement three core strategies:

  Expand to serve growth markets. We have a proven record as a transaction-oriented company and an industry consolidator. During the 1990s, we completed 15 acquisitions, significantly expanding our presence in the fast-growing Powder River Basin and acquiring low-cost, lower sulfur operations and reserves throughout other regions of the United States.
     We intend to:

    . Pursue strategic acquisitions, as well as synergistic acquisitions in our core operating regions where we can use our skills, existing assets, coal supply contracts and customer relationships;

    . Develop our existing reserve base to serve attractive markets, while actively maintaining a blend of long-term sales contracts and uncommitted production to provide earnings stability and position us to benefit from improving market conditions; and

    . Expand our activities in high-growth coal-related businesses, including coal trading, coalbed methane production and the development of new coal-based generation capacity.

  Manage safe, low-cost, environmentally conscious operations. In the past decade, we have lowered our average cost per ton, increased labor productivity, improved our safety performance and earned recognition as a leader in environmental management.

     We intend to:

    . focus our capital investments in regions where we can be a low-cost producer;

    . continuously reduce our costs using larger, more efficient mining equipment, optimizing process flows and leveraging our economies of scale through centralized administrative functions;

    . implement innovative employee practices, including improved labor flexibility and performance-based incentives;

    .  improve upon our strong safety record; and

    . remain committed to environmental excellence through superior reclamation practices.

  Create innovative solutions to meet customers' changing needs. Our geographically diverse asset portfolio and superior market knowledge enable us to provide customized products, services and solutions to our customer network of more than 290 electric generating and industrial plants in 12 countries and 37 states.

     We intend to:

    . use our geographically diverse asset portfolio to flexibly meet customers' changing needs by offering multiple coal products from various points of origin;

    . capitalize on our extensive customer relationships, superior market knowledge and ability to access coal produced by both us and third parties to maximize revenue opportunities across multiple markets; and

    . expand our coal trading and provide customized services, including third-party coal contract restructuring and transportation logistical support.

   Confirming the depth of our strengths and the successful implementation of our strategies, we were recently recognized as the world's best coal company at the 2000 Financial Times Global Energy Awards by an international panel of judges using the criteria of safety, environmental commitment, productivity, market/technology innovation and shareholder value.

                               ----------------

   We were incorporated in Delaware in 1998, at which time we acquired our operating companies, whose predecessors date from 1883.

Mining Operations

   The following provides a description of the operating characteristics of the principal mines and reserves of each of our operating units and affiliates in the United States.

[GRAPHIC APPEARS HERE]

   Within the United States, we conduct operations in four regions: Powder River Basin; Southwest; Appalachia; and Midwest.

Powder River Basin Operations

   We control approximately 3.0 billion tons of coal reserves in the Southern Powder River Basin, the largest and fastest growing major U.S. coal-producing region. We own and manage two active low sulfur, non-union surface mining complexes in Wyoming that sold approximately 99.2 million tons of coal during fiscal year 2001, or approximately 50% of our total coal sales. The North Antelope/Rochelle and Caballo mines are serviced by both major western railroads, the Burlington Northern & Santa Fe and the Union Pacific.

   Our Wyoming Powder River Basin reserves are classified as surface mineable, subbituminous coal with seam thickness varying from 70 to 105 feet. The sulfur content of the coal in current production ranges from 0.2% to 0.4% and the heat value ranges from 8,500 to 8,900 Btu per pound.

   We also operate the Big Sky Mine in Montana in the Northern Powder River Basin. Coal is shipped from this mine to customers in the upper Midwest by the Burlington Northern & Santa Fe railroad.

 North Antelope/Rochelle

   The North Antelope/Rochelle Mine is located 65 miles south of Gillette, Wyoming. This mine is the largest and most productive in the United States, selling 73.1 million tons during fiscal year 2001. The North Antelope/Rochelle Mine produces premium quality coal with a sulfur content averaging 0.2% and a heat value ranging from 8,500 to 8,900 Btu per pound. The North Antelope/Rochelle Mine produces the lowest sulfur coal in the United States, using a dragline along with six truck-and-shovel fleets. We are adding a second dragline in 2002 to improve productivity.

 Caballo

   The Caballo Mine is located 20 miles south of Gillette, Wyoming. During fiscal year 2001, it sold approximately 26.1 million tons of compliance coal. Caballo is a truck-and-shovel operation with a coal handling system that includes two 12,000-ton silos and two 11,000-ton silos.

 Big Sky

   The Big Sky Mine is located in the northern end of the Powder River Basin near Colstrip, Montana, and uses dragline mining equipment. The mine sold 1.7 million tons of medium sulfur coal during fiscal year 2001. Coal is shipped by rail to several major electric generating customers in the upper midwestern United States. This mine is near the exhaustion of its economically recoverable reserves, and we may close it in the next several years, depending upon market and mining conditions. Hourly workers at the Big Sky Mine are members of the United Mine Workers of America.

Southwest Operations

   We own and manage four mines in the western bituminous coal region, two in Arizona, one in each of Colorado and New Mexico. The Colorado and Arizona mines supply primarily compliance coal and the New Mexico mine supplies medium sulfur coal under long-term coal supply agreements to electricity generating stations in the region. Together, these mines sold 19.7 million tons of coal during fiscal year 2001.

 Black Mesa

   The Black Mesa Mine, which is located on the Navajo Nation and Hopi Tribe reservations in Arizona, uses two draglines and sold 4.8 million tons of coal during fiscal year 2001. The Black Mesa Mine coal is crushed, mixed with water and then transported 273 miles through the underground Black Mesa Pipeline (which is owned by a third party) to the Mohave Generating Station near Laughlin, Nevada, operated and partially owned by Southern California Edison. The mine and the pipeline were designed to deliver coal exclusively to the plant, which has no other source of coal. The Mohave Generating Station coal supply agreement extends until 2005, with the customer's option to extend the term up to an additional 15 years, subject to agreement on specified terms. Hourly workers at this mine are members of the United Mine Workers of America.

 Kayenta

   The Kayenta Mine is adjacent to the Black Mesa Mine and uses three draglines in three mining areas. It sold approximately 8.0 million tons of coal during fiscal year 2001. The Kayenta Mine coal is crushed, then carried 17 miles by conveyor belt to storage silos where it is loaded on to a private rail line and transported 83 miles to the Navajo Generating Station, operated by the Salt River Project near Page, Arizona. The mine and the railroad were designed to deliver coal exclusively to the power plant, which has no other source of coal. The Navajo coal supply agreement extends until 2011. Hourly workers at this mine are members of the United Mine Workers of America.

 Seneca

   The Seneca Mine near Hayden, Colorado shipped 1.6 million tons of compliance coal during fiscal year 2001, operating with two draglines in two separate mining areas. The mine's coal is hauled by truck to the nearby Hayden Generating Station, operated by the Public Service of Colorado, under a coal supply agreement that extends until 2011. Hourly workers at this mine are members of the United Mine Workers of America.

 Lee Ranch Coal Company

   The Lee Ranch Mine, located near Grants, New Mexico, sold approximately 5.3 million tons of medium sulfur coal during fiscal year 2001. Lee Ranch shipped the majority of its coal to two customers in Arizona and New Mexico under coal supply agreements extending until 2010 and 2014, respectively. Lee Ranch is a non-union surface mine that uses a combination of dragline and truck-and-shovel mining techniques. Lee Ranch is currently expanding its annual production capacity by approximately 2.0 million tons that we plan to sell under long-term agreements to two new customers.

Appalachia Operations

   We own and manage five operating units and related facilities in West Virginia. During fiscal year 2001, these operations sold approximately 18.5 million tons of compliance, medium sulfur and high sulfur steam and metallurgical coal to customers in the United States and abroad. Hourly workers at these operations are members of the United Mine Workers of America.

 Big Mountain/White's Branch Operating Unit

   The Big Mountain/White's Branch Operating Unit is based near Prenter, West Virginia. In August 2000, we closed the Robin Hood No. 9 Mine after depleting its mineable reserves and the White's Branch Mine began production. During fiscal year 2001, the Big Mountain No. 16, Robin Hood No. 9 and White's Branch mines sold approximately 2.4 million tons of steam coal. Big Mountain No. 16 and White's Branch are underground mines using continuous mining equipment. Processed coal is loaded on the CSX railroad.

 Harris Operating Unit

   The Harris Operating Unit consists of the Harris No. 1 Mine near Bald Knob, West Virginia, which sold approximately 4.2 million tons of compliance coal during fiscal year 2001. This mine uses both longwall and continuous mining equipment.

 Rocklick Operating Unit and Contract Mines

   The Rocklick preparation plant, located near Wharton, West Virginia, processes coal produced by the Harris Mine and contract mining companies from coal reserves that we control. This preparation plant shipped approximately 7.7 million tons of steam and metallurgical coal during fiscal year 2001, including
4.2 million tons related to the Harris Operating Unit. Processed coal is loaded at the plant site on the CSX railroad or transferred via conveyor to our Kopperston loadout facility and loaded on the Norfolk Southern railroad.

 Wells Operating Unit

   The Wells Operating Unit, in Boone County, West Virginia, sold approximately
3.7 million tons of metallurgical and steam coal during fiscal year 2001. The unit consists of the Lightfoot No. 2 Mine, contract mines and the Wells Preparation Plant, located near Wharton, West Virginia. The mine uses continuous mining equipment to produce coal from reserves we own. Processed coal is loaded on the CSX railroad.

 Federal No. 2 Mine

   The Federal No. 2 Mine, near Fairview, West Virginia, uses longwall mining equipment and shipped approximately 4.8 million tons of steam coal during fiscal year 2001. Coal shipped from the Federal No. 2 Mine has a sulfur content only slightly above that of medium sulfur coal and has an above average heating content. As a result, it is more marketable than some other medium sulfur coals. The CSX and Norfolk Southern railroads jointly serve the mine.

 Kanawha Eagle Coal Joint Venture

   We have a minority interest in Kanawha Eagle Coal, LLC, which owns a deep mine, a preparation plant and barge-and-rail loading facilities near Marmet, West Virginia. The union-free mine uses continuous mining equipment and shipped
1.1 million tons during fiscal year 2001.

Midwest Operations

   We own and operate five mines in the midwestern United States, which collectively sold 8.8 million tons of coal during fiscal year 2001. Our midwest operations include three underground and two surface mines, along with five preparation plants and four barge loading facilities, located in western Kentucky, southern Illinois and southwestern Indiana. We ship coal from these mines primarily to electricity generators in the midwestern United States, and we sell some coal to industrial customers that generate their own power. Some of our hourly workers in this region are members of the United Mine Workers of America; however, some of our mines in this region operate union-free.

   We control 16 additional mines in the midwestern United States through our 81.7% joint venture interest in Black Beauty, as discussed below.

 Black Beauty Coal Company

   We own 81.7% of Black Beauty, the largest coal company in the Midwest region, which operates ten mines in Indiana and also has interests in one mine in east-central Illinois, four mines in southern Illinois and one mine in western Kentucky. Together these operations sold 22.9 million tons of compliance, medium sulfur and high sulfur steam coal during fiscal year 2001. We purchased a one-third interest in Black Beauty in 1994, and increased our interest to 43.3% in 1998 and 81.7% in 1999. Black Beauty Resources, Inc., owned by certain members of Black Beauty's management team, owns the remaining interest.

   Black Beauty's principal mines include Air Quality No. 1, Farmersburg, Francisco and two mines in Somerville, Indiana. Air Quality No. 1 is an underground coal mine located near Monroe City, Indiana that shipped 1.7 million tons of compliance coal during fiscal year 2001. Farmersburg is a surface mine in Vigo and Sullivan counties in Indiana that sold 4.1 million tons of medium sulfur coal during fiscal year 2001. Francisco, located in Gibson county, Indiana, sold 2.2 million tons during fiscal year 2001 and the two Somerville mines, also located in Gibson county, shipped a total of 4.8 million tons in fiscal year 2001. All of Black Beauty's mines operate union-free.

   Black Beauty owns a 75%-equity interest in Sugar Camp Coal, LLC, a 5.0 million-ton per year complex comprised of two surface mines, Wildcat Hills and Cottage Grove, and one underground mine, Eagle Valley, located in southern Illinois. Sugar Camp also owns Arclar Coal Company, which operates one underground mine, Big Ridge, in southern Illinois that currently sells 1.8 million tons per year. The contract work forces at Eagle Valley and Big Ridge are both represented under non-UMWA labor agreements.

 Camp Operating Unit

   The Camp Operating Unit, located near Morganfield, Kentucky, currently operates the Camp No. 11 Mine, an underground mine, and a large preparation and barge loading facility. The Camp No. 1 Mine exhausted its economically recoverable reserves and ceased operations in October 2000. Together, these operations sold 5.4 million tons of coal during fiscal year 2001. The Camp No. 11 Mine uses both longwall and continuous mining equipment. We sell most of the production under contract to the Tennessee Valley Authority.

 Midwest Operating Unit

   The Midwest Operating Unit near Graham, Kentucky sold 1.3 million tons of coal during fiscal year 2001. The unit currently includes the Gibraltar surface mining operation, which uses truck-and-shovel equipment, and the Gibraltar Highwall Mine, which uses continuous mining equipment. The unit used to include the Martwick mine; however in November 2000, the Martwick Mine exhausted its economically recoverable reserves and ceased operations, and the Gibraltar Highwall mine began operations to replace the production. We sell coal from these mines under contract to the Tennessee Valley Authority.

 Patriot Coal Company

   Patriot Coal Company operates Patriot, a surface mine, and Freedom, an underground mine, in Henderson County, Kentucky, and sold approximately 2.1 million tons of coal during fiscal year 2001. The underground mine uses continuous mining equipment, and the surface mine uses truck-and-shovel equipment. Patriot Coal Company also operates a preparation plant and a dock. These mines operate union-free.

Properties

 Coal Reserves

   We had an estimated 9.3 billion tons of proven and probable coal reserves as of March 1, 2001, of which approximately 41% is compliance coal and 59% is non-compliance coal. We own approximately 45% of these reserves and lease the remaining 55%. Compliance coal is defined by Phase II of the Clean Air Act as coal having sulfur dioxide content of 1.2 pounds or less per million Btu. Electricity generators are able to use coal that exceeds these specifications by using emissions reduction technology, using emissions allowance credits or blending higher sulfur coal with lower sulfur coal.

   Below is a table summarizing the locations and reserves of our major operating units.

                                                              Proven and
                                                          Probable Reserves
                                                                as of
                                                          March 1, 2001(/1/)
                                                          ------------------ ---
                                                          Owned Leased Total
 Operating Regions               Locations                Tons   Tons  Tons
 -----------------               ---------                ----- ------ ----- ---
                                                          (Tons in millions)
 Powder River Basin Wyoming and Montana................     190 3,147  3,337
 Southwest          Arizona, Colorado and New Mexico...     672   583  1,255
 Appalachia         West Virginia......................     310   413    723
 Midwest            Illinois, Indiana and Kentucky.....   3,030 1,001  4,031
                                                          ----- -----  -----
    Total...............................................  4,202 5,144  9,346
                                                          ===== =====  =====

--------
(1) Reserves have been adjusted to take into account estimated losses involved in producing a saleable product.

   Proven and probable coal reserves are classified as follows:

     Proven Reserves--Reserve estimates in this category have the highest degree of geologic assurance. Proven coal lies within one-quarter mile of a valid point of measurement or point of observation (such as exploratory drill holes or previously mined areas) supporting such measurements. The sites for thickness measurement are so closely spaced, and the geologic character is so well defined, that the average thickness, areal extent, size, shape and depth of coalbeds are well established.

     Probable Reserves--Reserve estimates in this category have a moderate degree of geologic assurance. There are no sample and measurement sites in areas of indicated coal. However, a single measurement can be used to classify coal lying beyond measured as probable. Probable coal lies more than one-quarter mile, but less than three quarters of a mile from a point of thickness measurement. Further exploration is necessary to place probable coal into the proven category.

   In areas where geologic conditions indicate potential inconsistencies related to coal reserves, we perform additional drilling to ensure the continuity and mineability of the coal reserves. Consequently, sampling in those areas involves drill holes that are spaced closer together than those distances cited above.

   We prepare our reserve estimates based on geological data assembled and analyzed by our staff, which includes various geologists and engineers. We periodically update our reserve estimates to reflect production of coal from the reserves and new drilling or other data received. Accordingly, reserve estimates will change from time to time to reflect mining activities, analysis of new engineering and geological data, changes in reserve holdings, modification of mining methods and other factors. We maintain reserve information, including the quantity and quality (where available) of reserves as well as production rates, surface ownership, lease payments and other information relating to our coal reserve and land holdings, through a computerized land management system that we developed.

   Our reserve estimates are predicated on information obtained from our extensive drilling program, which totals nearly 500,000 individual drill holes. We compile data from individual drill holes in a computerized drill-hole system from which the depth, thickness and, where core drilling is used, the quality of the coal are determined. The density of the drill pattern determines whether the reserves will be classified as proven or probable. The drill hole data are then input into our computerized land management system, which overlays the geological data with data on ownership or control of the mineral and surface interests to determine the extent of our reserves in a given area. In addition, we periodically engage independent mining and geological consultants to review estimates of our coal reserves. The most recent of these reviews, which was completed in March 2001, included a review of the procedures used by us to prepare our internal estimates, verification of the accuracy of selected property reserve estimates and retabulation of reserve groups according to standard classifications of reliability. This study, completed by Marshall Miller & Associates, confirmed that we controlled approximately 9.5 billion tons of proven and probable reserves as of April 1, 2000. After adjusting for production through March 1, 2001, proven and probable reserves totalled 9.3 billion tons.

   We have numerous federal coal leases that are administered by the Department of the Interior under the Federal Coal Leasing Amendments Act of 1976. These leases cover our principal reserves in Wyoming and other reserves in Montana and Colorado. Each of these leases continues indefinitely, provided there is diligent development of the property and continued operation of the related mine or mines. The Bureau of Land Management has asserted the right to adjust the terms and conditions of these leases, including rent and royalties, after the first 20 years of their term and at 10-year intervals thereafter. Annual rents under our federal coal leases are now set at $3.08 per acre. Production royalties on federal leases are set by statute at 12.5% of the gross proceeds of coal mined and sold for surface-mined coal and 8% for underground-mined coal. The federal government limits by statute the amount of federal land that may be leased by any company and its affiliates at any time to 75,000 acres in any one state and 150,000 acres nationwide. As of March 31, 2001, we leased or applied to lease 23,386 acres of federal land in Colorado, 11,252 acres in Montana, 30,167 acres in Wyoming for a total of 64,805 nationwide.

   Similar provisions govern three coal leases with the Navajo and Hopi Indian tribes. These leases cover coal contained in 65,000 acres of land in northern Arizona lying within the boundaries of the Navajo Nation and Hopi Indian reservations. We also lease coal-mining properties from various state governments.

   Private coal leases normally have terms of between ten and 20 years and usually give us the right to renew the lease for a stated period or to maintain the lease in force until the exhaustion of mineable and merchantable coal contained on the relevant site. These private leases provide for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales price. Many leases also require payment of a lease bonus or minimum royalty, payable either at the time of execution of the lease or in periodic installments.

   The terms of our private leases are normally extended by active production on or near the end of the lease term. Leases containing undeveloped reserves may expire or these leases may be renewed periodically. With a portfolio of approximately 9.3 billion tons, we believe that we have sufficient reserves to replace capacity from depleting mines for the foreseeable future and that our reserve base is one of our strengths. We believe that the current level of production at our major mines is sustainable.

   Consistent with industry practice, we conduct only limited investigation of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased properties are not completely verified until we prepare to mine those reserves.

 The following chart provides a summary, by mining complex, of production for fiscal years 1999, 2000 and 2001, tonnage of coal reserves that is assigned to our operating mines, our property interest in those reserves and other characteristics of the facilities.

                    Production and Assigned Reserves (/1/)
                              (Tons in millions)

                              Production                                           Sulfur Content(/2/)
                     -----------------------------                     --------------------------------------------
                                                                                     greater than
                                                                         less than      1.2 to        greater than
                                                                         1.2 pounds     2.5 pounds     2.5 pounds      As-
                                                                       sulfur dioxide sulfur dioxide sulfur dioxide  received
                      Fiscal    Fiscal    Fiscal                            per            per            per        Btu per
  Mining Complex     Year 1999 Year 2000 Year 2001    Type of Coal      million Btu    million Btu    million Btu   pound(/3/)
  --------------     --------- --------- --------- ------------------- -------------- -------------- -------------- ----------
Northern
Appalachia:
 Federal No. 2...        4.8       4.2       4.7          Steam               --            --            54.5        13,375
                       -----     -----     -----                          -------         -----          -----
 Northern
 Appalachia......        4.8       4.2       4.7                              --            --            54.5
Southern
Appalachia:
 Big
 Mountain/White's
 Branch..........        1.9       2.1       2.0          Steam              22.4           9.1            --         12,319
 Harris..........        3.6       3.2       3.9   Steam/Metallurgical       22.1           1.7            --         13,550
 Rocklick........        3.8       3.3       3.2   Steam/Metallurgical       19.3           8.4            --         12,900
 Wells...........        2.8       2.0       1.6   Steam/Metallurgical       16.9           5.8            --         13,630
                       -----     -----     -----                          -------         -----          -----
 Southern
 Appalachia......       12.1      10.5      10.7                             80.7          25.0            --
Midwest:
 Camp(/4/).......        6.4       6.4       5.4          Steam               --            --           129.2        11,525
 Hawthorn(/5/)...        3.1       2.1       --           Steam               N/A           N/A            N/A           N/A
 Lynnville(/6/)..        3.0       2.2       --           Steam               N/A           N/A            N/A           N/A
 Marissa(/7/)....        4.2       2.3       --           Steam               N/A           N/A            N/A           N/A
 Midwest.........        1.2       1.2       1.2          Steam               --            --             2.5        10,166
 Patriot.........        1.6       1.9       2.0          Steam               --            --            51.3        10,600
 Black Beauty:
 Air Quality No.
 1...............        1.7       1.8       1.7          Steam              58.3           --             --         11,164
 Riola No.
 1(/8/)..........        --        0.4       1.0          Steam               --            --            11.6        10,553
 Cedar
 Creek(/9/)......        0.3       --        --           Steam               N/A           N/A            N/A           N/A
 Sugar
 Ridge(/10/).....        --        --        0.1          Steam               --            0.9            --         11,616
 Francisco.......        2.9       2.8       2.2          Steam               --            --            13.9        11,513
 Eel(/11/).......        0.2       --        --           Steam               N/A           N/A            N/A           N/A
 Columbia........        1.0       0.7       0.8          Steam               --            0.2            --         11,519
 Discovery(/12/)..       0.6       0.6       0.3          Steam               --            --             2.3        10,660
 Farmersburg.....        3.2       3.5       4.1          Steam               --           27.0            --         10,814
 Birdwell/Miller
 Creek...........        1.6       1.4       0.9          Steam               --            --             2.9        11,591
 Somerville
 Central(/13/)...        --        --        2.0          Steam               --            --            17.8        11,124
 Somerville
 North...........        1.9       2.0       2.8          Steam               --            --             5.8        11,119
 Viking..........        1.3       1.3       1.0          Steam               --            --             1.6        11,675
 Sugar Camp
 Coal............        3.6       5.6       5.0          Steam               --            --            17.5        12,148
 West
 Fork(/14/)......        0.5       0.5       0.2          Steam               N/A           N/A            N/A           N/A
 Lyons(/15/).....        0.1       --        --           Steam               N/A           N/A            N/A           N/A
 Deanefield......        --        0.4       0.8          Steam               --            --             3.3        11,120
                       -----     -----     -----                          -------         -----          -----
 Midwest.........       38.3      37.0      31.5                             58.3          28.1          259.7
Powder River
Basin:
 Big Sky.........        3.1       2.4       1.7          Steam               --           33.1           28.6         8,800
 North
 Antelope/Rochelle..    66.6      68.3      72.3          Steam           1,507.3           --             --          8,750
 Caballo.........       26.9      26.1      25.6          Steam             850.0          95.3            --          8,500
 Rawhide(/16/)...        3.3       --        --           Steam               N/A           N/A            N/A           N/A
                       -----     -----     -----                          -------         -----          -----
 Powder River
 Basin...........       99.9      96.9      99.6                          2,357.3         128.4           28.6
Southwest:
 Black Mesa......        4.4       4.5       4.9          Steam              91.5           2.6            --         10,671
 Kayenta.........        6.9       7.6       8.5          Steam             253.4          80.4            --         10,717
 Lee Ranch.......        5.0       4.9       5.2          Steam               --          176.6            --          9,200
 Seneca..........        1.6       1.4       1.5          Steam              15.7           --             --         10,408
                       -----     -----     -----                          -------         -----          -----
 Southwest.......       17.8      18.5      20.1                            360.6         259.6            --
                       -----     -----     -----                          -------         -----          -----
Total............      173.0     167.1     166.6                          2,856.9         441.1          342.8
                       =====     =====     =====                          =======         =====          =====
                                     As of March 1, 2001
                     ---------------------------------------------------
                         Assigned
                        Proven and
  Mining Complex     Probable Reserves Owned Leased  Surface Underground
  --------------     ----------------- ----- ------- ------- -----------
Northern
Appalachia:
 Federal No. 2...            54.5       54.5     --      --      54.5
                     ----------------- ----- ------- ------- -----------
 Northern
 Appalachia......            54.5       54.5     --      --      54.5
Southern
Appalachia:
 Big
 Mountain/White's
 Branch..........            31.5        --     31.5     --      31.5
 Harris..........            23.8        --     23.8     --      23.8
 Rocklick........            27.7        --     27.7     --      27.7
 Wells...........            22.7        --     22.7     --      22.7
                     ----------------- ----- ------- ------- -----------
 Southern
 Appalachia......           105.7        --    105.7     --     105.7
Midwest:
 Camp(/4/).......           129.2        2.8   126.4     --     129.2
 Hawthorn(/5/)...             N/A        N/A     N/A     N/A      N/A
 Lynnville(/6/)..             N/A        N/A     N/A     N/A      N/A
 Marissa(/7/)....             N/A        N/A     N/A     N/A      N/A
 Midwest.........             2.5        1.7     0.8     2.0      0.5
 Patriot.........            51.3        --     51.3     3.2     48.1
 Black Beauty:
 Air Quality No.
 1...............            58.3        0.5    57.8     --      58.3
 Riola No.
 1(/8/)..........            11.6        --     11.6     --      11.6
 Cedar
 Creek(/9/)......             N/A        N/A     N/A     N/A      N/A
 Sugar
 Ridge(/10/).....             0.9        --      0.9     --       0.9
 Francisco.......            13.9        3.2    10.7    13.9      --
 Eel(/11/).......             N/A        N/A     N/A     N/A      N/A
 Columbia........             0.2        --      0.2     0.2      --
 Discovery(/12/)..            2.3        0.1     2.2     --       2.3
 Farmersburg.....            27.0       23.5     3.5    27.0      --
 Birdwell/Miller
 Creek...........             2.9        --      2.9     2.9      --
 Somerville
 Central(/13/)...            17.8       17.7     0.1    17.8      --
 Somerville
 North...........             5.8        5.8     --      5.8      --
 Viking..........             1.6        --      1.6     1.6      --
 Sugar Camp
 Coal............            17.5        9.1     8.4     4.2     13.3
 West
 Fork(/14/)......             N/A        N/A     N/A     N/A      N/A
 Lyons(/15/).....             N/A        N/A     N/A     N/A      N/A
 Deanefield......             3.3        --      3.3     3.3      --
                     ----------------- ----- ------- ------- -----------
 Midwest.........           346.1       64.4   281.7    81.9    264.2
Powder River
Basin:
 Big Sky.........            61.7        --     61.7    61.7      --
 North
 Antelope/Rochelle..      1,507.3        --  1,507.3 1,507.3      --
 Caballo.........           945.3        --    945.3   945.3      --
 Rawhide(/16/)...             N/A        N/A     N/A     N/A      N/A
                     ----------------- ----- ------- ------- -----------
 Powder River
 Basin...........         2,514.3        --  2,514.3 2,514.3      --
Southwest:
 Black Mesa......            94.1        --     94.1    94.1      --
 Kayenta.........           333.8        --    333.8   333.8      --
 Lee Ranch.......           176.6      174.9     1.7   176.6      --
 Seneca..........            15.7        1.3    14.4    15.7      --
                     ----------------- ----- ------- ------- -----------
 Southwest.......           620.2      176.2   444.0   620.2      --
                     ----------------- ----- ------- ------- -----------
Total............         3,640.8      295.1 3,345.7 3,216.4    424.4
                     ================= ===== ======= ======= ===========

 The following chart provides a summary of the amount of our proven and probable coal reserves in each state, the predominant type of coal mined in the applicable state, our property interest in the reserves and other characteristics of the facilities.

        Assigned and Unassigned Proven and Probable Coal Reserves(/1/)
                              As of March 1, 2001

                              (Tons in millions)

                          Total Tons      Proven and
                      -------------------  Probable                      Type of
    Location          Assigned Unassigned  Reserves  Proven  Probable     Coal
-----------------     -------- ---------- ---------- ------- -------- -------------
Northern Appalachia:
 West Virginia...        54.5       --        54.5      33.2    21.3      Steam
                      -------   -------    -------   ------- -------
 Northern
 Appalachia......        54.5       --        54.5      33.2    21.3
Southern
Appalachia:
 Ohio............         --       78.1       78.1      55.1    23.0      Steam
                                                                         Steam/
 West Virginia...       105.7     484.6      590.3     414.8   175.5  Metallurgical
                      -------   -------    -------   ------- -------
 Southern
 Appalachia......       105.7     562.7      668.4     469.9   198.5
Midwest:
 Illinois........         --    2,202.8    2,202.8   1,041.6 1,161.2      Steam
 Indiana.........         --      333.7      333.7     213.2   120.5      Steam
 Kentucky........       183.3     866.6    1,049.9     625.4   424.5      Steam
 Black Beauty
 Coal Company
 (Illinois,
 Indiana,
 Kentucky).......       162.8     270.6      433.4     182.2   251.2      Steam
 Missouri........         --       11.9       11.9      10.7     1.2      Steam
                      -------   -------    -------   ------- -------
 Midwest.........       346.1   3,685.6    4,031.7   2,073.1 1,958.6
Powder River
Basin:
 Montana.........        61.8     301.4      363.2     334.9    28.3      Steam
 Wyoming.........     2,452.5     521.7    2,974.1   2,837.5   136.6      Steam
                      -------   -------    -------   ------- -------
 Powder River
 Basin...........     2,514.3     823.1    3,337.3   3,172.4   164.9
Southwest:
 Arizona.........       427.9       --       427.9     427.9     --       Steam
 Colorado........        15.8     136.3      152.1     125.4    26.7      Steam
 New Mexico......       176.6     493.9      670.5     209.0   461.5      Steam
 Utah............         --        3.6        3.6       --      3.6      Steam
                      -------   -------    -------   ------- -------
 Southwest.......       620.3     633.8    1,254.1     762.3   491.8
                      -------   -------    -------   ------- -------
Total Proven and
Probable.........     3,640.8   5,705.2    9,346.0   6,510.9 2,835.1
                      =======   =======    =======   ======= =======
                                    Sulfur Content(/2/)
                      ------------------------------------------------
                         less than      greater than     greater than
                        1.2  pounds   1.2 to 2.5 pounds   2.5 pounds
                      sulfur dioxide   sulfur dioxide   sulfur dioxide As-Received Reserve Control    Mining Method
                           per              per              per         Btu per   --------------- -------------------
    Location           million Btu      million Btu      million Btu   pound(/17/)  Owned  Leased  Surface Underground
--------------------- -------------- ------------------ -------------- ----------- ------- ------- ------- -----------
Northern Appalachia:
 West Virginia...            --               --              54.5       13,540       54.5     --      --       54.5
                      -------------- ------------------ --------------             ------- ------- ------- -----------
 Northern
 Appalachia......            --               --              54.5                    54.5     --      --       54.5
Southern
Appalachia:
 Ohio............            --               --              78.1       11,160       78.1     --      0.1      78.0
 West Virginia...          311.8            249.6             28.9       12,170      177.3   413.0    40.9     549.4
                      -------------- ------------------ --------------             ------- ------- ------- -----------
 Southern
 Appalachia......          311.8            249.6            107.0                   255.4   413.0    41.0     627.4
Midwest:
 Illinois........            4.9             65.6          2,132.3       10,520    2,171.8    31.0    53.3   2,149.5
 Indiana.........            0.1              3.7            329.9       10,380      274.7    59.0   101.6     232.1
 Kentucky........            0.2              0.3          1,049.4       10,990      396.6   653.3   113.0     936.9
 Black Beauty
 Coal Company
 (Illinois,
 Indiana,
 Kentucky).......           62.4             47.6            323.4       11,190      175.3   258.1   112.1     321.3
 Missouri........            --               --              11.9       10,141       11.8     0.1    11.9       --
                      -------------- ------------------ --------------             ------- ------- ------- -----------
 Midwest.........           67.6            117.2          3,846.9                 3,030.2 1,001.5   391.9   3,639.8
Powder River
Basin:
 Montana.........           43.7            179.0            140.5        8,710      189.1   174.1   363.2       --
 Wyoming.........        2,792.5            173.8              7.8        8,440        1.0 2,973.1 2,974.1       --
                      -------------- ------------------ --------------             ------- ------- ------- -----------
 Powder River
 Basin...........        2,836.2            352.8            148.3                   190.1 3,147.2 3,337.3       --
Southwest:
 Arizona.........          344.8             83.1              --        10,510        --    427.9   427.9       --
 Colorado........           42.8            108.7              0.6       10,430        3.6   148.5    17.3     134.8
 New Mexico......          214.5            406.0             50.0        9,510      664.4     6.1   670.5       --
 Utah............            3.6              --               --        10,430        3.6     --      --        3.6
                      -------------- ------------------ --------------             ------- ------- ------- -----------
 Southwest.......          605.7            597.8             50.6                   671.6   582.5 1,115.7     138.4
                      -------------- ------------------ --------------             ------- ------- ------- -----------
Total Proven and
Probable.........        3,821.3          1,317.4          4,207.3                 4,201.8 5,144.2 4,885.9   4,460.1
                      ============== ================== ==============             ======= ======= ======= ===========

--------
 (1) Assigned reserves represent recoverable coal reserves that we have committed to mine at locations operating as of March 1, 2001. Unassigned reserves represent coal at suspended locations and coal that has not been committed, and that would require new mine development, mining equipment or plant facilities before operations could begin on the property.
 (2) Compliance coal is defined by Phase II of the Clean Air Act as coal having sulfur dioxide content of 1.2 pounds or less per million Btu. Non-compliance coal is defined as coal having sulfur dioxide content in excess of this standard. Electricity generators are able to use coal that exceeds these specifications by using emissions reduction technology, using emissions allowance credits or blending higher sulfur coal with lower sulfur coal.

 (3) As-received Btu per pound includes the weight of moisture in the coal on an as-sold basis.
 (4) The Camp No. 1 mine at the Camp operating unit was closed in October 2000.
 (5) Production at the Hawthorn mine has been suspended since December 1999.
 (6) Production at the Lynnville mine has been suspended since December 1999.
 (7) The Marissa mine was closed in October 1999.
 (8) The Riola No. 1 mine was acquired in October 1999.
 (9) The Cedar Creek mine was closed in July 1998.
(10) The Sugar Ridge mine opened in December 2000.
(11) The Eel mine was closed in July 1998.
(12) The Discovery mine was temporarily idled from April 2000 to July 2000.
(13) The Somerville Central mine opened in March 2000.
(14) The West Fork mine closed in August 2000.
(15) The Lyons mine closed in September 1998.
(16) The Rawhide mine operated at reduced production during fiscal year 1999 and suspended production in March 1999.

(17) As-received Btu per pound includes the weight of moisture in the coal on an as sold basis. The following table reflects the average moisture content used in the determination of as-received Btu for the region:

      Northern Appalachia.................................................  6.0%
      Southern Appalachia.................................................  7.0%
      Midwest:
        Illinois.......................................................... 14.0%
        Indiana........................................................... 15.0%
        Kentucky.......................................................... 12.5%
        Black Beauty Coal Company......................................... 14.5%
        Missouri.......................................................... 12.0%
      Powder River Basin:
        Montana........................................................... 26.5%
        Wyoming........................................................... 27.5%
      Southwest:
        Arizona........................................................... 13.0%
        Colorado.......................................................... 14.0%
        New Mexico........................................................ 15.5%
        Utah.............................................................. 15.5%

 Resource Development

   We hold approximately 9.3 billion tons of proven and probable coal reserves. Our Resource Development group constantly reviews this reserve base for opportunities to generate revenues through the sale of non-strategic coal reserves and surface land. In addition, we generate revenue through royalties from coal reserves leased to third parties and farm income from surface land under third party contracts. The Resource Development group is also actively pursuing opportunities in the area of coalbed methane extraction in the United States through a new subsidiary, Peabody Natural Gas, LLC. In January 2001, we purchased the coalbed methane assets of JN Exploration & Production Limited Partnership for approximately $10 million.

Long-Term Coal Supply Agreements

   We currently have coal supply agreements to sell nearly one billion tons of coal, with remaining terms ranging from one to 16 years and an average volume-weighted remaining term of four years. For fiscal year 2001, we sold 85% of our sales volume under coal supply agreements. During fiscal year 2001, we sold coal to more than 290 electric generators and industrial plants in 12 countries.

   We expect to continue selling a significant portion of our coal under long-term supply agreements. Our strategy is to selectively renew, or enter into new, long-term supply contracts when we can do so at favorable prices. Long-term contracts may be particularly attractive in regions where market prices are expected to remain stable, with respect to high sulfur coal that would otherwise not be in great demand or for sales under cost-plus arrangements serving captive power plants. Prices for coal have recently risen, particularly in the Powder River Basin and in Appalachia, primarily due to increased prices for competing fuels and increased demand for electricity.

   Typically, customers enter into coal supply agreements to secure reliable sources of coal at predictable prices, while we seek stable sources of revenue to support the investments required to open, expand and maintain or improve productivity at the mines needed to supply these contracts. The terms of coal supply agreements result from bidding and extensive negotiations with customers. Consequently, the terms of these contracts typically vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, flexibility and adjustment mechanics, permitted sources of supply, treatment of environmental constraints, extension options and force majeure, termination and assignment provisions.

   Each contract sets a base price. Base prices are often adjusted at quarterly or annual intervals for changes due to inflation and/or changes in actual costs such as taxes, fees and royalties. The inflation adjustments are measured by public indices, the most common of which is the implicit price deflator for the gross domestic product as published by the Department of Commerce. In addition, most of the contracts contain price adjustments for changes in the laws regulating the mining, production, sale or use of coal. In the majority of these contracts, the purchaser has the right to terminate the contract if the price increases beyond certain limits, although we can usually decrease the price in order to maintain the contract.

   Price adjustment provisions are present in most of our long-term coal contracts greater than three years in duration. These provisions allow either party to commence a renegotiation of the contract price at various intervals. If the parties do not agree on a new price, the purchaser or seller often has an option to terminate the contract. Some agreements provide that if the parties fail to agree on a price adjustment caused by cost increases due to changes in applicable law and regulations, the purchaser may terminate the agreement, subject to the payment of liquidated damages. Under some contracts, we have the right to match lower prices offered to our customers by other suppliers.

   Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes if necessary. Variations to the quality and volumes of coal may lead to adjustments in the contract price. Coal supply agreements typically stipulate procedures for quality control, sampling and weighing. Most coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content
(Btu), sulfur, ash, grindability and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts.

   Contract provisions in some cases set out mechanisms for temporary reductions or delays in coal volumes in the event of a force majeure, including events such as strikes, adverse mining conditions or serious transportation problems that affect the seller or unanticipated plant outages that may affect the buyer. More recent contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. Buyers often negotiate similar clauses covering changes in environmental laws. We often negotiate the right to supply coal that complies with a new environmental requirement to avoid contract termination. Coal supply agreements typically contain termination clauses if either party fails to comply with the terms and conditions of the contract, although most termination provisions provide the opportunity to cure defaults.

   In some of our contracts, we have a right of substitution, allowing us to provide coal from different mines as long as the replacement coal meets quality specifications and will be sold at the same delivered cost. Contracts usually contain specified sampling locations: in the eastern United States, approximately 50% of customers require that the coal is sampled and weighed at the destination, whereas in the western United States, samples are usually taken at the shipping source.

Sales and Marketing

   Our sales and marketing operations include Peabody COALSALES and Peabody COALTRADE. Through these entities, we sell coal produced by our diverse portfolio of operations, broker coal sales of other coal producers, both as principal and agent, trade coal and emissions allowances, and provide transportation-related services. We also restructure third-party coal supply agreements by acquiring a customer's right to receive coal from another coal company under a coal supply agreement, reselling that coal, and supplying that customer with coal from our own operations. As of March 31, 2001, we had 67 employees in our sales and marketing operations, including personnel dedicated to performing market research, contract administration and risk management activities.

Transportation

   Coal consumed domestically is usually sold at the mine, and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port, with purchasers paying ocean freight. Producers usually pay shipping costs from the mine to the port.

   The majority of our sales volume is shipped by rail, but a portion of our production is shipped by other modes of transportation. For example, coal from our Camp operating unit in Kentucky is shipped by barge to the Tennessee Valley Authority's Cumberland plant in Tennessee. Coal from our Black Mesa Mine in Arizona is transported by a 273-mile coal-water pipeline to the Mohave Generating Station in southern Nevada. Coal from the Seneca Mine in Colorado is transported by truck to a nearby electric generating plant. Other mines transport coal by rail and barge or by rail and lake carrier on the Great Lakes. All coal from our Powder River Basin mines is shipped by rail, and two competing railroads, the Burlington Northern & Santa Fe and the Union Pacific, serve our two Southern Powder River Basin mines. Approximately 8,000 unit trains are loaded each year to accommodate the coal shipped by these mines. A unit train generally consists of 100 to 140 cars, each of which can hold 100 to 120 tons of coal.

   Our transportation department manages the loading of trains and barges. We believe we enjoy good relationships with the rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation coordinators.

Suppliers

   The main types of goods we purchase are mining equipment and replacement parts, explosives, fuel, tires and lubricants. We also purchase coal from third parties to satisfy some of our customer contracts. The supplier base providing these goods has been relatively consistent in recent years and we have many long established relationships with our key suppliers. We do not believe that we are dependent on any of our individual suppliers.

Technical Innovation

   We place great emphasis on the application of technical innovation to improve the mining process. This research and development effort is typically undertaken and funded by equipment manufacturers using our input and expertise. Our engineering staff and purchasing departments work with manufacturers to design and produce equipment that we believe will add value to the business. For example, we worked with a manufacturer to design larger trucks to haul overburden and coal at various mines throughout our company. In Wyoming, we were the first coal company to use the current, state-of-the-art 400-ton haul trucks. We have worked with our underground equipment suppliers to develop higher horsepower continuous mining machines, which mine the coal more effectively, and at a lower cost per ton. We have also assisted them in the development of a continuous haulage machine, which can be operated by one person as opposed to the standard four-person requirement. We are the largest user of advanced coal quality analyzers among coal producers, according to the manufacturer of this sophisticated equipment. These analyzers allow continuous analysis of certain coal quality parameters such as sulfur content. Their use helps ensure consistent product quality and helps customers meet stringent air emission requirements. We also use global positioning satellite technology extensively in our larger surface mining operations to ensure proper mine layout. As a result of these efforts, many of our mines have become among the most productive in the industry. We also support the Power Systems Development Facility, a highly efficient electric generating plant using advanced emissions reduction technology funded primarily through the Department of Energy and operated by an affiliate of Southern Company.

Coalbed Methane

   Peabody Natural Gas, LLC is evaluating the potential for coalbed methane development within our coal reserves. In addition, we purchased coalbed methane assets near our Caballo Mine in Wyoming in January 2001 for approximately $10 million. We currently intend to expand this business line through acquisitions and development of our own reserves.

Competition

   The markets in which we sell our coal are highly competitive. The top 10 coal producers in the United States produce approximately 64% of total domestic coal, although there are approximately 730 coal producers in the United States. Our principal competitors are other large coal producers, including Arch Coal, Inc., Kennecott Energy Co., a subsidiary of Rio Tinto, RAG AG, CONSOL Energy Inc., AEI Resources, Inc. and Massey Energy Company, which collectively accounted for approximately 41% of total U.S. coal production in 2000.

   A number of factors beyond our control affect the markets in which we sell our coal. Continued demand for our coal and the prices obtained by us depend primarily on the coal consumption patterns of the electricity industries in the United States, the availability, location, cost of transportation and price of competing coal and other electricity generation and fuel supply sources such as natural gas, oil, nuclear and hydroelectric. Coal consumption patterns are affected primarily by the demand for electricity, environmental and other governmental regulations and technological developments. We compete on the basis of coal quality, delivered price, customer service and support and reliability.

Certain Liabilities

   We have significant long-term liabilities for reclamation, work-related injuries and illnesses, pensions and retiree health care. In addition, labor contracts with the United Mine Workers of America and voluntary arrangements with non-union employees include long-term benefits, notably health care coverage for retired and future retirees and their dependents. We provide reserves for a substantial portion of these obligations. The majority of our existing liabilities relate to our past operations, which had more mines and employees than we currently have.

   Reclamation. Reclamation liabilities primarily represent the future costs to restore surface lands to productivity levels equal to or greater than pre-mining conditions, as required by the Surface Mining Control and Reclamation Act. We also record other related liabilities, such as water treatment and environmental costs. Our long-term reclamation costs, mine-closing and other related liabilities totaled approximately $451.3 million as of March 31, 2001, $3.6 million of which was a current liability. Expense for fiscal year 2001 was $4.1 million.

   Workers' Compensation. These liabilities represent the actuarial estimates for compensable, work-related injuries (traumatic claims) and occupational disease, primarily black lung disease (pneumoconiosis). The Federal Black Lung Benefits Act requires employers to pay black lung awards to former employees who filed claims after June 1973. These liabilities totaled approximately $244.3 million as of March 31, 2001, $33.6 million of which was a current liability. Expense for fiscal year 2001 was $41.4 million.

   Pension-Related Provisions. Pension-related costs represent the actuarially-estimated cost of pension benefits. Annual contributions to the pension plans are determined by consulting actuaries based on the Employee Retirement Income Security Act minimum funding standards and an agreement with the Pension Benefit Guaranty Corporation. Pension-related liabilities totaled approximately $10.7 million as of March 31, 2001, $8.1 million of which was a current liability.

   Retiree Health Care. Consistent with Statement of Financial Accounting Standards No. 106, we record a liability representing the estimated cost of providing retiree health care benefits to current retirees and active employees who will retire in the future. Provisions for active employees represent the amount recognized to date, based on their service to date; additional amounts are provided periodically so that the total liability is accrued when the employee retires.

   A second category of retiree health care obligations represents the liability for future contributions to the United Mine Workers of America Combined Fund created by federal law in 1992. This multiemployer fund provides health care benefits to a closed group of former employees who retired prior to 1976; no new retirees will be added to this group. The liability is subject to increases or decreases in per capita health care costs, offset by the mortality curve in this aging population of beneficiaries.

   Our retiree health care liabilities totaled approximately $1,036.1 million as of March 31, 2001, $62.0 million of which was a current liability. Expense for fiscal year 2001 was $70.7 million. Obligations to the United Mine Workers of America Combined Fund totaled $57.8 million as of March 31, 2001, $5.6 million of which was a current liability. Income for fiscal year 2001 was $8.0 million.

Employees

   As of March 31, 2001, we and our subsidiaries had approximately 6,100 employees. Approximately 37% of our employees are affiliated with organized labor unions, which accounted for approximately 23% of the tons we sold in the United States during fiscal year 2001. Relations with organized labor are important to our success and we believe our relations with employees are satisfactory. Hourly workers at our mines in Arizona, Colorado and Montana are represented by the United Mine Workers of America under the Western Surface Agreement, which was ratified in 2000 and is effective through September 1, 2005. Our union labor east of the Mississippi River is also represented by the United Mine Workers of America and is subject to the National Bituminous Coal Wage Agreement, which is effective through December 31, 2002.

Legal Proceedings

   From time to time, we are involved in legal proceedings arising in the ordinary course of business. We believe we have recorded adequate reserves for these liabilities and that there is no individual case pending that is likely to have a material adverse effect on our financial condition or results of operations. We discuss our significant legal proceedings below.

 Navajo Nation

   On June 18, 1999, the Navajo Nation served our subsidiaries, Peabody Holding Company, Inc., Peabody Coal Company and Peabody Western Coal Company, with a complaint that had been filed in the U. S. District Court for the District of Columbia. Other defendants in the litigation are two customers, one current employee and one former employee. The Navajo Nation has alleged 16 claims, including Civil Racketeer Influenced and Corrupt Organizations Act, or RICO, violations and fraud and tortious interference with contractual relationships. The complaint alleges that the defendants jointly participated in unlawful activity to obtain favorable coal lease amendments. Plaintiff also alleges that defendants interfered with the fiduciary relationship between the United States and the Navajo Nation. The plaintiff is seeking various remedies including actual damages of at least $600 million, which could be trebled under the RICO counts, punitive damages of at least $1 billion, a determination that Peabody Western Coal Company's two coal leases for the Kayenta and Black Mesa mines have terminated due to our breach of these leases and a reformation of the two coal leases to adjust the royalty rate to 20%. All defendants have filed motions to dismiss the complaint. On March 15, 2001, the court denied the Peabody defendants' motions to dismiss.

   In March 2000, the Hopi Tribe filed a motion to intervene in this lawsuit. The Hopi Tribe has alleged seven claims, including fraud. The Hopi Tribe is seeking various remedies, including unspecified actual and punitive damages, reformation of its coal lease and a termination of the coal lease. On March 15, 2001, the court granted the Hopi Tribe's motion. On April 17, 2001, we filed a motion to dismiss the Hopi complaint.

   While the outcome of litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, we believe this matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Salt River Project Agricultural Improvement and Power District--Price Review

   In May 1997, Salt River Project Agricultural Improvement and Power District, or Salt River, acting for all owners of the Navajo Generating Station, exercised their contractual option to review certain cumulative cost changes during a five-year period from 1992 to 1996. Peabody Western sells approximately 7 to 8 million tons of coal per year to the owners of the Navajo Generation Station under a long-term contract. In July 1999, Salt River notified Peabody Western that it believed the owners were entitled to a price decrease of $1.92 per ton as a result of the review. Salt River also claimed entitlement to a retroactive price adjustment to January 1997 and that an overbilling of $50.5 million had occurred during the same five-year period. In October 1999, Peabody Western notified Salt River that it believed it was entitled to a $2.00 per ton price increase as a result of the review. The parties were unable to settle the dispute and Peabody Western filed a demand for arbitration in September 2000. The arbitration panel has been selected and the hearing is scheduled to start on October 29, 2001.

   On February 12, 2001 in a related action, Salt River, again acting for all owners of the Navajo Generating Station, filed a lawsuit against Peabody Western in the Superior Court in Maricopa County in Arizona. This lawsuit seeks to compel arbitration of issues that Peabody Western does not believe are subject to arbitration, namely, (1) the effective date of any price change resulting from the resolution of the price review arbitration discussed above and (2) the validity of Salt River's $50.5 million claim for alleged overcharges by Peabody Western for the period from 1992 through 1996 (the five-year period that was the subject of the price review). If the court declines to compel arbitration of these issues, the lawsuit alternatively requests that the court find in favor of Salt River on these issues. We have removed this matter to the U.S. District Court for the District of Arizona.

   While the outcome of arbitration and litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Salt River Project Agricultural Improvement and Power District--Mine Closing and Retiree Health Care

   Salt River and the other owners of the Navajo Generating Station filed a lawsuit on September 27, 1996 in the Superior Court of Maricopa County in Arizona seeking a declaratory judgment that certain costs relating to final reclamation, environmental monitoring work and mine decommissioning and costs primarily relating to retiree health care benefits are not recoverable by our subsidiary, Peabody Western Coal Company, under the terms of a coal supply agreement dated February 18, 1977. The contract expires in 2011.

   Peabody Western filed a motion to compel arbitration of these claims, which was granted in part by the trial court. Specifically, the trial court ruled that the mine decommissioning costs were subject to arbitration but that the retiree health care costs were not subject to arbitration. Peabody Western appealed and the Arizona Court of Appeals affirmed the trial court's order. Peabody Western filed a petition for review with the Arizona Supreme Court. That petition was denied on September 24, 1998. As a result, Peabody Western, Salt River and the other owners of the Navajo Generating Station will arbitrate the mine decommissioning costs issue and will litigate the retiree health care costs issue.

   While the outcome of litigation and arbitration is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, and based on outcomes in similar proceedings, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Southern California Edison Company

   In response to a demand for arbitration by one of our subsidiaries, Peabody Western, Southern California Edison and the other owners of the Mohave Generating Station filed a lawsuit on June 20, 1996 in the Superior Court of Maricopa County, Arizona. The lawsuit sought a declaratory judgment that mine decommissioning costs and retiree health care costs are not recoverable by Peabody Western under the terms of a coal supply agreement dated May 26, 1976. The contract expires in 2005.

   Peabody Western filed a motion to compel arbitration which was granted by the trial court. Southern California Edison appealed this order to the Arizona Court of Appeals, which denied its appeal. Southern California Edison then appealed the order to the Arizona Supreme Court which remanded the case to the Arizona Court of Appeals and ordered the appellate court to determine whether the trial court was correct in determining that Peabody Western's claims are arbitrable. The Arizona Court of Appeals ruled that neither mine decommissioning costs nor retiree health care costs are to be arbitrated and that both issues should be resolved in litigation. The matter has been remanded back to the Superior Court of Maricopa County, Arizona, where a trial has been set for September 11, 2001. Peabody Western answered the complaint and asserted counterclaims. The court then permitted Southern California Edison to amend its complaint to add a claim of overcharges of at least $19.2 million by Peabody Western. The court also ruled that the claim for the overcharges and for damages resulting from the September 2001 trial would be tried separately, following the resolution of the September 2001 trial.

   While the outcome of litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, and based on outcomes in similar proceedings, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations. We had a receivable on our balance sheet at March 31, 2001 for the mine closing costs associated with the Salt River and Southern California Edison matters of $81.5 million.

 Social Security Administration

   In 1999, Eastern Associated Coal Corp. and Peabody Coal Company filed a lawsuit in the U.S. District Court for the Western District of Kentucky against the Social Security Administration asserting that the Social Security Administration had improperly assigned, under the Coal Act, certain beneficiaries to us. Subsequently, Peabody Coal and Eastern Associated moved for summary judgment on this claim. Summary judgment was granted and in 2000, the Social Security Administration filed an appeal of the district court's decision with the

U.S. Court of Appeals for the Sixth Circuit. The matter has been briefed. The Sixth Circuit Court ruled against the Social Security Administration on the same issue in the case of Dixie Fuel v. Apfel which it decided in 1999. Accordingly, we believe that the matter will be resolved without a material adverse effect on our financial condition or results of operations.

 Environmental

   Federal and State Superfund Statutes. Superfund and similar state laws create liability for investigation and remediation in response to releases of hazardous substances in the environment and for damages to natural resources. Under that legislation and many state Superfund statutes, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.


   Our subsidiary, Gold Fields Mining Corporation, its predecessors and its former parent company are or may become parties to environmental proceedings that have commenced or may commence in the United States in relation to certain sites previously owned or operated by those entities or companies associated with them. We have agreed to indemnify Gold Fields' former parent company for any environmental claims resulting from any activities, operations or conditions that occurred prior to the sale of Gold Fields to us. Gold Fields is currently involved in environmental investigation or remediation at nine sites and is a defendant in litigation with private parties involving two additional sites.

   These ten sites were formerly owned or operated by Gold Fields. The Environmental Protection Agency has placed four of these sites on the National Priorities List, promulgated pursuant to Superfund, and one of the sites is on a similar state priority list. There are a number of additional sites in the United States that were previously owned or operated by such companies that could give rise to environmental proceedings in which Gold Fields could incur liabilities.

   Where the sites were identified, independent environmental consultants were employed in 1997 in order to assess the estimated total amount of the liability per site and the proportion of those liabilities that Gold Fields is likely to bear. The available information on which to base this review was very limited since all of the sites except for two sites (on which no remediation is currently taking place) are no longer owned by Gold Fields. Independent environmental consultants conducted another assessment in 2000. We have accrued liabilities of $48.0 million as of March 31, 2001 for the environmental liabilities described above relating to Gold Fields that are included as part of the overall provision for reclamation and environmental liabilities in our consolidated financial statements. Significant uncertainty exists as to whether these claims will be pursued against Gold Fields in all cases, and where they are pursued, the amount of the eventual costs and liabilities, which could be greater or less than this provision. We believe that the remaining amount of the provision is adequate to cover these environmental liabilities.

   Although waste substances generated by coal mining and processing are generally not regarded as hazardous substances for the purposes of Superfund and similar legislation, some products used by coal companies in operations, such as chemicals, and the disposal of these products are governed by the statute. Thus, coal mines currently or previously owned or operated by us, and sites to which we have sent waste materials, may be subject to liability under Superfund and similar state laws.

                               REGULATORY MATTERS

   Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the industry is affected by significant legislation mandating certain benefits for current and retired coal miners. Numerous federal, state and local governmental permits and approvals are required for mining operations. We believe that we have obtained all permits currently required to conduct our present mining operations. We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that a proposed exploration for or production of coal may have on the environment. These requirements could prove costly and time-consuming, and could delay commencing or continuing exploration or production operations. Future legislation and administrative regulations may emphasize the protection of the environment and, as a consequence, our activities may be more closely regulated. Such legislation and regulations, as well as future interpretations and more rigorous enforcement of existing laws, may require substantial increases in equipment and operating costs to us and delays, interruptions or a termination of operations, the extent of which we cannot predict.

   We endeavor to conduct our mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. None of the violations to date or the monetary penalties assessed upon us has been material.

Mine Safety and Health

   Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations.

   Most of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While regulation has a significant effect on our operating costs, our U.S. competitors are subject to the same degree of regulation.

   Our goal is to achieve excellent safety and health performance. We measure our success in this area primarily through the use of accident frequency rates. We believe that a superior safety and health regime is inherently tied to achieving our productivity and financial goals. We seek to implement this goal by: training employees in safe work practices; openly communicating with employees; establishing, following and improving safety standards; involving employees in establishing safety standards; and recording, reporting and investigating all accidents, incidents and losses to avoid reoccurrence.

Black Lung

   Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. Less than 7% of the miners currently seeking federal black lung benefits are awarded these benefits by the federal government. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. This tax is passed on to the purchaser under many of our coal supply agreements.

   In December 2000, the Department of Labor issued new amendments to the regulations implementing the federal black lung laws that, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. Industry reports anticipate that the number of claimants who are awarded benefits will increase significantly as will the amounts of those awards. The National Mining Association has filed a lawsuit challenging these regulations. The U.S. District Court of the District of Columbia issued a preliminary injunction staying the effectiveness of the new rules. A trial on the merits is set for June 5, 2001.

Coal Industry Retiree Health Benefit Act of 1992

   The Coal Act provides for the funding of health benefits for certain United Mine Workers of America retirees. The Coal Act established the Combined Fund into which "signatory operators" and "related persons" are obligated to pay annual premiums for beneficiaries. The Coal Act also created a second benefit fund for miners who retired between July 21, 1992 and September 30, 1994 and whose former employers are no longer in business. Companies that are liable under the Coal Act must pay premiums to the Combined Fund. Annual payments made by certain of our subsidiaries under the Coal Act totaled $5.1 million and $4.1 million, respectively, during fiscal years 2000 and 2001.

   In October 1998, the Combined Fund sent a premium notice to all assigned operators subject to the fund that included retroactive death benefit and health benefit premiums dating back to February 1, 1993. On November 13, 1998, 10 employers, including two of our subsidiaries, Peabody Coal Company and Eastern Associated Coal Corp., challenged the fund's retroactive rebilling in a lawsuit filed in the Northern District Court of Alabama. If we are successful in this litigation, we will be eligible for a $1.0 million credit as a reduction to future premiums.

   In 1996, the Combined Fund sued the Social Security Administration in the District of Columbia seeking a declaration that the Social Security Administration's original calculation of the per-beneficiary premium was proper. Certain coal companies, but not our subsidiaries, intervened in the lawsuit. On February 25, 2000, the federal District Court ruled in favor of the Combined Fund. The Combined Fund has obtained an amended order and the intervenor coal companies have appealed the court's decision. If this decision is upheld on appeal, our subsidiaries will be required to pay an additional premium to the Combined Fund of approximately $2.4 million.

Environmental Laws

   We are subject to various federal, state and foreign environmental laws. These laws require approval of many aspects of coal mining operations, and both federal and state inspectors regularly visit our mines and other facilities to ensure compliance.

 Surface Mining Control and Reclamation Act

   The Surface Mining Control and Reclamation Act, which is administered by the Office of Surface Mining Reclamation and Enforcement, establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The Surface Mining Control and Reclamation Act and similar state statutes require, among other things, the restoration of mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the Surface Mining Control and Reclamation Act, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal.

   A mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operations from the Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority. We accrue for the liability associated with all end-of-mine reclamation on a ratable basis as the coal reserve is being mined.

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

   All states in which we have active mining operations have achieved primary control of enforcement through approved state programs. Although we do not anticipate significant permit issuance or renewal problems, we cannot assure you that our permits will be renewed or granted in the future or that permit issues will not adversely affect operations. Under previous regulations of the act, responsibility for any coal operator currently in violation of the act could be imputed to other companies deemed, according to regulations, to "own or control" the coal operator. Sanctions included being blocked from receiving new permits and rescission or suspension of existing permits. Because of a recent federal court action invalidating these ownership and control regulations, the scope and potential impact of the "ownership and control" requirements on us are unclear. The Office of Surface Mining Reclamation and Enforcement has responded to the court action by promulgating interim regulations, which more narrowly apply the ownership and control standards to coal companies. Although the federal action could have, by analogy, a precedential effect on state regulations dealing with "ownership and control," which are in many instances similar to the invalidated federal regulations, it is not certain what impact the federal court decision will have on these state regulations.

 West Virginia Mountaintop Mining

   On October 20, 1999, the U.S. District Court for the Southern District of West Virginia issued a permanent injunction against the West Virginia Department of Environmental Protection in a mountaintop-mining lawsuit. As interpreted by the Director of the Department of Environmental Protection, the injunction prohibits the Department from approving any new permits that would authorize the placement of excess soil in intermittent and perennial streams for the primary purpose of waste (overburden) disposal. The Department also interpreted the injunction to affect certain existing coal refuse ponds, sediment ponds and mountaintop-mining operations.

   The Department has filed an appeal of the decision with the U.S. Court of Appeals for the Fourth Circuit. On October 29, 1999, the District Court issued a stay of its decision pending a resolution of the appeal. In April 2001, the Fourth Circuit overturned the District Court decision regarding the intermittent and perennial stream issue.

 The Clean Air Act

   The Clean Air Act, the Clean Air Act Amendments and the corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter measuring ten micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide and other compounds, including nitrogen oxides, emitted by coal-based electricity generating plants.

   In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards for very fine particulate matter and ozone. As a result, some states will be required to change their existing implementation plans to attain and maintain compliance with the new air quality standards. Our mining operations and electric generating customers are likely to be directly affected when the revisions to the air quality standards are implemented by the states. State and federal regulations relating to implementation of the new air quality standards may restrict our ability to develop new mines or could require us to modify our existing operations. The extent of the potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, but could have a material adverse effect on our financial condition and results of operations. The Court of Appeals for the District of Columbia issued an opinion in May 1999 limiting the manner in which the EPA can enforce these standards. After a request by the federal government for a rehearing by the Court of Appeals was denied, the Supreme Court agreed in January 2000 to review the case. On February 27, 2001, the Supreme Court found in favor of the EPA in material part and remanded the case to the Court of Appeals. Implementation of the fine particulate National Ambient Air Quality Standards will occur, if at all, after the Court of Appeals disposes of any preserved challenges to the standards and the EPA develops a new implementation policy. The effect of this decision on us and our customers is unknown at this time.

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

   Title IV of the Clean Air Act Amendments places limits on sulfur dioxide emissions from electric power generation plants. The limits set baseline emission standards for these facilities. Reductions in emissions occurred in Phase I in 1995 and in Phase II in 2000 and apply to all coal-based power plants. The affected electricity generators have been able to meet these requirements by, among other ways, switching to lower sulfur fuels, installing pollution control devices, such as scrubbers, reducing electricity generating levels or purchasing sulfur dioxide emission allowances. Emission sources receive these sulfur dioxide emission allowances, which can be traded or sold to allow other units to emit higher levels of sulfur dioxide. We cannot ascertain the effect of these provisions of the Clean Air Act Amendments on us at this time. We believe that implementation of Phase II has resulted in a downward pressure on the price of higher sulfur coal, as additional coal-based electric generating plants have complied with the restrictions of Title IV.

   The Clean Air Act Amendments also require electricity generators that currently are major sources of nitrogen oxides in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA recently announced the final rules that would require 19 eastern states and Washington, D.C. to make substantial reductions in nitrogen oxide emissions. Installation of additional control measures required under the final rules will make it more costly to operate coal-based electric generating plants.

   In accordance with Section 126 of the Clean Air Act, eight northeastern states filed petitions requesting the EPA to make findings and require decreases in nitrogen oxide emissions from certain sources in certain upwind states that might contribute to ozone nonattainment in the petitioning states. The EPA has granted four of the eight petitions finding that certain sources are contributing to ozone non-attainment in certain of the petitioning states and the EPA has proposed levels of nitrogen oxide control for the named sources. Our customers are among the named sources and, implementation of the requirement to install control equipment could impact the amount of coal supplied to those customers if they decide to switch to other sources of fuel, which would result in lower emission of nitrogen oxides. A coalition of 40 electricity generators and power companies have petitioned the U.S. Court of Appeals for the District of Columbia to review the EPA's decision to grant the four petitions.

   The Clean Air Act Amendments provisions for new source review require electricity generators to install the best available control technology if they make a major modification to a facility that results in an increase in its potential to emit regulated pollutants. The Justice Department on behalf of the EPA filed a number of lawsuits since November 1999, alleging that ten electricity generators violated the new source review provisions of the Clean Air Act Amendments at power plants in the midwestern and southern United States. The EPA issued an administrative order alleging similar violations by the Tennessee Valley Authority, affecting seven plants and notices of violation for an additional eight plants owned by the affected electricity generators. Three electricity generators have reached settlements with the Justice Department requiring the installation of additional control equipment on selected generating units. If the remaining electricity generators are found to be in violation, they could be subject to civil penalties and be required to install the required control equipment or cease operations. Our customers are among the named electricity generators and if found not to be in compliance, the fines and requirements to install additional control equipment could adversely affect the amount of coal they would burn if the plant operating costs were to increase to the point that the plants were operated less frequently.

   The Clean Air Act Amendments set a national goal for the prevention of any future, and the remedying of any existing, impairment of visibility in 156 national parks and wildlife areas across the country. Visibility in these areas is to be returned to natural conditions by 2064 through plans that must be developed by the states. The state plans may require the application of "Best Available Retrofit Technology" after 2010 on sources found to be contributing to visibility impairment of regional haze in these areas. The control technology requirements could cause our customers to install equipment to control sulfur dioxide and nitrogen oxide emissions. The requirement to install control equipment could affect the amount of coal supplied to those customers if they decide to switch to other sources of fuel to lower emission of sulfur oxides and nitrogen oxides.

   In addition, the Clean Air Act Amendments require a study of electric generating plant emissions of certain toxic substances, including mercury, and direct the EPA to regulate these substances, if warranted. In December 2000, the EPA decided that mercury air emissions from power plants should be regulated. The EPA will propose regulations by December 2003 and will issue final regulations by December 2004. It is a possibility that future regulatory activity may seek to reduce mercury emissions and these requirements, if adopted, could result in reduced use of coal if electricity generators switch to other sources of fuel.

 Clean Water Act

   The Clean Water Act of 1972 affects coal mining operations by imposing restrictions on effluent discharge into water. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water.

 Resource Conservation and Recovery Act

   RCRA imposes requirements for the treatment, storage and disposal of hazardous wastes. Coal mining operations covered by the Surface Mining Control and Reclamation Act permits are exempted from regulation under RCRA by statute. We cannot, however, predict whether this exclusion will continue.

   RCRA excludes certain large-volume wastes generated primarily from the combustion of coal from being regulated as a hazardous waste pending a report to Congress and a decision by the EPA either to regulate the coal combustion wastes as a hazardous waste under RCRA or deem the regulation as unwarranted. The EPA made its report to Congress in March 1999 and determined in May 2000 not to regulate coal waste as a hazardous substance under RCRA. Any requirement to regulate coal combustion waste as a hazardous waste could cause a switch to other lower ash fuels and reduce the amount of coal used by electric generators.

 Federal and State Superfund Statutes

   Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault.

 Global Climate Change

   The United States, Australia and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely affect the price and demand for coal. According to the Energy Information Administration's Emissions of Greenhouse Gases in the United States 1999, coal accounts for 30% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal if electric generators switch to lower carbon sources of fuel. In March 2001, President Bush reiterated his opposition to the Kyoto Protocol and further stated that he did not believe that the government should impose mandatory carbon dioxide emission reductions on power plants.

Permitting

   Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These provisions include requirements for coal prospecting;

mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and revegetation.

   We must obtain permits from applicable state regulatory authorities before we begin to mine reserves. The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that we will mine. We develop mine and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mine and reclamation plan incorporates the provisions of the Surface Mining Control and Reclamation Act, the state programs and the complementary environmental programs that impact coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way, and surface land and documents required of the Office of Surface Mining's Applicant Violator System.

   Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review, technical review and public notice and comment period before it can be approved. Some Surface Mining Control and Reclamation Act mine permits can take over a year to prepare, depending on the size and complexity of the mine and often take six months to sometimes two years to receive approval. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

   We do not believe there are any substantial matters that pose a risk to maintaining our existing mining permits or hinder our ability to acquire future mining permits. It is our policy to ensure that our operations are in full compliance with the requirements of the Surface Mining Control and Reclamation Act and the state laws and regulations governing mine reclamation.

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

                                   MANAGEMENT

Directors and Executive Officers

   Set forth below are the names, ages as of March 31, 2001 and current positions with us and our subsidiaries of our executive officers and directors. Directors are elected at the annual meeting of stockholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

         Name          Age                       Position
         ----          ---                       --------
Irl F. Engelhardt.....  54 Chairman, Chief Executive Officer and Director
Richard M. Whiting....  46 President, Chief Operating Officer and Director
Roger B. Walcott,
 Jr...................  45 Executive Vice President-Corporate Development
Richard A. Navarre....  40 Executive Vice President and Chief Financial Officer
Fredrick D. Palmer....  56 Executive Vice President-Legal and External Affairs
Paul H. Vining........  46 Executive Vice President-Sales and Trading
Jeffery L. Klinger....  54 Vice President-Legal Services and Secretary
Sharon D. Fiehler.....  44 Vice President-Human Resources
Roger H. Goodspeed....  50 Director
Henry E. Lentz........  56 Director
Alan H. Washkowitz....  60 Director

   Irl F. Engelhardt served as our President and Chief Executive Officer from 1990 to 1995 and our Chairman and Chief Executive Officer since 1993, and has been a director since June 1998. Since joining our company in 1979, he has held various officer level positions in the executive, sales, business development and administrative areas, including serving as Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power. Mr. Engelhardt also served as Co-Chief Executive Officer and executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is Co-Chairman of the Coal Utilization Research Council, Co-Chairman of the Coal Based Generators Stakeholders Group and past Chairman of the National Mining Association and the Coal Industry Advisory Board of the International Energy Agency. He is also a director of Firstar Bank, N.A. (formerly Mercantile Bank of St. Louis, N.A.).

   Richard M. Whiting was promoted to President and Chief Operating Officer of our company in January 1998 and has been a director since June 1998. He served as President of Peabody COALSALES Company from June 1992 to January 1998. Since joining our company in 1976, Mr. Whiting has held a number of operations, sales and engineering positions both at the corporate offices and at field locations. From 1989 to 1990, Mr. Whiting served as Vice President of Engineering and Operations Support. Mr. Whiting is currently Chairman of the Bituminous Coal Operators' Association, Chairman of the National Mining Association's Safety and Health Committee and a member of the National Coal Council.

   Roger B. Walcott, Jr. became Executive Vice President-Corporate Development of our company in February 2001. Prior to that, he was Executive Vice President of our company since June 1998. From 1981 to 1998, he was a Senior Vice President and a director with The Boston Consulting Group where he served a variety of clients in strategy and operational assignments. He was also Chairman of The Boston Consulting Group's Human Resource Capabilities Committee. Mr. Walcott holds an MBA with high distinction from the Harvard Business School.

   Richard A. Navarre became Executive Vice President and Chief Financial Officer of our company in February 2001. Prior to that, he was Vice President-Chief Financial Officer of our company since October 1999. Prior to that, he was President of Peabody COALSALES Company from January 1998 to October 1999 and previously served as President of Peabody Energy Solutions, Inc. Prior to his roles in sales and marketing, he was Vice President of Finance and served as our Vice President and Controller. He joined our company in

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

1993 as Director of Financial Planning. Prior to joining us, Mr. Navarre was a senior manager with KPMG Peat Marwick. Mr. Navarre is a member of the Trade and International Affairs Committee and the Transportation Committee of the National Mining Association. He is also a member of the NYMEX Coal Advisory Council. He also serves on the Board of Advisors to the College of Business for Southern Illinois University.

   Fredrick D. Palmer became Executive Vice President-Legal and External Affairs of our company in February 2001. He is responsible for our legal affairs, state and federal government affairs, public relations and investor relations. Prior to joining Peabody, he served for 15 years as chief executive officer of Western Fuels Association, Inc. He most recently was of counsel in the Washington, D.C. office of Shook Hardy & Bacon, a Kansas City-based law firm. He received a BA and a JD from the University of Arizona.

   Paul H. Vining became Executive Vice President-Sales and Trading of our company in February 2001. Prior to that, he was President of Peabody COALSALES Company from October 1999 to January 2001, and President of Peabody COALTRADE, Inc. from March 1997 to October 1999, and Senior Vice President of Peabody COALSALES Company from August 1995 to February 1997. Mr. Vining is a member of the board of directors of the Coal Exporters Association.

   Jeffery L. Klinger was named Vice President-Legal Services and Secretary of our company in May 1998. Prior to that, he had been our Vice President, Secretary and Chief Legal Officer since October 1990. From 1986 to October 1990, he served as Eastern Regional Counsel for Peabody Holding Company and from 1982 to 1986 as Director of Legal and Public Affairs, Eastern Division of Peabody Coal Company and joined Peabody as Director of Legal and Public Affairs, Indiana Division of Peabody Coal Company from 1978 to 1982. He is a past President of the Indiana Coal Council and is currently a trustee of the Energy and Mineral Law Foundation and a past Treasurer and member of their Executive Committee. Mr. Klinger is also a member of the National Mining Association's Legal Affairs Committee.

   Sharon D. Fiehler has been Vice President of Human Resources of our company since 1991, with executive responsibility for employee development, benefits, compensation, employee relations and affirmative action programs. She joined Peabody in 1981 as Manager-Salary Administration and has held a series of employee relations, compensation and salaried benefits positions. Prior to joining Peabody, Ms. Fiehler, who earned degrees in social work and psychology and an MBA, was a personnel representative for Ford Motor Company. Ms. Fiehler is a member of the National Mining Association's Human Resource Committee.

   Roger H. Goodspeed became a director of our company in May 1998. He is also a Managing Director of Lehman Brothers. He joined Lehman Brothers in 1974 and became a Managing Director in 1984. During his tenure at Lehman Brothers, he has served in management positions for several different groups. In 1994, he became the original Chairman of Citizens Lehman Power, an electric power marketing joint venture 50%-owned by Lehman Brothers, and continued in that role until the joint venture was sold to The Energy Group in 1997 and changed its name to Citizens Power. Mr. Goodspeed received an MBA from the Anderson School at the University of California, Los Angeles.

   Henry E. Lentz became a director of our company in February 1998. He is also a Managing Director of Lehman Brothers and a principal of the firm's Merchant Banking Group. Mr. Lentz joined Lehman Brothers in 1971 and became a Managing Director in 1976. In 1988, Mr. Lentz left Lehman Brothers to serve as Vice Chairman of Wasserstein Perella Group, Inc. In 1993, he returned to Lehman Brothers as a Managing Director and, prior to joining the Merchant Banking Group, served as head of the firm's worldwide energy practice. Mr. Lentz is currently a director of Rowan Companies, Inc. and Consort Holdings plc. Mr. Lentz holds an MBA, with honors, from the Wharton School of the University of Pennsylvania.

   Alan H. Washkowitz became a director of our company in May 1998. He is also a Managing Director of Lehman Brothers and the head of the firm's Merchant Banking Group, responsible for the oversight of Lehman Brothers Merchant Banking Partners II L.P. Mr. Washkowitz joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant

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

Banking Group, Mr. Washkowitz headed Lehman Brothers' Financial Restructuring Group. He is currently a director of CP Kelco ApS, L-3 Communications Corporation, K&F Industries, Inc. and McBride plc. Mr. Washkowitz holds an MBA from Harvard University and a JD from Columbia University.

   Our board of directors is currently comprised of five directors, and we expect to add two independent members to our board of directors within three months and a third independent member to our board of directors within 12 months after the consummation of this offering. In addition, we expect that as long as Lehman Brothers Merchant Banking controls us, they will add additional members to our board of directors so that Lehman Brothers Merchant Banking will continue to control a majority of our board of directors. In accordance with the terms of our certificate of incorporation, our board of directors will be divided into three classes, each serving staggered three-year terms: Class I, whose initial term will expire at the annual meeting of stockholders held in 2002; Class II, whose initial term will expire at the annual meeting of stockholders held in 2003; and Class III, whose initial term will expire at the annual meeting of stockholders held in 2004. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. In addition, our certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. There are no family relationships among any of our directors and executive officers.

Committees of our Board of Directors

   The standing committees of our board of directors will consist of an audit committee, a compensation committee and an executive committee.

 Audit Committee

   The principal duties of our audit committee are as follows:

  . to recommend the firm of independent outside auditors for appointment by the board of directors;

  . to meet with our financial management, internal audit management and independent outside auditors to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the outside auditors and other matters relating to our financial condition;

  . to review our annual report to stockholders, proxy materials and annual report on Form 10-K for filing with the SEC; and

  . to report to the board of directors periodically any recommendations the audit committee may have with respect to the foregoing matters.

   The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

   We plan to appoint two members of the audit committee within three months following this offering and the third member within 12 months after the consummation of this offering.

 Compensation Committee

   The principal duties of the compensation committee are as follows:

  . to review key employee compensation policies, plans and programs;

  . to monitor performance and compensation of our employee-directors, officers and other key employees;

  . to prepare recommendations and periodic reports to the board of directors concerning these matters; and

  . to function as the committee which administers the annual and long-term incentive programs referred to in "Executive Compensation" below.

   The members of the compensation committee are Messrs. Lentz and Washkowitz.

 Executive Committee

   When our board of directors is not in session, the executive committee will have all of the power and authority as delegated by the board of directors, except with respect to:

  . amending our certificate of incorporation and by-laws;

  . adopting an agreement of merger or consolidation;

  . recommending to our stockholders the sale, lease or exchange of all or substantially all of our property and assets;

  . recommending to our stockholders a dissolution of our company or a revocation of any dissolution;

  . declaring a dividend; and

  . issuing stock.

   The members of the executive committee are Messrs. Engelhardt, Lentz and Washkowitz.

 Compensation Committee Interlocks and Insider Participation

   None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Executive Compensation

   The following table sets forth the annual compensation for our chief executive officer and the four most highly compensated executive officers (the named executive officers, other than the chief executive officer) for their services to our company during fiscal years 2001, 2000 and 1999.

                           Summary Compensation Table

                                      Annual
                                   Compensation               Long-Term Compensation
                                 ----------------- ---------------------------------------------
                                                   Restricted  Securities
                                                      Stock    Underlying    LTIP    All Other
Name and Principal        Fiscal Salary    Bonus    Award(s)  Options/SARs Payments Compensation
Position                   Year    ($)      ($)        (#)(/1/)    (#)(/2/)($)(/3/)   ($)(/4/)
------------------        ------ ------- --------- ---------- ------------ -------- ------------
Irl F. Engelhardt.......   2001  700,000 1,050,000      --       64,019        --      56,434
 Chairman, Chief
  Executive Officer        2000  700,000   875,000      --          --         --      51,525
 and Director              1999  681,264   700,000  216,495     699,797    441,240     23,998


Richard M. Whiting......   2001  400,000   600,000      --       22,696        --      31,630
 President, Chief
  Operating Officer        2000  400,000   500,000      --          --         --      28,662
 and Director              1999  385,834   400,000   72,164     251,759    168,051     12,238


Roger B. Walcott, Jr. ..   2001  350,000   525,000      --       22,696        --      27,530
 Executive Vice
  President--              2000  350,000   437,500   72,164         --         --      24,955
 Corporate Development     1999  291,667   350,000      --      251,759        --       8,374

Richard A. Navarre......   2001  250,000   406,250      --       55,084        --      19,615
 Executive Vice
  President and            2000  233,750   343,750      --          --         --      17,203
 Chief Financial Officer   1999  220,000   220,000   54,124     188,863     45,030      6,824


Paul H. Vining..........   2001  262,500   517,624   36,971     148,698        --      20,820
 Executive Vice
  President--              2000  208,120   293,540    9,936      76,861        --      15,536
 Sales and Trading         1999  190,000   172,765    7,217      49,000        --       5,962

--------
(1) Represents number of shares of common stock granted to executives as of May 19, 1998. In addition, shares purchased by Mr. Walcott on May 19, 1998 were converted to granted shares during the year ended March 31, 2000.
(2) Represents number of shares of common stock underlying options.
(3) Represents certain long-term incentive payments earned during the fiscal year that relate to our predecessor company's compensation plans.
(4) Represents annual matching contributions and performance contributions to qualified and non-qualified savings and investment plans and group term life insurance.

                     Option/SAR Grants in Fiscal Year 2001

                                                                   Potential realizable value at assumed
                                                                        annual rates of stock price
                                     Individual grants                 appreciation for option term
                         ----------------------------------------- -------------------------------------
                          Number of   Percent of total
                          securities    options/SARs
                          underlying     granted to    Exercise or
                         options/SARs   employees in   base price                       5%        10%
          Name           granted (#)  fiscal year 2001  ($/share)   Expiration date     ($)       ($)
          ----           ------------ ---------------- ----------- --------------------------- ---------
Irl F. Engelhardt
 Time...................    14,214           3.8%         14.29      January 1, 2011   127,743   323,558
 Performance............    10,811           3.1%         14.29      January 1, 2011    97,157   246,086
 Superperformance I.....    14,445           2.8%         14.29      January 1, 2011   129,819   328,816
 Superperformance II....    24,549          11.3%         14.29      January 1, 2011   220,622   558,809

Richard M. Whiting
 Time...................     5,166           1.4%         14.29      January 1, 2011    46,427   117,594
 Performance............     3,928           1.1%         14.29      January 1, 2011    35,305    89,422
 Superperformance I.....     5,412           1.0%         14.29      January 1, 2011    48,641   123,202
 Superperformance II....     8,189           3.8%         14.29      January 1, 2011    73,591   186,397

Roger B. Walcott, Jr.
 Time...................     5,166           1.4%         14.29      January 1, 2011    46,427   117,594
 Performance............     3,928           1.1%         14.29      January 1, 2011    35,305    89,422
 Superperformance I.....     5,412           1.0%         14.29      January 1, 2011    48,641   123,202
 Superperformance II....     8,189           3.8%         14.29      January 1, 2011    73,591   186,397

Richard A. Navarre
 Time...................    11,519           3.1%         14.29      January 1, 2011   103,523   262,212
 Performance............    10,437           3.0%         14.29      January 1, 2011    93,797   237,577
 Superperformance I.....    18,963           3.7%         14.29      January 1, 2011   170,420   431,655
 Superperformance II....    14,165           6.5%         14.29      January 1, 2011   127,303   322,442

Paul H. Vining
 Time...................    14,000           3.8%         14.29         July 1, 2010   125,818   318,682
 Performance............    14,000           4.0%         14.29         July 1, 2010   125,818   318,682
 Superperformance I.....    21,001           4.1%         14.29         July 1, 2010   188,740   478,055
 Superperformance II....    14,000           6.4%         14.29         July 1, 2010   125,818   318,682
 Time...................    19,166           5.2%         14.29      January 1, 2011   172,245   436,276
 Performance............    17,928           5.1%         14.29      January 1, 2011   161,123   408,104
 Superperformance I.....    26,414           5.1%         14.29      January 1, 2011   237,381   601,257
 Superperformance II....    22,189          10.2%         14.29      January 1, 2011   199,409   505,079

   The following table sets forth the number and value of securities underlying unexercised options held by each of our executive officers listed on the Summary Compensation Table above as of March 31, 2001. None of our executive officers exercised any options in fiscal year 2001, and we do not have any stock appreciation rights.

            Aggregated Option/SAR Exercises in Fiscal Year 2001 and
                    Options/SAR Values as of March 31, 2001

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                  Option/SARs as of     in-the-Money Options/SARs
                           Shares                  March 31, 2001         as of March 31, 2001
                         Acquired In  Value   ------------------------- -------------------------
                          Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          Name               (#)       ($)        (#)          (#)          ($)          ($)
          ----           ----------- -------- ----------- ------------- ----------- -------------
Irl F. Engelhardt.......      --        --      123,200      640,616    $1,073,072   $5,579,765
Richard M. Whiting......      --        --       44,755      229,700       389,816    2,000,687
Roger B. Walcott, Jr....      --        --       44,755      229,700       389,816    2,000,687
Richard A. Navarre......      --        --       33,575      210,372       292,438    1,832,340
Paul H. Vining..........      --        --       16,394      258,165       142,792    2,248,617

Pension Benefits

   Our Salaried Employees Retirement Plan, or pension plan, is a "defined benefit" plan. The pension plan provides a monthly annuity to salaried employees when they retire. A salaried employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

   An individual's retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the "covered compensation limit" multiplied by the employee's years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the "covered compensation limit" multiplied by the employee's years of service, not to exceed 35 years.

   We announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and/or service of the employee at December 31, 2000: (1) employees age 50 or older will continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service will accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service will have their pension benefits frozen. In all cases, final average earnings for retirement plan purposes will be capped at December 31, 2000 levels.

   The estimated annual pension benefits payable upon retirement at age 62, the normal retirement age, for the Chief Executive Officer and the named executive officers are as follows:

     Irl F. Engelhardt................................................. $490,008
     Richard M. Whiting................................................  264,786
     Roger B. Walcott, Jr..............................................   24,663
     Richard A. Navarre................................................   37,993
     Paul H. Vining....................................................   61,170

   We have two supplemental defined benefit retirement plans that provide retirement benefits to executives whose pay exceeds legislative limits for qualified defined benefit plans.

Other Benefit Plans

   In addition to the pension plan, we maintain various other benefit plans covering employees and retirees, including medical insurance plans and the Employee Retirement Account, a defined contribution plan. We announced in February 1999 that we were restructuring several of these plans over the succeeding four years. The benefits associated with the medical insurance plan and the Employee Retirement Account will be affected most significantly.

   The changes to the medical insurance plan include the following as of January 1, 2000: (1) a decrease in employee and retiree contributions from 15% to 10% of actual plan costs; (2) an increase in medical contributions for dependents from 15% to 30% of actual plan costs; (3) a decrease in medical coverage from 100% to 80% for specified expenses; (4) additional medical plan options; and (5) changes to dependent eligibility rules for retirees. In addition, the medical insurance plan was restructured so that employees leaving us after January 1, 2003 (at age 55 or older with ten years of service) will be covered under a medical premium reimbursement plan instead of the current medical insurance plan.

   Beginning with fiscal year 2000, a performance contribution feature was added to the Employee Retirement Account to allow for our contributions of up to a maximum of 4% of employees' salaries based upon meeting specified company performance targets. Effective January 1, 2001, we increased our matching contributions for the Employee Retirement Accounts to 100% of the first 3% of base pay and 75% of the next 4% of base pay contributed by employee participants. After this offering, employees will be able to purchase shares of our stock through the Employee Retirement Account. We have one defined contribution supplemental plan, which provides benefits to executives whose pay exceeds legislative limits for qualified defined contribution plans.

Employee Stock Purchase Plan

   In connection with this offering, we are adopting an employee stock purchase plan. One million five hundred thousand shares of common stock will be available for purchase. Eligible full-time and part-time employees will be able to contribute up to 15% of their base compensation into this plan subject to a limit of $25,000 per year. These employees will be able to purchase the shares at a 15% discount to the lower of the fair market values of the initial and ending dates of each offering period. There will be two offering periods each year, one commencing on April 1 (except that the first offering period will commence on the effective date of the plan) and the other commencing on October
1. Participating employees will be restricted from selling their shares for 18 months from the purchase date, except upon the death of a participant or a change in control of our company.

Management Annual Incentive Compensation Plan

   We have an annual incentive compensation plan that provides a cash bonus to selected employees based on the participant's base salary, target level and the attainment of certain company and individual targets. After this offering, the company targets will be established each year by the compensation committee of our board of directors or the board of directors based on performance criteria that may include total shareholder return, various return measures, earnings per share, EBITDA, cash flow or other appropriate organizational and individual measures. The annual incentive awards are designed to be exempt from the $1 million limit on deductible compensation under section 162(m) of the Internal Revenue Code.

Employment Agreements

   We have entered into employment agreements with Mr. Engelhardt, our Chairman and Chief Executive Officer, or CEO, and Messrs. Whiting, Walcott, Navarre, Vining and other key executive officers. Upon completion of this offering, we will amend our employment agreements with these executives. The CEO's employment agreement provides for a three-year term that extends day-to-day so that there is at all times a remaining term of three years, and other executives' employment agreements have a one-year term or will be amended to have a two-year term, each of which extends day-to-day so that there is at all times a remaining term of one or two years, respectively. Following a termination without cause or resignation for good reason, the CEO is entitled to a lump sum payment equal to three years' base salary and three times the higher of his (A) target annual bonus or (B) average of the actual annual bonuses paid in the three prior years. The CEO is also entitled to a one-time prorated bonus for the year of termination (based on our actual performance multiplied by a fraction, the numerator of which is the number of business days the CEO was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to our other executives. He will also receive qualified and nonqualified pension, life insurance, medical and other benefits for three years. The other key executives are entitled to the following benefits, payable in equal installments over one or two years: (1) one or two times base salary and (2) one or two times the higher of (A) the target annual bonus or (B) the average of the actual annual bonuses paid in the three prior years. In addition, the other executives are entitled to (1) a one-time prorated bonus for the year of termination (based on our actual performance multiplied by a fraction, the numerator of which is the number of business days the executive was employed during the year of termination and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to our other executives; and (2) qualified and nonqualified pension, life insurance, medical and other benefits for the one or two-year period, as applicable, following termination. However, we are not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan's tax status. Continuing benefit coverage will terminate to the extent an executive (including the CEO) is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include a noncompetition and nonsolicitation agreement that is effective during and for one year following employment. If an executive (including the CEO) breaches any of his or her confidentiality, noncompetition or nonsolicitation agreements, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive (including the CEO) as a result of "excess parachute payments," we will pay additional amounts up to $10 million, in the aggregate so that executives would be in the same financial condition as if the excise taxes were not incurred.

Stock Purchase and Option Plan

   We adopted our 1998 Stock Purchase and Option Plan for Key Employees. Pursuant to that plan, the executive officers and 17 other employees acquired, in the aggregate, approximately 3% of our initial fully-diluted equity, which was issued as Class B common stock in connection with our acquisition on May 19, 1998. With respect to these shares, we provided a full recourse loan for the amount of the tax liability to each executive, with a five-year principal balloon payment that accelerates six months following any termination of employment or disposition of the stock, with interest payable throughout the term of the loan at the applicable federal rate. Executives who received Class B common stock and some other employees were eligible to receive options under the plan exercisable for common stock to purchase an aggregate of 7% of our initial fully-diluted equity, or 2,819,460 shares. As of March 31, 2001, options to purchase 1,296,950 shares were outstanding as "time options" in the form of Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code) to the extent permitted under the Internal Revenue Code, and in the form of non-qualified stock options for the remainder, and 1,301,290 options to purchase shares were outstanding in the form of nonqualified stock options as "performance options." Time options become exercisable with respect to 20% of the shares subject to those options on each of the first five anniversaries of May 19 of the fiscal year during which the options were granted if the executive's employment continues through and includes that date. Time options will become fully exercisable early upon death, disability, a change of control or a recapitalization event. Performance options become exercisable at the end of nine and one-half years from the date of the grant, whether or not the applicable performance targets are achieved, but become exercisable earlier with respect to up to 20% of the shares subject to the performance options, on each of the first five anniversaries of May 19 of the fiscal year during which the options were granted, to the extent certain performance targets based on net debt and EBITDA, as determined by the board of directors, are met or exceeded. Performance options will become fully exercisable early upon a change of control, a recapitalization event or an initial public offering. "Change of

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

control," for the purposes of this plan, means an acquisition of all or substantially all of our direct and indirect assets by merger, consolidation, recapitalization event, stock or asset sale or otherwise, immediately following which (a) Lehman Brothers and its affiliates own, in the aggregate, less than 50% of our outstanding voting securities that Lehman Brothers and its affiliates owned after May 19, 1998, excluding the sale of $80 million of their original investment, which occurred after May 19, 1998, or (b) any person individually owns more of our then-outstanding voting securities than Lehman Brothers and its affiliates. "Recapitalization event," for purposes of this plan, means a recapitalization, reorganization, stock dividend or other special corporate restructuring which results in an extraordinary distribution to the stockholders of cash and/or securities through the use of leveraging or otherwise but that does not result in a change of control. "Initial public offering," for purposes of this plan, means the first sale of shares of our stock to the public pursuant to an effective registration statement filed under the Securities Act that results in the listing on a national exchange or the NASDAQ National Market of the lesser of 25% of our outstanding common stock and an aggregate value of outstanding securities equal to $250.0 million.

   The plan also provides for the grant of additional performance-based options as "superperformance options" exercisable for common stock to purchase an aggregate of another 7% of our initial fully-diluted equity, or 2,819,460 shares. As of March 31, 2001, options to purchase 2,627,269 shares were outstanding as "superperformance options." Superperformance options become exercisable upon the earlier of (1) achievement of specified financial performance targets and the earliest of completion of (A) an initial public offering, (B) a change of control or (C) a recapitalization event and (2) nine and one-half years from the date of grant. Superperformance options will become exercisable early upon completion of an initial public offering by July 31, 2001, at which time, approximately 36% of these options will vest and the remainder of these options will vest in accordance with the achievement of specified financial performance targets. Superperformance options will also become exercisable early upon a change of control or a recapitalization event prior to May 19, 2001, at which time approximately 71% of these options will become exercisable, and the remainder will become exercisable in accordance with the achievement of specified financial performance targets. If superperformance options do not become exercisable early, these options will vest in accordance with the achievement of certain financial targets upon the earlier of two years following this offering, change of control or a recapitalization event.

   All options have an exercise price of $14.29 per share of our common stock.

   All options under the plan have a ten-year term. Exercisable options expire earlier, as follows: (1) upon termination for cause or a resignation without good reason, immediately upon termination, (2) upon termination without cause, resignation for good reason, death, disability or retirement, one year after termination of employment or (3) if the option exercise price is higher than the fair market value of our shares upon any termination of employment, immediately upon termination. Unexercisable options terminate earlier upon any termination of employment unless acceleration in connection with the termination, subject to specified exceptions. Upon a change of control, the board of directors may terminate the options so long as the executives are cashed out at the change of control price or are permitted to exercise their options prior to the change of control, except as otherwise provided.

Long-Term Equity Incentive Plan

   In connection with this offering, we are adopting the Long-Term Equity Incentive Plan. Under that plan, selected executive officers, key employees and other service providers will be eligible to receive grants of stock options, shares of our common stock or monetary payments based on the value of our stock or based upon the achievement of specified performance goals. This plan is intended to provide an incentive for employees to contribute to our success and align the interests of key employees with the interests of our shareholders. Two million five hundred thousand shares of our outstanding common stock will be available for issuing awards with a grant of up to one-third of the total in fiscal year 2002. Awards may include stock appreciation rights, restricted stock, performance awards, incentive stock options, nonqualified stock options and stock units. Performance criteria for the vesting of performance awards may include total shareholder return, various return measures, earnings per share, EBITDA, cash flow or other appropriate measures. The compensation committee of our board of directors or the board of directors will determine performance goals and levels of rewards to be granted upon the achievement of these goals. If we change the number of issued shares of our common stock without new consideration, the total number of shares reserved for issuance under this plan and the number of shares covered by each outstanding award will be adjusted so that the aggregate consideration payable to us, if any, and the value of each award will not be changed. Awards are designed to be exempt from the $1 million limit on deductible compensation under section 162(m) of the Internal Revenue Code.

Deferred Compensation Plan

   In connection with this offering, we are adopting a voluntary nonqualified deferred compensation plan for a number of our senior executives. An executive can defer (1) 50% of their base salary; (2) 100% of any annual incentive awards; and (3) 100% of any cash-based long-term incentives.

Equity Incentive Plan for Non-Employee Directors

   In connection with this offering, we are adopting the Equity Incentive Plan for Non-Employee Directors. Under that plan, members of our board of directors who are not employees of our company or one of our affiliates will be eligible to receive grants of restricted stock and options to purchase our stock at a price equal to the fair market value per share of the stock on the date the option is granted. Restricted stock will be granted to a director upon election or appointment to the board of directors, and will vest upon the third anniversary of the date of grant. Options to purchase stock will be granted to eligible directors each year at the annual meeting of the board of directors, and will vest ratably over three years. All options granted under the plan will expire after ten years from the date of the grant, subject to earlier termination in connection with a director's termination of service. Options to purchase stock granted under the plan will become fully exercisable and restricted stock will become fully vested upon a change of control, or upon the director's involuntary termination other than for cause, voluntary termination with the board of director's consent, or permanent disability. Options will remain exercisable for a period ending upon the earlier to occur of five years after the director's involuntary termination without cause or voluntary termination with the board of director's consent, or ten years from the date of grant. In the event of a director's death while serving on the board of directors, each of the outstanding options of the option holder shall become exercisable immediately and may be exercised within a period of five years after death, but no later than the expiration date of the option term. If an option holder dies or becomes permanently disabled within five years following termination of service on the board of directors, the option will be exercisable for the longer of two years after the holder's death or five years after termination of service on the board of directors, or until the earlier expiration of the term of the option. Shares of restricted stock and options will be forfeited upon the director's voluntary termination without consent of the board of directors or termination for cause.

                           RELATED PARTY TRANSACTIONS

Transactions with Affiliates of Lehman Brothers

   On May 19, 1997, the Peabody Coal group, which at the time was owned by The Energy Group PLC, purchased Citizens Lehman Power, a joint venture formed in 1994 by Lehman Brothers Holdings and a subsidiary of Citizens Energy Corporation, from Lehman Brothers Holdings, which owned a 50% interest in Citizens Lehman Power, and from the other owners of Citizens Lehman Power for a maximum purchase price of $120.0 million, which included (1) an up-front payment of $20.0 million and (2) up to $100.0 million of future cash payments based on a formula taking into account the net asset value of Citizens Lehman Power as of the date of its sale to The Energy Group PLC and any future increase in those net asset values over the period ending on the last day of fiscal year 2002. That payment obligation was subject to acceleration, under certain circumstances, in the event of a change of control of The Energy Group PLC. Citizens Lehman Power was renamed Citizens Power after the 1997 purchase. As a result of the acquisition of Peabody Coal and Citizens Power by Lehman Brothers Merchant Banking, the change of control payment acceleration provisions became effective, and we paid the former owners of Citizens Lehman Power an aggregate of approximately $94.0 million in full settlement of the deferred purchase price obligations, with approximately $73.0 million, including $1.0 million of interest, of that payment made on May 19, 1998 and $21.0 million, including $1.0 million of interest, paid on April 3, 2000. Amounts paid in settlement of the deferred purchase price obligations, excluding interest, were included in the cost of the acquisition of Citizens Lehman Power.

   Lehman Brothers Merchant Banking formed the company to acquire Peabody Coal and various of its subsidiaries, including Citizens Power, from The Energy Group PLC on May 19, 1998 for $2,003.5 million. In connection with the acquisition, we also paid the $73.0 million of obligations of Citizens Power referred to in the prior paragraph, capitalized Citizens Power's energy trading operations with an additional $50.0 million and paid $61.8 million in transaction fees and expenses. Lehman Brothers advised Lehman Brothers Merchant Banking in connection with that acquisition. In addition, Lehman Brothers was the initial purchaser in connection with the sale of our senior notes and our senior subordinated notes. Furthermore, Lehman Commercial Paper Inc. arranged our senior credit facility and is one of our lenders. Lehman Brothers and Lehman Commercial Paper Inc. collectively received fees of approximately $85 million for those services. In addition, Lehman Brothers advised Texas Utilities Company in connection with, and arranged financing for, the concurrent purchase of The Energy Group PLC, for which Texas Utilities Company paid customary fees.

   As part of our acquisition, Lehman Brothers Holdings provided a 364-day guarantee facility to trading counterparties of Citizens Power Sales, the trading subsidiary of Citizens Power, for trades initiated after the acquisition. Lehman Brothers Holdings received a fee of $0.5 million, plus reimbursement of expenses, for providing this guarantee facility, which expired in accordance with its terms in November 1998. There are no further guarantee obligations outstanding under this facility.

   Lehman Brothers provided other financial advisory services to us in April 1998, for which we paid a fee of $0.1 million.

   Lehman Brothers served as the placement agent in a financing completed in January 1999 by a subsidiary of Citizens Power relating to a utility power contract restructuring, and we paid Lehman Brothers a fee of approximately $0.8 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as the placement agent in a financing completed in October 1999 by a subsidiary of Citizens Power relating to a utility power contract restructuring, and we paid Lehman Brothers a fee of approximately $0.8 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as our financial advisor in connection with our acquisition of an additional 38.3% interest in Black Beauty, which we completed on March 26, 1999. We paid Lehman Brothers a fee of approximately $1.3 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as our financial advisor in connection with the sale of Citizens Power, which we completed in fiscal year 2001. We paid Lehman Brothers a fee of approximately $1.5 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as one of our financial advisors in connection with the sale of our Australian operations, which we completed on January 29, 2001. We paid Lehman Brothers a fee of $2.7 million, plus reimbursement of expenses, for those services.

   Lehman Brothers has been retained to serve as our financial advisor in connection with the Thoroughbred Energy Campus project.

   Lehman Commercial Paper Inc. is a participant in our senior credit facility, which was amended on April 26, 2001. Lehman Commercial Paper Inc. received $0.06 million of the $1.4 million credit facility amendment fee.

   Lehman Brothers Merchant Banking Partners II L.P. and its affiliates (collectively, the "Lehman Brothers Merchant Banking Fund") will beneficially own 59% of our common stock immediately following the completion of this offering, or 57% if the underwriters exercise their over-allotment option in full. Messrs. Goodspeed, Lentz and Washkowitz, each one of our directors, are investors in the Lehman Brothers Merchant Banking Fund and employees of Lehman Brothers.

Other Transactions with Affiliates

   Peabody COALSALES, a subsidiary of ours, purchased 0.3 million tons of coal from Black Beauty for $5.5 million during the fiscal year ended March 31, 1999. The terms of these transactions were comparable to those negotiated with independent third parties. Executive officers of our company, which is a general partner of Black Beauty, serve on the partnership committee of Black Beauty. The members of the Black Beauty partnership committee do not receive a fee for their services. In early 1999 we increased our ownership of Black Beauty from 43.3% to 81.7%, making Black Beauty our subsidiary.

Transactions with Management

   During fiscal years 1999, 2000 and 2001 some of our executive officers and 18 other employees purchased or were granted shares of our Class B common stock under the 1998 Stock Purchase and Option Plan for Key Employees. In connection with these purchases and grants, we, affiliates of Lehman Brothers Holdings and the executives who received our Class B common stock entered into stockholders agreements providing for certain rights of the investors relating to the registration of their shares with respect to certain sales of our capital stock by affiliates of Lehman Brothers Holdings. The stockholders agreements provide the investors with the right to register and sell their unregistered stock in the event that we conduct certain types of registered offerings after the consummation of this offering. The stockholders agreements also provide the investors with the right to sell their stock in the event that Lehman Brothers Merchant Banking sells a specified portion of its shares and the rights of the investors to require other stockholders to sell their shares if those investors desire to sell the company; however, these rights under the stockholders agreements terminate upon completion of this offering.

   In conjunction with the purchases and grants of our Class B common stock, the executive officers and employees executed term notes. The term notes related to these grants are due on May 19, 2003 and the term notes executed for purchases are due on February 1, 2006. All of the term notes bear annual interest at an applicable U.S. federal rate used by the Internal Revenue Service for loans to employees. The maturity of the promissory notes will accelerate upon the occurrence of certain events, including six months following any termination of employment or disposition of the stock.

   The following table indicates the amounts due under the term notes for our executive officers with aggregate indebtedness in excess of $60,000 during the year ended March 31, 2001:

                            Largest Aggregate Indebtedness
                            During Fiscal Year Ended March Outstanding Indebtedness at
             Name                      31, 2001                  March 31, 2001
             ----           ------------------------------ ---------------------------
   Irl F. Engelhardt.......            $661,503                     $652,858
   Richard M. Whiting......             220,542                      217,608
   Roger B. Walcott, Jr....             225,381                      216,256
   Richard A. Navarre......             185,345                      183,119
   Paul H. Vining..........             213,193                      213,193
   Jeffery L. Klinger......             130,169                      128,728
   Sharon D. Fiehler.......             128,724                      128,724

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information concerning ownership of our capital stock as of March 31, 2001 by persons who beneficially own more than 5% of the outstanding shares of capital stock, each person who is a director of our company, each person who is a named executive officer, and all directors and executive officers as a group.

   Our capital stock consists of our Class A common stock, our Class B common stock and our non-convertible, exchangeable preferred stock. As of March 31, 2001, there were 26,600,000 shares of Class A common stock, 1,010,509 shares of Class B common stock and 7,000,000 shares of preferred stock outstanding. Upon the consummation of this offering, all shares of our Class A common stock, Class B common stock and preferred stock will be converted into a single class of common stock on a one-for-one basis. The table below gives effect to these conversions as though they had occurred on March 31, 2001.

 Name and Address of Beneficial     As of March 31,         Immediately After
              Owner                      2001                 this Offering
 ------------------------------   ------------------------ ------------------------
                                  Shares(/1/)      Percent Shares(/1/)      Percent
                                  -----------      ------- -----------      -------
 Lehman Brothers Merchant
  Banking Partners II L.P. and
  affiliates
  c/o Lehman Brothers Holdings
  Inc.
  3 World Financial Center, 200
  Vesey Street
  New York, NY 10285............  29,400,000        84.9%  29,400,000        59.3%

 Co-Investment Partners, L.P.
  c/o Lexington Partners Inc.
  660 Madison Avenue, 23rd Floor
  New York, NY 10021............   3,500,000        10.1    3,500,000         7.1

 Irl F. Engelhardt..............     443,892(/2/)    1.3      633,364(/3/)    1.3
 Richard M. Whiting.............     153,651(/2/)    0.4      223,838(/3/)    0.4
 Roger B. Walcott, Jr...........     153,651(/2/)    0.4      223,838(/3/)    0.4
 Richard A. Navarre.............     125,671(/2/)    0.4      191,768(/3/)    0.4
 Paul H. Vining.................     118,913(/2/)    0.3      203,318(/3/)    0.4
 Roger H. Goodspeed(/4/)........         --          --            --          --
 Henry E. Lentz(/4/)............         --          --            --          --
 Alan H. Washkowitz(/4/)........         --          --            --          --

 All executives and directors as                                              3.6%
  a group (11 people)...........   1,175,861         3.3%   1,778,472

--------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.
(2) Includes options exercisable within 60 days after March 31, 2001.
(3) Includes options exercisable within 60 days after this offering.
(4) Messrs. Goodspeed, Lentz and Washkowitz are Managing Directors of Lehman Brothers. Mr. Washkowitz is the head of Lehman Brothers Merchant Banking and Mr. Lentz is a principal of Lehman Brothers Merchant Banking. Messrs. Goodspeed, Lentz and Washkowitz disclaim beneficial ownership of the shares held or controlled by these entities or their affiliates.

                          DESCRIPTION OF INDEBTEDNESS

   The following are summaries of the material terms and conditions of our principal indebtedness.

Senior Credit Facility

   The senior credit facility is comprised of a revolving credit facility that currently provides for aggregate borrowings of up to $200.0 million and letters of credit of up to $280.0 million. The revolving credit facility commitment matures in fiscal year 2005. As of March 31, 2001, we had no borrowings outstanding under the revolving credit facility. The senior credit facility will be amended in connection with this offering as described below.

   All borrowings under the senior credit facility bear interest, at our option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest in effect for the day as publicly announced from time to time by the administrative agent under the senior credit facility, as the bank's "corporate base rate," "reference rate," "prime rate" or the substantial equivalent thereof plus a debt to EBITDA-dependent rate ranging from 1.25% to 0.50% per year or (B) a "LIBOR rate" equal to, for any Interest Period (as in the senior credit facility), with respect to LIBOR loans comprising part of the same borrowing, the London Interbank Offered Rate of interest per year for such Interest Period as determined by the administrative agent, plus a debt to EBITDA-dependent rate ranging from 2.25% to 1.50% per year.

   We must pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from 0.50% to 0.375% per year of the available unused commitment under the revolving credit facility, in each case, in effect on each day. The fees are payable quarterly in arrears and upon termination of the revolving credit facility.

   We must pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 2.25% to 1.50% per year of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.25% per year of the aggregate face amount of each letter of credit. These fees are payable quarterly in arrears and upon the termination of the revolving credit facility. In addition, we are required to pay customary transaction charges in connection with any letters of credit.

   The foregoing debt to EBITDA-dependent rates range from the high rate specified if the ratio of debt to EBITDA is greater than 4.75 to 1.0 to the low rate specified if the ratio is less than 3.75 to 1.0.

   Borrowings under the senior credit facility are subject to mandatory prepayment (1) with the net proceeds of any incurrence of indebtedness (other than specified indebtedness), (2) with the proceeds of certain asset sales and
(3) on an annual basis with (A) 75% of our excess cash flow (as defined in the senior credit facility) if the ratio of our debt to EBITDA is greater than 4.0 to 1.0 or (B) 50% of excess cash flow if the ratio is less than or equal to 4.0 to 1.0.

   Our obligations under the senior credit facility are secured by a lien on certain of our and our direct and indirect domestic subsidiaries' tangible and intangible assets, including: (1) a pledge by us and our direct and indirect domestic subsidiaries of all of the capital stock of their respective domestic subsidiaries, (2) certain of our and our direct and indirect domestic subsidiaries' coal reserves, (3) certain coal supply agreements and other material contracts to which we or any of our direct or indirect domestic subsidiaries are a party and (4) substantially all of our other personal property. In addition, indebtedness under the senior credit facility is guaranteed by our direct and indirect domestic subsidiaries.

   The senior credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including paying dividends. In addition, the senior credit facility provides that we must meet or exceed certain interest coverage ratios and must not exceed a leverage ratio. The senior credit facility also includes customary events of default.

   In connection with this offering, we anticipate repaying the remaining tranche B term loan outstanding under the senior credit facility.

   We have received approval from a sufficient number of our lenders to amend our senior credit facility. The amendment, which will be effective upon the consummation of this offering, will permit the payment of cash dividends and other restricted payments subject to specified limitations, increase the amount available for borrowing under the revolving credit facility from $200.0 million to $350.0 million and permit additional joint venture investments. In connection with the amendment, we agreed to reduce the maximum permitted debt to EBITDA ratio and increase the minimum required interest coverage ratio. We paid an amendment fee of $1.4 million to a group of over 100 lenders who consented to the amendment. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers, received $0.06 million of that credit facility amendment fee. All other terms and conditions remain unchanged.

Senior Notes and Senior Subordinated Notes

   In May 1998, we issued $400.0 million of senior notes and $500.0 million of senior subordinated notes. The senior notes are unconditionally guaranteed on a senior basis by substantially all of our subsidiaries and the subordinated notes are unconditionally guaranteed on a senior subordinated basis by substantially all of our subsidiaries. The notes mature on May 15, 2008, with interest payable semi-annually in arrears on May 15 and November 15. Interest accrues at the rate of 8.875% per year on the senior notes and at a rate of 9.625% per year on the senior subordinated notes.

   The notes may be redeemed at any time, in whole or in part at any time prior to May 15, 2003 at a price equal to par plus a make-whole premium. We may redeem the notes on or after May 15, 2003, at a redemption price equal to 104.438% of the principal amount of the senior notes and 104.813% of the principal amount of the senior subordinated notes in the first year. The redemption prices decline yearly to par for both the senior notes and the senior subordinated notes at May 15, 2006, plus accrued and unpaid interest to the date of redemption.

   We intend to offer to repurchase a portion of our senior notes and our senior subordinated notes using proceeds from this offering.

   Upon the occurrence of a change of control, each holder of the notes will have the right to require us to repurchase that holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

   The indentures governing the senior notes and the senior subordinated notes contain covenants that, among other things, limit our ability to:

  . lease, convey or otherwise dispose of all or substantially all of our assets or those of subsidiaries;

  . pay dividends or make other distributions;

  . issue specified types of capital stock;

  . enter into guarantees of indebtedness;

  . incur liens;

  . restrict our subsidiaries' ability to make dividend payments;

  . merge or consolidate with any other person or enter into transactions with affiliates; and

  . repurchase junior securities or make specified types of investments.

5% Subordinated Note

   The 5.0% subordinated note, which had an original face value of $400.0 million and a current face value of $220.0 million, is recorded net of discount at an imputed annual interest rate of approximately 12.0%, resulting in a long-term debt carrying amount of $169.9 million as of March 31, 2001. Interest and principal are payable each March 1 and scheduled principal payments of $20.0 million per year are due from 2002 through 2006 with any unpaid amounts due March 1, 2007. The note is a subordinated and unsecured obligation of our subsidiary, Peabody Holding Company, Inc. The terms of the note permit the merger, consolidation or the sale of assets of Peabody Holding Company, Inc., as long as the successor corporation following the merger or consolidation (if Peabody Holding Company, Inc. does not survive) expressly assumes payment of principal and interest on and performance of the covenants and conditions of the note.

   We have agreed to repay $110.2 million of the face value, or $85.0 million carrying amount, of the 5.0% subordinated note for $100.0 million on May 2, 2001.

Black Beauty Coal Company

   As of March 31, 2001, Black Beauty maintained a $100.0 million revolving credit facility with several banks that matures on February 28, 2002. Black Beauty may elect one or a combination of interest rates based on LIBOR or the corporate base rate plus a margin which fluctuates based on specified leverage ratios. Borrowings outstanding under the Black Beauty revolving credit agreement totaled $70.0 million at March 31, 2001. The revolving credit facility contains customary restrictive covenants including limitations on additional debt, investments and dividends. Black Beauty's ability to pay dividends is subject to certain financial tests.

   Black Beauty replaced its $100.0 million revolving credit facility with a new $120.0 million revolving credit facility on April 16, 2001. The new facility contains substantially similar restrictive covenants and matures on April 17, 2004. Borrowings outstanding under the $100.0 million revolving credit facility on April 16, 2001 were refinanced under the new $120.0 million revolving credit facility.

   Black Beauty's senior unsecured notes include $31.4 million of senior notes and three series of notes with an aggregate principal amount of $60.0 million as of March 31, 2001. The senior notes bear interest at 9.2%, payable quarterly, and are pre-payable in whole or in part at any time, subject to certain make-whole provisions. The three series of notes include Series A, B and C notes, totaling $45.0 million, $5.0 million, and $10.0 million, respectively. The Series A notes bear interest at an annual rate of 7.5% and are due in fiscal year 2008. The Series B notes bear interest at an annual rate of 7.4% and are due in fiscal year 2004. The Series C notes bear interest at an annual rate of 7.4% and are due in fiscal year 2003. The senior unsecured notes contain customary restrictive covenants including limitations on additional debt, investments and dividends.

   Certain majority-owned subsidiaries of Black Beauty maintain borrowing facilities with banks and other lenders with customary restrictive covenants. The aggregate amount of outstanding indebtedness under those facilities totaled $47.8 million as of March 31, 2001.

Surety Bonds

   Federal and state laws require surety bonds to secure our obligations to reclaim lands disturbed for mining, to pay federal and state workers' compensation and to satisfy other miscellaneous obligations. The amount of these bonds varies constantly, depending upon the amount of acreage disturbed and the degree to which each property has been reclaimed. Under federal law, partial bond release is provided as mined lands (1) are backfilled and graded to approximate original contour, (2) are re-vegetated and (3) achieve pre-mining vegetative productivity levels on a sustained basis for a period of five to 10 years.

   As of March 31, 2001, we had outstanding surety bonds with third parties for post-mining reclamation totaling $651.8 million, with an additional $216.5 million in self-bonding obligations. We have $77.4 million of surety bonds in place for federal and state workers' compensation obligations and other miscellaneous obligations.

                          DESCRIPTION OF CAPITAL STOCK

   Upon consummation of this offering, our authorized capital stock will consist of (1) 150 million shares of common stock, par value $.01 per share, of which 49.6 million shares, or 51.9 million shares of common stock if the underwriters exercise their over-allotment option in full, will be issued and outstanding, (2) 10 million shares of preferred stock, par value $.01 per share of which no shares will be issued and outstanding and (3) 40 million shares of series common stock, par value $.01 per share of which no shares will be issued and outstanding. As of March 31, 2001, there were 36 holders of our common stock. The following description of our capital stock and related matters is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

   The following summary describes elements of our certificate of incorporation and by-laws after giving effect to the offering.

Common Stock

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series common stock, as described below. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock or series common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock and Series Common Stock

   Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock or series common stock. With respect to any series of series common stock, our board of directors is authorized to determine the terms and rights of that series, including:

  .  the designation of the series;

  . the number of shares of the series, which our board may, except where otherwise provided in the preferred stock or series common stock designation, increase or decrease, but not below the number of shares then outstanding;

  . whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  .  the dates at which dividends, if any, will be payable;

  . the redemption rights and price or prices, if any, for shares of the series;

  . the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  . the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  . whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  . restrictions on the issuance of shares of the same series or of any other class or series; and

  .  the voting rights, if any, of the holders of the series.

   Unless required by law or by any stock exchange, the authorized shares of preferred stock and series common stock, as well as shares of common stock, will be available for issuance without further action by you.

   Although we have no intention at the present time of doing so, we could issue a series of preferred stock or series common stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock or series common stock based on our judgment as to the best interests of the company and our stockholders. We, in so acting, could issue preferred stock or series common stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock.

Authorized but Unissued Capital Stock

   Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

   One of the effects of the existence of unissued and unreserved common stock, preferred stock or series common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and By-laws

 Delaware Law

   Our company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

  . prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  . at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested shareholder" is a person who together with that person's affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

 Certificate of Incorporation; By-laws

   Our certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

   Classified Board. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock or series common stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in our by-laws. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three directors. In addition, our certificate of incorporation provides that, subject to any rights of holders of preferred stock or series common stock and unless the board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

   Removal of Directors. Under Delaware General Corporation Law, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, our certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

   Stockholder Action. Our certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation and by-laws provide that special meetings of stockholders can be called only by our chief executive officer or pursuant to a resolution adopted by our board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.

   Advance Notice Procedures. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of our stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of our board of directors, the chairman of the board, or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. This procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting we deliver or by, or at the direction of, our chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company of his intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

   Amendment. Our certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares entitled to vote, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to the prohibition of stockholder action without a meeting, the number, election and term of our directors and the removal of directors. Our certificate of incorporation further provides that our by-laws may be amended by our board or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, voting together as a single class.

Registrar and Transfer Agent

   The registrar and transfer agent for the common stock is EquiServe Trust Company, N.A.

Listing

   The common stock has been authorized for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BTU."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

   Upon the closing of this offering, we will have outstanding an aggregate of approximately 49.6 million shares of common stock, assuming no exercise of outstanding options or exercise of the over-allotment option. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which we summarize below.

   Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares of our common stock will be available for sale in the public market under exemptions from registration requirements as follows:

 Number of Shares Date
 ---------------- ----
   30.2 million   After 180 days from the date of this prospectus (subject, in some cases, to volume limitations and other conditions under
                  Rule 144)

    4.4 million   At various times after 180 days from the date of this
                  prospectus (Rule 144(k))

   Lehman Brothers Merchant Banking, which along with its affiliates owns 29.4 million shares, will have the ability to cause us to register the resale of its shares.

Rule 144

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock or approximately
    496,000 shares assuming no exercise of the over-allotment option; and

  . the average weekly trading volume in the common stock on the New York
    Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-Up Agreements

   Our directors, officers and existing stockholders have agreed that they will not sell, directly or indirectly, subject to certain exceptions, any shares of our common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Lehman Brothers Inc. Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at anytime with or without notice. When determining whether to release shares from the lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Lehman Brothers Inc. does not at this time have any intention of releasing any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

   We have agreed not to sell or otherwise dispose of any shares of our common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our existing employee benefit plans referred to in this prospectus. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that the common stock may not be resold prior to the expiration of the 180-day period described above.

Stock Options

   Options to purchase up to an aggregate of approximately 5.2 million shares of our common stock will be outstanding as of the closing of this offering. Of these options, approximately 2.8 million will have vested at or prior to the closing of this offering and approximately 2.2 million may vest over the next two years. Each of our employees who has been granted stock options under our employee benefit plans has agreed pursuant to their option agreements that they will not transfer any shares of our common stock for a period of two years after completion of this offering.

   Within one year of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and options issuable under our stock purchase and option plan and long-term equity incentive plan. After expiration of the applicable contractual resale restrictions, shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they are registered or qualify for an exemption from registration under Rule 144.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following summary describes the material U.S. federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, the Code, as amended. Those entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner in a partnership holding the common stock should consult its own tax advisor. Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a "U.S. Holder" of common stock means a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (4) a trust (A) that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

Dividends

   Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that is specified by an applicable income tax treaty.

   A Non-U.S. Holder of common stock who wishes to claim an exemption from, or reduction in, withholding under the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends, will be required to file Internal Revenue Service Form W-8BEN (or successor form) and satisfy certification requirements of applicable U.S. Treasury regulations.

   A Non-U.S. Holder of common stock eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (3) the company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

   An individual Non-U.S. Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

   The determination of whether a corporation is a "United States real property holding corporation" involves a complex factual analysis, with a valuation of all of the company's assets. We have not determined at this time whether we are a United States real property holding corporation for U.S. federal income tax purposes, although investors should be aware that there is a significant possibility that we are or will become a United States real property holding corporation. If we are or become a United States real property holding corporation, then assuming the common stock is regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock) more than five percent of the common stock will be subject to U.S. federal income tax on the disposition of the common stock under these rules.

U.S. Estate Tax

   Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   Our company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

   A Non-U.S. Holder will be subject to back-up withholding at the rate of 31% unless applicable certification requirements are met.

   Proceeds of a sale of common stock paid within the United States or through certain U.S. related financial intermediaries are subject to both back-up withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge that the beneficial owner is a U.S. person), or the holder establishes another exemption.

   Any amounts withheld under the back-up withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Under the terms of an Underwriting Agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the U.S. underwriters named below, for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Warburg LLC and A.G. Edwards & Sons, Inc. are acting as U.S. representatives for the sale of our common stock in the United States and Canada, and the international underwriters named below, for whom Lehman Brothers International (Europe), Bear, Stearns International Limited, Merrill Lynch International, Morgan Stanley & Co. International Limited, UBS AG, acting through its business group UBS Warburg, and Cazenove & Co. are acting as international representatives for the sale of our common stock outside the United States and Canada, have severally agreed to purchase from us the respective number of shares of common stock opposite their names below:

   U.S. Underwriters                                             Number of Shares
   -----------------                                             ----------------
   Lehman Brothers Inc..........................................
   Bear, Stearns & Co. Inc......................................
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated............................................
   Morgan Stanley & Co. Incorporated............................
   UBS Warburg LLC..............................................
   A.G. Edwards & Sons, Inc. ...................................










                                                                    ----------
     Total......................................................    12,000,000
                                                                    ==========
   International Underwriters                                    Number of Shares
   --------------------------                                    ----------------
   Lehman Brothers International (Europe).......................
   Bear, Stearns International Limited..........................
   Merrill Lynch International..................................
   Morgan Stanley & Co. International Limited...................
   UBS AG, acting through its business group UBS Warburg........
   Cazenove & Co................................................










                                                                    ----------
     Total......................................................     3,000,000
                                                                    ==========

   The U.S. underwriters and the international underwriters are collectively referred to as the underwriters, and the U.S. representatives and the international representatives are collectively referred to as the representatives. The underwriting agreement provides that the underwriters' obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any shares of common stock are purchased by the underwriters under the underwriting agreement, then all the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The conditions contained in the underwriting agreement include that:

  . the representations and warranties made by us to the underwriters are true;

  .  there is no material change in the financial markets; and

  .  we deliver customary closing documents to the underwriters.

   We have granted the underwriters a 30-day option after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,250,000 shares at the public offering price less underwriting discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

   The representatives have advised us that the offering price and the underwriting discounts and commission per share for the U.S. offering and the international offering are identical and that the underwriters propose to offer shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of
$    per share. The underwriters may allow, and the selected dealers may re-
allow, a discount from the concession not in excess of $ per share to other dealers. After the offering, the representatives may change the public offering price and other offering terms.

   The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase 2,250,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per share..................................................  $        $
                                                                ------   ------
     Total....................................................
                                                                ======   ======

   The expenses of the offering that are payable by us are estimated to be $2,750,000.

   Our shares have been authorized for listing on the New York Stock Exchange under the symbol "BTU." In connection with that listing, the underwriters have undertaken to sell the minimum number of shares to the minimum number of beneficial owners necessary to meet the New York Stock Exchange listing requirements.

   The U.S. underwriters and the international underwriters have entered into an agreement pursuant to which each U.S. underwriter has agreed that, as a part of the distribution of the shares of common stock offered in the offering in the United States and Canada:

  . it is not purchasing any such shares for the account of anyone other than a U.S. person; and

  . it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any shares or distribute any prospectus relating to the offering in the United States and Canada to anyone other than a U.S. person.

   In addition, pursuant to this agreement, each international underwriter has agreed that, as part of the distribution of the shares of common stock offered in the offering outside the United States and Canada:

  . it is not purchasing any such shares for the account of a U.S. person;
    and

  . it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any shares or distribute any prospectus relating to the offering outside the United States and Canada to any U.S. person.

   As used in this section, the term "U.S. person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source. "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

   The foregoing limitations do not apply to stabilization transactions or to other transactions specified in the agreement between the U.S. underwriters and the international underwriters, including:

  . purchase and sales between U.S. underwriters and the international underwriters;

  . offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion;

  . purchases, offers or sales by a U.S. underwriter who is also acting as an international underwriter or by an international underwriter who is also acting as a U.S. underwriter; and

  . other transactions specifically approved by the U.S. representatives and the international representatives.

   Pursuant to the agreement between the U.S. underwriters and the international underwriters, sales may be made between the U.S. underwriters and the international underwriters of such a number of shares of common stock as may be mutually agreed. The price of any shares so sold will be the public offering price as then in effect for the shares of common stock being sold by the U.S. underwriters and the international underwriters less an amount equal to the selling concession allocable to the shares of common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. underwriters and the international underwriters pursuant to the agreement between the U.S. underwriters and the international underwriters, the number of shares of common stock available for sale by the U.S. underwriters or by the international underwriters may be more or less than the amount specified on the cover page of this prospectus.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The factors that the representatives will consider in determining the public offering price include:

  . the history and prospects for the industry in which we compete;

  . the ability of our management and our business potential and earning prospects;

  . the prevailing securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market;

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering; and

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

   The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior written approval of the customer. Discretionary accounts are accounts over which a customer has given an underwriter the authority to make investment decisions on the customer's behalf.

   We, our directors, officers, and all current stockholders have agreed subject to specified exceptions, not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of the prospectus without the prior written consent of Lehman Brothers Inc.

   Each international underwriter has represented and agreed that:

  . it has not offered or sold and, prior to the date that is six months after the date of issue of the shares of common stock, will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and

  . it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.

   Messrs. Goodspeed, Lentz and Washkowitz, each one of our directors, are also each Managing Directors of Lehman Brothers Inc.

   We have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

   At our request, the underwriters have reserved up to 750,000 shares of the common stock offered by this prospectus for sale pursuant to a directed share program to our employees, directors and friends at the initial public offering price on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   One or more of the underwriters and/or selling group members participating in this offering, or their affiliates, may make this prospectus available, in electronic format, on Internet sites or through other online services maintained by them. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Those prospective investors consist of customers of the respective underwriters or selling group members. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any allocation for online distributions will be made by the underwriters on the same basis as other allocations.

   Neither we nor any underwriter or selling group member, in its capacity as underwriter or selling group member, has approved and/or endorsed any information contained on any underwriter's or selling group member's Internet site, or any information contained in any other Internet site maintained by an underwriter or selling group member, other than this prospectus in electronic format. That information is not part of this prospectus or the registration statement of which this prospectus forms a part and you should not rely upon it in making your investment decision.

   This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory of Canada. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which the offer or sale is made.

   Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of the prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

   Lehman Brothers Merchant Banking Partners II L.P. and other of its affiliates, each of which is an affiliate of Lehman Brothers Inc., beneficially own more than 10% of our common stock. Lehman Brothers Inc. was the initial purchaser in connection with the sale of our senior notes and our senior subordinated notes, and has served as our financial advisor, from time to time, in connection with various transactions. Because of these relationships, the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, or NASD. This rule requires that the initial public offering price for our shares cannot be higher than the price recommended by a "qualified independent underwriter," as defined by the NASD. Morgan Stanley & Co. Incorporated is serving as a qualified independent underwriter and will assume the customary responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock to be sold in the offering will be passed upon for us by our counsel, Simpson Thacher & Bartlett, New York, New York. Certain legal matters in connection with the issuance of the common stock to be sold in the offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of March 31, 2001 and 2000 and for each of the fiscal years ended March 31, 2001 and 2000 and the period from May 20, 1998 to March 31, 1999, and the combined financial statements and schedule of P&L Coal Group (our predecessor company) for the period from April 1, 1998 to May 19, 1998, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing. The estimates of our proven and probable coal reserves referred to in this prospectus to the extent described in this prospectus, have been prepared by us and reviewed by Marshall Miller & Associates.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We file annual, quarterly and current reports and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

   We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented in the registration statement and its exhibits and schedules. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

   You may request copies of the filings, at no cost, by telephone at (314) 342-3400 or by mail at: Peabody Energy Corporation, 701 Market Street, Suite 700, St. Louis, Missouri 63101, attention: Public Relations.

                          GLOSSARY OF SELECTED TERMS

   Anthracite. The highest rank of economically usable coal with moisture content less than 15% by weight and heating value as high as 15,000 Btu per pound. It is jet black with a high luster. It is mined primarily in Pennsylvania.

   Appalachia. Coal producing states of Alabama, Georgia, eastern Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia.

   Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

   Assigned reserves. Coal that has been committed to be mined at operating facilities.

   Bituminous coal. The most common type of coal with moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btu per pound. It is dense and black and often has well-defined bands of bright and dull material.

   British thermal unit, or "Btu." A measure of the energy required to raise the temperature of one pound of water one degree Fahrenheit.

   Clean Air Act Amendments of 1990. A comprehensive set of amendments to the federal law governing the nation's air quality. The Clean Air Act was originally passed in 1970 to address significant air pollution problems in our cities. The 1990 amendments broadened and strengthened the original law to address specific problems such as acid deposition, urban smog, hazardous air pollutants and stratospheric ozone depletion.

   Coal seam. Coal deposits occur in layers. Each layer is called a "seam."

   Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.

   Coking coal. Coal used to make coke and interchangeably referred to as metallurgical coal.

   Compliance coal. Coal having a sulfur dioxide content of 1.2 pounds or less per million Btu, as required by Phase II of the Clean Air Act.

   Continuous mining. A form of underground room-and-pillar mining that uses a continuous mining machine to cut coal from the seam and load it onto conveyors or into shuttle cars in a continuous operation.

   Deep mine. An underground coal mine.

   Draglines. A large excavating machine used in the surface mining process to remove overburden.

   Dragline mining. A form of mining where large capacity electric-powered draglines remove overburden to expose the coal seam. Smaller shovels load coal in haul trucks for transportation to the preparation plant and then to the rail loadout.

   Fossil fuel. Fuel such as coal, petroleum or natural gas formed from the fossil remains of organic material.

   Illinois basin. Coal producing area in Illinois, southern Indiana and western Kentucky.

   Lignite. The lowest rank of coal with a high moisture content of up to 45% by weight and heating value of 6,500 to 8,300 Btu per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.

   Longwall mining. A form of underground mining in which a panel or block of coal, generally at least 700 feet wide and often over one mile long, is completely extracted. The working area is protected by a moveable, powered roof support system.

   Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, it possesses four important qualities: volatility, which affects coke yield; the level of impurities, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal has a particularly high Btu, but low ash content.

   Nitrogen oxide (NOx). A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain.

   Non-compliance coal. Coal having a sulfur dioxide content of more than 1.2 pounds per million Btu.

   Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

   Overburden ratio/stripping ratio. The amount of overburden that must be removed to excavate a given quantity of coal. It is commonly expressed in cubic yards per ton of coal or as a ratio comparing the thickness of the overburden with the thickness of the coalbed.

   Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

   Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.

   Preparation plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

   Probable reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

   Proven reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

   Reclamation. The process of restoring land and the environment to their original state following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.

   Reserve. That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

   Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place. Same as "back" or "top."

   Room-and-Pillar Mining. The most common method of underground mining in which the mine roof is supported mainly by coal pillars left at regular intervals. Rooms are placed where the coal is mined; pillars are areas of coal left between the rooms. Room-and-pillar mining is done either by conventional or continuous mining.

   Scrubber (flue gas desulfurization unit). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant's electrical output and thousands of gallons of water to operate.

   Steam coal. Coal used by power plants and industrial steam boilers to produce electricity or process steam. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

   Subbituminous coal. Dull, black coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight, and its heat content ranges from 7,800 to 9,500 Btu per pound of coal.

   Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

   Sulfur content. Coal is commonly described by its sulfur content due to the importance of sulfur in environmental regulations. "Low sulfur" coal has a variety of definitions but typically is used to describe coal consisting of 1.0% or less sulfur. A majority of our Appalachian and Powder River Basin reserves are of low sulfur grades.

   Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see "Overburden"). About 60% of total U.S. coal production comes from surface mines.

   Tons. A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is 2,240 pounds; a "metric" ton is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

   Truck-and-shovel mining. A form of mining where large shovels are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

   Unassigned reserves. Coal at suspended locations and coal that has not been committed, and that would require new mine development, mining equipment or plant facilities before operations could begin on the property.

   Underground mine. Also known as a "deep" mine. Usually located several hundred feet below the earth's surface, an underground mine's coal is removed mechanically and transferred by shuttle car or conveyor to the surface. Most underground mines are located east of the Mississippi River and account for about 40% of annual U.S. coal production.

   Unit train. A train of 100 or more cars carrying only coal. A typical unit train can carry at least 10,000 tons of coal in a single shipment.

   Western bituminous coal regions. Coal producing area including, the Hanna Basin in Wyoming, the Uinta Basin of northwestern Colorado and Utah, the Four Corners Region in New Mexico and Arizona and the Raton Basin in southern Colorado.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
Report of Independent Auditors............................................ F-2

Audited Financial Statements:

  Statements of Operations--Period from April 1, 1998 to May 19, 1998, period from May 20, 1998 to March 31, 1999 and years ended March 31,
   2000 and 2001.......................................................... F-3

  Balance Sheets--March 31, 2000 and 2001................................. F-4

  Statements of Cash Flows--Period from April 1, 1998 to May 19, 1998, period from May 20, 1998 to March 31, 1999 and years ended March 31,
   2000 and 2001.......................................................... F-5

  Statements of Changes in Stockholders' Equity/Invested Capital--Period
   from April 1, 1998 to May 19, 1998, period from May 20, 1998 to March
   31, 1999 and years ended March 31, 2000 and 2001....................... F-7

Notes to Financial Statements............................................. F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Peabody Energy Corporation

   We have audited the accompanying consolidated balance sheets of Peabody Energy Corporation (the Company), formerly P&L Coal Holdings Corporation, as of March 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the years then ended and the period from May 20, 1998 to March 31, 1999. We have also audited the combined statements of operations, changes in invested capital and cash flows of P&L Coal Group (the Predecessor Company) for the period from April 1, 1998 to May 19, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peabody Energy Corporation at March 31, 2001 and 2000, the consolidated results of operations and cash flows of the Company for the years ended March 31, 2001 and 2000 and the period from May 20, 1998 to March 31, 1999, and the combined results of operations and cash flows of the Predecessor Company for the period from April 1, 1998 to May 19, 1998 in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

St. Louis, Missouri
April 20, 2001
except for the fourth paragraph of Note 1 as to which the date is       , 2001

   The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.

                                        /s/ Ernst & Young LLP

St. Louis, Missouri

May 9, 2001

                           PEABODY ENERGY CORPORATION

                            STATEMENTS OF OPERATIONS
                   (Dollars in thousands, except share data)

                                                                 Predecessor
                                                                   Company
                                                               ----------------
                                                               April 1, 1998 to May 20, 1998 to   Year Ended     Year Ended
                                                                 May 19, 1998   March 31, 1999  March 31, 2000 March 31, 2001
                                                               ---------------- --------------- -------------- --------------
REVENUES
 Sales........................................................     $278,930       $ 1,970,957    $ 2,610,991    $ 2,579,104
 Other revenues...............................................       11,728            85,875         99,509         90,588
                                                                   --------       -----------    -----------    -----------
   Total revenues.............................................      290,658         2,056,832      2,710,500      2,669,692
COSTS AND EXPENSES
 Operating costs and expenses.................................      244,128         1,643,718      2,178,664      2,165,090
 Depreciation, depletion and amortization.....................       25,516           179,182        249,782        240,968
 Selling and administrative expenses..........................       12,017            76,888         95,256         99,267
 Gain on sale of Australian operations........................          --                --             --        (171,735)
 Net gain on property and equipment disposals.................         (328)              --          (6,439)        (5,737)
                                                                   --------       -----------    -----------    -----------
OPERATING PROFIT..............................................        9,325           157,044        193,237        341,839
 Interest expense.............................................        4,222           176,105        205,056        197,686
 Interest income..............................................       (1,667)          (18,527)        (4,421)        (8,741)
                                                                   --------       -----------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS......        6,770              (534)        (7,398)       152,894
 Income tax provision (benefit)...............................        4,530             3,012       (141,522)        42,690
 Minority interests...........................................          --              1,887         15,554          7,524
                                                                   --------       -----------    -----------    -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS......................        2,240            (5,433)       118,570        102,680
 (Income) loss from discontinued operations, net of income
  tax provision (benefit) of ($189), $6,035 and ($1,297),
  respectively................................................        1,764            (6,442)        12,087            --
 (Gain) loss from disposal of discontinued operations, net of income tax provision (benefit) of ($31,188) and $4,240,
  respectively................................................          --                --          78,273        (12,925)
                                                                   --------       -----------    -----------    -----------
INCOME BEFORE EXTRAORDINARY ITEM..............................          476             1,009         28,210        115,605
 Extraordinary loss from early extinguishment of debt, net of
  income tax provision of $2,480..............................          --                --             --           8,545
                                                                   --------       -----------    -----------    -----------
NET INCOME....................................................     $    476       $     1,009    $    28,210    $   107,060
                                                                   ========       ===========    ===========    ===========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE...................
 Income (loss) from continuing operations                                         $     (0.16)   $      3.43    $      2.97
 Income (loss) from discontinued operations...................                           0.19          (2.61)          0.38
 Extraordinary loss from early extinguishment of debt.........                            --             --           (0.25)
                                                                                  -----------    -----------    -----------
 Net income...................................................                    $      0.03    $      0.82    $      3.10
                                                                                  ===========    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING...........................                     26,823,383     27,586,370     27,524,626
--------------------------------------------------
                                                                                  ===========    ===========    ===========

                See accompanying notes to financial statements.

                           PEABODY ENERGY CORPORATION

                                 BALANCE SHEETS
                   (Dollars in thousands, except share data)

                                                           As of March 31,
                                                        ----------------------
                                                           2000        2001
                                                        ----------  ----------
                        ASSETS
Current assets
 Cash and cash equivalents............................. $   65,618  $   62,723
 Accounts receivable, less allowance of $1,233 and
  $1,213, respectively.................................    153,021     147,808
 Materials and supplies................................     48,809      38,733
 Coal inventory........................................    193,341     171,479
 Assets from coal and emission allowance trading
  activities...........................................     78,695     172,330
 Deferred income taxes.................................     49,869      12,226
 Other current assets..................................     43,192      24,656
                                                        ----------  ----------
   Total current assets................................    632,545     629,955
Property, plant, equipment and mine development
 Land and coal interests...............................  4,135,010   3,895,966
 Building and improvements.............................    350,284     332,428
 Machinery and equipment...............................    741,486     631,605
 Less accumulated depreciation, depletion and
  amortization.........................................   (411,270)   (537,360)
                                                        ----------  ----------
Property, plant, equipment and mine development, net...  4,815,510   4,322,639
Net assets of discontinued operations..................     90,000         --
Investments and other assets...........................    288,794     256,893
                                                        ----------  ----------
     Total assets...................................... $5,826,849  $5,209,487
                                                        ==========  ==========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Short-term borrowings and current maturities of long-
  term debt............................................ $   57,977  $   36,305
 Income taxes payable..................................     13,594         491
 Liabilities from coal and emission allowance trading
  activities...........................................     75,883     163,713
 Accounts payable and accrued expenses.................    573,137     576,476
                                                        ----------  ----------
   Total current liabilities...........................    720,591     776,985
Long-term debt, less current maturities................  2,018,189   1,369,316
Deferred income taxes..................................    625,124     570,705
Accrued reclamation and other environmental
 liabilities...........................................    502,092     447,713
Workers' compensation obligations......................    212,260     210,780
Accrued postretirement benefit costs...................    971,186     974,079
Obligation to industry fund............................     64,737      52,172
Other noncurrent liabilities...........................    162,979     135,041
                                                        ----------  ----------
   Total liabilities...................................  5,277,158   4,536,791
Minority interests.....................................     41,265      41,458
Stockholders' equity
 Preferred stock--$0.01 per share par value;
  14,000,000 shares authorized,
  7,000,000 shares issued and outstanding as of March
  31, 2000 and 2001....................................         50          50
 Common stock--Class A, $0.01 per share par value;
  42,000,000 shares authorized,
  26,600,000 shares issued and outstanding as of March
  31, 2000 and 2001....................................        190         190
 Common stock--Class B, $0.01 per share par value;
  4,200,000 shares authorized,
  1,039,176 shares issued and 958,263 shares
  outstanding as of March 31, 2000;
  4,200,000 shares authorized, 1,033,490 shares issued
  and 1,010,509 shares
  outstanding as of March 31, 2001.....................          7           8
 Additional paid-in capital............................    494,237     498,198
 Employee stock loans..................................     (2,391)     (2,553)
 Accumulated other comprehensive loss..................    (12,667)       (862)
 Retained earnings.....................................     29,219     136,279
 Treasury shares, at cost: 80,913 and 22,981 Class B
  shares as of March 31, 2000 and 2001.................       (219)        (72)
                                                        ----------  ----------
   Total stockholders' equity..........................    508,426     631,238
                                                        ----------  ----------
     Total liabilities and stockholders' equity........ $5,826,849  $5,209,487
                                                        ==========  ==========

                See accompanying notes to financial statements.

                           PEABODY ENERGY CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                  Predecessor
                                                                    Company
                                                                ----------------
                                                                April 1, 1998 to May 20, 1998 to   Year Ended     Year Ended
                                                                  May 19, 1998   March 31, 1999  March 31, 2000 March 31, 2001
                                                                ---------------- --------------- -------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income....................................................      $    476       $     1,009     $  28,210      $ 107,060
 (Income) loss from discontinued operations...................         1,764            (6,442)       12,087            --
 (Gain) loss from disposal of discontinued operations.........           --                --         78,273        (12,925)
 Extraordinary loss from early extinguishment of debt.........           --                --            --           8,545
                                                                    --------       -----------     ---------      ---------
   Income (loss) from continuing operations...................         2,240            (5,433)      118,570        102,680
Adjustments to reconcile income from continuing operations to net cash provided by (used in) continuing operations:
 Depreciation, depletion and amortization.....................        25,516           179,182       249,782        215,450
 Deferred income taxes........................................         2,835              (679)     (157,803)        31,795
 Amortization of debt discount and debt issuance costs........         1,379            16,120        18,911         16,709
 Gain on sale of Australian operations........................           --                --            --        (171,735)
 Net gain on property and equipment disposals.................          (328)              --         (6,439)        (4,782)
 Gain on coal contract restructurings.........................           --             (5,300)      (12,957)           --
 Stock compensation...........................................           --             13,124           265          3,961
 Minority interests...........................................           --              1,887        15,554          7,524
 Changes in current assets and liabilities, excluding effects of acquisitions:
   Sale of accounts receivable................................           --                --        100,000         40,000
   Accounts receivable, net of sale...........................        (9,768)           20,164        18,712        (50,179)
   Materials and supplies.....................................           881             3,620         5,227          5,677
   Coal inventory.............................................        (2,807)            5,781        10,774        (15,749)
   Net assets from coal and emission allowance trading
    activities................................................           --                --           (310)        (5,805)
   Other current assets.......................................       (10,707)            7,459       (16,862)         6,912
   Accounts payable and accrued expenses......................       (34,685)          (50,373)      (15,064)        51,659
   Income taxes payable.......................................         1,234               173         7,549            316
Accrued reclamation and related liabilities...................        (1,622)           (4,468)      (18,233)       (35,080)
Workers' compensation obligations.............................        (2,156)          (10,449)        4,716         (1,480)
Accrued postretirement benefit costs..........................         6,092             6,094        14,472           (833)
Obligation to industry fund...................................        (2,379)           (3,619)        1,630        (12,565)
Royalty prepayment............................................           --            135,903           --             --
Other, net....................................................        (5,586)           21,737       (35,079)       (12,371)
Net cash used in assets sold--Australian operations...........           --                --            --         (20,124)
                                                                    --------       -----------     ---------      ---------
     Net cash provided by (used in) continuing operations.....       (29,861)          330,923       303,415        151,980
     Net cash provided by (used in) discontinued operations...         1,704           (48,901)      (40,504)           --
                                                                    --------       -----------     ---------      ---------
     Net cash provided by (used in) operating activities......       (28,157)          282,022       262,911        151,980
                                                                    --------       -----------     ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, equipment and mine development..       (20,874)         (174,520)     (178,754)      (151,358)
Additions to advance mining royalties.........................        (2,302)          (11,509)      (25,292)       (20,260)
Acquisitions, net.............................................           --         (2,110,400)      (63,265)       (10,502)
Investment in joint venture...................................           --                --         (4,325)           --
Proceeds from coal contract restructurings....................           328             2,515        32,904            --
Proceeds from sale of Australian operations...................           --                --            --         455,000
Proceeds from property and equipment disposals................         1,374            11,448        19,284         18,925
Proceeds from sale-leaseback transactions.....................           --                --         34,234         28,800
Net cash used in assets sold--Australian operations...........           --                --            --         (34,684)
                                                                    --------       -----------     ---------      ---------
     Net cash provided by (used in) continuing operations.....       (21,474)       (2,282,466)     (185,214)       285,921
     Net cash provided by (used in) discontinued operations...           (76)           33,130          (170)       102,541
                                                                    --------       -----------     ---------      ---------
     Net cash provided by (used in) investing activities......       (21,550)       (2,249,336)     (185,384)       388,462
--------------------------------------------------
                                                                    --------       -----------     ---------      ---------

                                                   (Continued on following page)
                See accompanying notes to financial statements.

                           PEABODY ENERGY CORPORATION

                             (Dollars in thousands)

                                                                  Predecessor
                                                                    Company
                                                                ----------------
                                                                April 1, 1998 to May 20, 1998 to   Year Ended     Year Ended
                                                                  May 19, 1998   March 31, 1999  March 31, 2000 March 31, 2001
                                                                ---------------- --------------- -------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings and long-term debt........        53,597        1,870,778         22,026         65,302
Payments of short-term borrowings and long-term debt..........       (19,423)        (222,715)      (209,985)      (633,905)
Capital contribution..........................................           --           480,000            --             --
Distributions to minority interests...........................           --            (3,080)        (3,353)        (4,690)
Dividend received.............................................           --               --             --          19,916
Dividends paid................................................      (173,330)             --             --             --
Proceeds from sale of treasury stock..........................           --               --             --             562
Repurchase of treasury stock..................................           --               --             --          (1,113)
Net cash provided by assets sold--Australian operations.......           --               --             --          10,591
Transactions with affiliates:
 Proceeds from affiliated loan................................       141,000              --             --             --
 Repayments to affiliates.....................................           --            (3,647)           --             --
 Invested capital transactions with affiliates................           --           (30,369)           --             --
                                                                   ---------       ----------      ---------      ---------
     Net cash provided by (used in) continuing operations.....         1,844        2,090,967       (191,312)      (543,337)
     Net cash provided by (used in) discontinued operations...        21,693           70,314        (13,869)           --
                                                                   ---------       ----------      ---------      ---------
     Net cash provided by (used in) financing activities......        23,537        2,161,281       (205,181)      (543,337)
Effect of exchange rate changes on cash and cash equivalents..          (292)             111           (806)           --
                                                                   ---------       ----------      ---------      ---------
Net increase (decrease) in cash and cash equivalents..........       (26,462)         194,078       (128,460)        (2,895)
Cash and cash equivalents at beginning of period..............        96,821              --         194,078         65,618
                                                                   ---------       ----------      ---------      ---------
Cash and cash equivalents at end of period....................     $  70,359       $  194,078      $  65,618      $  62,723
--------------------------------------------------
                                                                   =========       ==========      =========      =========


                See accompanying notes to financial statements.

                          PEABODY ENERGY CORPORATION

        STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/INVESTED CAPITAL
                   (Dollars in thousands, except share data)

                                                                                         Accumulated
                                                                                            Other
                               Shares                                                      Compre-
                   ------------------------------                   Additional Employee    hensive
Predecessor                                        Preferred Common  Paid-in    Stock      Income    Retained  Invested   Treasury
Company            Preferred  Class A    Class B     Stock   Stock   Capital    Loans      (Loss)    Earnings  Capital     Stock
-----------        --------- ---------- ---------  --------- ------ ---------- --------  ----------- -------- ----------  --------
March 31, 1998...        --         --        --     $ --    $ --    $    --   $   --     $(42,184)  $    --  $1,730,026   $  --
 Comprehensive
 loss:
 Net income......        --         --        --       --      --         --       --          --         --         476      --
 Foreign currency
 translation
 adjustment......        --         --        --       --      --         --       --      (17,974)       --         --       --
 Comprehensive
 loss............
 Dividend paid...        --         --        --       --      --         --       --          --         --    (173,330)     --
 Net transactions
 with
 affiliates......        --         --        --       --      --         --       --          --         --         360      --
                   --------- ---------- ---------    -----   -----   --------  -------    --------   -------- ----------   ------
May 19, 1998.....        --         --        --     $ --    $ --    $    --   $   --     $(60,158)  $    --  $1,557,532   $  --
                   ========= ========== =========    =====   =====   ========  =======    ========   ======== ==========   ======
----------------------------------------------------------------------------------------------------------------------------------
May 20, 1998.....        --         --        --     $ --    $ --    $    --   $   --     $    --    $    --  $      --    $  --
 Capital
 contribution....  7,000,000 26,600,000       --        50     190    479,760      --          --         --         --       --
 Comprehensive
 income:
 Net income......        --         --        --       --      --         --       --          --       1,009        --       --
 Foreign currency
 translation
 adjustment......        --         --        --       --      --         --       --        4,128        --         --       --
 Minimum pension
 liability (net
 of $1,248 tax
 provision)......        --         --        --       --      --         --       --       (1,795)       --         --       --
 Comprehensive
 income..........
 Stock grants to
 employees.......        --         --    775,778      --        5     13,119   (1,236)        --         --         --       --
 Stock purchases
 by employees....        --         --    216,499      --        2      1,093   (1,095)        --         --         --       --
                   --------- ---------- ---------    -----   -----   --------  -------    --------   -------- ----------   ------
March 31, 1999...  7,000,000 26,600,000   992,277       50     197    493,972   (2,331)      2,333      1,009        --       --
 Comprehensive
 income:
 Net income......        --         --        --       --      --         --       --          --      28,210        --       --
 Foreign currency
 translation
 adjustment......        --         --        --       --      --         --       --      (16,795)       --         --       --
 Minimum pension
 liability (net
 of $1,248 tax
 benefit)........        --         --        --       --      --         --       --        1,795        --         --       --
 Comprehensive
 income..........
 Stock grants to
 employees.......        --         --     46,899      --      --         265     (103)        --         --         --       --
 Loan
 repayments......        --         --        --       --      --         --       901         --         --         --       --
 Additional
 loans...........        --         --        --       --      --         --      (858)        --         --         --       --
 Shares
 repurchased.....        --         --    (80,913)     --      --         --       --          --         --         --      (219)
                   --------- ---------- ---------    -----   -----   --------  -------    --------   -------- ----------   ------
March 31, 2000...  7,000,000 26,600,000   958,263       50     197    494,237   (2,391)    (12,667)    29,219        --      (219)
 Comprehensive
 income:
 Net income......        --         --        --       --      --         --       --          --     107,060        --       --
 Foreign currency
 translation
 adjustment......        --         --        --       --      --         --       --      (26,144)       --         --       --
 Reclassification
 of foreign
 currency
 translation
 adjustment......        --         --        --       --      --         --       --       38,811        --         --       --
 Minimum pension
 liability (net
 of $615 tax
 benefit)........        --         --        --       --      --         --       --         (862)       --         --       --
 Comprehensive
 income..........
 Stock grants to
 employees.......        --         --    284,362      --        1      3,961     (705)        --         --         --     1,260
 Loan
 repayments......        --         --        --       --      --         --       543         --         --         --       --
 Shares
 repurchased.....        --         --   (232,116)     --      --         --       --          --         --         --    (1,113)
                   --------- ---------- ---------    -----   -----   --------  -------    --------   -------- ----------   ------
March 31, 2001...  7,000,000 26,600,000 1,010,509    $  50   $ 198   $498,198  $(2,553)   $   (862)  $136,279 $      --    $  (72)
                   ========= ========== =========    =====   =====   ========  =======    ========   ======== ==========   ======
                       Total
                   Stockholders'
                      Equity/
Predecessor          Invested
Company               Capital
-----------        -------------
March 31, 1998...   $1,687,842
 Comprehensive
 loss:
 Net income......          476
 Foreign currency
 translation
 adjustment......      (17,974)
                   -------------
 Comprehensive
 loss............      (17,498)
 Dividend paid...     (173,330)
 Net transactions
 with
 affiliates......          360
                   -------------
May 19, 1998.....   $1,497,374
                   =============
----------------------------------------------------------------------------------------------------------------------------------
May 20, 1998.....   $      --
 Capital
 contribution....      480,000
 Comprehensive
 income:
 Net income......        1,009
 Foreign currency
 translation
 adjustment......        4,128
 Minimum pension
 liability (net
 of $1,248 tax
 provision)......       (1,795)
                   -------------
 Comprehensive
 income..........        3,342
 Stock grants to
 employees.......       11,888
 Stock purchases
 by employees....          --
                   -------------
March 31, 1999...      495,230
 Comprehensive
 income:
 Net income......       28,210
 Foreign currency
 translation
 adjustment......      (16,795)
 Minimum pension
 liability (net
 of $1,248 tax
 benefit)........        1,795
                   -------------
 Comprehensive
 income..........       13,210
 Stock grants to
 employees.......          162
 Loan
 repayments......          901
 Additional
 loans...........         (858)
 Shares
 repurchased.....         (219)
                   -------------
March 31, 2000...      508,426
 Comprehensive
 income:
 Net income......      107,060
 Foreign currency
 translation
 adjustment......      (26,144)
 Reclassification
 of foreign
 currency
 translation
 adjustment......       38,811
 Minimum pension
 liability (net
 of $615 tax
 benefit)........         (862)
                   -------------
 Comprehensive
 income..........      118,865
 Stock grants to
 employees.......        4,517
 Loan
 repayments......          543
 Shares
 repurchased.....       (1,113)
                   -------------
March 31, 2001...   $  631,238
                   =============

                See accompanying notes to financial statements.

                           PEABODY ENERGY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
         (Dollars in thousands, except where noted and per share data)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

   The consolidated financial statements include the consolidated balance sheets of Peabody Energy Corporation (the "Company" or "Peabody") as of March 31, 2000 and 2001, and the consolidated results of operations and cash flows for the period from May 20, 1998 to March 31, 1999 (hereafter referred to as the "period ended March 31, 1999") and the years ended March 31, 2000 and 2001. These financial statements include the subsidiaries (collectively, known as the "Predecessor Company" or "P&L Coal Group") of Peabody Holding Company, Inc. ("Peabody Holding Company"), Gold Fields Mining Corporation ("Gold Fields") which owns Lee Ranch Coal Company ("Lee Ranch"), Citizens Power LLC ("Citizens Power") and Peabody Resources Limited ("Peabody Resources"), an Australian company. The combined financial statements include the combined results of operations and cash flows of the Predecessor Company from April 1, 1998 to May 19, 1998 (hereafter referred to as the "period ended May 19, 1998"). P&L Coal Holdings Corporation, a holding company that was formed by Lehman Brothers Merchant Banking Partners II L.P. ("Lehman Brothers Merchant Banking") on February 27, 1998, acquired P&L Coal Group from The Energy Group PLC effective May 20, 1998. Lehman Brothers Merchant Banking is an investment fund affiliated with Lehman Brothers Inc.

   In May 2000, the Company signed a purchase and sale agreement with Edison Mission Energy to sell Citizens Power (see Note 4). Results of operations and cash flows for all periods presented reflect Citizens Power as a discontinued operation. In January 2001, the Company sold its Australian operations (see
Note 3).

   On April 10, 2001, the Company changed its name from P&L Coal Holdings Corporation to Peabody Energy Corporation.

 Stock Split

   The Company's shareholders are expected to approve a 1.4-for-one stock split of its preferred and common stock simultaneously with its completion of an initial public offering. All references to number of shares, per share amounts and stock option data have been restated to reflect the anticipated stock split.

 Description of Business

   The Company is principally engaged in the mining of coal for sale primarily to electric utilities. The Company also markets and trades coal and emission allowances.

 New Pronouncements

   Effective April 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that noncash changes in stockholders' equity be combined with net income and reported in a new financial statement category entitled "accumulated other comprehensive income."

   The Company also adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" effective April 1, 1998. SFAS No. 131 and SFAS No. 132, address the disclosures required for the Company's operating segments and employee benefit obligations, respectively.

   The adoption of SFAS Nos. 130, 131 and 132 had no effect on the Company's financial condition or results of operations.

                           PEABODY ENERGY CORPORATION

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 (as amended by SFAS Nos. 137 and 138) requires the recognition of all derivatives as assets or liabilities within the balance sheet and requires both the derivatives and the underlying exposure to be recorded at fair value. Any gain or loss resulting from changes in fair value will be recorded as part of the results of operations, or as a component of comprehensive income or loss, depending upon the intended use of the derivative. The effective date of SFAS No. 133 is fiscal years beginning after June 15, 2000 (effective April 1, 2001 for the Company). The Company does not anticipate that the adoption of SFAS No. 133 will have a material effect on its financial condition or results of operations, subject to new or revised implementation guidelines issued by the Derivatives Implementation Group.

 Joint Ventures

   Joint ventures are accounted for using the equity method except for undivided interests in Australia, which, prior to its sale in January 2001, was reported using pro rata consolidation whereby the Company reported its proportionate share of assets, liabilities, income and expenses. All significant intercompany transactions have been eliminated in consolidation.

   The financial statements include the following asset and operating amounts for Australian entities utilizing pro rata consolidation (dollars in thousands):

                         Predecessor
                           Company
                         ------------
                         Period Ended  Period Ended    Year Ended     Year Ended
                         May 19, 1998 March 31, 1999 March 31, 2000 March 31, 2001
                         ------------ -------------- -------------- --------------
Total revenue...........   $10,996       $72,057        $122,689       $144,481
Operating profit........     3,695        18,767          17,038         21,111
Total assets (at period
 end)...................                                 149,864            --

 Accounting for Coal and Emission Allowance Trading

   The Company engages in risk management activities for both trading and non-trading purposes. Activities for trading purposes, generally consisting of coal and emission allowance trading, are accounted for using the fair value method. Under such method, the derivative commodity instruments (forwards, options and swaps) with third parties are reflected at market value and are included in "Assets and liabilities from coal and emission allowance trading activities" in the consolidated balance sheets. In the absence of quoted values, financial commodity instruments are valued at fair value, considering the net present value of the underlying sales and purchase obligations, volatility of the underlying commodity, appropriate reserves for market and credit risks and other factors, as determined by management. Subsequent changes in market value are recognized as gains or losses in "Other revenues" in the period of change.

   As a writer of options, the Company receives a premium when the option is written and then bears the risk of unfavorable changes in the price of the financial instruments underlying the option. Forwards, swaps and over-the-counter options are traded in unregulated markets.

   Over-the-counter forwards, options and swaps are either liquidated with the same counterparty or held to settlement date. For these financial instruments, the unrealized gains or losses on financial settlements, rather than the contract amounts, represent the approximate future cash requirements. Realized gains and losses on trading activities are recorded as part of "Other revenues" as they occur. Physical settlements are recorded on a gross basis within "Sales" and "Operating costs and expenses."

                           PEABODY ENERGY CORPORATION

 Derivative Financial Instruments

   A portion of the Company's long-term indebtedness bears interest at rates that fluctuate based upon certain indices. The Company utilizes financial instruments, such as interest rate swap agreements, to mitigate the impact of changes in interest rates on a portion of its floating rate debt. Gains or losses on interest rate swap agreements are recognized as they occur and are included as a component of interest expense.

   Prior to the sale in January 2001, the Company's Australian operations used forward currency contracts to manage their exposure against foreign currency fluctuations on sales denominated in U.S. dollars. These financial instruments were accounted for using the deferral method. Changes in the market value of these transactions were deferred until the gain or loss on the underlying hedged item was recognized as part of the related transaction. If the future sale was no longer anticipated, the changes in market value of the forward currency contracts were recognized as an adjustment to revenue in the period of change.

 Revenue Recognition

   The Company incurs certain "add-on" taxes and fees on coal sales. Coal sales are reported including taxes and fees charged by various federal and state governmental bodies. The Company recognizes revenue from coal sales when title passes to the customer.

 Other Revenues

   Other revenues include royalties related to coal lease agreements, earnings and losses from joint ventures, management fees, farm income, contract restructuring payments, coalbed methane extraction, coal and emission allowance trading activities and revenues from contract mining services. Royalty income generally results from the lease or sub-lease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced. Certain agreements require minimum annual lease payments regardless of the extent to which minerals are produced from the leasehold. The terms of these agreements generally range from specified periods of five to 20 years, or can be for an unspecified period until all reserves are depleted.

   Revenues from coal trading activities are recognized for the differences between contract and market prices.

 Cash and Cash Equivalents

   Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

 Inventories

   Materials and supplies and coal inventory are valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs.

 Property, Plant, Equipment and Mine Development

   Property, plant, equipment and mine development are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period, including $0.2 million and $3.0 million for the periods ended May 19, 1998 and March 31, 1999, respectively, and $1.8 million and $0.3 million for the years ended March 31, 2000 and 2001, respectively.

   Expenditures which extend the useful lives of existing plant and equipment are capitalized. Maintenance and repairs are charged to operating costs as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Costs incurred to maintain current production capacity at a mine

                           PEABODY ENERGY CORPORATION
and exploration expenditures are charged to operating costs as incurred. Certain costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.

   The fair value of coal reserves was established by an independent third party review and evaluation at the time of the Company's acquisition in May 1998. Reserves acquired subsequent to that date are recorded at cost. At March 31, 2001, the net book value of coal reserves totaled $3.5 billion. This amount includes $1.3 billion attributable to properties where the Company is not currently engaged in mining operations or leasing to third parties and, therefore, the coal reserves are not currently being depleted.

   Depletion of coal interests is computed using the units-of-production method utilizing only proven and probable reserves in the depletion base. Mine development costs are principally amortized over the estimated lives of the mines using the straight-line method. Depreciation of plant and equipment (excluding life of mine assets) is computed using the straight-line method over the estimated useful lives as follows:

                                                                       Years
                                                                   -------------
   Building and improvements......................................   10 to 20
   Machinery and equipment........................................    2 to 30
   Leasehold improvements......................................... Life of Lease

   In addition, certain plant and equipment assets associated with mining are depreciated using the straight-line method over the estimated life of the mine, which varies from three to 24 years.

 Accrued Reclamation and Other Environmental Liabilities

   The Company records a liability for the estimated costs to reclaim land as the acreage is disturbed during the ongoing surface mining process. The estimated costs to reclaim support acreage and to perform other related functions at both surface and underground mines are recorded ratably over the lives of the mines. As of March 31, 2001, the Company had $651.8 million in surety bonds outstanding to secure reclamation obligations or activities. The amount of reclamation self-bonding in certain states in which the Company qualifies was $216.5 million as of March 31, 2001.

   Accruals for other environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted. In general, costs related to environmental remediation are charged to expense.

 Income Taxes

   Income taxes are accounted for using a balance sheet approach known as the liability method. The liability method accounts for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities.

 Postemployment Benefits

   The Company provides postemployment benefits to qualifying employees, former employees and dependents under the provisions of various benefit plans or as required by state or federal law. The Company accounts for workers' compensation obligations and other Company-provided postemployment benefits on the accrual basis of accounting.

 Earnings Per Share

   The Company has two classes of common stock and, as such, applies the "two-class method" of computing earnings per share as prescribed in SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, income or loss is allocated to preferred stock, Class A common stock and Class B common stock on a pro-rata basis.

                           PEABODY ENERGY CORPORATION

   Basic earnings (loss) per share is calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations, extraordinary loss from early extinguishment of debt and net income, respectively, that is attributed to the Company's Class A and Class B common shares by the weighted average number of common shares outstanding for each class of common stock for each respective period. Diluted earnings (loss) per share is calculated by dividing income from continuing operations, income
(loss) from discontinued operations, extraordinary loss from early extinguishment of debt and net income, respectively, that is attributed to the Company's Class A and Class B common shares by the weighted average number of common and common equivalent shares outstanding for each class of common stock for each respective period. Any potential difference between basic and diluted earnings (loss) per share is solely attributable to stock options. For the period ended March 31, 1999 and the years ended March 31, 2000 and 2001, all options (for 5.3 million shares, 5.2 million shares and 5.2 million shares, respectively) were excluded from the diluted earnings per share calculations for the Company's Class A and Class B common stock because they were anti-dilutive. A reconciliation of income (loss) from continuing operations, income
(loss) from discontinued operations, extraordinary loss from early extinguishment of debt and net income follows:

                                           May 20,
                                           1998 to    Year Ended   Year Ended
                                          March 31,    March 31,    March 31,
                                            1999         2000         2001
                                         -----------  -----------  -----------
                                               (Dollars in thousands)
   Income (loss) from continuing
    operations attributed to:
     Preferred stock...................  $    (1,124) $    23,998  $    20,819
     Class A common stock..............       (4,273)      91,190       79,111
     Class B common stock..............          (36)       3,382        2,750
                                         -----------  -----------  -----------
                                         $    (5,433) $   118,570  $   102,680
                                         ===========  ===========  ===========
   Income (loss) from discontinued
    operations attributed to:
     Preferred stock...................  $     1,333  $   (18,289) $     2,621
     Class A common stock..............        5,067      (69,494)       9,958
     Class B common stock..............           42       (2,577)         346
                                         -----------  -----------  -----------
                                         $     6,442  $   (90,360) $    12,925
                                         ===========  ===========  ===========
   Extraordinary loss from early
    extinguishment of debt attributed
    to:
     Preferred stock...................  $       --   $       --   $    (1,733)
     Class A common stock..............          --           --        (6,583)
     Class B common stock..............          --           --          (229)
                                         -----------  -----------  -----------
                                         $       --   $       --   $    (8,545)
                                         ===========  ===========  ===========
   Net income attributed to:
     Preferred stock...................  $       209  $     5,709  $    21,707
     Class A common stock..............          793       21,696       82,486
     Class B common stock..............            7          805        2,867
                                         -----------  -----------  -----------
                                         $     1,009  $    28,210  $   107,060
                                         ===========  ===========  ===========
   Weighted average shares outstanding:
     Class A common stock..............   26,600,000   26,600,000   26,600,000
     Class B common stock..............      223,383      986,370      924,626
                                         -----------  -----------  -----------
                                          26,823,383   27,586,370   27,524,626
                                         ===========  ===========  ===========

                           PEABODY ENERGY CORPORATION

 Concentration of Credit Risk and Market Risk

   The Company's power, coal and emission allowance trading and risk management activities give rise to market risk, which represents the potential loss caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the risk management policies of the Company. Policies are in place that limit the Company's total net exposure at any point in time. Procedures exist which allow for monitoring of all commitments and positions, with daily reporting to senior management.

   The Company's concentration of credit risk is substantially with energy producers and marketers and electric utilities. The Company's policy is to independently evaluate each customer's creditworthiness prior to entering into transactions and to constantly monitor the credit extended. In the event that the Company engages in a transaction with a counterparty that does not meet its credit standards, the Company will protect its position by requiring the counterparty to provide appropriate credit enhancement. Counterparty risk with respect to interest rate swap transactions is not considered to be significant based upon the creditworthiness of the participating financial institutions.

   Approximately 37% of the Company's U.S. coal employees are affiliated with organized labor unions, which accounts for approximately 23% of sales volume in the U.S. during fiscal year 2001. Hourly workers at the Company's mines in Arizona, Colorado and Montana are represented by the United Mine Workers' of America under the Western Surface Agreement, which was ratified in 2000 and is effective through September 1, 2005. Union labor east of the Mississippi is also represented by the United Mine Workers of America but is subject to the National Bituminous Coal Wage Agreement. On December 16, 1997, this five-year labor agreement effective from January 1, 1998 to December 31, 2002, was ratified by the United Mine Workers of America.

 Use of Estimates in the Preparation of the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Impairment of Long-Lived Assets

   The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets under various assumptions are less than the carrying amounts of those assets. Impairment losses are measured by comparing the estimated fair value of the assets to their carrying amount.

 Foreign Currency Translation

   Assets and liabilities of foreign affiliates are generally translated at current exchange rates, and related translation adjustments are reported as a component of comprehensive income. Income statement accounts are translated at an average rate for each period. The Company sold its Australian mining operations in January 2001.

 Reclassifications

   Certain amounts in prior periods have been reclassified to conform with the report classifications of the year ended March 31, 2001, with no effect on previously reported net income or stockholders' equity.

                           PEABODY ENERGY CORPORATION

(2) BUSINESS COMBINATIONS

 Black Beauty Coal Company

   Effective January 1, 1999, the Company purchased an additional 38.3% interest in Black Beauty Coal Company ("Black Beauty"), raising its ownership percentage to 81.7%. Total consideration paid for the additional interest was $150.7 million. The acquisition was accounted for as a purchase and, accordingly, the operating results of Black Beauty have been included in the Company's financial statements since the effective date of acquisition. Prior to the acquisition, the Company accounted for its ownership using the equity method of accounting.

   Effective January 1, 2000, Black Beauty invested $6.6 million to increase its ownership interest and obtain control of three of its Midwestern coal mining affiliates--Sugar Camp Coal, LLC, Arclar Coal Company, LLC and United Minerals Company, LLC. Prior to fiscal year 2000, interests in these affiliates were accounted for under the equity method, and effective January 1, 2000, the Company obtained decision-making control and began accounting for its 75% interest in the affiliates on a consolidated basis. The Company has elected to consolidate these affiliates as part of Black Beauty's results of operations effective April 1, 1999.

 Peabody Resources

   Effective August 20, 1999, Peabody Resources purchased a 55% interest in the Moura Mine in Queensland, Australia for $30.2 million. The acquisition was accounted for as a purchase and the operating results were included in the Company's financial statements since the date of acquisition using pro rata consolidation. The Moura Mine was included in the sale of the Australian operations in January 2001.

 P&L Coal Group

   Effective May 20, 1998, the Company paid The Energy Group PLC $2,003.5 million in cash for P&L Coal Group. The acquisition was financed by a $480.0 million equity contribution by Lehman Brothers Merchant Banking and affiliates and borrowings of $1,523.5 million.

   The acquisition has been accounted for under the purchase method of accounting. Historical assets received of $6,406.6 million were increased to a fair value of $7,252.4 million. Historical liabilities assumed of $4,909.2 million were increased to a fair value of $5,248.9 million. Fair value adjustments to liabilities consist primarily of recognition of restructuring liabilities that are discussed in Note 15, an increase in the fair value of long-term debt assumed, the elimination of actuarial gains, losses and deferrals, adjustments to conform foreign entities to U.S. generally accepted accounting principles and the deferred income tax effects of purchase accounting. The fair value of liabilities assumed included an estimated $75.0 million of transaction fees.

   Below are the balance sheet of Peabody Energy Corporation (including the effect of acquisition financing), the Company's historical balance sheet at May 19, 1998, purchase accounting adjustments and the opening balance sheet.

                           PEABODY ENERGY CORPORATION

                                                     Acquisition
                                                         of
                           Acquisition               Predecessor
                           Financing &                 Co. and
                           Formation of  Predecessor  Purchase
                          Peabody Energy   Company   Accounting
                           Corporation   Historical  Adjustments  May 19, 1998
                          -------------- ----------- -----------  ------------
         ASSETS
Cash related to
 acquisition/financing...  $ 2,297,390   $      --   $(2,297,390)  $      --
Other current assets.....          --     2,151,059      285,376    2,436,435
Property, plant,
 equipment and mine
 development, net........          --     3,642,551      746,961    4,389,512
Investments and other
 assets..................       75,000      612,977       32,334      720,311
                           -----------   ----------  -----------   ----------
  Total assets...........  $ 2,372,390   $6,406,587  $(1,232,719)  $7,546,258
                           ===========   ==========  ===========   ==========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current maturities of
 long-term debt..........  $    16,500   $   73,681  $       --    $   90,181
Other current
 liabilities.............       75,000    1,764,343       19,868    1,859,211
Long-term debt, less
 current maturities......    1,800,890          --           --     1,800,890
Other long-term debt.....          --       559,881       33,779      593,660
Deferred income taxes....          --       662,064       93,940      756,004
Other noncurrent
 liabilities.............          --     1,849,244      117,068    1,966,312
                           -----------   ----------  -----------   ----------
  Total liabilities......    1,892,390    4,909,213      264,655    7,066,258
Invested capital.........          --     1,497,374   (1,497,374)         --
Stockholder's equity.....      480,000          --           --       480,000
                           -----------   ----------  -----------   ----------
  Total liabilities &
   stockholders' equity
   ......................  $ 2,372,390   $6,406,587  $(1,232,719)  $7,546,258
                           ===========   ==========  ===========   ==========

   The Company finalized its purchase price allocation at March 31, 1999 based upon the receipt of all the information it had arranged to obtain in order to complete its estimates. This included independent appraisals on property, plant, equipment and mine development (including land and coal interests) and actuarial valuations supporting final adjustments to its employee-related liabilities. In addition, agreement on the final purchase price was reached with The Energy Group PLC.

   The following unaudited pro forma results of operations assumed the acquisitions had occurred as of April 1, 1998:

                                                          1999        2000
                                                       ----------  ----------
                                                            (Dollars in
                                                            thousands)
   Total revenues..................................... $2,765,979  $2,728,694
   Loss before income taxes, minority interests,
    discontinued operations and extraordinary loss....     (1,464)     (6,278)
   Net income (loss)..................................     (8,964)     28,916

(3) SALE OF AUSTRALIAN OPERATIONS

   On January 29, 2001, the Company sold its Australian operations to Coal & Allied, a 71%-owned subsidiary of Rio Tinto Limited. The selling price was $446.8 million, plus the assumption of all liabilities. The selling price represents the $455.0 million original contract price at January 29, 2001 less an $8.2 million purchase price adjustment. The Company used the proceeds from the sale to repay long-term debt.

   The pretax gain on sale of $171.7 million is included in the statement of operations for the year ended March 31, 2001. The gain on sale was $124.2 million on an after-tax basis.

                           PEABODY ENERGY CORPORATION

(4) DISCONTINUED OPERATIONS

   On March 13, 2000 the Board of Directors authorized management to sell Citizens Power, its wholly-owned subsidiary that engaged in power trading and power contract restructuring transactions. Subsequent to March 31, 2000, the Company signed an agreement to sell Citizens Power to Edison Mission Energy. As of March 31, 2000, the Company estimated its loss on disposal of the entity to be $109.5 million on a pretax basis ($78.3 million after-tax), which included an $8.0 million pretax provision for expected operating losses through the expected disposal date. The Company completed the sale of operations and the monetization of non-trading assets held by Citizens Power in March 2001, resulting in an after-tax decrease to the loss on disposal of $12.9 million.

   As a result of the estimated loss on the disposal of the entity, the results of operations of Citizens Power were reported separately as a discontinued operation in the statements of operations for all periods presented, and are summarized as follows (dollars in thousands):

                                  Predecessor
                                    Company
                                ----------------
                                April 1, 1998 to May 20, 1998 to   Year Ended
                                  May 19, 1998   March 31, 1999  March 31, 2000
                                ---------------- --------------- --------------
   Revenues...................      $ 1,750          $37,394        $ 17,225
   Income (loss) before income
    taxes.....................       (1,953)          12,477         (13,369)
   Income tax provision (bene-
    fit)......................         (189)           6,035          (1,297)
   Income (loss) from discon-
    tinued operations.........       (1,764)           6,442         (12,087)

   The fair value of net assets related to the discontinued operation were segregated in the March 31, 2000 consolidated balance sheet and include the following (dollars in thousands):

   Cash.............................................................. $  41,222
   Accounts receivable...............................................    46,339
   Assets from power trading activities..............................   908,256
   Liabilities from power trading....................................  (524,366)
   Other current liabilities.........................................   (75,701)
   Non-recourse debt.................................................  (305,750)
                                                                      ---------
                                                                      $  90,000
                                                                      =========

(5) ACCOUNTS RECEIVABLE SECURITIZATION

   In March 2000, the Company and its wholly-owned, bankruptcy-remote subsidiary ("Seller") established a five-year accounts receivable securitization program. Under the program, undivided interests in a pool of eligible trade receivables that have been contributed to the Seller are sold, without recourse, to a multi-seller, asset backed commercial paper conduit ("Conduit"). Purchases by the Conduit are financed with the sale of highly rated commercial paper. The Company utilized proceeds from the sale of its accounts receivable to repay long-term debt, effectively reducing its overall borrowing costs. The funding cost of the securitization program for fiscal year 2001 was $8.7 million.

   Under the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (as amended by SFAS No. 140) the securitization transactions have been recorded as sales, with those accounts receivable sold to the Conduit removed from the consolidated balance sheet. The amount of undivided interests in accounts receivable sold to the Conduit were $100.0 million and $140.0 million at March 31, 2000 and March 31, 2001, respectively.

                           PEABODY ENERGY CORPORATION

   The Seller is a separate legal entity from the Company. The Seller's assets are available first and foremost to satisfy the claims of its creditors. Eligible receivables, as defined in the securitization agreement, consist of trade receivables from our domestic subsidiaries, excluding Black Beauty, reduced for certain items, including past due balances and concentration limits. Of the eligible pool of receivables contributed to the Seller, undivided interests in only a portion of the pool are sold to the Conduit. The portion of eligible receivables not sold to the Conduit remain an asset of the Seller ($50.9 million as of March 31, 2001). The Seller's interest in these receivables is subordinate to the Conduit's interest in the event of default under the securitization agreement.

(6) COAL INVENTORY

   Coal inventory consisted of the following as of March 31:

                                                                 2000     2001
                                                               -------- --------
                                                                  (Dollars in
                                                                  thousands)
   Saleable coal.............................................. $ 41,047 $ 34,193
   Raw coal...................................................   18,400   14,587
   Work in process............................................  133,894  122,699
                                                               -------- --------
                                                               $193,341 $171,479
                                                               ======== ========

   Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Work in process consists of the costs to remove overburden above an unmined coal seam as part of the surface mining process. These costs include labor, supplies, equipment costs and operating overhead, and are charged to operations as coal from the seam is sold.

(7) LEASES

   The Company leases equipment and facilities under various noncancelable lease agreements. Certain lease agreements require the maintenance of specified ratios and contain restrictive covenants which limit indebtedness, subsidiary dividends, investments, asset sales and other Company actions. Rental expense under operating leases was $5.4 million and $34.6 million for the periods ended May 19, 1998 and March 31, 1999 and $55.7 million and $60.4 million for the years ended March 31, 2000 and 2001, respectively. The net book value of property, plant, equipment and mine development assets under capital leases was $24.9 million and $2.2 million at March 31, 2000 and 2001, respectively.

   The Company also leases coal reserves under agreements that require royalties to be paid as the coal is mined. Certain agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Total royalty expense was $17.3 million and $123.2 million for the periods ended May 19, 1998 and March 31, 1999, respectively and $164.2 million and $163.9 million for the years ended March 31, 2000 and 2001, respectively.

   A substantial amount of the coal mined by the Company is produced from reserves leased from the owner of the coal. One of the major lessors is the U.S. government, from which the Company leases substantially all of the coal it mines in Wyoming, Montana and Colorado under terms set by Congress and administered by the U.S. Bureau of Land Management. The terms of these leases are generally for an initial term of ten years but may be extended by diligent development and mining of the reserve until all economically recoverable reserves are depleted. The Company has met the diligent development requirements for substantially all of these federal leases either directly through production or by including the lease as a part of a logical mining unit with other leases upon which development has occurred. Annual production on these federal leases must total at least 1%

                           PEABODY ENERGY CORPORATION
of the original amount of coal in the entire logical mining unit. Royalties are payable monthly at a rate of 12.5% of the gross realization from the sale of the coal mined using surface mining methods and at a rate of 8.0% of the gross realization for coal produced using underground mining methods. The Company also leases the coal production at its Arizona mines from The Navajo Nation and the Hopi Tribe under leases that are administered by the U.S. Department of the Interior. These leases expire once mining activities cease. The royalty rates are also generally based upon a percentage of the gross realization from the sale of coal. These rates are subject to redetermination every ten years under the terms of the leases. The remainder of the leased coal is generally leased from state governments, land holding companies and various individuals. The duration of these leases varies greatly. Typically, the lease terms are automatically extended as long as active mining continues. Royalty payments are generally based upon a specified rate per ton or a percentage of the gross realization from the sale of the coal.

   In fiscal years 2000 and 2001, the Company sold certain assets for $34.2 million and $28.8 million, respectively, and those assets were leased back under operating lease agreements from the purchasers over a period of seven to 13 years. No gains were recognized on these transactions. Each lease agreement contains renewal options at lease termination and purchase options at amounts approximating fair market value during the lease and at lease termination.

   Future minimum lease and royalty payments as of March 31, 2001 are as follows:

                                                     Capital Operating   Coal
Fiscal Year Ending March 31                          Leases   Leases   Reserves
---------------------------                          ------- --------- --------
                                                       (Dollars in thousands)
2002................................................ $  802  $ 59,211  $ 39,114
2003................................................    493    52,675    36,504
2004................................................    371    48,428    14,243
2005................................................    363    42,645    14,061
2006................................................    470    37,845    11,738
2007 and thereafter.................................     53    68,836    37,612
                                                     ------  --------  --------
Total minimum lease payments........................  2,552  $309,640  $153,272
                                                             ========  ========
Less interest.......................................    397
                                                     ------
Present value of minimum capital lease payments..... $2,155
                                                     ======

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consisted of the following as of March 31:

                                                                2000     2001
                                                              -------- --------
                                                                 (Dollars in
                                                                 thousands)
Trade accounts payable....................................... $180,682 $208,174
Accrued taxes other than income..............................   76,841   78,342
Accrued payroll and related benefits.........................   85,281   48,224
Accrued health care..........................................   62,127   66,407
Accrued interest.............................................   46,166   38,170
Workers' compensation obligations............................   35,246   33,568
Accrued royalties............................................   18,624   21,445
Accrued lease payments.......................................   11,188   10,296
Other accrued expenses.......................................   56,982   71,850
                                                              -------- --------
  Total accounts payable and accrued expenses................ $573,137 $576,476
                                                              ======== ========

                           PEABODY ENERGY CORPORATION

(9) INCOME TAXES

   Pretax income (loss) from continuing operations consisted of the following (dollars in thousands):

                                                                    Predecessor
                                                                      Company
                                                                   -------------
                                                                   April 1, 1998  May 20, 1998
                                                                        to             to         Year Ended     Year Ended
                                                                   May 19, 1998  March 31, 1999 March 31, 2000 March 31, 2001
                                                                   ------------- -------------- -------------- --------------
Pretax income (loss) from continuing operations:
  United States...................................................    $4,134        $(32,142)      $(49,550)      $105,184
  Non U.S.........................................................     2,636          31,608         42,152         47,710
                                                                      ------        --------       --------       --------
                                                                      $6,770        $   (534)      $ (7,398)      $152,894
                                                                      ======        ========       ========       ========

   Total income tax provision (benefit) from continuing operations consisted of the following (dollars in thousands):

                                                                    Predecessor
                                                                      Company
                                                                   -------------
                                                                   April 1, 1998  May 20, 1998
                                                                        to             to         Year Ended     Year Ended
                                                                   May 19, 1998  March 31, 1999 March 31, 2000 March 31, 2001
                                                                   ------------- -------------- -------------- --------------
Current:
  U.S. federal....................................................    $  --         $   --        $     --        $   170
  Non U.S.........................................................     1,427          9,700          16,224        19,150
  State...........................................................        79             26              57           100
                                                                      ------        -------       ---------       -------
    Total current.................................................     1,506          9,726          16,281        19,420
                                                                      ------        -------       ---------       -------
Deferred:
  U.S. federal....................................................     1,904         (8,309)       (124,807)       29,284
  Non U.S.........................................................       --           2,026          (4,037)       (1,039)
  State...........................................................     1,120           (431)        (28,959)       (4,975)
                                                                      ------        -------       ---------       -------
    Total deferred................................................     3,024         (6,714)       (157,803)       23,270
                                                                      ------        -------       ---------       -------
Total provision (benefit).....................................        $4,530        $ 3,012       $(141,522)      $42,690
                                                                      ======        =======       =========       =======

   The deferred tax benefit for the year ended March 31, 2000 includes the effect of a change in tax regulations and statutes in that current period which allowed the Company to make a tax election to treat a wholly-owned partnership as a corporation. The election eliminated a $144.0 million deferred tax liability previously recognized pursuant to the provisions of SFAS No. 109 on the "outside tax basis," which represents the tax effected difference between the book value and the tax basis of the investment in the partnership interest. The election allowed the Company to treat the partnership as a corporation and look to the "inside tax basis," which represents the tax effected difference between the book value of the assets and liabilities recorded on the balance sheet of the partnership and the tax basis of the individual assets and liabilities. The Company recognized a deferred tax benefit of $144.0 million in the year ended March 31, 2000 related to this election.

   The non U.S. deferred tax provision for the year ended March 31, 2000 included a benefit of $3.2 million due to changes in the Australian tax rate from 36% to 34% effective April 1, 2000.

                           PEABODY ENERGY CORPORATION

   The income tax rate on income (loss) from continuing operations differed from the U.S. federal statutory rate as follows (dollars in thousands):

                                                                    Predecessor
                                                                      Company
                                                                   -------------
                                                                   April 1, 1998  May 20, 1998
                                                                        to             to         Year Ended     Year Ended
                                                                   May 19, 1998  March 31, 1999 March 31, 2000 March 31, 2001
                                                                   ------------- -------------- -------------- --------------
Federal statutory rate............................................    $ 2,369       $   (187)     $  (2,590)      $ 53,513
Changes in valuation allowance....................................      6,012         16,386         31,907         35,775
Partnership tax basis election....................................        --             --        (144,028)           --
Foreign earnings and disposition gains............................        506            676         (2,566)        (7,079)
State income taxes, net of U.S. federal tax benefit...............      2,881         (3,391)        (6,458)        (4,912)
Depletion.........................................................     (2,182)       (13,320)       (26,151)       (37,369)
Other, net........................................................     (5,056)         2,848          8,364          2,762
                                                                      -------       --------      ---------       --------
                                                                      $ 4,530       $  3,012      $(141,522)      $ 42,690
--------------------------------------------------
                                                                      =======       ========      =========       ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following as of March 31:

                                                          2000         2001
                                                       -----------  -----------
                                                        (Dollars in thousands)
   Deferred tax assets:
     Accrued long-term reclamation and mine closing
      liabilities....................................  $    71,661  $    82,678
     Accrued long-term workers' compensation
      liabilities....................................      101,756      101,700
     Postretirement benefit obligations..............      425,155      429,035
     Intangible tax asset and purchased contract
      rights.........................................      211,283      174,326
     Tax credits and loss carryforwards..............      201,513      257,796
     Obligation to industry fund.....................       26,875       23,106
     Others..........................................      106,972      108,097
                                                       -----------  -----------
       Total gross deferred tax assets...............    1,145,215    1,176,738
                                                       -----------  -----------
   Deferred tax liabilities:
     Property, plant, equipment and mine development
      principally due to differences in depreciation,
      depletion and asset writedowns.................    1,373,982    1,339,033
     Long-term debt..................................       49,539       45,579
     Others..........................................      156,883      173,110
                                                       -----------  -----------
       Total gross deferred tax liabilities..........    1,580,404    1,557,722
                                                       -----------  -----------
   Valuation allowance...............................     (140,066)    (177,495)
                                                       -----------  -----------
   Net deferred tax liability........................  $  (575,255) $  (558,479)
                                                       ===========  ===========

   Deferred taxes consisted of the following as of March 31:
   Current deferred income taxes.....................  $    49,869  $    12,226
   Noncurrent deferred income taxes..................     (625,124)    (570,705)
                                                       -----------  -----------
     Net deferred tax liability......................  $  (575,255) $  (558,479)
                                                       ===========  ===========

                           PEABODY ENERGY CORPORATION

   The Company's deferred tax assets include alternative minimum tax ("AMT") credits of $50.6 million and net operating loss ("NOL") carryforwards of $207.2 million at March 31, 2001. The AMT credits have no expiration date and the NOL carryforwards expire beginning in the year 2019. The AMT credits and NOL carryforwards are offset by a valuation allowance of $177.5 million.

   No payments for U.S. federal taxes were made for the periods ended May 19, 1998 or March 31, 1999. The Company made U.S. federal tax payments totaling $0.3 million and $0.2 million for the years ended March 31, 2000 and 2001, respectively. No state or local income tax payments were made for the period ended May 19, 1998. The Company paid state and local income taxes totaling $0.7 million for the period ended March 31, 1999 and $0.6 million and $0.1 million for the years ended March 31, 2000 and 2001, respectively.

   Non U.S. tax payments were $0.3 million and $11.9 million for the periods ended May 19, 1998 and March 31, 1999, respectively and $8.8 million and $19.1 million and for the years ended March 31, 2000 and 2001, respectively.

(10) SHORT-TERM BORROWINGS

   Short-term borrowings were $9.9 million at March 31, 2000. The Company was not obligated for any short-term borrowings at March 31, 2001.

   The Company maintains a Revolving Credit Facility that provides for aggregate borrowings of up to $200.0 million and letters of credit of up to $280.0 million. Interest rates on the revolving loans under the Revolving Credit Facility are based on the Base Rate (as defined in the Senior Credit Facilities) or LIBOR (as defined in the Senior Credit Facilities) at the Company's option. The applicable rate was 6.3% at March 31, 2001. The Revolving Credit Facility commitment matures in fiscal year 2005. As of March 31, 2001, the Company had $73.4 million of letters of credit outstanding under the Revolving Credit Facility.

   As of March 31, 2000 and 2001, Lehman Commercial Paper Inc. had committed to provide $23.3 million and $18.9 million of the Company's total available borrowing capacity under the Revolving Credit Facility.

   Interest paid was $0.2 million and $1.4 million for the periods ended May 19, 1998 and March 31, 1999, respectively, and $2.1 million and $1.4 million for the years ended March 31, 2000 and 2001, respectively.

                           PEABODY ENERGY CORPORATION

(11) LONG-TERM DEBT

   Long-term debt consisted of the following as of March 31:

                                                          2000        2001
                                                       ----------  ----------
                                                            (Dollars in
                                                            thousands)
   Term loans under Senior Credit Facilities due
    2006.............................................. $  690,000  $  125,000
   9.625% Senior Subordinated Notes ("Senior
    Subordinated Notes") due 2008.....................    498,747     498,854
   8.875% Senior Notes ("Senior Notes") due 2008......    398,971     399,062
   5.0% Subordinated Note.............................    180,335     169,875
   Senior unsecured notes under various agreements....     99,286      91,429
   Unsecured revolving credit agreement...............     44,721      69,975
   Other long-term debt...............................    154,171      51,426
                                                       ----------  ----------
     Total long-term debt.............................  2,066,231   1,405,621
   Less current maturities............................    (48,042)    (36,305)
                                                       ----------  ----------
     Long-term debt, less current maturities.......... $2,018,189  $1,369,316
                                                       ==========  ==========

   The Senior Credit Facilities are secured by a first priority lien on certain assets of the Company and its domestic subsidiaries. During fiscal year 2001, the Company made optional prepayments of $565.0 million on the Senior Credit Facilities, which it applied against mandatory Term Loan A and B payments in order of maturity. As a result of the prepayments, the Company recorded an extraordinary loss on debt extinguishment of $8.5 million, net of income taxes. As of March 31, 2000 and 2001, Lehman Brothers Inc.'s and its affiliates' share of the Company's term loans outstanding under the Senior Credit Facilities was $1.9 million and $1.8 million, respectively.

   In fiscal years 1999 and 2000, the Company maintained interest rate swap agreements to fix the interest cost on $500 million of long-term debt outstanding under the Term Loan Facility. During fiscal year 2001, the Company terminated its interest rate swap agreements and realized a net gain of approximately $5.1 million which has been included as a component of interest expense for the year ended March 31, 2001.

   The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior debt (as defined), including borrowings under the Senior Credit Facilities and the Senior Notes. The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness (as defined) and rank equally in right of payment with all current and future unsecured indebtedness of the Company. As of March 31, 2000 and 2001, Lehman Brothers Inc.'s and its affiliates' share of the Company's Senior Notes outstanding was $3.9 million and $1.1 million, respectively. As of March 31, 2000 and 2001, Lehman Brothers Inc.'s and its affiliates' share of the Company's Senior Subordinated Notes outstanding was $12.4 million and $8.9 million, respectively.

   The indentures governing the Senior Notes and Senior Subordinated Notes permit the Company and its Restricted Subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. In addition, among other customary restrictive covenants, the indentures prohibit the Company and its Restricted Subsidiaries from creating or otherwise causing any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or to make certain other upstream payments to the Company or any of its Restricted Subsidiaries (subject to certain exceptions). The Revolving Credit Facility and related term loans also contain certain restrictions and limitations including, but not limited to, financial covenants that will require the Company to maintain and achieve certain levels of financial performance and limit the payment of cash dividends and similar restricted payments. In addition, the Senior

                           PEABODY ENERGY CORPORATION

Credit Facilities prohibit the Company from allowing its Restricted Subsidiaries (which include all Guarantors) to create or otherwise cause any encumbrance or restriction on the ability of any such Restricted Subsidiary to pay any dividends or make certain other upstream payments subject to certain exceptions. At March 31, 2001, restricted net assets of the Company's consolidated subsidiaries was $500.0 million.

   The 5.0% Subordinated Note, which had an original face value of $400.0 million, is recorded net of discount at an effective annual interest rate of approximately 12.0%. Interest and principal are payable each March 1 and scheduled principal payments of $20.0 million per year are due from 2002 through 2006 with any unpaid amounts due March 1, 2007. The 5.0% Subordinated
Note is expressly subordinated in right of payment to all prior indebtedness (as defined), including borrowings under the Senior Credit Facilities and the Senior Notes.

   The senior unsecured notes represent obligations of Black Beauty and include $31.4 million of senior notes and three series of notes with an aggregate principal amount of $60.0 million. The senior notes bear interest at 9.2%, payable quarterly, and are prepayable in whole or in part at any time, subject to certain make-whole provisions. The three series of notes include Series A, B and C Notes, totaling $45.0 million, $5.0 million, and $10.0 million, respectively. The Series A Notes bear interest at an annual rate of 7.5% and are due in fiscal year 2008. The Series B Notes bear interest at an annual rate of 7.4% and are due in fiscal year 2004. The Series C Notes bear interest at an annual rate of 7.4% and are due in fiscal year 2003.

   At March 31, 2001, Black Beauty maintained a $100.0 million revolving credit facility with several banks that matures on February 28, 2002. Black Beauty may elect one or a combination of interest rates on its borrowings; the effective annual interest rate was 8.0% at March 31, 2001. Borrowings outstanding at March 31, 2001 were $70.0 million. Quarterly commitment fees are paid on the unused portion of the facility at a 0.16% rate.

   Other long-term debt at March 31, 2000 included a project finance facility and capital lease obligations totaling $98.9 million related to the Company's Australian operations. Other, principally notes payable at March 31, 2001, is due in installments through 2006 with a weighted average effective interest rate of 7.6%.

   The aggregate amounts of long-term debt maturities subsequent to March 31, 2001 are as follows (dollars in thousands):

   2002.............................................................. $   36,305
   2003..............................................................     57,742
   2004..............................................................     70,225
   2005..............................................................    105,645
   2006..............................................................     27,913
   2007 and thereafter...............................................  1,107,791
                                                                      ----------
                                                                      $1,405,621
                                                                      ==========

   The amount of interest paid was $0.5 million and $138.8 million for the periods ended May 19, 1998 and March 31, 1999, respectively and $196.9 million and $184.6 million for the years ended March 31, 2000 and 2001, respectively.

                           PEABODY ENERGY CORPORATION

(12) WORKERS' COMPENSATION OBLIGATIONS

   The workers' compensation obligations consisted of the following as of March 31:

                                                               2000      2001
                                                             --------  --------
                                                                (Dollars in
                                                                thousands)
   Occupational disease costs............................... $156,729  $159,229
   Traumatic injury claims..................................   89,355    84,704
   State assessment taxes...................................    1,422       415
                                                             --------  --------
     Total obligations......................................  247,506   244,348
   Less current portion.....................................  (35,246)  (33,568)
                                                             --------  --------
     Noncurrent obligations................................. $212,260  $210,780
                                                             ========  ========

   Workers' compensation obligations consist of amounts accrued for loss sensitive insurance premiums, uninsured claims, and related taxes and assessments under traumatic injury and occupational disease workers' compensation programs. As of March 31, 2001, the Company had $77.4 million in surety bonds outstanding to secure workers' compensation obligations.

   Certain subsidiaries of the Company are subject to the Federal Coal Mine Health & Safety Act of 1969, and the related workers' compensation laws in the states in which they operate. These laws require the subsidiaries to pay benefits for occupational disease resulting from coal workers' pneumoconiosis ("CWP"). The provision for CWP claims (including projected claims costs and interest discount accruals) was a benefit of $0.4 million for the period ended May 19, 1998, a charge of $11.1 million for the period ended March 31, 1999, a charge of $12.0 million and a charge of $11.9 million and for the years ended March 31, 2000 and 2001, respectively.

   The Company provides income replacement and medical treatment for work related traumatic injury claims as required by the applicable state law. The provision for traumatic injury claims (including projected claims costs and interest discount accruals) was a charge of $2.4 million for the period ended May 19, 1998, a charge of $16.0 million for the period ended March 31, 1999, a charge of $16.7 million and a charge of $15.7 million for the years ended March 31, 2000 and 2001, respectively.

   Certain subsidiaries are required to contribute to state workers' compensation funds for second injury and other costs incurred by the state fund based on a payroll based assessment by the applicable state. The provision for state assessments was a charge of $1.3 million for the period ended May 19, 1998, a charge of $8.8 million for the period ended March 31, 1999, a charge of $14.0 million and a charge of $13.7 million for the years ended March 31, 2000 and 2001, respectively.

   The liability for occupational disease claims represents the present value of known claims and an actuarially-determined estimate of future claims that will be awarded to current and former employees. The projections at March 31, 2000 were based on a 7.125% per annum interest discount rate and a 3.5% estimate for the annual rate of inflation. The projections at March 31, 2001 were based on a 8.1% per annum interest discount rate and a 3.5% estimate for the annual rate of inflation. Traumatic injury workers' compensation obligations are estimated from both case reserves and actuarial determinations of historical trends, discounted at 7.125% and 8.1% per annum at March 31, 2000 and 2001, respectively.

 Federal Black Lung Excise Tax Refund Claims

   In addition to the obligations discussed above, certain subsidiaries of the Company are required to pay Black Lung excise taxes to the Federal Black Lung Trust Fund. The trust fund pays CWP benefits to entitled former miners who worked prior to July 1, 1973. Excise taxes are based on the selling price of the coal, up to a maximum per ton amount.

                           PEABODY ENERGY CORPORATION

   Pursuant to a Federal District Court ruling, which the Internal Revenue Service did not appeal, the Black Lung excise tax was declared unconstitutional for export coal sales. As a result, the Company recorded income of $5.0 million and $13.7 million during fiscal years 2000 and 2001, respectively, related to refund claims filed with the Internal Revenue Service. In addition, related interest income of $3.6 million was recorded during fiscal year 2001.

(13) PENSION AND SAVINGS PLANS

   Peabody Holding Company sponsors a defined benefit pension plan covering substantially all salaried U.S. employees (the "Peabody Plan"). A Peabody Holding Company subsidiary also has a defined benefit pension plan covering eligible employees who are represented by the United Mine Workers of America under the Western Surface Agreement of 1996 (the "Western Plan"). Peabody Holding Company and Gold Fields sponsor separate unfunded supplemental retirement plans to provide senior management with benefits in excess of limits under the federal tax law and increased benefits to reflect a service adjustment factor. Powder River Coal Company, a wholly-owned subsidiary, sponsored a defined benefit pension plan for its salaried employees that was merged into the Peabody Plan effective January 1, 1999. Pension benefits were not affected by the merger. Lee Ranch sponsors two defined benefit pension plans, one which covers substantially all Lee Ranch hourly employees (the "Lee Ranch Hourly Plan") and one which covers substantially all Lee Ranch salaried employees (the "Lee Ranch Salaried Plan").

   Benefits under the Peabody Plan and the Lee Ranch Salaried Plan are computed based on the number of years of service and compensation during certain years. Benefits under the Western Plan are computed based on the number of years of service with the subsidiary or other specified employers. Benefits under the Lee Ranch Hourly Plan are computed based on job classification and years of service.

   Annual contributions to the plans are made as determined by consulting actuaries based upon the Employee Retirement Income Security Act of 1974 minimum funding standard. As a result of the acquisition of the Predecessor Company, the Company entered into an agreement with the Pension Benefit Guaranty Corporation which requires the Company to maintain minimum funding requirements. Assets of the plans are primarily invested in various marketable securities, including U.S. government bonds, corporate obligations and listed stocks. The funds are part of a master trust arrangement managed by the Company.

   Net periodic pension costs included the following components (dollars in thousands):

                          Predecessor
                            Company
                         -------------
                         April 1, 1998  May 20, 1998
                              to             to         Year Ended     Year Ended
                         May 19, 1998  March 31, 1999 March 31, 2000 March 31, 2001
                         ------------- -------------- -------------- --------------
Service cost for
 benefits earned........    $ 2,323       $  9,098       $  9,773       $  8,916
Interest cost on
 projected benefit
 obligation.............      7,543         29,640         34,389         37,484
Expected return on plan
 assets.................     (9,125)       (48,546)       (42,691)       (43,932)
Other amortizations and
 deferrals..............        --          12,083           (455)        (2,174)
                            -------       --------       --------       --------
  Net periodic pension
costs...................    $   741       $  2,275       $  1,016       $    294
                            =======       ========       ========       ========

   During the period ended March 31, 1999, the Company made an amendment to phase out the Peabody Plan beginning January 1, 2000 that resulted in a curtailment gain of $7.1 million. Effective January 1, 2001, certain employees no longer accrue future service under the plan and certain employees accrue reduced service under the plan based on their age and years of service at December 31, 2000. For plan benefit calculation purposes, employee earnings are also frozen at December 31, 2000. The Company has adopted an enhanced savings plan contribution structure in lieu of benefits formerly accrued under the defined benefit pension plan.

                           PEABODY ENERGY CORPORATION

   The following summarizes the change in benefit obligation, change in plan assets and funded status of the Company's plans:


                                                    2000       2001
                                                  ---------  ---------
                                                    (Dollars in thousands)
   Change in benefit obligation:
     Benefit obligation at beginning of year....  $ 492,867  $ 459,195
     Service cost...............................      9,773      8,916
     Interest cost..............................     34,389     37,484
     Plan amendments............................        --       6,995
     Benefits paid..............................    (28,506)   (29,340)
     Actuarial (gain) loss......................    (49,328)    29,654
                                                  ---------  ---------
   Benefit obligation at end of year............    459,195    512,904
                                                  ---------  ---------
   Change in plan assets:
     Fair value of plan assets at beginning of
      year......................................    474,385    507,776
     Actual return on plan assets...............     60,375       (611)
     Employer contributions.....................      1,522      1,029
     Benefits paid..............................    (28,506)   (29,340)
                                                  ---------  ---------
   Fair value of plan assets at end of year.....    507,776    478,854
                                                  ---------  ---------
     Funded status..............................     48,581    (34,050)
     Unrecognized actuarial (gain) loss.........    (54,773)    21,515
     Unrecognized prior service cost (benefit)..     (5,205)     1,873
                                                  ---------  ---------
   Accrued pension expense......................  $ (11,397) $ (10,662)
                                                  =========  =========
   Amounts recognized in the balance sheets:
     Prepaid benefit cost.......................  $   2,832  $   4,594
     Accrued benefit liability..................    (14,229)   (23,333)
     Intangible asset...........................        --       6,600
     Additional minimum pension liability.......        --       1,477
                                                  ---------  ---------
   Net amount recognized........................  $ (11,397) $ (10,662)
                                                  =========  =========

   The projected benefit obligation applicable to pension plans with accumulated benefit obligations in excess of plan assets was $13.2 million and $72.9 million at March 31, 2000 and 2001, respectively. The accumulated benefit obligation related to these plans was $13.0 million and $71.3 million at March 31, 2000 and 2001, respectively. The fair value of plan assets related to these plans was zero at March 31, 2000, and $48.6 million at March 31, 2001.

   The projected benefit obligation applicable to pension plans with projected benefit obligations in excess of plan assets was $15.0 million at March 31, 2000. The plan assets related to these plans was $1.5 million at March 31, 2000. At March 31, 2001, the projected benefit obligation exceeded plan assets for all plans.

   The provisions of SFAS No. 87, "Employers' Accounting for Pensions," require the recognition of an additional minimum liability and related intangible asset to the extent that accumulated benefits exceed plan assets. As of March 31, 2001, the Company recorded an adjustment of $1.5 million which was required to reflect the Company's minimum liability.

                           PEABODY ENERGY CORPORATION

   The assumptions used to determine the above projected benefit obligation at the end of each fiscal period were as follows:

                                                   March 31, 2000 March 31, 2001
                                                   -------------- --------------
   Discount rate..................................      8.1%          7.85%
   Rate of compensation increase..................     4.25%          4.25%
   Expected rate of return on plan assets.........      9.0%           9.0%

   Certain subsidiaries make contributions to multiemployer pension plans, which provide defined benefits to substantially all hourly coal production workers represented by the United Mine Workers of America other than those covered by the Western Plan. Benefits under the United Mine Workers of America plans are computed based on service with the subsidiaries or other signatory employers. The amounts contributed to the plans and included in operating costs were $0.6 million and $1.1 million for the periods ended May 19, 1998 and March 31, 1999, respectively and $0.3 million and $0.1 million for the years ended March 31, 2000 and 2001, respectively.

   The Company sponsors an employee retirement account for eligible salaried U.S. employees. The Company matches between 50.0% and 75.0% of voluntary contributions up to a maximum matching contribution between 3.0% and 6.0% of a participant's salary. Beginning with fiscal year 2000, a performance contribution feature was added to the Employee Retirement Account to allow for contributions up to a maximum of 4% of a participants salary based upon meeting specified company performance targets. Effective January 1, 2001, the Company increased the matching contribution to a maximum of 6.0% of a participant's salary. The expense for these plans was $0.6 million and $4.1 million for the periods ended May 19, 1998 and March 31, 1999, respectively and $6.1 million and $6.4 million for the years ended March 31, 2000 and 2001, respectively.

   The Company utilizes an alternative method for amortization of actuarial gains and losses. The method is a 5% corridor and an amortization period of five years.

(14) POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

   The Company currently provides health care and life insurance benefits to qualifying salaried and hourly retirees and their dependents from defined benefit plans established by the Company. Employees of Gold Fields are only eligible for life insurance benefits as provided by the Company. Plan coverage for the health and life insurance benefits is provided to future hourly retirees in accordance with the applicable labor agreement. The Company accounts for postretirement benefits using the accrual method.

   Net periodic postretirement benefits costs included the following components (dollars in thousands):

                          Predecessor
                            Company
                         -------------
                         April 1, 1998  May 20, 1998
                              to             to         Year Ended     Year Ended
                         May 19, 1998  March 31, 1999 March 31, 2000 March 31, 2001
                         ------------- -------------- -------------- --------------
Service cost for
 benefits earned........    $   897       $ 4,750        $ 4,835        $ 3,379
Interest cost on
 accumulated
 postretirement benefit
 obligations............     10,075        60,519         70,029         74,227
Amortization of prior
 service cost...........       (242)         (625)        (2,488)        (2,610)
Amortization of
 actuarial gains........        --            --             --          (4,339)
                            -------       -------        -------        -------
Net periodic
 postretirement benefit
 costs..................    $10,730       $64,644        $72,376        $70,657
                            =======       =======        =======        =======

                           PEABODY ENERGY CORPORATION

   The following table sets forth the plans' combined funded status reconciled with the amounts shown in the balance sheets:

                                                          2000        2001
                                                       ----------  ----------
                                                            (Dollars in
                                                            thousands)
   Change in benefit obligation:
     Benefit obligation at beginning of year.......... $1,008,702  $  964,380
     Service cost.....................................      4,835       3,379
     Interest cost....................................     70,029      74,227
     Plan amendments..................................     (1,097)        --
     Benefits paid....................................    (57,586)    (60,589)
     Actuarial (gain) loss............................    (60,503)      9,837
                                                       ----------  ----------
   Benefit obligation at end of year..................    964,380     991,234
                                                       ----------  ----------
   Change in plan assets:
     Fair value of plan assets at beginning of year...        --          --
     Employer contributions...........................     57,586      60,589
     Benefits paid....................................    (57,586)    (60,589)
                                                       ----------  ----------
   Fair value of plan assets at end of year...........        --          --
                                                       ----------  ----------
     Funded status....................................   (964,380)   (991,234)
     Unrecognized actuarial gain......................    (41,420)    (27,080)
     Unrecognized prior service cost..................    (20,386)    (17,776)
                                                       ----------  ----------
       Total accrued postretirement benefit
        obligation.................................... (1,026,186) (1,036,090)
   Less current portion...............................     55,000      62,011
                                                       ----------  ----------
       Noncurrent obligation.......................... $ (971,186) $ (974,079)
                                                       ==========  ==========

   The assumptions used to determine the accumulated postretirement benefit obligation at the end of each fiscal years were as follows:

                                           March 31, 2000     March 31, 2001
                                         ------------------ ------------------
   Discount rate........................        8.1%              7.85%
   Salary increase rate for life
    insurance benefit...................       4.25%              4.25%
   Health care trend rate:
     Pre-65.............................   6.95% down to      6.95% down to
                                         4.75% over 4 years 4.75% over 4 years
     Post-65............................   6.13% down to      6.13% down to
                                         4.75% over 4 years 4.75% over 4 years
     Medicare...........................   5.68% down to      5.68% down to
                                         4.75% over 4 years 4.75% over 4 years

   Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend would have the following effects:

                                                One-Percentage- One-Percentage-
                                                Point Increase  Point Decrease
                                                --------------- ---------------
                                                    (Dollars in thousands)
     Effect on total service and interest cost
      components..............................     $  9,827        $  (8,169)
     Effect on postretirement benefit
      obligation..............................     $126,255        $(105,321)

                           PEABODY ENERGY CORPORATION

   In October 1999, Powder River announced changes in its medical plan for active employees and retirees. Employees who retired prior to December 31, 1999 were not affected by these changes. The changes included: 90/10 coinsurance, maximum out-of-pocket limits, copay for prescription drugs and mandatory generic drug usage. The effect of the change on the salaried retiree health care liability is $1.1 million. Powder River is recognizing the effect of the plan amendment over nine years. The effect for the years ended March 31, 2000 and 2001 was $0.1 million.

   In January 1999, the Company adopted reductions to the salaried employee medical coverage levels for employees retiring before January 1, 2003. For employees retiring on or after January 1, 2003, the current medical plan is replaced with a medical premium reimbursement plan. This plan change does not apply to Powder River or Lee Ranch salaried employees. The change in the retiree health care plan resulted in a $22.4 million reduction to the salaried retiree health care liability. The Company is recognizing the effect of the plan amendment over nine years beginning January 1, 1999. Therefore, the effect for the three months ended March 31, 1999 was $0.6 million, and $2.5 million for each of the years ended March 31, 2000 and 2001.

   The Company utilizes an alternative method for amortization of actuarial gains and losses. The method is a 5% corridor and an amortization period of three years.

 Multi-Employer Pension and Benefit Plans

   Retirees formerly employed by certain subsidiaries and their predecessors, who were members of the United Mine Workers of America, last worked before January 1, 1976 and were receiving health benefits on July 20, 1992, receive health benefits provided by the Combined Fund, a fund created by the Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act"). The Coal Act requires former employers (including certain subsidiaries of the Company) and their affiliates to contribute to the Combined Fund according to a formula. In addition, certain Federal Abandoned Mine Lands funds will be used to pay benefits to orphaned retirees through 2004.

   The Company has recorded an actuarially determined liability representing the amounts anticipated to be due for the Combined Fund. The "Obligation to industry fund" reflected in the balance sheets at March 31, 2000 and 2001 was $64.7 million and $52.2 million, respectively. The current portion related to this obligation reflected in "Accounts payable and accrued expenses" in the balance sheets at March 31, 2000 and 2001 was $5.1 million and $5.6 million, respectively.

   A benefit of $0.9 million was recognized for the period ended May 19, 1998 which included amortization of an actuarial gain of $1.7 million, net of the interest discount accrual of $0.8 million. Expense of $4.5 million was recognized for the period ended March 31, 1999 due to the interest discount accrual. Expense of $2.6 million was recognized for the period ended March 31, 2000 which includes interest discount of $4.8 million, net of the amortization of an actuarial gain of $2.2 million. A benefit of $8.0 million was recognized for the period ended March 31, 2001, which includes interest discount of $4.6 million, net amortization of an actuarial gain of $1.1 million and a gain of $11.5 million related to beneficiaries formerly assigned to the Company by the Social Security Administration and withdrawn in the current year.

   The Coal Act also established a multiemployer benefit plan ("1992 Plan") which will provide medical and death benefits to persons who are not eligible for the Combined Fund, whose employer and any affiliates are no longer in business and who retired prior to October 1, 1994. A prior labor agreement established the 1993 United Mine Workers of America Benefit Trust ("1993 Plan") to provide health benefits for retired miners not covered by the Coal Act. The 1992 Plan and the 1993 Plan qualify under SFAS No. 106 as multiemployer

                           PEABODY ENERGY CORPORATION
benefit plans, which allows the Company to recognize expense as contributions are made. The amounts related to these funds were $0.2 million and $0.7 million for the periods ended May 19, 1998 and March 31, 1999, respectively and $1.7 million and $1.9 million for the years ended March 31, 2000 and 2001, respectively.

   Pursuant to the provisions of the Coal Act and the 1992 Plan, the Company is required to provide security in an amount equal to three times the cost of providing health care benefits for one year for all individuals receiving benefits from the 1992 Plan who are attributable to the Company, plus all individuals receiving benefits from an individual employer plan maintained by the Company who are entitled to receive such benefits. In accordance with the Coal Act and the 1992 Plan, the Company has outstanding surety bonds at March 31, 2001 of $109.3 million. The surety bonds represent security for the postretirement liability included on the balance sheets.

(15) RESTRUCTURING LIABILITY

   In conjunction with the acquisition of the Predecessor Company, the Company established a $39.4 million liability for estimated costs associated with a restructuring plan resulting from the business combination. The estimate was comprised of costs associated with restructuring certain management and administrative functions ("restructuring plan") and exiting certain activities ("exit plan"). The primary actions of the restructuring plan were to eliminate or significantly downsize administrative functions for operating locations, and consolidate and relocate administrative functions to the corporate headquarters. The restructuring activities were substantially complete by September 1998, resulting in the involuntary termination of 118 employees and the relocation of 102 employees. Costs included severance pay, relocation costs, office closure costs (primarily non-cancelable leases) and payments due to employees resulting from the change in ownership. The costs associated with the exit plan relate to the decision at the date of the acquisition to suspend the operations of the Rawhide Mine in Wyoming. Exit activities included stabilizing the coal face, covering the coal pit, sloping the highwall and idling equipment and facilities, which were necessary to obtain the required approval from state and federal regulatory agencies to suspend operations. Costs associated with the restructuring and exit plans have been charged against the liability as incurred. The total costs charged against the liability were $28.8 million and $6.4 million for the period ended March 31, 1999 and the year ended March 31, 2000, respectively.

   The exit plan was completed in the third quarter of fiscal year 2000 and the liability was reduced by $3.8 million at that time to reflect the most recent cost estimates. This amount was recorded as an adjustment to the cost of the acquisition. The majority of the adjustment related to lower exit plan costs than originally estimated. The $0.3 million remaining liability as of March 31, 2000 was recorded as an adjustment to the cost of the acquisition during the year ended March 31, 2001.

   The following table displays a rollforward of the restructuring liability from the acquisition date to March 31, 2001:

                         May 19,           March 31,          Adjustment  March 31, Adjustment  March 31,
                          1998               1999             to Cost of    2000    to Cost of    2001
                         Balance Charges    Balance  Charges  Acquisition  Balance  Acquisition  Balance
                         ------- --------  --------- -------  ----------- --------- ----------- ---------
                                                     (Dollars in thousands)
Restructuring plan...... $26,154 $(20,536)  $ 5,618  $(4,409)    $ (880)    $329       $(329)     $--
Exit plan...............  13,214   (8,296)    4,918   (1,995)    (2,923)     --          --        --
                         ------- --------   -------  -------    -------     ----       -----      ----
  Total................. $39,368 $(28,832)  $10,536  $(6,404)   $(3,803)    $329       $(329)     $--
                         ======= ========   =======  =======    =======     ====       =====      ====

                           PEABODY ENERGY CORPORATION

(16) STOCKHOLDERS' EQUITY

 Preferred Stock

   The Company has 14,000,000 authorized shares of $0.01 par value preferred stock. The Board of Directors is authorized to issue any or all of the preferred stock. Shares of preferred stock are exchangeable on a one-for-one basis into shares of Class A common stock upon resolution by the Board of Directors.

 Common Stock

   The Company has 42,000,000 authorized shares of $0.01 par value Class A common stock, and 4,200,000 authorized shares of $0.01 par value Class B common stock. Holders of the Class A and Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis upon a resolution by the Board of Directors, a change of control, an initial public offering, a recapitalization that does not result in a change of control or the passing of nine years after the issuance.

   Subject to the rights of the holders of the preferred stock, holders of Class A and Class B common stock are entitled to ratably receive such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of the Class A common stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of the preferred stockholders. Holders of Class B common stock have a junior liquidation right to the holders of Class A common stock.

   The Company recognized compensation cost related to grants of Class B common stock to management of $13.1 million, $0.3 million and $3.9 million during the period ended March 31, 1999 and the years ended March 31, 2000 and 2001, respectively.

 Stock Option Plan

   Effective May 19, 1998, the Company adopted the "1998 Stock Purchase and Option Plan for Key Employees of P&L Coal Holdings Corporation" (the "Plan"), making 5,638,920 shares of the Company's common stock available for grant. The Board of Directors may provide such grants in the form of stock, non-qualified options or incentive stock options.

   A portion of the options vest solely on the passage of time ("time options") to the extent permitted under the Internal Revenue Code. Additionally, a portion of the options vest at the end of nine and one-half years, whether or not the applicable performance targets are achieved, but become exercisable earlier with the achievement of performance goals determined by the Board of Directors ("performance options"). Time options become fully vested early upon death, disability, a change in control or a recapitalization event, as defined. Performance options become fully vested early upon a change on control, a recapitalization event or an initial public offering, as defined.

   During the period ended March 31, 1999, the Company granted 5,314,222 options to purchase Class A common stock, 1,304,639 of which are time options and 4,009,583 of which are performance options. During the year ended March 31, 2000, the Company granted 282,275 options to purchase Class A common stock, 81,414 of which are time options and 200,861 of which are performance options. During the year ended March 31, 2001, the Company granted 1,456,542 options to purchase Class A common stock, 371,934 of which are time options and 1,084,608 of which are performance options. All options have an exercise price of $14.29 per share, and expire 10 years after date of grant.

                           PEABODY ENERGY CORPORATION

   A summary of outstanding option activity is as follows:

                                                  1999      2000        2001
                                                --------- ---------  ----------
   Beginning balance...........................       --  5,314,222   5,165,538
     Granted................................... 5,314,222   282,275   1,456,542
     Exercised.................................       --        --          --
     Forfeited.................................       --   (430,959) (1,396,570)
                                                --------- ---------  ----------
   Outstanding at March 31..................... 5,314,222 5,165,538   5,225,510
                                                ========= =========  ==========
   Exercisable at March 31.....................       --    488,025     779,962
                                                ========= =========  ==========

   The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. The Company recorded $0.1 million of compensation expense for stock options granted during the year ended March 31, 2001. The Company deferred $2.0 million of compensation related to stock option grants as of that date, $0.8 million of which is expected to be recognized as expense upon completion of an initial public offering, and $1.2 million of which will be recognized in subsequent periods as the stock options become exercisable. The Company recorded no compensation expense for stock options granted during the period ended March 31, 1999 or the year ended March 31, 2000. The following table reflects pro forma net income (loss) and earnings (loss) per share had compensation cost been determined for the Company's non-qualified and incentive stock options based on the fair value at the grant dates consistent with the minimum value method set forth under SFAS No. 123, "Accounting for Stock-Based Compensation:"

                                                        1999    2000     2001
                                                       ------  ------- --------
   Net income (loss):
     As reported...................................... $1,009  $28,210 $107,060
     Pro forma........................................ (2,248)  24,842  105,117
   Earnings (loss) per share:
     As reported...................................... $  .03  $  0.82 $   3.10
     Pro forma........................................   (.06)    0.72     3.04

   These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

   The weighted average fair values of the Company's stock options and the assumptions used in applying the minimum value method were as follows:

                                                     1999      2000      2001
                                                   --------  --------  --------
   Weighted average fair value.................... $   4.71  $   4.71  $   5.97
   Risk-free interest rate........................      5.7%      5.7%      5.5%
   Expected option life...........................  7 years   7 years   7 years
   Dividend yield.................................        0%        0%        0%

   The weighted average remaining contractual life of stock options outstanding as of March 31, 2001 was 7.8 years.

                           PEABODY ENERGY CORPORATION

(17) COMPREHENSIVE INCOME

   The after-tax components of accumulated other comprehensive income (loss) are as follows:

                                                                       Total Accumulated
                             Foreign Currency      Minimum Pension    Other Comprehensive
                          Translation Adjustment Liability Adjustment    Income/(Loss)
                          ---------------------- -------------------- -------------------
                                              (Dollars in thousands)
Predecessor Company
-------------------
Beginning balance March
 31, 1998...............         $(42,184)             $   --              $(42,184)
Current period change...          (17,974)                 --               (17,974)
                                 --------              -------             --------
Ending balance May 19,
 1998...................         $(60,158)             $   --              $(60,158)
                                 ========              =======             ========
-----------------------------------------------------------------------------------------
Beginning balance May
 20, 1998...............         $    --               $   --              $    --
Current period change...            4,128               (1,795)               2,333
                                 --------              -------             --------
Ending balance March 31,
 1999...................            4,128               (1,795)               2,333
Current period change...          (16,795)               1,795              (15,000)
                                 --------              -------             --------
Ending balance March 31,
 2000...................          (12,667)                 --               (12,667)
Current period change...          (26,144)                (862)             (27,006)
Reclassification adjust-
 ment resulting from the
 sale of Australian op-
 erations...............           38,811                  --                38,811
                                 --------              -------             --------
Ending balance March 31,
 2001...................         $    --               $  (862)            $   (862)
                                 ========              =======             ========

   In conjunction with the sale of the Australian operations as discussed in
Note 3, the Company recorded a reduction of the foreign currency translation adjustment of the Company's Australian operations.

(18) RELATED PARTY TRANSACTIONS

   On May 19, 1997, the Predecessor Company, which at the time was owned by The Energy Group PLC, purchased Citizens Lehman Power, a joint venture formed in 1994 by Lehman Brothers Holdings and a subsidiary of Citizens Energy Corporation, from Lehman Brothers Holdings, which owned a 50% interest in Citizens Lehman Power, and from the other owners of Citizens Lehman Power for a maximum purchase price of $120.0 million, which included (1) an up-front payment of $20.0 million and (2) up to $100.0 million of future cash payments based on a formula taking into account the net asset value of Citizens Lehman Power as of the date of its sale to The Energy Group PLC and any future increase in net asset value over the period ending on the last day of fiscal year 2002. That payment obligation was subject to acceleration, under certain circumstances, in the event of a change of control of The Energy Group PLC. Citizens Lehman Power was renamed Citizens Power after the 1997 purchase. As a result of the May 19, 1998 acquisition of the Predecessor Company by Lehman Brothers Merchant Banking, the change of control payment acceleration provisions became effective, and the Company paid the former owners of Citizens Lehman Power an aggregate of approximately $94.0 million in full settlement of the deferred purchase price obligations, with approximately $73.0 million, including $1.0 million of interest, of that payment made on May 19, 1998 and $21.0 million, including $1.0 million of interest, paid on April 3, 2000. Amounts paid in settlement of the deferred purchase price obligations, excluding interest, were included in the cost of the acquisition of Citizens Lehman Power.

   Lehman Brothers provided other financial advisory services to the Predecessor Company in April 1998, for which the Company paid a fee of $0.1 million.

                           PEABODY ENERGY CORPORATION

   Lehman Brothers Merchant Banking formed the company to acquire the Predecessor Company and various of its subsidiaries, including Citizens Power, from The Energy Group PLC on May 19, 1998. In connection with the acquisition, the Company paid the $73.0 million of obligations of Citizens Power referred to above. Lehman Brothers advised Lehman Brothers Merchant Banking in connection with that acquisition. In addition, Lehman Brothers was the initial purchaser in connection with the sale of the Company's senior notes and our senior subordinated notes. Furthermore, Lehman Commercial Paper Inc. arranged the Company's senior credit facility and is one of the Company's lenders. Lehman Brothers and Lehman Commercial Paper Inc. collectively received fees of approximately $85 million for those services.

   As part of the acquisition, Lehman Brothers Holdings Inc. provided a 364-day guarantee facility to trading counterparties of Citizens Power Sales, the trading subsidiary of Citizens Power, for trades initiated after the acquisition. Lehman Brothers Holdings received a fee of $0.5 million, plus reimbursement of expenses, for providing this guarantee facility, which expired in accordance with its terms in November 1998. There are no further guarantee obligations outstanding under this facility.

   Lehman Brothers served as the placement agent in a financing completed in January 1999 by a subsidiary of Citizens Power relating to a utility power contract restructuring, and the Company paid Lehman Brothers a fee of approximately $0.8 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as the placement agent in a financing completed in October 1999 by a subsidiary of Citizens Power relating to a utility power contract restructuring, and the Company paid Lehman Brothers a fee of approximately $0.8 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as the Company's financial advisor in connection with the Company's acquisition of an additional 38.3% interest in Black Beauty. The Company paid Lehman Brothers a fee of approximately $1.3 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as the Company's financial advisor in connection with the sale of Citizens Power, which was completed in fiscal year 2001. The Company paid Lehman Brothers a fee of approximately $1.5 million, plus reimbursement of expenses, for those services.

   Lehman Brothers served as one of the Company's financial advisors in connection with the sale of the Company's Australian operations, which was completed on January 29, 2001. The Company paid Lehman Brothers a fee of $2.7 million, plus reimbursement of expenses, for those services.

(19) CONTRACT RESTRUCTURINGS

   The Company has periodically agreed to terminate coal supply agreements in return for payments by the customer. There were no gains related to coal supply agreement terminations for the period ended May 19, 1998 or the year ended March 31, 2001. The amounts included in "Other revenues" were $5.3 million for the period ended March 31, 1999 and $13.0 million for the year ended March 31, 2000.

(20) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Company owns a 30.0% interest in a partnership that leases a coal export terminal from the Peninsula Ports Authority of Virginia under a 30-year lease that permits the partnership to purchase the terminal at the end of the lease term for a nominal amount. The partners have severally (but not jointly) agreed to make payments under various agreements which in the aggregate provide the partnership with sufficient funds to pay

                           PEABODY ENERGY CORPORATION
rents and to cover the principal and interest payments on the floating-rate industrial revenue bonds issued by the Peninsula Ports Authority, and which are supported by letters of credit from a commercial bank. The Company's reimbursement obligation to the commercial bank is in turn supported by a letter of credit totaling $42.8 million.

   In December 1999, the Company entered into a 49.0% interest in a joint venture to develop and rehabilitate an underground mine and prep plant facility. The partners have severally agreed to guarantee a $32.3 million financing agreement provided by two commercial banks of which 49.0% ($15.8 million) is guaranteed by the Company. Principal payments are due beginning April 1, 2001 at $0.3 million per month for 24 months, then increase to $0.4 million per month for 20 months beginning April 1, 2003. A final principal payment of $17.1 million is due December 31, 2004. Interest payments are due monthly and accrue at prime, which was 8.0% at March 31, 2001.

   Prior to the sale of the Company's Australian operations, as discussed in
Note 3, Peabody Resources used forward currency contracts to manage its exposure against foreign currency fluctuations on sales denominated in U.S. dollars. Realized gains and losses on these contracts were recognized in the same period as the hedged transactions. The Company had deferred unrealized gains and (losses) of $16.2 million as of March 31, 1999 and ($13.9 million) as of March 31, 2000.

   In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk, such as bank letters of credit, performance bonds and other guarantees, which are not reflected in the accompanying balance sheets. Such financial instruments are to be valued based on the amount of exposure under the instrument and the likelihood of performance being required. In the Company's past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

(21) FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents, accounts receivable and accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments.

     Long-term debt fair value estimates are based on estimated borrowing rates to discount the cash flows to their present value. The 5.0% Subordinated Note carrying amount is net of unamortized note discount.

     Other noncurrent liabilities include a deferred purchase obligation related to the prior purchase of a mine facility. The fair value estimate is based on the same assumption as long-term debt.

     Investments and other assets include certain notes receivable with customers at various interest rates. Notes receivable fair value estimates are based on estimated borrowing rates to discount the cash flows to their present values.

                           PEABODY ENERGY CORPORATION

   The carrying amounts and estimated fair values of the Company's financial instruments are summarized as follows:

                                            2000                  2001
                                    --------------------- ---------------------
                                     Carrying  Estimated   Carrying  Estimated
                                      Amount   Fair Value   Amount   Fair Value
                                    ---------- ---------- ---------- ----------
                                              (Dollars in thousands)
   Interest rate swaps............. $      --  $   20,022 $      --  $      --
   Long-term debt..................  2,066,231  1,943,440  1,405,621  1,483,996
   Deferred purchase obligation....     28,377     25,033     23,301     23,246

  The fair value of the financial instruments related to coal and emission allowance trading activities as of March 31, 2001, and the average fair value during the year ended March 31, 2001, which include energy commodities, are set forth below:

                                             Fair Value      Average Fair Value
                                        -------------------- -------------------
                                         Assets  Liabilities Assets  Liabilities
                                        -------- ----------- ------- -----------
                                                 (Dollars in thousands)
   Forward contracts................... $151,212  $143,912   $78,088   $73,560
   Option contracts....................   21,118    19,801    13,471    12,772
                                        --------  --------   -------   -------
     Total............................. $172,330  $163,713   $91,559   $86,322
                                        ========  ========   =======   =======

   The approximate gross contract or notional amounts of financial instruments are as follows:

                                                         Fixed Price Fixed Price
                                                            Payor     Receiver
                                                         ----------- -----------
                                                         (Dollars in thousands)
   Forward contracts....................................  $242,812    $232,586
   Option contracts.....................................    86,348     108,639

   There was no net gain or loss from coal and emission allowance trading activities for the period ended May 19, 1998. The net gain arising from coal and emission allowance trading activities was $0.5 million for the period ended March 31, 1999 and $1.3 million and $7.8 million for the years ended March 31, 2000 and 2001, respectively. The change in unrealized gain from coal trading activities for the year ended March 31, 2001 was $4.3 million.

(22) COMMITMENTS AND CONTINGENCIES

   Environmental claims have been asserted against a subsidiary of the Company at 18 sites in the United States. Some of these claims are based on the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and on similar state statutes. The majority of these sites are related to activities of former subsidiaries of the Company.

   The Company's policy is to accrue environmental cleanup-related costs of a noncapital nature when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation, preliminary findings and the length of time involved in remediation or settlement. For certain sites, the Company also assesses the financial capability of other potentially responsible parties and, where allegations are based on tentative findings, the reasonableness of the Company's apportionment. The Company has not anticipated any recoveries from insurance carriers or other potentially responsible third parties in its balance sheets. The undiscounted liabilities for environmental cleanup-related costs recorded as part of

                          PEABODY ENERGY CORPORATION

"Other noncurrent liabilities" at March 31, 2000 and 2001 were $57.7 million and $48.0 million, respectively. This amount represents those costs that the Company believes are probable and reasonably estimable.

   On June 18, 1999, The Navajo Nation served our subsidiaries, Peabody Holding Company, Inc., Peabody Coal Company and Peabody Western Coal Company, with a complaint that had been filed in the U.S. District Court for the District of Columbia. Other defendants in the litigation are two customers, one current employee and one former employee. The Navajo Nation has alleged 16 claims, including Civil Racketeer Influenced and Corrupt Organizations Act, or RICO, violations and fraud and tortious interference with contractual relationships. The complaint alleges that the defendants jointly participated in unlawful activity to obtain favorable coal lease amendments. Plaintiff also alleges that defendants interfered with the fiduciary relationship between the United States and the Navajo Nation. The plaintiff is seeking various remedies including actual damages of at least $600 million, which could be trebled under the RICO counts, punitive damages of at least $1 billion, a determination that Peabody Western Coal Company's two coal leases for the Kayenta and Black Mesa mines have terminated due a breach of these leases and a reformation of the two coal leases to adjust the royalty rate to 20%. All defendants have filed motions to dismiss the complaint. On March 15, 2001, the court denied the Peabody defendants' motions to dismiss.

   In March 2000, the Hopi Tribe filed a motion to intervene in this lawsuit. The Hopi Tribe has alleged seven claims, including fraud. The Hopi Tribe is seeking various remedies, including unspecified actual and punitive damages, reformation of its coal lease and a termination of the coal lease. On March 15, 2001, the court granted the Hopi Tribe's motion. On April 17, 2001, the Company filed a motion to dismiss the Hopi complaint.

   The Company believes this matter will be resolved without a material adverse effect on the financial condition or results of operations.

   In addition, the Company at times becomes a party to claims, lawsuits, arbitration proceedings and administrative procedures in the ordinary course of business. Management believes that the ultimate resolution of pending or threatened proceedings will not have a material effect on the financial position, results of operations or liquidity of the Company.

   At March 31, 2001, purchase commitments for capital expenditures were approximately $94.4 million.

                           PEABODY ENERGY CORPORATION

(23) SUMMARY QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   The following is a summary of the unaudited quarterly results of operations for fiscal years 2000 and 2001 (dollars in thousands, except share data):

                                                   2000
                              --------------------------------------------------
                                 First       Second        Third       Fourth
                                Quarter      Quarter      Quarter      Quarter
                              -----------  -----------  -----------  -----------
Revenues....................  $   664,400  $   678,343  $   709,446  $   658,311
Operating profit............       41,967       46,703       52,405       52,162
Income (loss) from continu-
 ing operations.............       (9,427)      (7,057)      (6,085)     141,139
Net income (loss)...........      (12,880)      (8,093)      (9,705)      58,888
Basic and diluted earnings
 (loss) per share per
 share from continuing oper-
  ations....................  $     (0.27) $     (0.20) $     (0.18) $      4.08
Weighted average shares used
 in calculating basic
 and diluted earnings (loss)
 per share..................   27,592,277   27,587,335   27,582,549   27,583,350
                                                   2001
                              --------------------------------------------------
                                 First       Second        Third       Fourth
                                Quarter      Quarter      Quarter      Quarter
                              -----------  -----------  -----------  -----------
Revenues....................  $   673,021  $   677,591  $   634,081  $   684,999
Operating profit............       40,957       39,360       52,723      208,799
Income (loss) from continu-
 ing operations.............       (8,470)     (11,233)      (2,034)     124,417
Income (loss) before ex-
 traordinary item...........          350       (8,293)      (2,034)     125,582
Net income (loss)...........          350       (8,293)      (2,034)     117,037
Basic and diluted earnings
 (loss) per share per
 share from continuing oper-
  ations....................  $     (0.25) $     (0.33) $     (0.06) $      3.60
Weighted average shares used
 in calculating basic
 and diluted earnings (loss)
 per share..................   27,511,978   27,554,065   27,491,443   27,541,242

   Results of operations for the fourth quarter of fiscal year 2000 included a $144.0 million income tax benefit associated with an increase in the tax basis of a subsidiary's assets due to a change in federal income tax regulations, and a $78.3 million estimated loss from the disposal of Citizens Power that was classified as a discontinued operation in March 2000. Results of operations for the first quarter, second quarter and fourth quarter of fiscal year 2001 included reductions to the after-tax estimated loss on disposal of Citizens Power of $8.8 million, $3.0 million and $1.1 million, respectively. Additionally, results of operations for the fourth quarter of fiscal year 2001 included an after-tax gain of $124.2 million on the sale of the Company's Australian operations, and an after-tax extraordinary loss of $8.5 million related to the early extinguishment of debt.

                           PEABODY ENERGY CORPORATION

(24) SEGMENT INFORMATION

   The Company operates primarily in the coal industry. "Other" data represents an aggregation of the Company's other non-mining entities including Gold Fields. The Company's material operations outside the U.S. related to its operations in Australia that were sold in January 2001. The Company's industry and geographic data for continuing operations were as follows (dollars in thousands):

                                                                              Predecessor     May 20,
                                                                                Company       1998 to   Year Ended Year Ended
                                                                            April 1, 1998 to March 31,  March 31,  March 31,
                                                                              May 19, 1998      1999       2000       2001
                                                                            ---------------- ---------- ---------- ----------
Revenues:
  U.S. Mining..............................................................     $269,597     $1,903,214 $2,462,166 $2,427,963
  Non U.S. Mining..........................................................       20,882        145,687    244,347    238,498
  Other....................................................................          179          7,931      3,987      3,231
                                                                                --------     ---------- ---------- ----------
                                                                                $290,658     $2,056,832 $2,710,500 $2,669,692
                                                                                ========     ========== ========== ==========
Operating profit (loss):
  U.S. Mining..............................................................     $  6,929     $  122,827 $  140,699 $  277,316
  Non U.S. Mining..........................................................        2,950         32,676     48,355     53,377
  Other....................................................................         (554)         1,541      4,183     11,146
                                                                                --------     ---------- ---------- ----------
                                                                                $  9,325     $  157,044 $  193,237 $  341,839
                                                                                ========     ========== ========== ==========
Depreciation, depletion and amortization:
  U.S. Mining..............................................................     $ 22,475     $  155,220 $  216,327 $  215,450
  Non U.S. Mining..........................................................        3,041         23,962     33,455     25,518
                                                                                --------     ---------- ---------- ----------
                                                                                $ 25,516     $  179,182 $  249,782 $  240,968
                                                                                ========     ========== ========== ==========
Total assets, at March 31:
  U.S. Mining..............................................................                  $5,141,661 $5,038,423 $5,035,716
  Non U.S. Mining..........................................................                     494,123    527,771        --
  Other....................................................................                   1,388,147    260,655    173,771
                                                                                             ---------- ---------- ----------
                                                                                             $7,023,931 $5,826,849 $5,209,487
                                                                                             ========== ========== ==========
Capital Expenditures:
  U.S. Mining..............................................................     $ 13,582     $  110,622 $  150,130 $  150,401
  Non U.S. Mining..........................................................        7,292         63,898     28,624     35,702
  Other....................................................................          --             --         --         957
                                                                                --------     ---------- ---------- ----------
                                                                                $ 20,874     $  174,520 $  178,754 $  187,060
                                                                                ========     ========== ========== ==========
Revenues:
  United States............................................................     $269,776     $1,911,145 $2,466,153 $2,431,194
  Non U.S..................................................................       20,882        145,687    244,347    238,498
                                                                                --------     ---------- ---------- ----------
                                                                                $290,658     $2,056,832 $2,710,500 $2,669,692
                                                                                ========     ========== ========== ==========
Operating profit:
  United States............................................................     $  6,375     $  124,368 $  144,882 $  288,462
  Non U.S..................................................................        2,950         32,676     48,355     53,377
                                                                                --------     ---------- ---------- ----------
                                                                                $  9,325     $  157,044 $  193,237 $  341,839
                                                                                ========     ========== ========== ==========
Depreciation, depletion and amortization:
  United States............................................................     $ 22,475     $  155,220 $  216,327 $  215,450
  Non U.S..................................................................        3,041         23,962     33,455     25,518
                                                                                --------     ---------- ---------- ----------
                                                                                $ 25,516     $  179,182 $  249,782 $  240,968
                                                                                ========     ========== ========== ==========
Property, plant, equipment and mine development, net, at March 31:
  United States............................................................                  $4,386,465 $4,388,843 $4,322,639
  Non U.S..................................................................                     411,480    426,667        --
                                                                                             ---------- ---------- ----------
                                                                                             $4,797,945 $4,815,510 $4,322,639
--------------------------------------------------
                                                                                             ========== ========== ==========

                           PEABODY ENERGY CORPORATION

(25) SUPPLEMENTAL GUARANTOR/NON-GUARANTOR FINANCIAL INFORMATION

   In accordance with the indentures governing the Senior Notes and Senior Subordinated Notes, certain wholly-owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed the Senior Notes and Senior Subordinated Notes on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to holders of the Senior Notes and the Senior Subordinated Notes. The following condensed historical financial statement information is provided for such Guarantor/Non-Guarantor Subsidiaries.

            SUPPLEMENTAL CONDENSED COMBINED STATEMENTS OF OPERATIONS
                         April 1, 1998 to May 19, 1998

                                                   Predecessor Company
                                            ----------------------------------
                                                             Non-
                                             Guarantor    guarantor
                                            Subsidiaries Subsidiaries Combined
                                            ------------ ------------ --------
                                                  (Dollars in thousands)
Total revenues.............................   $269,776     $20,882    $290,658
Costs and expenses:
  Operating costs and expenses.............    229,711      14,417     244,128
  Depreciation, depletion and
   amortization............................     22,475       3,041      25,516
  Selling and administrative expenses......     11,523         494      12,017
  Net gain on property and equipment
   disposals...............................       (308)        (20)       (328)
  Interest expense.........................      3,856         366       4,222
  Interest income..........................     (1,615)        (52)     (1,667)
                                              --------     -------    --------
Income before income taxes.................      4,134       2,636       6,770
  Income tax provision.....................      3,185       1,345       4,530
                                              --------     -------    --------
Income from continuing operations..........        949       1,291       2,240
  Loss from discontinued operations, net of
   income taxes............................        --        1,764       1,764
                                              --------     -------    --------
Net income (loss)..........................   $    949     $  (473)   $    476
                                              ========     =======    ========

                           PEABODY ENERGY CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         May 20, 1998 to March 31, 1999

                           Parent     Guarantor   Non-guarantor
                           Company   Subsidiaries Subsidiaries  Eliminations Consolidated
                          ---------  ------------ ------------- ------------ ------------
                                              (Dollars in thousands)
Total revenues..........  $     --    $1,829,438    $229,150      $ (1,756)   $2,056,832
Costs and expenses:
  Operating costs and
   expenses.............        --     1,494,487     150,987        (1,756)    1,643,718
  Depreciation,
   depletion and
   amortization.........        --       150,584      28,598           --        179,182
  Selling and
   administrative
   expenses.............     13,124       60,142       3,622           --         76,888
  Interest expense......    160,068       11,292       4,745           --        176,105
  Interest income.......     (5,716)     (11,897)       (914)          --        (18,527)
                          ---------   ----------    --------      --------    ----------
Income (loss) before
 income taxes and
 minority interests.....   (167,476)     124,830      42,112           --           (534)
  Income tax provision
   (benefit)............    (36,873)      31,213       8,672           --          3,012
  Minority interests....        --           --        1,887           --          1,887
                          ---------   ----------    --------      --------    ----------
Income (loss) from
 continuing operations..   (130,603)      93,617      31,553           --         (5,433)
  Income from
   discontinued
   operations, net of
   income taxes.........        --           --       (6,442)          --         (6,442)
                          ---------   ----------    --------      --------    ----------
Net income (loss).......  $(130,603)  $   93,617    $ 37,995      $    --     $    1,009
                          =========   ==========    ========      ========    ==========

                           PEABODY ENERGY CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           Year Ended March 31, 2000

                                                      Non-
                           Parent     Guarantor    guarantor
                           Company   Subsidiaries Subsidiaries Eliminations Consolidated
                          ---------  ------------ ------------ ------------ ------------
                                             (Dollars in thousands)
Total revenues..........  $     --    $1,963,823    $777,165    $ (30,488)   $2,710,500
Costs and expenses:
  Operating costs and
   expenses.............        --     1,651,477     557,675      (30,488)    2,178,664
  Depreciation,
   depletion and
   amortization.........        --       180,287      69,495          --        249,782
  Selling and
   administrative
   expenses.............      1,251       72,093      21,912          --         95,256
  Net gain on property
   and equipment
   disposals............        --        (6,034)       (405)         --         (6,439)
  Interest expense......    174,949       73,330      21,080      (64,303)      205,056
  Interest income.......    (43,896)     (23,933)       (895)      64,303        (4,421)
                          ---------   ----------    --------    ---------    ----------
Income (loss) before
 income taxes and
 minority interests.....   (132,304)      16,603     108,303          --         (7,398)
  Income tax provision
   (benefit)............    (34,804)    (136,307)     29,589          --       (141,522)
  Minority interests....        --           --       15,554          --         15,554
                          ---------   ----------    --------    ---------    ----------
Income (loss) from
 continuing operations..    (97,500)     152,910      63,160          --        118,570
  Loss from discontinued
   operations, net of
   income taxes.........        --           --       12,087          --         12,087
  Loss from disposal of
   discontinued
   operations, net of
   income taxes.........        783       77,490         --           --         78,273
                          ---------   ----------    --------    ---------    ----------
Net income (loss).......  $ (98,283)  $   75,420    $ 51,073    $     --     $   28,210
                          =========   ==========    ========    =========    ==========

                           PEABODY ENERGY CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           Year Ended March 31, 2001

                                                      Non-
                           Parent     Guarantor    guarantor
                           Company   Subsidiaries Subsidiaries Eliminations Consolidated
                          ---------  ------------ ------------ ------------ ------------
                                             (Dollars in thousands)
Total revenues..........  $     --    $1,954,866    $772,343     $(57,517)   $2,669,692
Costs and expenses:
  Operating costs and
   expenses.............        --     1,633,271     589,336      (57,517)    2,165,090
  Depreciation,
   depletion and
   amortization.........        --       175,162      65,806          --        240,968
  Selling and
   administrative
   expenses.............      4,058       77,190      18,019          --         99,267
  Gain on sale of
   Australian
   operations...........        --      (171,735)        --           --       (171,735)
  Net gain on property
   and equipment
   disposals............        --        (4,667)     (1,070)         --         (5,737)
  Interest expense......    158,622      109,420      18,457      (88,813)      197,686
  Interest income.......    (68,655)     (27,915)       (984)      88,813        (8,741)
                          ---------   ----------    --------     --------    ----------
Income (loss) before
 income taxes and
 minority interests.....    (94,025)     164,140      82,779          --        152,894
  Income tax provision
   (benefit)............    (33,608)      45,463      30,835          --         42,690
  Minority interests....        --           --        7,524          --          7,524
                          ---------   ----------    --------     --------    ----------
Income (loss) from
 continuing operations..    (60,417)     118,677      44,420          --        102,680
  Gain from disposal of
   discontinued
   operations, net of
   income taxes.........        (88)     (12,837)        --           --        (12,925)
                          ---------   ----------    --------     --------    ----------
Income (loss) before
 extraordinary item.....    (60,329)     131,514      44,420          --        115,605
  Extraordinary loss
   from early
   extinguishment of
   debt, net of income
   taxes................      8,545          --          --           --          8,545
                          ---------   ----------    --------     --------    ----------
Net income (loss).......  $ (68,874)  $  131,514    $ 44,420     $    --     $  107,060
                          =========   ==========    ========     ========    ==========

                           PEABODY ENERGY CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                              As of March 31, 2000

                                                      Non-
                           Parent     Guarantor    guarantor
                          Company    Subsidiaries Subsidiaries Eliminations  Consolidated
                         ----------  ------------ ------------ ------------  ------------
                                             (Dollars in thousands)
         ASSETS
Current assets
  Cash and cash
   equivalents.......... $      347   $   45,931   $   19,340  $       --     $   65,618
  Accounts receivable...      1,605       95,055       92,083      (35,722)      153,021
  Inventories...........        --       187,965       54,185          --        242,150
  Assets from coal and
   emission allowance
   trading activities...        --        78,695          --           --         78,695
  Deferred income
   taxes................        --        49,869          --           --         49,869
  Other current assets..      1,282       14,351       27,559          --         43,192
                         ----------   ----------   ----------  -----------    ----------
    Total current
     assets.............      3,234      471,866      193,167      (35,722)      632,545
  Property, plant,
   equipment and mine
   development, at
   cost.................        --     4,360,648      866,132          --      5,226,780
  Less accumulated
   depreciation,
   depletion and
   amortization.........        --      (323,870)     (87,400)         --       (411,270)
                         ----------   ----------   ----------  -----------    ----------
  Property, plant,
   equipment and mine
   development, net.....        --     4,036,778      778,732          --      4,815,510
  Net assets of
   discontinued
   operations...........        900       89,100          --           --         90,000
  Investments and other
   assets...............  1,883,781    1,444,307      208,095   (3,247,389)      288,794
                         ----------   ----------   ----------  -----------    ----------
    Total assets........ $1,887,915   $6,042,051   $1,179,994  $(3,283,111)   $5,826,849
                         ==========   ==========   ==========  ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings
   and current
   maturities of
   long-term debt....... $      --    $   21,122   $   36,855  $       --     $   57,977
  Payable to affiliates,
   net..................   (284,294)     319,473      (35,179)         --            --
  Income taxes payable..        --           521       13,073          --         13,594
  Liabilities from coal
   and emission
   allowance trading
   activities...........        --        75,883          --           --         75,883
  Accounts payable and
   accrued expenses.....     76,066      416,505      116,288      (35,722)      573,137
                         ----------   ----------   ----------  -----------    ----------
    Total current
     liabilities........   (208,228)     833,504      131,037      (35,722)      720,591
  Long-term debt, less
   current maturities...  1,587,717      162,116      268,356          --      2,018,189
  Deferred income
   taxes................        --       567,918       57,206          --        625,124
  Other noncurrent
   liabilities..........        --     1,873,508       39,746          --      1,913,254
                         ----------   ----------   ----------  -----------    ----------
    Total liabilities...  1,379,489    3,437,046      496,345      (35,722)    5,277,158
  Minority interests....        --           --        41,265          --         41,265
  Stockholders' equity..    508,426    2,605,005      642,384   (3,247,389)      508,426
                         ----------   ----------   ----------  -----------    ----------
    Total liabilities
     and stockholders'
     equity............. $1,887,915   $6,042,051   $1,179,994  $(3,283,111)   $5,826,849
                         ==========   ==========   ==========  ===========    ==========

                           PEABODY ENERGY CORPORATION

               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                              As of March 31, 2001

                                                       Non-
                            Parent     Guarantor    guarantor
                           Company    Subsidiaries Subsidiaries Eliminations  Consolidated
                          ----------  ------------ ------------ ------------  ------------
                                              (Dollars in thousands)
         ASSETS
Current assets
  Cash and cash
   equivalents..........  $      173   $   57,194    $  5,356   $       --     $   62,723
  Accounts receivable...         --       122,582     105,298       (80,072)      147,808
  Inventories...........         --       195,082      15,130           --        210,212
  Assets from coal and
   emission allowance
   trading activities...         --       172,330         --            --        172,330
  Deferred income
   taxes................         --        12,226         --            --         12,226
  Other current assets..       4,250       12,370       8,036           --         24,656
                          ----------   ----------    --------   -----------    ----------
    Total current
     assets.............       4,423      571,784     133,820       (80,072)      629,955
Property, plant,
 equipment and mine
 development, at cost...         --     4,435,413     424,586           --      4,859,999
Less accumulated
 depreciation, depletion
 and amortization.......         --      (479,655)    (57,705)          --       (537,360)
                          ----------   ----------    --------   -----------    ----------
Property, plant,
 equipment and mine
 development, net.......         --     3,955,758     366,881           --      4,322,639
Investments and other
 assets.................   1,251,550    1,942,193     486,473    (3,423,323)      256,893
                          ----------   ----------    --------   -----------    ----------
    Total assets........  $1,255,973   $6,469,735    $987,174   $(3,503,395)   $5,209,487
                          ==========   ==========    ========   ===========    ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
  Short-term borrowings
   and current
   maturities of long-
   term debt............  $      --    $   20,395    $ 15,910   $       --     $   36,305
  Payable to affiliates,
   net..................    (486,736)     495,111      (8,375)          --            --
  Income taxes payable..         --           491         --            --            491
  Liabilities from coal
   and emission
   allowance trading
   activities...........         --       163,713         --            --        163,713
  Accounts payable and
   accrued expenses.....      88,555      520,111      47,882       (80,072)      576,476
                          ----------   ----------    --------   -----------    ----------
    Total current
     liabilities........    (398,181)   1,199,821      55,417       (80,072)      776,985
Long-term debt, less
 current maturities.....   1,022,916      151,319     195,081           --      1,369,316
Deferred income taxes...         --       570,657          48           --        570,705
Other noncurrent
 liabilities............         --     1,811,419       8,366           --      1,819,785
                          ----------   ----------    --------   -----------    ----------
    Total liabilities...     624,735    3,733,216     258,912       (80,072)    4,536,791
Minority interests......         --           --       41,458           --         41,458
Stockholders' equity....     631,238    2,736,519     686,804    (3,423,323)      631,238
                          ----------   ----------    --------   -----------    ----------
    Total liabilities
     and stockholders'
     equity.............  $1,255,973   $6,469,735    $987,174   $(3,503,395)   $5,209,487
                          ==========   ==========    ========   ===========    ==========

                           PEABODY ENERGY CORPORATION

            SUPPLEMENTAL CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                         April 1, 1998 to May 19, 1998

                                                   Predecessor Company
                                           ------------------------------------
                                            Guarantor   Non-guarantor
                                           Subsidiaries Subsidiaries  Combined
                                           ------------ ------------- ---------
                                                  (Dollars in thousands)
Net cash provided by (used in) continuing
 operations..............................   $ (41,999)    $ 12,138    $ (29,861)
Net cash provided by discontinued
 operations..............................         --         1,704        1,704
                                            ---------     --------    ---------
Net cash provided by (used in) operating
 activities..............................     (41,999)      13,842      (28,157)
                                            ---------     --------    ---------
  Additions to property, plant, equipment
   and mine development..................     (13,582)      (7,292)     (20,874)
  Additions to advance mining royalties..      (1,767)        (535)      (2,302)
  Proceeds from coal contract
   restructurings........................         308           20          328
  Proceeds from property and equipment
   disposals.............................       1,374          --         1,374
                                            ---------     --------    ---------
Net cash used in continuing investing
 activities..............................     (13,667)      (7,807)     (21,474)
Net cash used in discontinued
 operations..............................         --           (76)         (76)
                                            ---------     --------    ---------
Net cash used in investing activities....     (13,667)      (7,883)     (21,550)
                                            ---------     --------    ---------
  Proceeds from short-term borrowings and
   long-term debt........................         --        53,597       53,597
  Payments of short-term borrowings and
   long-term debt........................        (464)     (18,959)     (19,423)
  Dividends paid.........................    (141,000)     (32,330)    (173,330)
  Other..................................     141,831         (831)     141,000
                                            ---------     --------    ---------
Net cash provided by continuing financing
 activities..............................         367        1,477        1,844
Net cash provided by discontinued
 operations..............................         --        21,693       21,693
                                            ---------     --------    ---------
Net cash provided by financing
 activities..............................         367       23,170       23,537
  Effect of exchange rate changes on cash
   and equivalents.......................         --          (292)        (292)
                                            ---------     --------    ---------
Net increase (decrease) in cash and cash
 equivalents.............................     (55,299)      28,837      (26,462)
Cash and cash equivalents at beginning of
 period..................................      83,812       13,009       96,821
                                            ---------     --------    ---------
Cash and cash equivalents at end of
 period..................................   $  28,513     $ 41,846    $  70,359
                                            =========     ========    =========

                           PEABODY ENERGY CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         May 20, 1998 to March 31, 1999

                             Parent      Guarantor   Non-guarantor
                             Company    Subsidiaries Subsidiaries  Consolidated
                           -----------  ------------ ------------- ------------
                                         (Dollars in thousands)
Net cash provided by
 (used in) continuing
 operations..............  $  (140,674)  $ 407,889     $  63,708   $   330,923
Net cash used in
 discontinued
 operations..............          --          --        (48,901)      (48,901)
                           -----------   ---------     ---------   -----------
Net cash provided by
 (used in) operating
 activities..............     (140,674)    407,889        14,807       282,022
                           -----------   ---------     ---------   -----------
  Additions to property,
   plant, equipment and
   mine development......          --     (108,186)      (66,334)     (174,520)
  Additions to advance
   mining royalties......          --       (8,836)       (2,673)      (11,509)
  Acquisitions, net......   (1,933,178)   (143,742)      (33,480)   (2,110,400)
  Proceeds from coal
   contract
   restructurings........          --        2,515                       2,515
  Proceeds from property
   and equipment
   disposals.............          --       10,494           954        11,448
                           -----------   ---------     ---------   -----------
Net cash used in
 continuing investing
 activities..............   (1,933,178)   (247,755)     (101,533)   (2,282,466)
Net cash provided by
 discontinued
 operations..............          --          --         33,130        33,130
                           -----------   ---------     ---------   -----------
Net cash used in
 investing activities....   (1,933,178)   (247,755)      (68,403)   (2,249,336)
                           -----------   ---------     ---------   -----------
  Proceeds from short-
   term borrowings and
   long-term debt........    1,817,390         --         53,388     1,870,778
  Payments of short-term
   borrowings and long-
   term debt.............     (158,263)    (21,470)      (42,982)     (222,715)
  Capital contribution...      480,000         --            --        480,000
  Distributions to
   minority interests....          --        9,096       (12,176)       (3,080)
  Other..................      (65,275)    (16,899)       48,158       (34,016)
                           -----------   ---------     ---------   -----------
Net cash provided by
 (used in) continuing
 financing activities....    2,073,852     (29,273)       46,388     2,090,967
Net cash provided by
 discontinued
 operations..............          --          --         70,314        70,314
                           -----------   ---------     ---------   -----------
Net cash provided by
 (used in) financing
 activities..............    2,073,852     (29,273)      116,702     2,161,281
  Effect of exchange rate
   changes on cash and
   equivalents...........          --          --            111           111
                           -----------   ---------     ---------   -----------
Net increase in cash and
 cash equivalents........          --      130,861        63,217       194,078
Cash and cash equivalents
 at beginning of period..          --          --            --            --
                           -----------   ---------     ---------   -----------
Cash and cash equivalents
 at end of period........  $       --    $ 130,861     $  63,217   $   194,078
                           ===========   =========     =========   ===========

                           PEABODY ENERGY CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           Year Ended March 31, 2000

                                                           Non-
                                Parent     Guarantor    guarantor
                                Company   Subsidiaries Subsidiaries Consolidated
                               ---------  ------------ ------------ ------------
                                            (Dollars in thousands)
Net cash provided by (used
 in) continuing operations...  $ (83,810)  $ 283,472    $ 103,753    $ 303,415
Net cash used in discontinued
 operations..................        --          --       (40,504)     (40,504)
                               ---------   ---------    ---------    ---------
Net cash provided by (used
 in) operating activities....    (83,810)    283,472       63,249      262,911
                               ---------   ---------    ---------    ---------
  Additions to property,
   plant, equipment and mine
   development...............        --     (106,593)     (72,161)    (178,754)
  Additions to advance mining
   royalties.................        --       (7,475)     (17,817)     (25,292)
  Acquisitions, net..........        --          --       (63,265)     (63,265)
  Investment in joint
   venture...................        --       (4,325)         --        (4,325)
  Proceeds from coal contract
   restructurings............        --       11,904       21,000       32,904
  Proceeds from property and
   equipment disposals.......        --        9,637        9,647       19,284
  Proceeds from sale-
   leaseback transactions....        --       34,234          --        34,234
                               ---------   ---------    ---------    ---------
Net cash used in continuing
 operations..................        --      (62,618)    (122,596)    (185,214)
Net cash used in discontinued
 operations..................        --          --          (170)        (170)
                               ---------   ---------    ---------    ---------
Net cash used in investing
 activities..................        --      (62,618)    (122,766)    (185,384)
                               ---------   ---------    ---------    ---------
  Proceeds from short-term
   borrowings and long-term
   debt......................        --          --        22,026       22,026
  Payments of short-term
   borrowings and long-term
   debt......................   (171,088)    (21,695)     (17,202)    (209,985)
  Capital contribution
   (distribution)............        --       (1,073)       1,073          --
  Distributions to minority
   interests.................        --          --        (3,353)      (3,353)
  Dividends (paid) received..    121,903      15,422     (137,325)         --
  Other......................    133,342    (298,438)     165,096          --
                               ---------   ---------    ---------    ---------
Net cash provided by (used
 in) continuing operations...     84,157    (305,784)      30,315     (191,312)
Net cash used in discontinued
 operations..................        --          --       (13,869)     (13,869)
                               ---------   ---------    ---------    ---------
Net cash provided by (used
 in) financing activities....     84,157    (305,784)      16,446     (205,181)
  Effect of exchange rate
   changes on cash and
   equivalents...............        --          --          (806)        (806)
                               ---------   ---------    ---------    ---------
Net increase (decrease) in
 cash and cash equivalents...        347     (84,930)     (43,877)    (128,460)
Cash and cash equivalents at
 beginning of year...........        --      130,861       63,217      194,078
                               ---------   ---------    ---------    ---------
Cash and cash equivalents at
 end of year.................  $     347   $  45,931    $  19,340    $  65,618
                               =========   =========    =========    =========

                           PEABODY ENERGY CORPORATION

          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           Year Ended March 31, 2001

                                                          Non-
                               Parent     Guarantor    guarantor
                               Company   Subsidiaries Subsidiaries Consolidated
                              ---------  ------------ ------------ ------------
                                           (Dollars in thousands)
Net cash provided by (used
 in) operating activities.... $ (20,172)  $ 113,212     $ 58,940    $ 151,980
  Additions to property,
   plant, equipment and mine
   development...............       --      (94,577)     (56,781)    (151,358)
  Additions to advance mining
   royalties.................       --       (8,785)     (11,475)     (20,260)
  Acquisitions, net..........       --      (10,502)         --       (10,502)
  Proceeds from sale of
   Australian operations.....       --      455,000          --       455,000
  Proceeds from property and
   equipment disposals.......       --        7,711       11,214       18,925
  Proceeds from sale-
   leaseback transactions....       --       28,800          --        28,800
  Net cash used in assets
   sold--Australian
   operations................       --          --       (34,684)     (34,684)
                              ---------   ---------     --------    ---------
Net cash provided by (used
 in) continuing operations...       --      377,647      (91,726)     285,921
Net cash provided by
 discontinued operations.....       604     101,937          --       102,541
                              ---------   ---------     --------    ---------
Net cash provided by (used
 in) investing activities....       604     479,584      (91,726)     388,462
                              ---------   ---------     --------    ---------
  Proceeds from short-term
   borrowings and long-term
   debt......................       --          --        65,302       65,302
  Payments of short-term
   borrowings and long-term
   debt......................  (565,000)    (21,063)     (47,842)    (633,905)
  Distributions to minority
   interests.................       --          --        (4,690)      (4,690)
  Dividend received..........       --       19,916          --        19,916
  Proceeds from sale of
   treasury stock............       --          562          --           562
  Repurchase of treasury
   stock.....................       --       (1,113)         --        (1,113)
  Other......................   584,394    (579,835)      (4,559)         --
  Net cash provided by assets
   sold--Australian
   operations................       --          --        10,591       10,591
                              ---------   ---------     --------    ---------
Net cash provided by (used
 in) financing activities....    19,394    (581,533)      18,802     (543,337)
                              ---------   ---------     --------    ---------
Net increase (decrease) in
 cash and cash equivalents...      (174)     11,263      (13,984)      (2,895)
Cash and cash equivalents at
 beginning of year...........       347      45,931       19,340       65,618
                              ---------   ---------     --------    ---------
Cash and cash equivalents at
 end of year................. $     173   $  57,194     $  5,356    $  62,723
                              =========   =========     ========    =========

                            [P&L COAL HOLDINGS LOGO]

                               15,000,000 Shares


                           Peabody Energy Corporation

                                  Common Stock



                                 -------------

                                   PROSPECTUS
                                        , 2001

                                 -------------




                                Lehman Brothers

                            Bear, Stearns & Co. Inc.

                              Merrill Lynch & Co.

                           Morgan Stanley Dean Witter

                                  UBS Warburg

                           A.G. Edwards & Sons, Inc.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Alternate Page for International Prospectus

                 Subject to Completion, dated May 10, 2001

PROSPECTUS

                               15,000,000 Shares


                           Peabody Energy Corporation

                                  Common Stock

--------------------------------------------------------------------------------

  This is our initial public offering of common stock. We are offering 15,000,000 shares of common stock. We are initially offering 12,000,000 shares in the United States and Canada, and we are initially offering 3,000,000 shares outside the United States and Canada. No public market currently exists for our shares.

  Our shares have been authorized for listing on the New York Stock Exchange under the symbol "BTU." We currently estimate that the initial public offering price will be between $22.00 and $24.00 per share.

    Investing in the shares involves risks. "Risk Factors" begin on page 10.

                                                              Per Share  Total
                                                              --------- --------
Public Offering Price........................................ $         $
Underwriting Discount........................................ $         $
Proceeds to Peabody ......................................... $         $

  We have granted the underwriters a 30-day option to purchase up to 2,250,000 additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about      , 2001.

--------------------------------------------------------------------------------

Lehman Brothers
      Bear, Stearns International Limited
                 Merrill Lynch International
                              Morgan Stanley Dean Witter
                                  UBS Warburg
                                       Cazenove & Co.

       , 2001

                Alternate Page for International Prospectus

                            [P&L COAL HOLDINGS LOGO]

                               15,000,000 Shares


                           Peabody Energy Corporation

                                  Common Stock



                                 -------------

                                   PROSPECTUS
                                        , 2001

                                 -------------




                                Lehman Brothers

                      Bear, Stearns International Limited

                          Merrill Lynch International

                           Morgan Stanley Dean Witter

                                  UBS Warburg

                                 Cazenove & Co.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The actual and estimated expenses in connection with the offering, all of which will be borne by Peabody Energy Corporation, are as follows:

   SEC Registration Fee............................................. $  126,500
   Printing and Engraving Expenses..................................    600,000
   Legal Fees.......................................................  1,250,000
   Accounting Fees..................................................    250,000
   NYSE Listing Fees................................................    131,730
   NASD Filing Fee..................................................     30,500
   Directed Share Program Expenses..................................    300,000
   Miscellaneous....................................................     61,270
                                                                     ----------
   Total............................................................ $2,750,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

   Article Sixth of the registrant's third amended and restated certificate of incorporation and Article IV of the registrant's amended and restated by-laws requires indemnification to the fullest extent permitted by Delaware law. The registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the registrant, in such capacities, may incur. The registrant's third amended and restated certificate of incorporation requires the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Eleven of the registrant's certificate of incorporation includes such a provision.

Item 15. Recent Sales of Unregistered Securities.

   During the three years preceding the filing of this registration statement, the Registrant sold shares of and issued options for its common stock and preferred stock in the amounts, at the times, and for the aggregate amounts of consideration listed below without registration under the Securities Act of 1933. Exemption from registration under the Securities Act for each of the following sales is claimed under Section 4(2) of the Securities Act because each of the transactions were by the issuer and did not involve a public offering:

   On May 18, 1998, the Registrant issued 18,637,893 shares of common stock to Lehman Brothers Merchant Banking Partners II L.P. and affiliated co-investors for an aggregate consideration of $266,255,625. The Registrant also issued 4,783,334 shares of preferred stock to Lehman Brothers Merchant Banking Partners II L.P. and an affiliated co-investor for an aggregate consideration of $68,333,333.

   On July 23, 1998, the Registrant issued 3,500,000 shares of common stock to Co-Investment Partners, L.P. an affiliate of Lexington Partners Inc. for an aggregate consideration of $50,000,000. Additionally, the Registrant issued 350,000 shares of common stock to Finlayson Fund Investment Pte Ltd. for an aggregate consideration of $5,000,000 and 350,000 shares of common stock to The Mutual Life Insurance Company of New York for an aggregate consideration of $5,000,000.

   On October 22, 1998, the Registrant issued 1,429,298 shares of preferred stock to co-investors affiliated with Lehman Brothers Merchant Banking Partners II L.P. for an aggregate consideration of $20,418,542 in exchange for shares previously issued to affiliates of Lehman Merchant Banking Partners II L.P.

   On December 31, 1998, the Registrant issued 775,778 shares of common stock to 24 of its executives in consideration for their services. Additionally, the Registrant issued 4,467,637 options to purchase common stock at an exercise price of $14.29(/1/) per share to executives and other employees.

   On December 31, 1998, the Registrant issued 3,762,107 shares of common stock for an aggregate consideration of $53,744,375 and 787,368 shares of preferred stock for an aggregate consideration of $11,248,125 to co-investors affiliated with Lehman Brothers Merchant Banking Partners II L.P. in exchange for shares previously issued to affiliates of Lehman Merchant Banking Partners II L.P.

   On March 31, 1999, the Registrant issued 72,164 shares of common stock to one executive and 144,334 shares of common stock to eight executives of the Registrant's Citizens Power subsidiary in consideration for their services. Additionally, the Registrant issued 826,986 options to purchase common stock at an exercise price of $14.29(/1/) per share to executives and other employees of the Registrant.

   On July 1, 1999, the Registrant issued 52,675 options to purchase common stock at an exercise price of $14.29(/1/) per share to its employees.

   On January 1, 2000, the Registrant issued 6,300 shares of common stock to two executives of its Citizens Power subsidiary in consideration for their services. Additionally, the Registrant issued 320,461 options to purchase common stock at an exercise price of $14.29(/1/) per share to its executives and to other employees.

   On July 1, 2000, the Registrant issued 42,087 shares of common stock to three executives in consideration for their services.(/2/) Additionally, the Registrant issued 398,929 options to purchase common stock at an exercise price of $14.29(/1/) per share to executives of the Registrant.(/3/)

   On October 1, 2000, the Registrant issued 49,350 options to purchase common stock at an exercise price of $14.29(/1/) per share to one of its executives and to other employees.

   On December 29, 2000, the Registrant issued 83,255 shares of common stock to nine executives in consideration for their services in exchange for other shares previously issued to them.

   On January 1, 2001, the Registrant issued 945,263 options to purchase common stock at an exercise price of $14.29(/1/) per share to executives and to other employees of the Registrant.

   On February 1, 2001, the Registrant issued 205,304 shares of common stock for an aggregate consideration of $1,096,912 to 20 executives of the Registrant.

   On February 12, 2001, the Registrant issued 63,000 options to purchase common stock at an exercise price of $14.29(/1/) per share to one executive of the Registrant.

   On April 9, 2001, the Registrant issued 11,466 shares of common stock for an aggregate consideration of $61,261 to one executive of the Registrant.
--------
  (1) The exercise price of $14.29 per share reflects the 1.4-for-one stock split contemplated in the prospectus contained in this registration statement.
  (2) These shares had been acquired by the Registrant from terminated employees.
  (3) These options were granted under the 1998 Stock Purchase and Option
      Plan and were available because of other options that were forfeited by terminated employees.

Item 16 . Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
   No.                          Description of Exhibit
 -------                        ----------------------
  1.1*    Form of Underwriting Agreement.

  3.1** Form of Third Amended and Restated Certificate of Incorporation of the Registrant.

  3.2**   Form of Amended and Restated By-Laws of the Registrant.

  4.1     Senior Note Indenture dated as of May 18, 1998 between the
          Registrant and State Street Bank and Trust Company, as Senior Note
          Trustee (Incorporated by reference to Exhibit 4.1 of the Registrant's Form S-4 Registration Statement No. 333-59073).

  4.2 Senior Subordinated Note Indenture dated as of May 18, 1998 between the Registrant and State Street Bank and Trust Company, as Senior
          Subordinated Note Trustee (Incorporated by reference to Exhibit 4.2 of the Registrant's Form S-4 Registration Statement No. 333-59073).

  4.3 First Supplemental Senior Note Indenture dated as of May 19, 1998 among the Guaranteeing Subsidiary (as defined therein), the Registrant, the other Senior Note Guarantors (as defined in the Senior Note Indenture) and State Street Bank and Trust Company, as
          Senior Note Trustee (Incorporated by reference to Exhibit 4.3 of the Registrant's Form S-4 Registration Statement No. 333-59073).

  4.4     First Supplemental Senior Subordinated Note Indenture dated as of
          May 19, 1998 among the Guaranteeing Subsidiary (as defined therein), the Registrant, the other Senior Subordinated Note
          Guarantors (as defined in the Senior Subordinated Note Indenture) and State Street Bank and Trust Company, as Senior Subordinated
          Note Trustee (Incorporated by reference to Exhibit 4.4 of the Registrant's Form S-4 Registration Statement No. 333-59073).

  4.5 Notation of Senior Subsidiary Guarantee dated as of May 19, 1998 among the Senior Note Guarantors (as defined in the Senior Note
          Indenture) (Incorporated by reference to Exhibit 4.5 of the Registrant's Form S-4 Registration Statement No. 333-59073).

  4.6     Notation of Subordinated Subsidiary Guarantee dated as of May 19,
          1998 among the Senior Note Guarantors (as defined in the Senior
          Subordinated Note Indenture) (Incorporated by reference to Exhibit
          4.6 of the Registrant's Form S-4 Registration Statement No. 333-
          59073).

  4.7 Senior Note Registration Rights Agreement dated as of May 18, 1998 between the Registrant and Lehman Brothers Inc. (Incorporated by reference to Exhibit 4.8 of the Registrant's Form S-4 Registration
          Statement No. 333-59073).

  4.8     Senior Subordinated Note Registration Rights Agreement dated as of
          May 18, 1998 between the Registrant and Lehman Brothers Inc.
          (Incorporated by reference to Exhibit 4.8 of the Registrant's Form
          S-4 Registration Statement No. 333-59073).


 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  4.9     Second Supplemental Senior Note Indenture dated as of December 31,
          1998 among the Guaranteeing Subsidiary Second Supplemental Senior
          Note Indenture dated as of December 31, 1998 among the Guaranteeing
          Subsidiary (as defined therein), the Registrant, the other Senior
          Note Guarantors (as defined in the Senior Note Indenture) and State
          Street Bank and Trust Company, as Senior Note Trustee (Incorporated
          by reference to Exhibit 4.9 of the Registrant's Form 10-Q for the
          quarter ended December 31, 1999).

  4.10    Second Supplemental Senior Subordinated Note Indenture dated as of
          December 31, 1998 among the Guaranteeing Subsidiary (as defined therein), the Registrant, the other Senior Subordinated Note
          Guarantors (as defined in the Senior Subordinated Note Indenture) and State Street Bank and Trust Company, as Senior Subordinated Note
          Trustee (Incorporated by reference to Exhibit 4.10 of the Registrant's Form 10-Q for the quarter ended December 31, 1999).

  4.11 Third Supplemental Senior Note Indenture dated as of June 30, 1999 among the Guaranteeing Subsidiary (as defined therein), the Registrant, the other Senior Note Guarantors (as defined in the Senior Note Indenture) and State Street Bank and Trust Company, as
          Senior Note Trustee (Incorporated by reference to Exhibit 4.11 of the Registrant's Form 10-Q for the quarter ended December 31, 1999).

  4.12    Third Supplemental Senior Subordinated Note Indenture dated as of
          June 30, 1999 among the Guaranteeing Subsidiary (as defined therein), the Registrant, the other Senior Subordinated Note
          Guarantors (as defined in the Senior Subordinated Note Indenture) and State Street Bank and Trust Company, as Senior Subordinated Note
          Trustee (Incorporated by reference to Exhibit 4.12 of the Registrant's Form 10-Q for the quarter ended December 31, 1999).

  4.13** Specimen of stock certificate representing the Registrant's common stock, $.01 par value.

  4.14**  Stockholders' Agreement dated as of May 19, 1998 among the
          Registrant, Lehman Brothers Merchant Banking Partners II L.P.,
          Lehman Brothers Offshore Investment Partners II L.P., LB I Group
          Inc., Lehman Brothers Capital Partners III, L.P., Lehman Brothers
          Capital Partners IV, L.P., Lehman Brothers MBG Partners 1998 (A)
          L.P. and certain members of the Registrant's management.

  4.15**  Stockholders' Agreement dated as of July 23, 1998 among the
          Registrant, Lehman Brothers Merchant Banking Partners II L.P.,
          Lehman Brothers Offshore Investment Partners II L.P., LB I Group
          Inc., Lehman Brothers Capital Partners III, L.P., Lehman Brothers
          Capital Partners IV, L.P., Lehman Brothers MBG Partners 1998 (A)
          L.P., Co-Investment Partners, L.P., The Mutual Life Insurance
          Company of New York and Finlayson Investments Pte Ltd.

  5.1*    Opinion of Simpson Thacher & Bartlett.

 10.1 Amended and Restated Credit Agreement dated as of June 9, 1998 among the Registrant, as Amended and Restated Credit Agreement dated as of June 9, 1998 among the Registrant, as Borrower, Lehman Brothers
          Inc., as Arranger, Lehman Commercial Paper Inc., as Syndication
          Agent, Documentation Agent, and Administrative Agent, and the lenders party thereto (Incorporated by reference to Exhibit 10.1 of the Registrant's Form S-4 Registration Statement No. 333-59073).

 10.2 Guarantee and Collateral Agreement dated as of May 14, 1997 made by the Guarantors, in favor of Lehman Commercial Paper Inc., as Administrative Agent for the banks and other financial institutions
          (Incorporated by reference to Exhibit 10.2 of the Registrant's Form
          S-4 Registration Statement No. 333-59073).

 10.3     Federal Coal Lease WYW0321779: North Antelope/Rochelle Mine
          (Incorporated by reference to Exhibit 10.3 of the Registrant's Form
          S-4 Registration Statement No. 333-59073).

 10.4     Federal Coal Lease WYW119554: North Antelope/Rochelle Mine
          (Incorporated by reference to Exhibit 10.4 of the Registrant's Form
          S-4 Registration Statement No. 333-59073).

 10.5 Federal Coal Lease WYW5036: Rawhide Mine (Incorporated by reference to Exhibit 10.5 of the Registrant's Form S-4 Registration Statement
          No. 333-59073).

 10.6 Federal Coal Lease WYW3397: Caballo Mine (Incorporated by reference to Exhibit 10.6 of the Registrant's Form S-4 Registration Statement
          No. 333-59073).


 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 10.7     Federal Coal Lease WYW83394: Caballo Mine (Incorporated by reference to Exhibit 10.7 of the Registrant's Form S-4 Registration Statement
          No. 333-59073).

 10.8     Federal Coal Lease WYW136142 (Incorporated by reference to Exhibit
          10.7 of Amendment No. 1 of the Registrant's Form S-4 Registration
          Statement No. 333-59073).

 10.9     Royalty Prepayment Agreement by and among Peabody Natural Resources
          Company, Gallo Finance Company and Chaco Energy Company, dated
          September 30, 1998 (Incorporated by reference to Exhibit 10.9 of the
          Registrant's Form 10-Q for the quarter ended September 30, 1998).

 10.10    1998 Stock Purchase and Option Plan for Key Employees of the
          Registrant (Incorporated by reference to Exhibit 10.10 of the Registrant's Form 10-Q for the quarter ended December 1998).

 10.11 Employment Agreement between Irl F. Engelhardt and the Registrant dated May 19, 1998 (Incorporated by reference to Exhibit 10.11 of the Registrant's Form 10-K for the year ended March 31, 1999).

 10.12 Employment Agreement between Richard M. Whiting and the Registrant dated May 19, 1998 (Incorporated by reference to Exhibit 10.12 of the Registrant's Form 10-K for the year ended March 31, 1999).

 10.13** Employment Agreement between Richard A. Navarre and the Registrant dated May 19, 1998.

 10.14**  Employment Agreement between Roger B. Walcott, Jr. and the
          Registrant dated May 19, 1998.

 10.15 Receivables Sale Agreement dated as of March 31, 2000, by and among certain subsidiaries of the Registrant and the Registrant
          (Incorporated by reference to Exhibit 10.16 of the Registrant's Form
          10-K for the year ended March 31, 1999).

 10.16 Receivables Contribution Agreement dated as of March 31, 2000, by and between the Registrant and P&L Receivables Company, LLC
          (Incorporated by reference to Exhibit 10.17 of the Registrant's Form
          10-K for the year ended March 31, 1999).
 10.17 Receivables Purchase Agreement as of March 31, 2000, by and among the Registrant, certain subsidiaries of the Registrant, P&L
          Receivables Company, LLC, International Securitization Corporation,
          Bank One, NA, as Agent and the Financial Institutions named therein
          (Incorporated by reference to Exhibit 10.18 of the Registrant's Form
          10-K for the year ended March 31, 1999).
 10.18 Amended and Restated Credit Agreement dated as of June 9, 1998 among the Registrant, as Borrower, Lehman Brothers Inc., as Arranger,
          Lehman Commercial Paper Inc., as Syndication Agent, Documentation
          Agent, and Administrative Agent, and the lenders party thereto
          (Incorporated by reference to Exhibit 10.1 of the Registrant's Form
          S-4 Registration Statement
          No. 333-59073).

 10.19    Employment Agreement between Paul H. Vining and the Registrant dated
          July 1, 2000.

 10.20* Amendment No. 1 to Credit Agreement dated as of April 30, 2001 among the Registrant, as Borrower, Lehman Brothers Inc., as Arranger,
          Lehman Commercial Paper Inc., as Syndication Agent, Bank of America
          National Trust & Savings Association and The Fuji Bank, Limited, as
          Documentation Agents, Bank One, NA, as Administrative Agent, and the lenders party thereto.

 10.21    First Amendment to the Employment Agreement between Irl F.
          Engelhardt and the Registrant dated as of May 10, 2001.

 10.22    First Amendment to the Employment Agreement between Richard M.
          Whiting and the Registrant dated as of May 10, 2001.

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 10.23    First Amendment to the Employment Agreement between Richard A.
          Navarre and the Registrant dated as of May 10, 2001.

 10.24    First Amendment to the Employment Agreement between Roger B.
          Walcott, Jr. and the Registrant dated as of May 10, 2001.

 10.25 First Amendment to the Employment Agreement between Paul H. Vining and the Registrant dated as of May 10, 2001.

 10.26    First Amendment to Stockholders' Agreement dated as of May 19, 1998.

 10.27    Form of Long-Term Equity Incentive Plan.

 10.28    Form of 2001 Employee Stock Purchase Plan.

 10.29    Form of Equity Incentive Plan for Non-Employee Directors.

 10.30    Form of Amendment to the Non-Qualified Stock Option Agreement.

 21**     List of Subsidiaries.

 23.1     Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).

 23.2     Consent of Ernst & Young LLP, Independent Auditors.

 23.3**   Consent of Marshall Miller & Associates.

 24**     Power of Attorney.

--------
*  To be filed by amendment.
**  Previously filed.

   (b) Financial Statement Schedule

   Schedule II - Valuation and Qualifying Accounts - Period from April 1, 1998 to May 19, 1998 and period from May 20, 1998 to March 31, 1999, and years ended March 31, 2000 and 2001 on page II-7.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Peabody Energy Corporation

   We have audited the consolidated financial statements of Peabody Energy Corporation (the Company), formerly P&L Coal Holdings Corporation, as of March 31, 2001 and 2000, and for the years then ended and the period from May 20, 1998 to March 31, 1999, and the combined financial statements of P&L Coal Group (the Predecessor Company) for the period from April 1, 1998 to May 19, 1998 and have issued our report thereon dated April 20, 2001. Our audits also included the financial statement schedule listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ Ernst & Young LLP

St. Louis, Missouri
April 20, 2001

                           PEABODY ENERGY CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           Balance  Charged                                      Balance
                             at     to Costs                                      at End
                          Beginning   and                                           of
      Description         of Period Expenses Deductions(/1/)  Other               Period
      -----------         --------- -------- --------------- --------            --------
                                             (In thousands)
Year Ended March 31,
 2001
Reserves deducted from
 asset accounts:
  Land and coal
   interests............   $13,199   $  605     $    --      $   (620)(/2/)      $ 13,184
  Reserve for materials
   and supplies.........    12,400      --        (2,672)       1,834 (/2/)        11,562
  Allowance for doubtful
   accounts.............     1,233      --           (20)         --                1,213

Year ended March 31,
 2000
Reserves deducted from
 asset accounts:
  Land and coal
   interests............   $54,277   $2,179     $(40,541)    $ (2,716)(/2/)(/5/) $ 13,199
  Reserve for materials
   and supplies.........    16,558      --        (4,748)         590 (/2/)        12,400
  Allowance for doubtful
   accounts.............       177    1,213         (157)         --                1,233

May 20, 1998 to March
 31, 1999
Reserves deducted from
 asset accounts:
  Land and coal
   interests............   $51,455   $3,138     $   (316)    $    --             $ 54,277
  Reserve for materials
   and supplies.........     6,087      --        (1,037)      11,508 (/3/)        16,558
  Allowance for doubtful
   accounts.............     9,073      --        (8,980)          84 (/4/)           177

-----------------------------------------------------------------------------------------

(PREDECESSOR COMPANY)

April 1, 1998 to May 19,
 1998
Reserves deducted from
 asset accounts:
  Land and coal
   interests............   $67,884   $  124     $    (10)    $(16,543)(/2/)      $ 51,455
  Reserve for materials
   and supplies.........     6,316      --          (229)         --                6,087
  Allowance for doubtful
   accounts.............     9,100      --           (27)         --                9,073

--------
(1) Reserves utilized, unless otherwise indicated.
(2) Balances transferred from other accounts.
(3) Balances recorded as part of the May 19, 1998 purchase accounting adjustments.
(4) Balances acquired as part of the controlling interest in Black Beauty Coal Company purchased January 1, 1999.
(5) Balances transferred as part of asset contribution to joint venture.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 10, 2001.

                                          Peabody Energy Corporation

                                                             *
                                          By: _________________________________
                                                     Irl F. Engelhardt
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this Amendment No. 5 to the Registration Statement has been signed on the 10th day of May, 2001 by the following persons in the capacities indicated:

              Signature                                   Title
              ---------                                   -----

                  *                    Chairman, Chief Executive Officer and
______________________________________        Director (Principal Executive
          Irl F. Engelhardt                   Officer)

                  *                    President, Chief Operating Officer and
______________________________________  Director
          Richard M. Whiting

                  *                    Executive Vice President and Chief
______________________________________      Financial Officer (Principal Financial
          Richard A. Navarre                and Accounting Officer)

                  *                    Vice President, Assistant Secretary and
______________________________________  Director
            Henry E. Lentz

                  *                    Director
______________________________________
          Roger H. Goodspeed

                  *                    Director
______________________________________
          Alan H. Washkowitz

     /s/ Jeffery L. Klinger
*By: ____________________________
        Attorney-In-Fact